Exhibit 10.6

Dated February 2021

Royal Caribbean Cruises Ltd.	(1)
(the Borrower)

KfW IPEX-Bank GmbH	(2)
(the Facility Agent)

KfW IPEX-Bank GmbH	(3)
(the Hermes Agent)

KfW IPEX-Bank GmbH	(4)
(the Initial Mandated Lead Arranger)

The banks and financial institutions listed in Schedule 1	(6)
(the Lenders)

Amendment No. 1 in connection with
the Credit Agreement in respect of
ICON 3 – Hull 1402

Contents

Clause		Page
1	Interpretation and definitions	1

2	Amendment of the Existing Credit Agreement	3

3	Conditions of Effectiveness of Amended Agreement	3

4	Representations and Warranties	5

5	Covenant to Provide other ECA Guarantees	6

6	Incorporation of Terms	6

7	Costs and Expenses	7

8	Counterparts	7

9	Governing Law	7

10	Miscellaneous	7

Schedule 1 Finance Parties		1

Schedule 2 Form of Amendment Effective Date confirmation – Hull 1402		2

Schedule 3 Amended and Restated Credit Agreement		3

Exhibit A Principles		140

Exhibit B Form of Information Package		145

Exhibit C Form of First Priority Guarantee		146

Exhibit D Form of Second Priority Guarantee		147

Exhibit E Form of Third Priority Guarantee		148

Exhibit F Form of Senior Parties Subordination Agreement		149

Exhibit G Form of Other Senior Parties Subordination Agreement		150

Exhibit H Silversea Liens and Indebtedness		151

THIS AMENDMENT NO. 1 (this Amendment) is dated            February 2021 and made

BETWEEN:

(1)	Royal Caribbean Cruises Ltd. (a corporation organised and existing under the laws of The Republic of Liberia) (the Borrower);

(2)	KfW IPEX-Bank GmbH as facility agent (the Facility Agent);

(3)	KfW IPEX-Bank GmbH as Hermes agent (the Hermes Agent);

(4)	KfW IPEX-Bank GmbH as initial mandated lead arranger and sole bookrunner (the Mandated Lead Arranger); and

(5)	The banks and financial institutions listed in Schedule 1 as lenders and residual risk guarantors (the Lenders).

WHEREAS:

(A)	The Borrower, the Facility Agent, the Hermes Agent, the Mandated Lead Arranger and the Lenders are parties to a credit agreement, dated 18 December 2019, as amended by an amendment letter dated 11 May 2020 and as further amended by a financial covenant waiver extension consent letter dated 31 July 2020 (together, the Existing Credit Agreement), in respect of the vessel bearing Builder's ICON 3 hull number 1402 (the Vessel) whereby it was agreed that the Lenders would make available to the Borrower, upon the terms and conditions therein, a US dollar loan facility (the Facility) calculated on the amount equal to the sum of (a) up to eighty per cent (80%) of the Contract Price (as defined in the Existing Credit Agreement) of the Vessel but which Contract Price will not exceed EUR1,715,000,000 (b) 100% of the Finnvera Premium and, if applicable, 100% of the Finnvera Balancing Premium (in each case as defined therein) and (c) 100% of the Hermes Fee (as defined therein).

(B)	The Parties wish to amend and restate the Existing Credit Agreement to the extent set out in this Amendment.

NOW IT IS AGREED as follows:

1	Interpretation and definitions

1.1	Definitions in the Existing Credit Agreement

(a)	Unless the context otherwise requires or unless otherwise defined in this Amendment, words and expressions defined in the Existing Credit Agreement shall have the same meanings when used in this Amendment.

(b)	The principles of construction set out in the Existing Credit Agreement shall have effect as if set out in this Amendment.

1.2	Definitions

In this Amendment:

Agents has the meaning given to such term in the form of the Amended Agreement set out in Schedule 3.

Amended Agreement means the Existing Credit Agreement as amended and restated in accordance with this Amendment.

Amendment Effective Date has the meaning set forth in clause 3.

Applicable Jurisdiction means, with respect to a Guarantor, the jurisdiction or jurisdictions under which such Guarantor is organized, domiciled or resident or from which any of its business activities are conducted or in which any of its properties are located and which has jurisdiction over the subject matter being addressed.

ECA Financing has the meaning given to such term in the form of the Amended Agreement set out in Schedule 3.

Finance Parties means the Facility Agent, the Hermes Agent, the Mandated Lead Arranger and the Lenders.

First Priority Guarantee has the meaning given to such term in the form of the Amended Agreement set out in Schedule 3.

Guarantees has the meaning given to such term in the form of the Amended Agreement set out in Schedule 3.

Guarantor means each guarantor under the First Priority Guarantee, the Second Priority Guarantee and the Third Priority Guarantee.

Information Package means the general test scheme/information package in connection with the application for a debt holiday in the form of Exhibit B hereto submitted or to be submitted (as the case may be) by the Borrower in order to obtain the benefit of the measures provided for in the Principles for the purpose of the Amended Agreement and certain of its obligations under the Amended Agreement.

Loan Documents has the meaning given to such term in the form of the Amended Agreement set out in Schedule 3 but, for the purposes of this Amendment, shall also include the letter referred to in clause 3.1(a)(v).

Material Adverse Effect means a material adverse effect on (a) the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Facility Agent or any Lender under the Loan Documents or (c) the ability of the Borrower to perform its payment obligations under the Loan Documents to which it is a party.

Other Senior Parties has the meaning given to such term in the form of the Amended Agreement set out in Schedule 3.

Party means each of the parties to this Amendment.

Principles means the document titled "Cruise Debt Holiday Principles" and dated 26 March 2020 in the form of Exhibit A hereto which sets out certain key principles and parameters relating to, amongst other things, the temporary suspension of repayments of principal in connection with certain qualifying Loan Agreements (as defined therein) and being applicable to Hermes-covered loan agreements such as the Amended Agreement and similar principles introduced by Finnvera and being applicable to Finnvera-covered loan agreements such as the Amended Agreement.

Second Priority Guarantee has the meaning given to such term in the form of the Amended Agreement set out in Schedule 3.

Senior Parties has the meaning given to such term in the form of the Amended Agreement set out in Schedule 3.

Subordination Agreement has the meaning given to such term in the form of the Amended Agreement set out in Schedule 3.

Third Priority Guarantee has the meaning given to such term in the form of the Amended Agreement set out in Schedule 3.

1.3	Third party rights

Other than KfW (as defined in the Existing Credit Agreement) in respect of the rights of KfW under the Loan Documents, unless expressly provided to the contrary in a Loan Document, no term of this Amendment is enforceable under the Contracts (Rights of Third Parties) Act 1999 by any person who is not a Party.

1.4	Designation

In accordance with the Existing Credit Agreement, each of the Borrower and the Facility Agent designates this Amendment as a Loan Document.

2	Amendment of the Existing Credit Agreement

In consideration of the mutual covenants in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree that, subject to the satisfaction of the conditions precedent set forth in clause 3, (i) the Existing Credit Agreement (but without all its Exhibits which shall remain in the same form and continue to form part of the Existing Credit Agreement) is hereby amended on the Amendment Effective Date so as to read in accordance with the form of the amended and restated credit agreement set out in Schedule 3 and, in the case of Exhibit J, the form of Exhibit H hereto, which will, together with the Exhibits to the Existing Credit Agreement, continue to be binding upon each of the Parties hereto in accordance with its terms as so amended and restated and (ii) Exhibits A through G hereto shall be attached to the Amended Agreement as new Exhibits K through Q thereto, respectively.

3	Conditions of Effectiveness of Amended Agreement

3.1	The Amended Agreement shall become effective in accordance with the terms of this Amendment on the date each of the following conditions has been satisfied to the reasonable satisfaction of the Facility Agent provided that the Guarantees and the Subordination Agreements to be executed and delivered pursuant to clauses 3.1(a)(iv) and 3.1(a)(vi) shall have been so executed and delivered and the relevant conditions satisfied as aforesaid on or before 15 February 2021 and the other conditions shall have been satisfied as aforesaid on or before 26 February 2021 (or such later date as may, with the approval of Hermes and Finnvera, be agreed between the Parties) (the Amendment Effective Date):

(a)	the Facility Agent shall have received from the Borrower or each Guarantor, as applicable:

(i)	a certificate of its Secretary or Assistant Secretary as to the incumbency and signatures of those of its officers authorised to act with respect to this Amendment and as to the truth and completeness of the attached resolutions of its Board of Directors then in full force and effect authorising the execution, delivery and performance of this Amendment, and upon which certificate the Lenders may conclusively rely until the Facility Agent shall have received a further certificate of the Secretary or Assistant Secretary of the Borrower or Guarantor, as applicable cancelling or amending such prior certificate;

(ii)	a Certificate of Good Standing issued by the relevant authorities in respect of the Borrower and (if such a certificate can be obtained) each Guarantor;

(iii)	a certificate from the Borrower confirming that guaranteeing the obligations guaranteed pursuant to a particular Guarantee would not cause any borrowing, guaranteeing or similar limit binding on the relevant Guarantor to be exceeded;

(iv)	evidence that the Guarantors have duly executed and delivered each of the Guarantees to which they are to be a party in accordance with the terms of this Amendment;

(v)	a letter duly executed by each Guarantor, the Borrower and the Facility Agent, pursuant to which each of the Guarantors agrees to be bound by certain provisions of the Amended Agreement, including Sections 4.6, 4.7, 8.1.5(c) and 8.1.5(d); and

(vi)	evidence that each of the Agents, the Senior Parties, and the Other Senior Parties have executed and delivered the Subordination Agreements required to be executed by such Person as a condition to the execution of the Second Priority Guarantee and the Third Priority Guarantee, as applicable;

(b)	the Facility Agent shall have received all invoiced expenses of the Facility Agent (including the agreed fees and expenses of counsel to the Facility Agent) required to be paid by the Borrower pursuant to clause 7 below, and all other fees and expenses that the Borrower has otherwise agreed in writing to pay to the Facility Agent, in each case on or prior to the Amendment Effective Date;

(c)	the Facility Agent shall have received opinions, addressed to the Facility Agent and each Lender from:

(i)	Watson Farley & Williams LLP, counsel to the Borrower, as to matters of Liberian law;

(ii)	Stephenson Harwood LLP, counsel to the Facility Agent as to matters of English law; provided that such opinion shall not be required to address any matters with respect to RCL Investments Ltd.;

(iii)	Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Borrower, as to matters of New York law; and

(iv)	Campbells, counsel to the Borrower, as to matters of Cayman Islands law,

or, where applicable, a written approval in principle (which can be given by email) by any of the above counsel of the arrangements contemplated by this Amendment and a confirmation that a formal opinion will follow promptly after the Amendment Effective Date;

(d)	the representations and warranties set forth in clause 4 are true and correct in all material respects (except for such representations and warranties that are qualified by materiality or non-existence of a Material Adverse Effect which shall be accurate in all respects) as of the Amendment Effective Date;

(e)	no Event of Default or Prepayment Event shall have occurred and be continuing or would result from the amendment of the Existing Credit Agreement pursuant to this Amendment;

(f)	the Facility Agent shall have received a notification by electronic mail from each of Hermes and Finnvera satisfactory to the Facility Agent confirming that (i) each of Hermes and Finnvera has been informed about the arrangements contemplated by the amendments to be made to the Existing Credit Agreement pursuant to this Amendment (ii) the cover under respectively the Hermes Insurance Policy, the Finnvera Guarantee and, if applicable, the Second Finnvera Guarantee remains and will remain in full force and effect notwithstanding (x) the arrangements contemplated by the amendments to be made to the Existing Credit Agreement pursuant to this Amendment and (y) the amendment agreements and guarantees entered or to be entered into in respect of the other ECA Financings as referred to in clause 5 and (iii) Hermes will issue an amendment to the Hermes Insurance Policy and Finnvera will issue an amendment to the Finnvera Guarantee and, if applicable, the Second Finnvera Guarantee accordingly in due course;

(g)	evidence that any process agent appointed pursuant to clause 6 has accepted its appointment;

(h)	evidence that any process agent appointed pursuant to a Guarantee has accepted its appointment; and

(i)	such documentation and information as any Finance Party may reasonably request through the Facility Agent to comply with "know your customer" or similar identification procedures under all laws and regulations applicable to that Finance Party.

3.2	The Facility Agent shall notify the Lenders and the Borrower of the Amendment Effective Date by way of a confirmation in the form set out in Schedule 2 and such confirmation shall be conclusive and binding.

4	Representations and Warranties

The Borrower represents and warrants that:

(a)	each of the representations and warranties in Article VI of the Amended Agreement (excluding Section 6.10 of the Amended Agreement) are deemed to be made by the Borrower on the date of this Amendment and the Amendment Effective Date, in each case as if reference to the Loan Documents in each such representation and warranty was a reference to this Amendment and as if the Amended Agreement was effective at the time of each such repetition; and

(b)	at the date of this Amendment, at the Amendment Effective Date and both before and after giving effect to the funding of the Loan on the Disbursement Date, in each case, by reference to the facts and circumstances then pertaining:

(i)	Each Guarantor is validly organized and existing and in good standing under the laws of its jurisdiction of incorporation or formation; each Guarantor is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the nature of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect; and each Guarantor has full power and authority, has taken all organizational action and holds all governmental and creditors’ licenses, permits, consents and other approvals necessary to enter into each Loan Document to which it is a party and to perform its obligations thereunder.

(ii)	The execution, delivery and performance by each Guarantor of each Loan Document to which it is party, are within such Guarantor’s organizational powers, have been duly authorized by all necessary organizational action, and do not:

(A)	contravene such Guarantor’s articles of incorporation or by-laws (or any equivalent organizational or governing document of such Guarantor), inclusive of any amendments thereto;

(B)	contravene any law or governmental regulation of any Applicable Jurisdiction except as would not reasonably be expected to result in a Material Adverse Effect;

(C)	contravene any court decree or order binding on such Guarantor or any of its property except as would not reasonably be expected to result in a Material Adverse Effect;

(D)	contravene any contractual restriction binding on such Guarantor or any of its property except as would not reasonably be expected to result in a Material Adverse Effect; or

(E)	result in, or require the creation or imposition of, any Lien on any of such Guarantor’s properties except as would not reasonably be expected to result in a Material Adverse Effect.

(iii)	No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by any Guarantor of the Loan Documents to which it is a party (except for authorizations or approvals not required to be obtained on or prior to the date of this Amendment or the Amendment Effective Date, as applicable, or that have been obtained or actions not required to be taken on or prior to the date of this Amendment or the Amendment Effective Date, as applicable, or that have been taken). Each Guarantor holds all governmental licenses, permits and other approvals required to conduct its business as conducted by it on the date of this Amendment or the Amendment Effective Date, as applicable, except to the extent the failure to hold any such licenses, permits or other approvals would not have a Material Adverse Effect.

(iv)	Each Guarantee to which a Guarantor is a party constitutes the legal, valid and binding obligation of such Guarantor enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(v)	There is no action, suit, litigation, investigation or proceeding pending or, to the knowledge of the Borrower, threatened against any Guarantor, that purports to affect the legality, validity or enforceability of the Loan Documents or the consummation of the transactions contemplated thereby.

(vi)	The obligations of the Guarantor under the First Priority Guarantee rank at least pari passu in right of payment and in all other respects with all other unsecured unsubordinated Indebtedness of such Guarantor other than Indebtedness preferred as a matter of law.

(vii)	Each Guarantor is subject to civil and commercial law with respect to its obligations under the Loan Documents to which it is a party. No Guarantor nor any of its properties or revenues is entitled to any right of immunity in any Applicable Jurisdiction from suit, court jurisdiction, judgment, attachment (whether before or after judgment), set-off or execution of a judgment or from any other legal process or remedy relating to its obligations under the Loan Documents to which it is a party (to the extent such suit, court jurisdiction, judgment, attachment, set-off, execution, legal process or remedy would otherwise be permitted or exist).

5	Covenant to Provide other ECA Guarantees

The Borrower represents and warrants to the Facility Agent and each Lender that the terms of this Amendment and the amendments to be incorporated into the Existing Credit Agreement pursuant to this Amendment are substantially the same terms and amendments as those set out or to be set out in an amendment agreement to each other ECA Financing in existence as at the date of this Amendment and covenants and undertakes with the Facility Agent that it shall on or before the Amendment Effective Date or as soon as reasonably practicable thereafter:

(a)	enter into an amendment agreement (with such amendments being on substantially the same terms as those set out in this Amendment and the Amended Agreement (as applicable)) to each other ECA Financing in existence as at the date of this Amendment in order to substantially reflect the amendments set out in the Amended Agreement and, in particular, the existence of the guarantees referred to in (b) below; and

(b)	procure that the Guarantors enter into each guarantee (on materially the same terms as the equivalent Guarantee provided by the relevant Guarantor) required to be entered into by it in connection with the amended ECA Financing agreements referred to above.

6	Incorporation of Terms

The provisions of Section 11.2 (Notices), Section 11.6 (Severability; Independence of Obligations) and Subsections 11.18.2 (Jurisdiction), 11.18.3 (Alternative Jurisdiction) and 11.18.4 (Service of Process) of the Existing Credit Agreement shall be incorporated into this Amendment as if set out in full in this Amendment and as if references in those sections to “this Agreement” were references to this Amendment and references to each Party are references to each Party to this Amendment.

7	Costs and Expenses

The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Facility Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the documents to be delivered hereunder or thereunder (including the reasonable and documented fees and expenses of counsel for the Facility Agent with respect hereto and thereto as agreed with the Facility Agent) in accordance with the terms of Section 11.3 of the Existing Credit Agreement.

8	Counterparts

This Amendment may be executed in any number of counterparts and by the different Parties on separate counterparts, each of which when so executed and delivered shall be an original but all counterparts shall together constitute one and the same instrument. The Parties acknowledge and agree that they may execute this Amendment and any variation or amendment to the same, by electronic instrument. The Parties agree that the electronic signatures appearing on the document shall have the same effect as handwritten signatures and the use of an electronic signature on this Amendment shall have the same validity and legal effect as the use of a signature affixed by hand and is made with the intention of authenticating this Amendment, and evidencing the Parties’ intention to be bound by the terms and conditions contained herein. For the purposes of using an electronic signature, the Parties authorise each other to conduct the lawful processing of personal data of the signers for contract performance and their legitimate interests including contract management.

9	Governing Law

This Amendment, and all non-contractual obligations arising in connection with it, shall be governed by and construed in accordance with English law.

10	Miscellaneous

Each Lender hereby authorises the Facility Agent to enter into each Subordination Agreement on behalf of the Lenders and agrees that each such Subordination Agreement (including any Additional Subordination Agreement or New Guarantor Subordination Agreement to be entered into in accordance with the terms of the Amended Agreement) shall be binding on, and enforceable against, that Lender and accordingly each Lender agrees to take any action or inaction (as the case may be) as may be necessary to comply with the provisions of each such Subordination Agreement.

IN WITNESS WHEREOF, the Parties to this Amendment have caused this Amendment to be duly executed and delivered as a deed as of the date first above written.

Schedule 1
Finance Parties

Facility Agent

KfW IPEX-Bank GmbH

Hermes Agent

KfW IPEX-Bank GmbH

Mandated Lead Arranger

KfW IPEX-Bank GmbH

Lenders

KfW IPEX-Bank GmbH
Finnish Export Credit Ltd

Schedule 2
Form of Amendment Effective Date confirmation – Hull 1402

To:	Royal Caribbean Cruises Ltd.

To:	KfW

ICON 3 (Hull 1402)

We, KfW IPEX-Bank GmbH, refer to amendment no. 1 dated           [•] 2021 (the Amendment) relating to a credit agreement dated 18 December 2019 (as previously amended from time to time) (the Credit Agreement) made between (among others) the above named Royal Caribbean Cruises Ltd. as the Borrower, the financial institutions listed in it as the Lenders and ourselves as the Hermes Agent and the Facility Agent in respect of a loan to the Borrower from the Lenders of up to the US Dollar Maximum Loan Amount (as defined in the Credit Agreement).

We hereby confirm that all conditions precedent referred to in Clause 3.1 of the Amendment have been satisfied. In accordance with Clauses 1.2 and 3 of the Amendment the Amendment Effective Date is the date of this confirmation and the amendment and restatement of the Credit Agreement in accordance with the Amendment are now effective.

Dated                                                     2021

Signed:

For and on behalf of

KfW IPEX-Bank GmbH

(as Facility Agent)

2

Schedule 3
Amended and Restated Credit Agreement

3

AMENDED AND RESTATED

ICON 3 HULL NO. 1402 CREDIT AGREEMENT

Dated December 18, 2019

as amended on May 11, 2020

as amended on July 31, 2020

and as further amended and restated pursuant to an agreement dated 15 February, 2021

BETWEEN

Royal Caribbean Cruises Ltd.
as Borrower

The Lenders and Residual Risk Guarantors from time to time party hereto

KfW IPEX-Bank GmbH
as Facility Agent, CIRR Agent and Documentation Agent

KfW IPEX-Bank GmbH
as Hermes Agent

KfW IPEX-Bank GmbH
as Initial Mandated Lead Arranger
and Sole Bookrunner

4

EXHIBIT A-1	Commitments of the Initial Lender
EXHIBIT A-2	Form of Loan Request (FEC Loan)
EXHIBIT A-3	Form of Loan Request (Hermes Loan and if applicable Finnvera Balancing Loan)
EXHIBIT B-1	Form of Opinion of Liberian Counsel to Borrower
EXHIBIT B-2	Form of Opinion of English Counsel to Facility Agent
EXHIBIT B-3	Form of Opinion of US Tax Counsel to Facility Agent and Lenders
EXHIBIT B-4	Form of Opinion of Finnish Counsel to Facility Agent for Lenders
EXHIBIT C	Form of Lender Assignment Agreement
EXHIBIT D	Finnvera Premium and Finnvera Balancing Premium Pricing Grid for FEC Loan/Finnvera Balancing Loan
EXHIBIT E	Form of Pledge Agreement
EXHIBIT F-1	Form of FEC Transfer Certificate
EXHIBIT F-2	Form of Transfer Certificate
EXHIBIT G-1	Form of FEC Supplemental Assignment Agreement
EXHIBIT G-2	Form of Finnvera Guarantee Assignment Agreement
EXHIBIT H-1	Form of Finnvera Guarantee
EXHIBIT H-2	Form of Second Finnvera Guarantee
EXHIBIT I	Form of Option A Refinancing Agreement
EXHIBIT J	Indebtedness of Silversea Cruise Holding Ltd. and its subsidiaries
EXHIBIT K	Principles
EXHIBIT L	Form of Information Package
EXHIBIT M	Form of First Priority Guarantee
EXHIBIT N	Form of Second Priority Guarantee
EXHIBIT O	Form of Third Priority Guarantee
EXHIBIT P	Form of Senior Parties Subordination Agreement
EXHIBIT Q	Form of Other Senior Parties Subordination Agreement

AMENDED AND RESTATED CREDIT AGREEMENT

ICON 3 HULL NO. 1402 CREDIT AGREEMENT, dated December 18, 2019 (the "Effective Date"), as amended on May 11, 2020 and July 31, 2020 and as further amended and restated pursuant to an agreement dated 15 February, 2021 among:

(1)	Royal Caribbean Cruises Ltd., a Liberian corporation (the "Borrower");

(2)	KfW IPEX-Bank GmbH, in its capacity as facility agent, CIRR agent and documentation agent (in such capacities, the "Facility Agent");

(3)	KfW IPEX-Bank GmbH as Hermes agent (in that capacity the "Hermes Agent");

(4)	KfW IPEX-Bank GmbH as initial mandated lead arranger (in that capacity the "Initial Mandated Lead Arranger") and as sole bookrunner (in that capacity the "Bookrunner");

(5)	KfW IPEX-Bank GmbH ("KfW IPEX") as initial FEC lender (in that capacity the "Initial FEC Lender"), KfW IPEX as initial Hermes lender (in that capacity the "Initial Hermes Lender") and KfW IPEX as initial Finnvera Balancing Lender (in that capacity the "Initial Finnvera Balancing Lender" and together with the Initial FEC Lender, the Initial Hermes Lender, and each other Person that shall become a "Lender" in accordance with Section 11.11.1 hereof, each, individually, a "Lender" and, collectively, the "Lenders"); and

(6)	KfW IPEX as initial residual risk guarantor (in that capacity the "Initial Residual Risk Guarantor").

W I T N E S S E T H

WHEREAS:

(A)	The Borrower and Meyer Turku Oy, Finland (the "Finnish Builder") have on 28 June 2019 entered into a Contract for the Construction and Sale of ICON 3 Hull No. 1402 (as amended from time to time, the "Construction Contract") pursuant to which the Finnish Builder has agreed to design, construct, equip, complete, sell and deliver the passenger cruise vessel bearing builder's ICON 3 hull number 1402 (the "Purchased Vessel") and in order to assist the Finnish Builder in fulfilling its obligations towards the Borrower under the Construction Contract, Meyer Werft GmbH & Co. KG, Papenburg, Germany and/or Neptun Werft GmbH & Co. KG, Rostock, Germany (each the "German Builder" and together with the Finnish Builder, the "Builder") have or will deliver some components for the Purchased Vessel;

(B)	The Lenders have agreed to make available to the Borrower, upon the terms and conditions contained herein, a US dollar loan facility calculated on the amount (the "US Dollar Maximum Loan Amount") equal to:

(a) the US Dollar Equivalent of eighty per cent (80%) of the Contract Price (as defined below) of the Purchased Vessel, as adjusted from time to time in accordance with the Construction Contract to reflect, among other adjustments, Change Orders (as defined below) agreed pursuant to Article V of the Construction Contract (but which Contract Price shall not exceed for this purpose EUR1,715,000,000), plus

(b) the US Dollar equivalent of 100% of the Finnvera Premium and, if applicable, 100% of the Finnvera Balancing Premium, plus

(c) the US Dollar Equivalent of 100% of the Hermes Fee;

(C)	The parties hereto have previously amended this Agreement pursuant to that certain amendment letter, dated May 11, 2020;

(D)	The parties hereto have previously amended this Agreement pursuant to that certain financial covenant waiver extension consent letter, dated July 31, 2020 (the "Waiver Letter");

(E)	In consideration of the Lenders agreeing to extend the Financial Covenant Waiver Period on the basis set forth herein, the Borrower has agreed to procure the execution of the Guarantees and to make certain amendments to this Agreement to reflect the existence of such Guarantees; and

(F)	Pursuant to an amendment agreement, dated as of 15 February, 2021 (the "Amendment Agreement"), and upon satisfaction of the conditions set forth therein, this Agreement is being amended and restated in the form of this Agreement to make the certain amendments referred to in recitals (D) and (E) above.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.1. Defined Terms

The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, when capitalised, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

"Accumulated Other Comprehensive Income (Loss)" means at any date the Borrower's accumulated other comprehensive income (loss) on such date, determined in accordance with GAAP.

"Actual Delivery Date" means the date on which the Purchased Vessel is delivered by the Builder to, and accepted by, the Borrower under the Construction Contract.

"Actual German Content Component" means, at any time, the amount of the German Construction Contract Component which is confirmed and notified by the Builder to the Facility Agent and the Borrower pursuant to Section 2.4(a) or Section 2.4(b).

"Additional FEC Transfer Documents" means in relation to any Assignee Lender or Transferee Lender (other than FEC) any documents required by FEC or Finnvera (in form and substance satisfactory to FEC and Finnvera) to evidence that any such Assignee Lender or Transferee Lender has acceded to the FEC Supplemental Assignment Agreement and/or has become bound by its terms as though it were a party thereto in place of the transferor Lender assigning or transferring its share of the Loan or Commitment (as the case may be).

"Additional Guarantee" means a guarantee of the Obligations provided by a New Guarantor in a form and substance substantially the same as the other Guarantees (reflecting any necessary logical and factual changes), with such changes, or otherwise in form and substance, reasonably satisfactory to each of the Agents.

"Additional Subordination Agreement" means any subordination agreement with respect to the Second Priority Guarantee or the Third Priority Guarantee, as applicable, in a form and substance substantially the same as the other Subordination Agreements (reflecting any necessary logical and factual changes), with such changes, or otherwise in form and substance, reasonably satisfactory to each of the Agents and the beneficiaries of any Indebtedness incurred by the relevant Guarantor, as applicable.

"Affected Commitments" is defined in Section 3.2.2(a).

"Affected Lender" is defined in Section 9.2.

"Affected Loan" is defined in Section 3.2.2(a).

"Affiliate" of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

"Agent" means either the Hermes Agent or the Facility Agent and "Agents" means both of them.

"Agreed Lien Basket Modification" means an amendment to Sections 7.2.2 and 7.2.3 of this Agreement in a form and substance satisfactory to the Borrower and the Agents.

"Agreement" means, on any date, this credit agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

"Alternative Screen Rate" has the meaning given to such term in Section 4.2.

"Amendment Agreement" is defined in the preamble.

"Anti-Corruption Laws" means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Affiliates from time to time concerning or relating to bribery or corruption.

"Applicable Finnvera Rate" means the percentage specified in the Pricing Grid opposite the Senior Debt Rating as of the Premium Measurement Date.

"Applicable Jurisdiction" means the jurisdiction or jurisdictions under which the Borrower is organised, domiciled or resident or from which any of its business activities are conducted or in which any of its properties are located and which has jurisdiction over the subject matter being addressed.

"Application" means the application by the Finnish Builder for the FEC Financing and the FEC Financing Offer.

"Assignee Lender" is defined in Section 11.11.1(A).

"Authorised Officer" means any of the officers of the Borrower authorised to act with respect to the Loan Documents and whose signatures and incumbency shall have been certified to the Facility Agent by the Secretary or an Assistant Secretary of the Borrower.

"Bank Indebtedness" means the Borrower's Indebtedness up to a maximum aggregate principal amount of $5,300,000,000 under the following agreements (as amended, restated, supplemented, extended, refinanced, replaced or otherwise modified from time to time): (a) the USD1,550,000,000 revolving credit facility maturing in 2022 with Nordea Bank AB (publ), New York Branch as agent, (b) the USD1,925,000,000 revolving credit facility maturing in 2024 with The Bank of Nova Scotia as agent, (c) the USD1,000,000,000 term loan maturing on 5 April 2022 with Bank of America, N.A. as agent, (d) the USD300,000,000 term loan maturing on 7 June 2028 with Nordea Bank ABP, New York Branch as agent, (e) the USD55,827,065 term loan maturing on 5 December 2022 with Sumitomo Mitsui Banking Corporation as agent, (f) the €80,000,000 term loan maturing in November 2024 with Skandinaviska Enskilda Banken AB (publ) as agent, (g) the USD130,000,000 term loan maturing on 2 February 2023 with Industrial and Commercial Bank of China Limited, New York Branch as agent, (h) that certain guarantee dated 18 July 2016 with SMBC Leasing and Finance, Inc. as agent in connection with liabilities relating to the "Lease", the "Construction Agency Agreement", the "Participation Agreement" and any other "Operative Document" (as each term is defined in such guarantee) and (i) any other agreement (other than in connection with Credit Card Obligations) as to which the Second Priority Guarantors provide a first priority guarantee package.

"Bank of Nova Scotia Agreement" means the $1,925,000,000 amended and restated credit agreement dated as of April 5. 2019 among the Borrower, as borrower, the various financial institutions as are or shall become parties thereto, as lenders, and The Bank of Nova Scotia, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.

"Benchmark Successor Rate" is defined in Section 11.22.

"Benchmark Successor Rate Conforming Changes" means, with respect to any proposed Benchmark Successor Rate, any conforming changes to the definition of Screen Rate, Interest Period, timing and frequency of determining rates, making payments of interest, yield protection provisions relating to the cost element of any Floating Rate Loan (including but not limited to any break costs relating to any early repayment or prepayment of any Floating Rate Loan), fallback (and market disruption) provisions for that Benchmark Successor Rate and other administrative matters as may be appropriate, in the discretion of the Facility Agent in consultation with the Borrower, to reflect the adoption of such Benchmark Successor Rate and to permit the administration thereof by the Facility Agent in a manner substantially consistent with market practice (or, if the Facility Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such Benchmark Successor Rate exists, in such other manner of administration as the Facility Agent determines is reasonably necessary in connection with the administration of this Agreement).

"Borrower" is defined in the preamble.

"Break Costs" means the amount (if any) as determined in accordance with Section 4.4.1 which (i) the Borrower may be required to pay to the Lenders and/or a Fixed Rate Provider under this Agreement following a Funding Losses Event, (ii) a Defaulting Finance Party is required to pay to FEC pursuant to Section 3.3.3(f) or (iii) a Transferring Lender is required to pay to FEC pursuant to Section 9.1.10(A)(c).

"Builder" is defined in the preamble.

"Business Day" means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorised or required to be closed in New York City, London, Madrid, Helsinki, or Frankfurt am Main, and if the applicable Business Day relates to an advance of all or part of the Loan, an Interest Period, prepayment or conversion, in each case with respect to the Loan bearing interest by reference to the LIBO Rate, a day on which dealings in deposits in Dollars are carried on in the London interbank market.

"Capital Lease Obligations" means obligations of the Borrower or any Subsidiary of the Borrower under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalised leases.

"Capitalisation" means, at any date, the sum of (a) Net Debt on such date, plus (b) Stockholders' Equity on such date.

"Capitalised Lease Liabilities" means the principal portion of all monetary obligations of the Borrower or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalised leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalised amount thereof, determined in accordance with GAAP.

"Cash Equivalents" means all amounts other than cash that are included in the "cash and cash equivalents" shown on the Borrower's balance sheet prepared in accordance with GAAP.

"Change in Law" means (a) the adoption after the date of this Agreement of any law, rule or regulation or (b) any change after the date of this Agreement in any law, rule or regulation or in the interpretation or application thereof by any governmental authority.

"Change of Control" means an event or series of events by which (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the United States Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an "option right")), directly or indirectly, of 50% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or (b) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

"Change Order" has the meaning ascribed to it in Article V of the Construction Contract.

"CIRR Guarantee" means the interest make up guarantee provided by the Federal Republic of Germany to a Lender under section 1 of the Terms and Conditions.

"CIRR Rate" means the FEC CIRR Rate or the KfW CIRR Rate as applicable.

"Code" means the United States Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

"Commitment" means, with respect to each Lender, such Lender's aggregate FEC Tranche A Commitment, FEC Tranche B Commitment, Hermes Commitment and Finnvera Balancing Commitment and means, relative to any Lender, such Lender's obligation to make that Commitment available pursuant to Section 2.1.

"Commitment Fees" shall have the meaning ascribed to it in the relevant Fee Letters.

"Commitment Termination Date" means 2 February 2026.

"Construction Contract" is defined in the preamble.

"Construction Mortgage" means the first ranking shipbuilding mortgage executed or to be executed by the Builder in favour of banks and financial institutions designated by the Builder to secure loans made or to be made to the Builder to finance the construction of the Purchased Vessel.

"Contract Price" is as defined in the Construction Contract and includes a lump sum amount in respect of the NYC Allowance.

"Contractual Delivery Date" means, at any time, the date which at such time is the date specified for delivery of the Purchased Vessel under the Construction Contract, as such date may be modified from time to time pursuant to the terms of the Construction Contract.

"Covered Taxes" is defined in Section 4.6.

"Credit Card Obligations" means any obligations of the Borrower under credit card processing arrangements or other similar payment processing arrangements entered into in the ordinary course of business of the Borrower.

"Credit Support Documents" means the FEC Transfer Documents, the Hermes Insurance Policy, the Finnvera Guarantee, the Second Finnvera Guarantee (if applicable) and each Residual Risk Guarantee.

"DDTL Indebtedness" means the Borrower's Indebtedness (or, if such Indebtedness has not yet been incurred, the commitments by lenders to provide Indebtedness to the Borrower as of the effectiveness of the Amendment Agreement) in connection with that certain Commitment Letter, dated as of August 12, 2020, between the Borrower and MORGAN STANLEY SENIOR FUNDING INC. (as amended, restated, extended, supplemented, refinanced, replaced or otherwise modified from time to time).

"Default" means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

"Defaulting Finance Party" means the Facility Agent or any Transferring Lender who is liable to pay Break Costs pursuant to Section 3.3.3 (e) or Section 9.1.10(A)(c) as the case may be.

"Disbursement Date" means the date on which the Loan is advanced. When such expression is prefaced by the word "expected", it shall denote the date on which the Borrower then reasonably expects the Loan to be disbursed based upon the then-scheduled Contractual Delivery Date of the Purchased Vessel.

"Dispose" means to sell, transfer, license, lease, distribute or otherwise transfer, and "Disposition" shall have a correlative meaning.

"Dollar", "USD" and the sign "$" mean lawful money of the United States.

"Dollar Pledged Account" means the Dollar account referred to in the Pledge Agreement.

"ECA Financed Vessel" means any Vessel subject to any ECA Financing.

"ECA Financing" means any financing arrangement pursuant to which one or more ECA Guarantor provides guarantees or other credit support (including but not limited to a sale and leaseback transaction or bareboat charter or lease or an arrangement whereby a Vessel under construction is pledged as collateral to secure the indebtedness of a shipbuilder, and, for the avoidance of doubt, committed but undrawn export credit agency facilities), entered into by the Borrower or a Subsidiary for the purpose of financing or refinancing all or any part of the purchase price, cost of design or construction of a Vessel or Vessels or the acquisition of Equity Interests of entities owning, or to own, Vessels.

"ECA Guarantor" means BpiFrance Assurance Export, Finnvera plc or Euler Hermes Aktiengesellschaft (or, in each case, any successor thereof).

"Effective Date" is defined in the preamble.

"Election Date" means the date falling 65 days prior to the actual Disbursement Date.

"Eligible German Content Amount" means the amount of the Actual German Content Component from time to time which is notified by the Builder to the Facility Agent pursuant to Section 2.4(a) and for which the Hermes Documentary Requirements have been satisfied.

"Environmental Laws" means all applicable federal, state, local or foreign statutes, laws, ordinances, codes, rules and regulations (including consent decrees and administrative orders) relating to the protection of the environment.

"Equity Interests" means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities) but excluding any debt securities convertible into such Equity Interests.

"EUR" and the sign "€" mean the currency of participating member states of the European Monetary Union pursuant to Council Regulation (EC) 974/98 of 3 May 1998, as amended from time to time.

"EUR Pledged Account" means the EUR account referred to in the Pledge Agreement.

"Event of Default" is defined in Section 8.1.

"Existing Lender" has the meaning given to it in a Transfer Certificate.

"Existing Principal Subsidiaries" means each Subsidiary of the Borrower that is a Principal Subsidiary on the Effective Date.

"Expected Delivery Date" means the latest date on which the Purchased Vessel is expected to be delivered to the Borrower pursuant to the Construction Contract being, as at the date of this Agreement, 8 May 2025, as such date may be adjusted pursuant to the terms and conditions of the Construction Contract.

"Facility" means the term loan facility made available under this Agreement.

"Facility Agent" is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor Facility Agent, and as shall have accepted such appointment, pursuant to Section 10.5.

"FATCA" means Sections 1471 through 1474 of the Code, as in effect at the date hereof (or any amended or successor version that is substantively comparable), any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any published intergovernmental agreement entered into in connection with the implementation of such sections of the Code, any published intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such published intergovernmental agreements.

"FATCA Deduction" means a deduction or withholding from a payment under a Loan Document required by FATCA.

"FATCA Exempt Party" means a party to this Agreement that is entitled to receive payments free from any FATCA Deduction.

"FEC" means Finnish Export Credit Ltd. (Business Identity Code: 1642253-1) whose postal address is Porkkalankatu 1, PO Box 1010, FI - 00101 Helsinki, Finland.

"FEC CIRR Rate" means 3.29% per annum, being the Commercial Interest Reference Rate determined in accordance with the OECD Arrangement for Officially Supported Export Credits applicable to the FEC Tranche A Loan pursuant to the FEC Financing Offer.

"FEC Commitment Amount" means the sum of the FEC Tranche A Commitment Amount and the FEC Tranche B Commitment Amount.

"FEC Conversion" means the election by FEC pursuant to Section 3.3.3 that the FEC Tranche A Loan shall not bear interest at the FEC Fixed Rate but at the FEC Tranche A Floating Rate.

"FEC Conversion Floating Rate Certificate" is defined in Section 3.3.3(c).

"FEC Conversion Notice" is defined in Section 3.3.3(b).

"FEC Financing" means the funding provided by FEC as Lender under this Agreement following the execution of an FEC Transfer Certificate by the Initial FEC Lender.

"FEC Financing Offer" means the offer by FEC to the Borrower in relation to the FEC Loan and the FEC CIRR Rate dated 23 October 2019 as renewed from time to time.

"FEC Fixed Rate Loan" means the FEC Tranche A Loan bearing interest at the FEC CIRR Rate.

"FEC Lender" means the Initial FEC Lender until the effective date of its FEC Transfer Certificate and, with effect from the effective date of such FEC Transfer Certificate, FEC or any Lender who becomes a Lender in relation to the FEC Loan.

"FEC Loan" means collectively the FEC Tranche A Loan and the FEC Tranche B Loan.

"FEC Prepayment Event" has the meaning given to such term in Section 9.1.10(A)(b).

"FEC Reassignment" has the meaning given to such term in Section 9.1.10(A)(a).

"FEC Supplemental Assignment Agreement" means the supplemental assignment agreement entered into between FEC, the Initial Lender and the Facility Agent in relation to the FEC Financing in the form set out in Exhibit G-1 as such agreement may from time to time be acceded to by a Transferee Lender (other than the Initial Lender) and/or amended and restated for the purpose of allowing such Transferee Lender to become a party to it.

"FEC Tranche A Commitment" means:

(a)	for the Initial FEC Lender, the amount set opposite its name in Exhibit A-1 under the heading "FEC Tranche A Commitments"; and

(b)	for any other Lender, the amount of any Commitment in relation to the FEC Tranche A Commitment Amount transferred to it under a Transfer Certificate or under Section 11.11.1 of this Agreement,

in each case as such amount may be reduced, transferred or cancelled in accordance with the terms of this Agreement.

"FEC Tranche A Commitment Amount" means, as of any date, an amount equal to the aggregate of the FEC Tranche A Commitments of all the Lenders on such date. As of the Effective Date, the FEC Tranche A Commitment Amount is equal to the US Dollar equivalent of EUR823,200,000.

"FEC Tranche A Loan" means that part of the Loan made or to be made (as the context may require) by the FEC Lenders to the Borrower that is referred to in Section 2.1.1(i).

"FEC Tranche A Floating Rate" means a rate per annum equal to the sum of the LIBO Rate plus the FEC Tranche A Floating Rate Margin.

"FEC Tranche A Floating Rate Margin" means the rate per cent per annum to be agreed between the Borrower and FEC in accordance with Section 3.3.3(b) or as set out in the FEC Conversion Floating Rate Certificate issued pursuant to Section 3.3.3(c).

"FEC Tranche B Commitment" means:

(a)	for the Initial FEC Lender, the amount set opposite its name in Exhibit A-1 under the heading "FEC Tranche B Commitments"; and

(b)	for any other Lender, the amount of any Commitment in relation to the FEC Tranche B Commitment Amount transferred to it under a Transfer Certificate or under Section 11.11.1 of this Agreement,

in each case as such amount may be reduced, transferred or cancelled in accordance with the terms of this Agreement.

"FEC Tranche B Commitment Amount" means, as of any date, an amount equal to the aggregate of the FEC Tranche B Commitment of all the Lenders as of such date which amount shall not exceed an aggregate amount equal to the US Dollar equivalent of EUR420,131,966. As of the Effective Date, the FEC Tranche B Commitment Amount is equal to (a) the US Dollar equivalent of EUR388,800,000 plus (b) the US Dollar equivalent of 100% of the Finnvera Premium not exceeding 2.52% of the amount of the FEC Loan.

"FEC Tranche B Loan" means that part of the Loan made or to be made (as the context may require) by the FEC Lenders to the Borrower referred to in Section 2.1.1(ii).

"FEC Tranche Commitment" means, with respect to each Lender, the sum of such Lender's FEC Tranche A Commitment and FEC Tranche B Commitment.

"FEC Transfer Certificate" means a Transfer Certificate, to be executed by the Initial FEC Lender in favour of FEC and pursuant to which all of the FEC Tranche Commitments and other rights and obligations of the Initial FEC Lender under the Loan Documents shall be transferred to FEC, substantially in the form set out in Exhibit F-1.

"FEC Transfer Documents" means the FEC Transfer Certificate, the FEC Supplemental Assignment Agreement and the Finnvera Guarantee Assignment Agreement.

"Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Facility Agent from three Federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

"Fee Letter" means any letter entered into by reference to this Agreement between the Borrower, on the one hand and any or all of the Facility Agent, the Hermes Agent, the Initial Mandated Lead Arranger, the Lenders, the Residual Risk Guarantors and/or FEC setting out the amount of certain fees referred to in, or payable in connection with, this Agreement.

"Final German Content Notice" is defined in Section 2.4(b).

"Final German Content Notice Date" means the date falling three (3) months prior to the Contractual Delivery Date.

"Final Maturity" means the date occurring twelve (12) years after the Disbursement Date.

"Finance Parties" means the Lenders, the Initial Mandated Lead Arranger, the Bookrunner, the Facility Agent, the Guarantee Holder and the Hermes Agent.

"Financial Covenant Waiver Period" means the period between April 1, 2020 and December 31, 2021 (inclusive).

"Finnish Authority" means each of FEC and Finnvera.

"Finnish Builder" is defined in the preamble.

"Finnish Ministry" means the Ministry of Economic Affairs and Employment of the State of Finland.

"Finnvera" means Finnvera plc, a company owned by the State of Finland having its principal office at Porkkalankatu 1, PO Box 1010, FI-00101 Helsinki, Finland.

"Finnvera Balancing Commitment" means:

(a)       for the Initial Finnvera Balancing Lender, the amount set opposite its name in Exhibit A-1 under the heading "Finnvera Balancing Commitments"; and

(b)       for any other Lender, the amount of any Commitment in relation to the Finnvera Balancing Commitment transferred to it under Section 11.11.1 of this Agreement,

in each case as such amount may be increased, reduced, transferred or cancelled in accordance with the terms of this Agreement.

"Finnvera Balancing Commitment Amount" means, as of any date, an amount equal to the aggregate of the Finnvera Balancing Commitment of all the Lenders as of such date which amount shall include 100% of the Finnvera Balancing Premium, if applicable. As of the Effective Date, the Finnvera Balancing Commitment Amount is equal to zero.

"Finnvera Balancing Lenders" means the Initial Finnvera Balancing Lender and any New Lender(s) to whom all or any part of the Finnvera Balancing Commitment is transferred.

"Finnvera Balancing Loan" means that part of the Loan made or to be made (as the context may require) by the Finnvera Balancing Lenders to the Borrower referred to in Section 2.1.3.

"Finnvera Balancing Premium" means the premium payable to Finnvera (if any) under and in respect of the Second Finnvera Guarantee calculated as provided in Section 3.5.3.

"Finnvera General Terms" means the terms and conditions of Finnvera dated 1 March 2004 applicable to the Finnvera Guarantee and, if applicable, the Second Finnvera Guarantee.

"Finnvera Guarantee" means the guarantee in relation to 100% of the FEC Loan issued or to be issued by Finnvera in favour of the Guarantee Holder in the form set out in Exhibit H as amended or replaced from time to time to refer to each Transferring Lender in addition to the "Original Lender" (as defined therein).

"Finnvera Guarantee Assignment Agreement" means the assignment agreement to be entered into by FEC as assignee and the Guarantee Holder as assignor and pursuant to which the Guarantee Holder will assign to FEC all rights to and benefits of any payments of indemnity to be made by Finnvera under the Finnvera Guarantee in the form set out in Exhibit G-2.

"Finnvera Premium" means the premium payable to Finnvera under and in respect of the Finnvera Guarantee calculated as provided in Section 3.5.3.

"Finnvera Premium Refund Formula" means an amount determined in accordance with the following formula:

0.8*d*b*c

where:

b = the remaining average maturity of the Loan at the time of the prepayment

c = the principal amount of the prepayment

d = the up-front flat guarantee premium converted into a per annum based premium.

Clarification of the formula:

(a)	'0.8' in the formula above refers to the fact that 20% of the flat guarantee premium will be retained and will not be refundable; and

(b)	'd' in the formula above is derived as follows: the guarantee premium/6.25=d, where the guarantee premium is the up-front flat guarantee premium and 6.25 is the average maturity of a loan with a 12 year OECD repayment profile.

"First Fee" is defined in Section 11.13.1(c)(i).

"First Priority Assets" means the Vessels known on the date the Amendment Agreement becomes effective as or that sailed under the name (i) Celebrity Constellation, (ii) Celebrity Equinox, (iii) Celebrity Millennium, (iv) Celebrity Silhouette, (v) Celebrity Summit, (vi) Celebrity Eclipse, (vii) Celebrity Infinity, (viii) Celebrity Reflection and (ix) Celebrity Solstice (it being understood that such Vessels shall remain "First Priority Assets" regardless of any change in name or ownership after such date).

"First Priority Guarantee" means the first priority guarantee granted by the First Priority Guarantor on or prior to the Amendment Effective Date (as defined in the Amendment Agreement) (and any other first priority guarantee granted by a First Priority Holdco Subsidiary in connection with becoming a First Priority Guarantor) in favour of the Facility Agent for the benefit of the Agents and the Lenders, in each case substantially in the form attached hereto as Exhibit M.

"First Priority Guarantor" means Celebrity Cruise Lines Inc. (and any of its successors) and any other First Priority Holdco Subsidiary that has granted or, prior to that entity becoming a First Priority Holdco Subsidiary pursuant to a Disposal of a First Priority Asset in accordance with Section 7.2.5(a)(v)(A), will grant a First Priority Guarantee.

"First Priority Holdco Subsidiaries" means one or more Subsidiaries of the Borrower that directly own any of the Equity Interests issued by any other Subsidiary of the Borrower that owns any First Priority Assets.

"First Priority Release Event" means the occurrence of both (1) the effectiveness of the Agreed Lien Basket Modification and (2) any event or other circumstance that results in either (x) 80% of the aggregate principal amount of Bank Indebtedness outstanding as of the effectiveness of the Amendment Agreement (being $5,300,000,000 (and 80% of which is $4,240,000,000)) or (y) 100% of the aggregate principal amount of Secured Note Indebtedness outstanding as of the effectiveness of the Amendment Agreement (being $3,320,000,000):

(a)	no longer remaining outstanding (whether as a result of repayment, redemption or otherwise (but excluding in connection with any enforcement action taken by the relevant creditors in respect of that Indebtedness)); and

(b)	not having been refinanced (whether initially or through subsequent refinancings) with Indebtedness that is (i) secured by a Lien or (ii) incurred or guaranteed by any one or more Subsidiaries of the Borrower.

Notwithstanding the foregoing, a First Priority Release Event shall in no case occur if the Borrower has failed to pay any Indebtedness that is outstanding under any ECA Financing (including this Agreement) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise). For the avoidance of doubt, if a First Priority Release Event would have occurred but for the continuance of the payment default described above, then a First Priority Release Event will occur immediately upon that payment default being remedied.

"Fiscal Quarter" means any quarter of a Fiscal Year.

"Fiscal Year" means any annual fiscal reporting period of the Borrower.

"Fixed Charge Coverage Ratio" means, as of the end of any Fiscal Quarter, the ratio computed for the period of four consecutive Fiscal Quarters ending on the close of such Fiscal Quarter of:

(a)	net cash from operating activities (determined in accordance with GAAP) for such period, as shown in the Borrower's consolidated statement of cash flow for such period, to

(b)	the sum of:

i)            dividends actually paid by the Borrower during such period (including, without limitation, dividends in respect of preferred stock of the Borrower); plus

ii)           scheduled payments of principal of all debt less New Financings (determined in accordance with GAAP, but in any event including Capitalised Lease Liabilities), in each case, of the Borrower and its Subsidiaries for such period.

"Fixed Rate" means each of the FEC CIRR Rate in respect of the FEC Tranche A Loan and the KfW Standard Fixed Rate or the KfW Fixed Rate (as applicable) in respect of the Hermes Loan and, if applicable, the Finnvera Balancing Loan.

"Fixed Rate Loan" means each of the FEC Fixed Rate Loan and the KfW Fixed Rate Loan, as applicable.

"Fixed Rate Margin" means the KfW Fixed Rate Margin or the KfW Standard Fixed Rate Margin, as the case may be.

"Fixed Rate Provider" means FEC in relation to FEC Tranche A Loan and KfW in relation to the Hermes Loan and, if applicable, the Finnvera Balancing Loan unless in the case of (a) the Hermes Loan and, if applicable, the Finnvera Balancing Loan the applicable Floating Rate applies or has been selected in accordance with this Agreement or (b) the FEC Tranche A Loan, the FEC Tranche A Floating Rate applies following an FEC Conversion.

"Floating Rate" means (a) a rate per annum equal to the sum of the LIBO Rate plus the applicable Floating Rate Margin in the case of each of the FEC Tranche B Loan and each of the Hermes Loan and, if applicable, the Finnvera Balancing Loan, where it is not a Fixed Rate Loan and (b) the Floating Rate applicable to the FEC Loan following an FEC Reassignment under Section 9.1.10(A)(c) where the applicable Floating Rate shall be that determined in accordance with paragraphs (f) to (h) inclusive of Section 9.1.10(A).

"Floating Rate Indemnity Amount" is defined in Section 4.4.1(A)c.

"Floating Rate Loan" means all or any portion of the Loan (other than the FEC Tranche A Loan) bearing interest at the applicable Floating Rate and, in the case of the FEC Tranche A Loan, bearing interest at the FEC Tranche A Floating Rate.

"Floating Rate Margin" means (a) in respect of the FEC Tranche B Loan, 0.85% per annum and (b) in respect of each of the Hermes Loan and, if applicable, the Finnvera Balancing Loan, 0.85% per annum.

"F.R.S. Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

"Funding Losses Event" is defined in Section 4.4.1.

"GAAP" is defined in Section 1.4.

"German Construction Contract Component" means that portion of the Contract Price which relates to monies to be paid to German exporters, suppliers and sub-suppliers in relation to the Construction Contract.

"German Content Review Date" means each date falling at consecutive 12 monthly intervals from the Effective Date until the Final German Content Notice Date save that in each case if such date is not a Business Day, then the German Content Review Date shall fall on the next succeeding Business Day following such date.

"Government-related Obligations" means obligations of the Borrower or any Subsidiary of the Borrower under, or Indebtedness incurred by the Borrower or any Subsidiary of the Borrower to satisfy obligations under, any governmental requirement imposed by any Applicable Jurisdiction that must be complied with to enable the Borrower and its Subsidiaries to continue its or their business in such Applicable Jurisdiction, excluding, in any event, any taxes imposed on the Borrower or any Subsidiary of the Borrower.

"Guarantee" means the First Priority Guarantee, the Second Priority Guarantee, the Third Priority Guarantee and (if applicable) any Additional Guarantee and "Guarantees" means any or all of them.

"Guarantee Holder" means KfW IPEX (i) (for the benefit of the Initial FEC Lender or FEC from time to time) being the person in whose favour the Finnvera Guarantee shall be issued for the benefit of the Initial FEC Lender and, following the execution of an FEC Transfer Certificate, FEC and (ii) (for the benefit of the Finnvera Balancing Lenders, if applicable, from time to time) being the persons in whose favour the Second Finnvera Guarantee (if applicable) shall be issued subject to approval from Finnvera following any assignment or transfer of the Finnvera Balancing Commitment by the Initial Finnvera Balancing Lender.

"Guarantor" means the provider of any Guarantee from time to time and "Guarantors" means any or all of them.

"Hedging Instruments" means options, caps, floors, collars, swaps, forwards, futures and any other agreements, options or instruments substantially similar thereto or any series or combination thereof used to hedge one or more interest, foreign currency or commodity exposures.

"herein", "hereof", "hereto", "hereunder" and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

"Hermes" means Euler Hermes Aktiengesellschaft, Gasstraße 27, 22761 Hamburg, Germany acting in its capacity as representative of the Federal Republic of Germany in connection with the issuance of export credit guarantees.

"Hermes Agent" is defined in the preamble.

"Hermes Commitment" means:

(a)	for the Initial Hermes Lender, the amount set opposite its name in Exhibit A-1 under the heading "Hermes Commitments"; and

(b)	for any other Lender, the amount of any Commitment in relation to the Hermes Commitment Amount transferred to it under Section 11.11.1 of this Agreement,

in each case as such amount may be reduced, transferred or cancelled in accordance with the terms of this Agreement.

"Hermes Commitment Amount" means, as of any date, an amount equal to the aggregate of the Hermes Commitment of all the Lenders as of such date. As of the Effective Date, the Hermes Commitment Amount equals the US Dollar equivalent of EUR160,000,000 plus the Hermes Fee.

"Hermes Conditions" means (i) The General Terms and Conditions for Buyer Credit Guarantees issued by Hermes with the heading Legal Basis and dated July 2017 (the "Conditions") and (ii) The Minimum Standards for the Specific Pre-conditions for disbursements under Buyer Credit Cover issued by Hermes with the heading Practical Information (the "Standards") and dated July 2017 unless such Conditions and Standards are no longer applicable.

"Hermes Documentary Requirements" has the meaning given to such term in Section 2.3(a).

"Hermes Fee" means the fee payable to Hermes under and in respect of the Hermes Insurance Policy.

"Hermes Insurance Policy" means the export credit guarantee (Finanzkreditgarantie) in relation to 95% of the Hermes Loan issued by the Federal Republic of Germany, represented by Hermes, in favour of the Lenders.

"Hermes Lenders" means the Initial Hermes Lender and any New Lender(s) to whom all or any part of the Hermes Commitment is transferred.

"Hermes Loan" means that part of the Loan made or to be made (as the context may require) by the Hermes Lenders to the Borrower referred to in Section 2.1.2.

"Illegality Notice" is defined in Section 3.2.2(a).

"Indebtedness" means, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than (i) trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within 180 days of the date the respective goods are delivered or the respective services are rendered and (ii) any purchase price adjustment, earnout or deferred payment of a similar nature incurred in connection with an acquisition (but only to the extent that no payment has at the time accrued pursuant to such purchase price adjustment, earnout or deferred payment obligation); (c) Indebtedness of others secured by a Lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (d) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (e) Capital Lease Obligations of such Person; (f) guarantees by such Person of Indebtedness of others, up to the amount of Indebtedness so guaranteed; (g) obligations of such Person in respect of surety bonds and similar obligations; and (h) liabilities arising under Hedging Instruments.

"Indemnified Liabilities" is defined in Section 11.4.

"Indemnified Parties" is defined in Section 11.4.

"Information Package" means the general test scheme/information package in connection with the application for a debt holiday in the form of Exhibit L hereto submitted or to be submitted (as the case may be) by the Borrower in order to obtain the benefit of the measures provided for in the Principles for the purpose of this Agreement and certain of its obligations under this Agreement.

"Initial Finnvera Balancing Lender" is defined in the preamble.

"Initial Lender" means the Initial FEC Lender, the Initial Hermes Lender and the Initial Finnvera Balancing Lender listed in Exhibit A-1.

"Initial Residual Risk Guarantor" is defined in the preamble.

"Interaction Agreement" means the supplemental agreement to each Option A Refinancing Agreement and this Agreement entered into or, as the case may be, to be entered into at or around the time of any initial syndication of the Facility between the Facility Agent, KfW and any Option A Lenders.

"Interest Period" means the period from and including the Disbursement Date up to but excluding the first Repayment Date, and subsequently each succeeding period from the last day of the prior Interest Period up to but excluding the next Repayment Date, except that:

(a)	any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next Business Day to occur, except if such Business Day does not fall in the same calendar month, the Interest Period will end on the last Business Day in that calendar month, the interest amount due in respect of the Interest Period in question and in respect of the next following Interest Period being adjusted accordingly; and

(b)	if any Interest Period is altered by the application of a) above, the subsequent Interest Period shall end on the day on which it would have ended if the preceding Interest Period had not been so altered.

"Interest Subsidy Amount Repayable" means the amount of any interest subsidy paid in connection with the FEC Tranche A Loan under the Facility, to the extent such amount exceeds the respective amount of any interest compensation paid under the respective interest swaps made by FEC to obtain the FEC CIRR Rate for the FEC Tranche A Loan under the Facility, as well as annual interest on all amounts of such interest subsidy paid from the date of payment until the date of such repayment, at the interest rate referred to in paragraph 1 of Section 4 of the Finnish Interest Rate Act (633/1982), as amended.

"Interpolated Screen Rate" means, in relation to the LIBO Rate, the rate which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant Interest Period; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant Interest Period.

"Investment Grade" means, with respect to Moody's, a Senior Debt Rating of Baa3 or better and, with respect to S&P, a Senior Debt Rating of BBB- or better.

"Issuing Office" means, relative to a Residual Risk Guarantor, the office of such Residual Risk Guarantor designated as such below its signature hereto or such other office of a Residual Risk Guarantor as designated from time to time by notice from such Residual Risk Guarantor to the Borrower and the Facility Agent which shall be issuing the Residual Risk Guarantee of such Residual Risk Guarantor.

"KfW" means KfW of Palmengartenstraße 5-9, 60325 Frankfurt am Main, Germany in its capacities as (a) the Fixed Rate Provider on behalf of the Federal Republic of Germany (represented by the Federal Ministry for Economic Affairs and Energy and the Federal Ministry of Finance) in relation to the Hermes Loan and, if applicable the Finnvera Balancing Loan or (b) as refinancing bank with respect to the Option A Refinancing Agreements or (c) as the parent company of KfW IPEX in relation to Section 11.11.1(i).

"KfW CIRR Agreement" means either an Option A Refinancing Agreement or an Option B Interest Make-Up Agreement.

"KfW CIRR Cap" means 3.69% per annum.

"KfW CIRR Rate" means the KfW CIRR Cap, or if applicable, such lower rate that may be set by KfW pursuant to Section 3.3.1(c) provided that the KfW CIRR Rate shall not be less than the KfW CIRR Floor.

"KfW CIRR Floor" means 3.29% per annum.

"KfW Fixed Rate" has the meaning given to it in Section 3.3.1(b).

"KfW Fixed Rate Loan" means all or any part of the Hermes Loan and, if applicable, the Finnvera Balancing Loan bearing interest at the applicable Fixed Rate or any portion of the Hermes Loan and, if applicable, the Finnvera Balancing Loan that continues to bear interest at the applicable Fixed Rate after the termination of any KfW CIRR Agreement pursuant to Section 3.3.2(e).

"KfW Fixed Rate Margin" means 0.85% per annum less administrative expenses ("Verwaltungskostenpauschale") of 0.20% per annum to 0.50% per annum as determined by the Federal Republic of Germany once the Borrower has elected the KfW Fixed Rate pursuant to Section 3.3.1(b).

"KfW Floating Rate Election Notice" has the meaning given to it in Section 3.3.2 (b).

"KfW IPEX" means KfW IPEX-Bank GmbH.

"KfW Refinancing Security Agreements" means in relation to any Option A Lender:

(a)	the English law governed assignment deed relating to that Option A Lender's rights under this Agreement;

(b)	the German law governed assignment agreement relating to that Option A Lender's rights under the Hermes Insurance Policy; and

(c)	if applicable, the Finnish law governed assignment agreement relating to that Option A Lender's rights under the Second Finnvera Guarantee,

in each case with KfW as assignee.

"KfW Standard Fixed Rate" means in respect of the Hermes Loan and, if applicable, the Finnvera Balancing Loan, the applicable KfW CIRR Rate plus the KfW Standard Fixed Rate Margin.

"KfW Standard Fixed Rate Margin" means 0.85% per annum minus administrative expenses ("Verwaltungskostenpauschale") of 0.20% per annum.

"Latest Date" has the meaning given to such term in section 7.2 of the Terms and Conditions.

"Lender" and "Lenders" are defined in the preamble.

"Lender Assignment Agreement" means any Lender Assignment Agreement substantially in the form of Exhibit C.

"Lending Office" means, relative to any Lender, the office of such Lender designated as such below its signature hereto or designated in a Lender Assignment Agreement or such other office of a Lender as designated from time to time by notice from such Lender to the Borrower and the Facility Agent, whether or not outside the United States, which shall be making or maintaining the Loan of such Lender hereunder.

"LIBO Rate" means:

(a)	the Screen Rate; or

(b)	(if no Screen Rate is available for the relevant Interest Period) the Interpolated Screen Rate; or

(c)	(if (i) no Screen Rate is available for the Floating Rate Loan or (ii) no Screen Rate is available for the relevant Interest Period and it is not possible to calculate the Interpolated Screen Rate), subject to Section 3.3.6, the Reference Bank Rate, at or about 11:00 a.m. (London time) two (2) Business Days before the commencement of the relevant Interest Period; provided that:

(d)	for the purposes of determining the post-maturity rate of interest under Section 3.3.4, the LIBO Rate shall be determined by reference to deposits on an overnight or call basis or for such other period or periods as the Facility Agent may determine after consultation with the Lenders, which period shall be no longer than one month unless the Borrower otherwise agrees; and

(e)	if the LIBO Rate determined in accordance with the foregoing provisions of this definition is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

"Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

"Loan" means, as the context requires:

(a)	each of the FEC Tranche A Loan, the FEC Tranche B Loan, the Hermes Loan and, if applicable, the Finnvera Balancing Loan; or

(b)	the principal sum in Dollars advanced by the Lenders to the Borrower upon the terms and conditions of this Agreement; or

(c)	the amount thereof for the time being advanced and outstanding under this Agreement.

"Loan Documents" means this Agreement, the Waiver Letter, the Amendment Agreement, each Transfer Certificate, the Pledge Agreement, the Fee Letters, the First Priority Guarantee, the Second Priority Guarantee, the Third Priority Guarantee, any Additional Guarantee, the Subordination Agreements, any Additional Subordination Agreement, any New Guarantor Subordination Agreement, the Loan Request and any other document jointly designated as a "Loan Document" by the Facility Agent and the Borrower.

"Loan Request" means a loan request and certificate duly executed by an Authorised Officer of the Borrower, substantially in the form of Exhibit A-2 hereto.

"Majority Lenders" means:

(a)	at any time while FEC is not a Lender:

(i)	if the Loan is not then outstanding, a Lender or Lenders whose Commitments then aggregate more than 66 2/3% of the total Commitments (or, if the Commitments have been reduced to zero, aggregate more than 66 2/3% of the total Commitments immediately prior to the reduction); or

(ii)	at any other time, a Lender or Lenders whose participations in the Loan then outstanding aggregate more than 66 2/3% of the Loan then outstanding; or

(b)	at any time while FEC is a Lender:

(i)	FEC; and

(ii)	either:

(A)	if the Loan is not then outstanding, a Lender or Lenders (excluding FEC) whose Commitments then aggregate more than 66 2/3% of the total Commitments (excluding for this purpose any Commitment held by FEC) (or, if such total Commitments have been reduced to zero, aggregate more than 66 2/3% of such Commitments immediately prior to the reduction); or

(B)	at any other time, a Lender or Lenders (excluding FEC) whose participations in the Loan then outstanding aggregate more than 66 2/3% of the Loan then outstanding (excluding for this purpose such portion of the Loan owed to FEC).

"Majority Residual Risk Guarantors" means a Residual Risk Guarantor or Residual Risk Guarantors whose Residual Risk Guarantee Proportion(s) is or are in aggregate equal to or more than 66⅔% of the total Residual Risk Guarantee Proportions (or, if the total Residual Risk Guarantee Proportions have been reduced to zero, were in aggregate equal to or more than 66⅔% of the total Residual Risk Guarantee Proportions immediately prior to the reduction).

"Material Adverse Effect" means a material adverse effect on (a) the business, operations or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the rights and remedies of the Facility Agent or any Lender under the Loan Documents or (c) the ability of the Borrower to perform its payment Obligations under the Loan Documents to which it is a party.

"Material Guarantor" means (i) each of Celebrity Cruise Lines Inc., RCI Holdings LLC, RCL Cruise Holdings LLC and RCL Cruises Ltd (and each of their respective successors) and (ii) any other entity that becomes a First Priority Guarantor, a Second Priority Guarantor or a Third Priority Guarantor after the effectiveness of the Amendment Agreement.

"Material Litigation" is defined in Section 6.7.

"Maximum Balancing Amount" means, at any time, the aggregate of (a) the lesser of (i) the US Dollar equivalent of EUR160,000,000 less 80% of the Eligible German Content Amount (if any) confirmed by the Facility Agent to the Borrower in accordance with Section 2.4(a) and (ii) the US Dollar equivalent of EUR160,000,000 less 5% of the aggregate Commitments of the Lenders under this Agreement and (b) 100% of the Finnvera Balancing Premium, which shall not exceed the amount determined by using the percentage specified in level 3 of the Pricing Grid.

"Mitigation Period" is defined in Section 11.20(a).

"Moody's" means Moody's Investors Service, Inc.

"Net Debt" means, at any time, the aggregate outstanding principal amount of all debt (including, without limitation, the principal portion of all Capitalised Lease Obligations) of the Borrower and its Subsidiaries (determined on a consolidated basis in accordance with GAAP) less the sum of (without duplication):

(a)	all cash on hand of the Borrower and its Subsidiaries; plus

(b)	all Cash Equivalents.

"Net Debt to Capitalisation Ratio" means, as at any date, the ratio of (a) Net Debt on such date to (b) Capitalisation on such date.

"New Financings" means proceeds from:

(a)	borrowed money (whether by loan or issuance and sale of debt securities), including drawings under this Agreement and any revolving credit facilities, and

(b)	the issuance and sale of equity securities.

"New Guarantor" means, with respect to any Vessel delivered after the effectiveness of the Amendment Agreement, the Subsidiary of the Borrower that (a) directly owns the Equity Interests of the Principal Subsidiary that acquired such Vessel and (b) delivers an Additional Guarantee.

"New Guarantor Subordination Agreement" means a subordination agreement pursuant to which the Lenders' rights under the applicable Additional Guarantee will be fully subordinated in right of payment to the rights of the beneficiaries of the applicable Senior Guarantee, which subordination agreement shall be in a form and substance substantially the same as the other Subordination Agreements (reflecting any necessary logical and factual changes), with such changes, or otherwise in a form and substance, reasonably acceptable to the Facility Agent and the agent, trustee or other representative for such Senior Guarantee.

"New Lender" has the meaning given in Section 11.11.

"Non-Borrower Related Change in Law" means a Change in Law other than a Change in Law that (a) specifically relates to the Borrower or (b) relates to companies that are organized under the law of the jurisdiction of organisation or place of residence of the Borrower (but not to borrowers generally).

"Nordea Agreement" means the U.S.$1,150,000,000 amended and restated credit agreement dated as of October 12, 2017, among the Borrower, as the borrower, the various financial institutions as are or shall become parties thereto and Nordea Bank AB (publ), New York Branch as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.

"NYC Allowance" has the meaning assigned thereto in Article II.1 of the Construction Contract and, when such expression is prefaced by the word "incurred", shall mean such amount of the NYC Allowance, not exceeding EUR375,000,000 including the value of any Change Orders, as shall at the relevant time have been paid, or become payable, to the Builder by the Borrower under the Construction Contract as part of the Contract Price.

"NYC Applicable Rate" means the USD-to-EUR rate referred to in paragraph (b) of the definition of "US Dollar Equivalent".

"Obligations" means all obligations (payment or otherwise) of the Borrower arising under or in connection with this Agreement and the other Loan Documents.

"Obligors" means the Borrower and the Guarantors.

"Option A Lender" means each Lender that has executed an Option A Refinancing Agreement.

"Option A Refinancing Agreement" means the refinancing agreement entered into between KfW and any Lender pursuant to section 1.2.1 of the Terms and Conditions, substantially in the form of Exhibit I hereto.

"Option B Interest Make-Up Agreement" means an interest adjustment agreement entered into between KfW and any Lender pursuant to section 1.2.2 of the Terms and Conditions.

"Option B Lender" means each Lender that has executed an Option B Interest Make-Up Agreement.

"Option Period" is defined in Section 3.2.2(c).

"Organic Document" means, relative to the Borrower, its articles of incorporation (inclusive of any articles of amendment to its articles of incorporation) and its by-laws.

"Other ECA Parties" means the facility agents acting on behalf of the creditors under any ECA Financing, whether existing on or after the effectiveness of the Amendment Agreement (excluding the Facility Agent acting in any representative capacity in connection with this Agreement).

"Other Guarantees" means the guarantees issued, or to be issued, by any of the First Priority Guarantor, the Second Priority Guarantors, the Third Priority Guarantor or any New Guarantor in favour of any Other ECA Party; provided that any Other Guarantee issued by (a) the First Priority Guarantor shall be pari passu in right of payment with the First Priority Guarantee, (b) any Second Priority Guarantor shall be pari passu (or junior) in right of payment with the Second Priority Guarantee, (c) the Third Priority Guarantor shall be pari passu (or junior) in right of payment with the Third Priority Guarantee and (d) any New Guarantor shall be pari passu in right of payment with each Additional Guarantee issued by such New Guarantor.

"Other Senior Parties" means each agent, trustee or other representative in respect of Bank Indebtedness or Credit Card Obligations.

"Participant" is defined in Section 11.11.2.

"Percentage" means, relative to any Lender, the percentage set forth in Exhibit A-1 or as set out in an FEC Transfer Certificate, a Transfer Certificate or in the applicable Lender Assignment Agreement, as such percentage may be adjusted from time to time pursuant to Section 4.8 or pursuant to a Transfer Certificate or Lender Assignment Agreement(s) executed by such Lender and its Transferee Lender(s) or Assignee Lender(s) and delivered pursuant to Section 11.11.1.

"Permitted Refinancing" means, in respect of any Indebtedness or commitments, any amendment, restatement, extension, renewal, refinancing or replacement that does not increase the aggregate principal amount of such Indebtedness or commitments outstanding at the time of such Permitted Refinancing other than by the amount of unpaid accrued interest and premium thereon and underwriting discounts, fees, commissions and expenses associated with such amendment, restatement, supplement, refinancing or other modification.

"Person" means any natural person, corporation, limited liability company, partnership, firm, association, trust, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

"Pledge Agreement" means the pledge agreement in respect of the Pledged Accounts substantially in the form set out in Exhibit E as amended to take into account only the changes necessary to reflect the applicable governing law (as determined by the location of the Pledged Accounts) and any other specific and reasonable requirements of the account bank with whom the Pledged Accounts are held and approved by the Facility Agent (acting on the instructions of the Majority Lenders).

"Pledged Accounts" means the EUR Pledged Account and the Dollar Pledged Account and "Pledged Account" means either of them.

"Premium Measurement Date" means the date falling thirty (30) days prior to the expected Disbursement Date.

"Prepayment Event" is defined in Section 9.1.

"Pricing Grid" means the pricing grid for calculation of the Finnvera Premium and, if applicable, the Finnvera Balancing Premium set forth in Exhibit D.

"Principal Subsidiary" means any Subsidiary of the Borrower that owns a Vessel.

"Principles" means the document titled "Cruise Debt Holiday Principles" and dated March 26, 2020 in the form of Exhibit K hereto which sets out certain key principles and parameters relating to, amongst other things, the temporary suspension of repayments of principal in connection with certain qualifying Loan Agreements (as defined therein) and being applicable to Hermes-covered loan agreements such as this Agreement and similar principles introduced by Finnvera and being applicable to Finnvera-covered loan agreements such as this Agreement.

"Purchase Price" means, with respect to any Vessel, the book value of such Vessel at the time initially acquired by a Principal Subsidiary.

"Purchased Vessel" is defined in the preamble.

"Recovered Amount" is defined in Section 4.9.1.

"Recovering Lender" is defined Section 4.9.1.

"Redistributed Amount" is defined Section 4.9.4.

"Reduction Notice" is defined in Section 2.2(a).

"Reference Banks" means those minimum of three banks designated as Reference Banks by the Facility Agent from time to time that are reasonably acceptable to the Borrower, and each additional Reference Bank and/or each replacement Reference Bank appointed by the Facility Agent pursuant to Section 3.3.6.

"Reference Bank Rate" means the rate per annum certified by the Facility Agent to be the average of the rates quoted by the Reference Banks as the rate at which each of the Reference Banks was (or would have been) offered deposits of Dollars by prime banks in the London interbank market in an amount approximately equal to the amount of the Floating Rate Loan and for a period the length of the relevant Interest Period (or for such other period as shall be agreed by the Borrower and the Facility Agent with the consent of the Majority Lenders).

"Register" is defined in Section 11.11.3.

"Reinvestment Rate" means a rate equal to the estimated yield in dollars on debt certificates issued by the Republic of Finland for the period referred to in Section 4.4.1(A)b as determined by FEC.

"Repayment Date" means each of the dates for payment of the repayment instalments of the Loan pursuant to Section 3.1.

"Required Lenders" means, at any time, Lenders that in the aggregate, hold more than 50% of the aggregate unpaid principal amount of the Loan or, if no such principal amount is then outstanding, Lenders that in the aggregate have more than 50% of the Commitments

"Residual Risk Guarantee" means each agreement entitled "On-demand Guarantee" entered into (including by means of being a replacement for an existing "On-demand Guarantee" or by way of transfer or accession or otherwise) by a Residual Risk Guarantor in favour of Finnvera in form and substance satisfactory to Finnvera as a condition to the effectiveness of the Finnvera Guarantee.

"Residual Risk Guarantee Fee" means the residual risk guarantee fee as set out in the relevant Fee Letter.

"Residual Risk Guarantee Proportion" means, in relation to a Residual Risk Guarantor, the proportion (expressed as a percentage) borne by that Residual Risk Guarantor's commitment under its Residual Risk Guarantee (expressed as a percentage) to the aggregate of the commitments of the Residual Risk Guarantors' commitment under the Residual Risk Guarantees (expressed as a percentage).

"Residual Risk Guarantor" means the Initial Residual Risk Guarantor and each Lender that becomes a party to this Agreement pursuant to Section 11.11.1 (excluding FEC) and which has entered into or acceded to (as the case may be) a Residual Risk Guarantee.

"Restricted Payments" means any dividend or other distribution (whether in cash, securities or other property (other than Equity Interests)), with respect to any Equity Interests in the Borrower, or any payment (whether in cash, securities or other property (other than Equity Interests)), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower.

"S&P" means Standard & Poor's Financial Services LLC, a wholly-owned subsidiary of The McGraw Hill Financial Inc.

"Sanctioned Country" means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.

"Sanctioned Person" means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, or any person owned or controlled by any such Person or Persons, or (b) any Person operating or organised in a Sanctioned Country.

"Sanctions" means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty's Treasury of the United Kingdom.

"Scheduled Unavailability Date" means where the administrator of the Screen Rate or a governmental authority having jurisdiction over the Facility Agent has made a public statement identifying a specific date after which the Screen Rate shall no longer be made available, or used for determining the interest rate of loans, that specific date.

"Screen Rate" means the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to six months (or for such other period as shall be agreed by the Borrower and the Facility Agent with the consent of the Majority Lenders) which appears on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate).

"Screen Rate Replacement Event" means:

(a)            if the Facility Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Facility Agent (with, in the case of the Required Lenders, a copy to the Guarantor and the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that;

(i)             adequate and reasonable means do not exist for ascertaining the LIBO Rate for any requested Interest Period, including, without limitation, because the Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)            a Scheduled Unavailability Date has occurred; or

(iii)           syndicated loans currently being executed, or that include language similar to that contained in this definition, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate; or

(b)            in the opinion of the Facility Agent and the Borrower, that Screen Rate is no longer appropriate for the purposes of calculating interest under this Agreement, including, but not limited to, as a result of (A) a substantial change in the economic characteristics or method of calculation of the Screen Rate, (B) any withdrawal of the administrator's right to publish the Screen Rate or (C) any prohibition for financial institutions to use the Screen Rate.

"SEC" means the United States Securities and Exchange Commission and any successor thereto.

"Second Fee" is defined in Section 11.13(c)(ii).

"Second Finnvera Guarantee" means, if applicable, the guarantee in relation to 95% of the Finnvera Balancing Loan issued or to be issued by Finnvera in favour of the Guarantee Holder in the form set out in Exhibit H-2.

"Second Priority Assets" means the Vessels known on the date the Amendment Agreement becomes effective as or that sailed under the name (i) Azamara Quest, (ii) Azamara Pursuit, (iii) Azamara Journey, (iv) Celebrity Edge, (v) Celebrity Apex, (vi) Celebrity Flora, (vii) Celebrity Xpedition, (viii) Celebrity Xperience, (ix) Celebrity Xploration, (x) Monarch, (xi) Horizon and (xii) Sovereign (it being understood that such Vessels shall remain "Second Priority Assets" regardless of any change in name or ownership after such date).

"Second Priority Guarantee" means the second priority guarantee granted by the Second Priority Guarantors on or prior to the Amendment Effective Date (as defined in the Amendment Agreement) (and any other second priority guarantee granted by a Second Priority Holdco Subsidiary in connection with becoming a Second Priority Guarantor) in favour of the Facility Agent for the benefit of the Agents and the Lenders, in each case substantially in the form attached hereto as Exhibit N.

"Second Priority Guarantors" means RCL Cruise Holdings LLC, Torcatt Enterprises Limitada, RCL Holdings Cooperatief UA, RCL Cruises Ltd and RCL Investments Ltd (and any of their respective successors) and any other Second Priority Holdco Subsidiary that has granted or, prior to that entity becoming a Second Priority Holdco Subsidiary pursuant to a Disposal of a Second Priority Asset in accordance with Section 7.2.5(b)(iii)(A), will grant a Second Priority Guarantee.

"Second Priority Holdco Subsidiaries" means (a) RCL Cruises Ltd. or any other Subsidiaries of the Borrower that directly own all of the Equity Interests in (i) RCL TUI Cruises German Verwaltungs GmbH and (ii) RCL TUI Cruises German Holding GmbH & Co. KG and (b) one or more Subsidiaries of the Borrower that directly own any of the Equity Interests issued by any other Subsidiary of the Borrower that owns any Second Priority Asset. For the avoidance of doubt, Second Priority Holdco Subsidiaries shall not include any Principal Subsidiary.

"Second Priority Release Event" means the occurrence of any event or other circumstance that results in either (x) 80% of the aggregate principal amount of Bank Indebtedness outstanding as of the effectiveness of the Amendment Agreement (being $5,300,000,000 (and 80% of which is $4,240,000,000)) or (y) 100% of the aggregate principal amount of Secured Note Indebtedness outstanding as of the effectiveness of the Amendment Agreement (being $3,320,000,000):

(a)	no longer remaining outstanding (whether as a result of repayment, redemption or otherwise (but excluding in connection with any enforcement action taken by the relevant creditors in respect of that Indebtedness)); and

(b)	not having been refinanced (whether initially or through subsequent refinancings) with Indebtedness that is (i) secured by a Lien or (ii) incurred or guaranteed by any one or more Subsidiaries of the Borrower, and which, in the case of (y) above, has resulted in the release of (or will result in the substantially simultaneous release of) each guarantee granted by the Second Priority Guarantors in respect of the Bank Indebtedness.

Notwithstanding the foregoing, a Second Priority Release Event shall in no case occur if the Borrower has failed to pay any Indebtedness that is outstanding under any ECA Financing (including this Agreement) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise). For the avoidance of doubt, if a Second Priority Release Event would have occurred but for the continuance of the payment default described above, then a Second Priority Release Event will occur immediately upon that payment default being remedied.

"Secured Note Indebtedness" means the Borrower's Indebtedness under the Secured Note Indenture.

"Secured Note Indenture" means that certain Indenture, dated as of May 19, 2020 (as amended, supplemented, extended, refinanced, replaced and/or otherwise modified from time to time), in respect of the $1,000,000,000 10.875% senior secured notes due 2023 and $2,320,000,000 11.50% senior secured notes due 2025, by and among the Borrower, as issuer, the guarantors party thereto from time to time, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee and as security agent.

"Senior Debt Rating" means, as of any date, (a) the implied senior debt rating of the Borrower for debt pari passu in right of payment and in right of collateral security with the Obligations as given by Moody's and S&P or (b) in the event the Borrower receives an actual unsecured senior debt rating (apart from an implied rating) from Moody's and/or S&P, such actual rating or ratings, as the case may be (and in such case the Senior Debt Rating shall not be determined by reference to any implied senior debt rating from either agency). For purposes of the foregoing, (i) if only one of S&P and Moody's shall have in effect a Senior Debt Rating, the Finnvera Premium or the Finnvera Balancing Premium, as applicable, shall be determined by reference to the available rating; (ii) if neither S&P nor Moody's shall have in effect a Senior Debt Rating, the Finnvera Premium or the Finnvera Balancing Premium, as applicable, will be set in accordance with Level 4 of the Pricing Grid, unless (A) the Borrower has obtained from at least one of such agencies a private implied rating for its senior debt as of the Premium Measurement Date or (B) having failed to obtain such private rating as of the Premium Measurement Date, the Borrower and Finnvera shall have agreed within 10-days of the Premium Measurement Date on an alternative rating method, which agreed alternative shall apply for the purposes of this Agreement; (iii) if the ratings established by S&P and Moody's shall fall within different levels, the Applicable Premium Rate shall be based upon the higher rating unless such ratings differ by two or more levels, in which case the applicable level will be deemed to be one level below the higher of such levels; and (iv) if S&P or Moody's shall change the basis on which ratings are established, each reference to the Senior Debt Rating announced by S&P or Moody's, as the case may be, shall refer to the then equivalent rating by S&P or Moody's, as the case may be.

"Senior Guarantee" means any guarantee by a New Guarantor of Indebtedness incurred by the Borrower or any of its Subsidiaries after the effectiveness of the Amendment Agreement; provided that the aggregate principal amount of Indebtedness guaranteed under any Senior Guarantee shall in no case exceed 10.0% of the Purchase Price of the relevant Vessel owned by the Principal Subsidiary of such New Guarantor that acquired such Vessel.

"Senior Parties" means each agent, trustee or other representative in respect of Unsecured Note Indebtedness or DDTL Indebtedness.

"Sharing Lenders" is defined in Section 4.9.2.

"Sharing Payment" is defined in Section 4.9.1.

"Stockholders' Equity" means, as at any date, the Borrower's stockholders' equity on such date, excluding Accumulated Other Comprehensive Income (Loss), determined in accordance with GAAP, provided that any non-cash charge to Stockholders' Equity resulting (directly or indirectly) from a change after the Effective Date in GAAP or in the interpretation thereof shall be disregarded in the computation of Stockholders' Equity such that the amount of any reduction thereof resulting from such change shall be added back to Stockholders' Equity.

"Subordination Agreement" means any subordination agreement with respect to the Second Priority Guarantee or the Third Priority Guarantee executed by the Facility Agent and any of the Senior Parties or Other Senior Parties.

"Subsidiary" means, with respect to any Person, any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

"Terms and Conditions" means the general terms and conditions for CIRR Interest Make-Up for Ship Financing dated 11 October 2019.

"Third Priority Assets" means the Vessels known on the date the Amendment Agreement becomes effective as (i) Symphony of the Seas, (ii) Oasis of the Seas, (iii) Harmony of the Seas, (iv) Spectrum of the Seas, (v) Quantum of the Seas, (vi) Ovation of the Seas and (vii) Anthem of the Seas (it being understood that such Vessels shall remain "Third Priority Assets" regardless of any change in name or ownership after the such date).

"Third Priority Guarantee" means the third priority guarantee granted by RCI Holdings LLC on or prior to the Amendment Effective Date (as defined in the Amendment Agreement) (and any other third priority guarantee granted by a Third Priority Holdco Subsidiary in connection with becoming a Third Priority Guarantor) in favour of the Facility Agent for the benefit of the Agents and the Lenders, in each case substantially in the form attached hereto as Exhibit O.

"Third Priority Guarantor" means RCI Holdings LLC (and any of its successors) and any other Third Priority Holdco Subsidiary that has granted or, prior to that entity becoming a Third Priority Holdco Subsidiary pursuant to a Disposal of a Third Priority Asset in accordance with Section 7.2.5(c)(iii)(A), will grant a Third Priority Guarantee.

"Third Priority Holdco Subsidiaries" means one or more Subsidiaries of the Borrower that directly own any of the Equity Interests issued by any other Subsidiary of the Borrower that owns any Third Priority Asset.

"Third Priority Release Event" means the occurrence of any event or other circumstance that results in either (x) 80% of the aggregate principal amount of Bank Indebtedness outstanding as of the effectiveness of the Amendment Agreement (being $5,300,000,000 (and 80% of which is $4,240,000,000)) or (y) 100% of the aggregate principal amount of Unsecured Note Indebtedness and the DDTL Indebtedness outstanding as of the effectiveness of the Amendment Agreement (being, in aggregate, $1,700,000,000):

(a)	no longer remaining outstanding (whether as a result of repayment, redemption or otherwise (but excluding in connection with any enforcement action taken by the relevant creditors in respect of that Indebtedness)); and

(b)	not having been refinanced (whether initially or through subsequent refinancings) with Indebtedness that is (i) secured by a Lien or (ii) incurred or guaranteed by any one or more Subsidiaries of the Borrower, and which, in the case of (y) above, has resulted in the release of (or will result in the substantially simultaneous release of) each guarantee granted by the Third Priority Guarantor in respect of the Unsecured Note Indebtedness, the DDTL Indebtedness and the Bank Indebtedness.

Notwithstanding the foregoing, a Third Priority Release Event shall in no case occur if the Borrower has failed to pay any Indebtedness that is outstanding under any ECA Financing (including this Agreement) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise). For the avoidance of doubt, if a Third Priority Release Event would have occurred but for the continuance of the payment default described above, then a Third Priority Release Event will occur immediately upon that payment default being remedied.

"Transfer Certificate" means a certificate substantially in the form of Exhibit F-2 or any other form agreed between the Facility Agent and the Borrower.

"Transferee Lender" has the meaning given to it in Section 11.11.1 (A).

"Transferring Lender" means the Initial Lender, and each other Person who becomes a Lender under this Agreement and accedes to or otherwise enters into the FEC Supplemental Assignment Agreement.

"Unsecured Note Indebtedness" means the Borrower's Indebtedness under the Unsecured Note Indenture.

"Unsecured Note Indenture" means that certain Indenture, dated as of June 9, 2020 (as amended, supplemented, extended, refinanced, replaced and/or otherwise modified from time to time) in respect of the $1,000,000,000 9.125% senior notes due 2023, by and among the Borrower, as issuer, the guarantor party thereto, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as trustee.

"USA Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act 2001, as amended.

"US Dollar Equivalent" means:

(a)	for all EUR amounts payable in respect of the Contract Price (excluding the portion thereof comprising the NYC Allowance), the total of such EUR amounts converted to a corresponding Dollar amount as determined using the weighted average rate of exchange that the Borrower has agreed, either in the spot or forward currency markets, to pay its counterparties for the purchase of the relevant amounts of EUR with Dollars for the payment of the instalments of the Contract Price (including the final instalment payable on the Actual Delivery Date) and including in such weighted average the spot rates for any EUR amounts due that have not been hedged by the Borrower (the "Weighted Average Rate");

(b)	for all EUR amounts payable in respect of the NYC Allowance, the total of such EUR amounts converted to a corresponding Dollar amount as determined using the USD-to-EUR rate used by the Borrower to convert the relevant USD amount of the amount of the NYC Allowance into EUR for the purpose of the Builder invoicing the same to the Borrower in EUR in accordance with the Construction Contract; and

(c)	for the calculation and payment of the Hermes Fee in Dollars, the amount thereof in EUR converted to a corresponding Dollar amount as determined by Hermes on the basis of the latest rate for the purchase of EUR with Dollars to be published by the German Federal Ministry of Finance prior to the time that Hermes issues its invoice for the Hermes Fee.

Such rate of exchange under (a) above (whether forward or spot) shall be evidenced by foreign exchange counterparty confirmations. The US Dollar Maximum Loan Amount under (a) above shall be calculated by the Borrower in consultation with the Facility Agent no less than:

(A)	eight Business Days prior to the Disbursement Date in the case of the FEC Loan; and

(B)	two Business Days prior to the Disbursement Date in the case of the Hermes Loan and, if applicable, the Finnvera Balancing Loan except that where the Borrower elects the KfW Fixed Rate under Section 3.3.1(b) the US Dollar Equivalent shall be set at the same time as such KfW Fixed Rate.

Such rate of exchange under (b) above shall be evidenced by the production prior to the Disbursement Date of the invoice from the Borrower to the Builder in respect of the NYC Allowance, which invoice shall contain the USD/EUR exchange rate used for determining the EUR amount of the NYC Allowance. The US Dollar Equivalent amount of the Hermes Fee shall be calculated by Hermes and notified by the Facility Agent in writing to the Borrower as soon as practicable after Hermes issues its invoice therefor.

"US Dollar Maximum Loan Amount" is defined in the preamble.

"US Tax Obligor" means the Borrower, to the extent that it is resident for tax purposes in the U.S.

"United States" or "U.S." means the United States of America, its fifty States and the District of Columbia.

"Vessel" means a passenger cruise vessel owned by the Borrower or one of its Subsidiaries.

"Weighted Average Rate" has the meaning given to it in paragraph (a) of the definition of the term "US Dollar Equivalent".

SECTION 1.2. Use of Defined Terms

Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall, when capitalised, have such meanings when used in the Loan Request and each notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

SECTION 1.3. Cross-References

Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

SECTION 1.4. Accounting and Financial Determinations

Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 7.2.4) shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared, in accordance with United States generally accepted accounting principles ("GAAP") consistently applied (or, if not consistently applied, accompanied by details of the inconsistencies); provided that if the Borrower elects to apply or is required to apply International Financial Reporting Standards ("IFRS") accounting principles in lieu of GAAP, upon any such election and notice to the Facility Agent, references herein to GAAP shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement); provided further that if, as a result of (i) any change in GAAP or IFRS or in the interpretation thereof or (ii) the application by the Borrower of IFRS in lieu of GAAP, in each case, after the date of the first set of financial statements provided to the Facility Agent hereunder, there is a change in the manner of determining any of the items referred to herein or therein that are to be determined by reference to GAAP, and the effect of such change would (in the reasonable opinion of the Borrower or the Facility Agent) be such as to affect the basis or efficacy of the financial covenants contained in Section 7.2.4 in ascertaining the consolidated financial condition of the Borrower and its Subsidiaries and the Borrower notifies the Facility Agent that the Borrower requests an amendment to any provision hereof to eliminate such change occurring after the date hereof in GAAP or the application thereof on the operation of such provision (or if the Facility Agent notifies the Borrower that the Majority Lenders request an amendment to any provision hereof for such purpose), then such item shall for the purposes of Section 7.2.4 continue to be determined in accordance with GAAP relating thereto as if GAAP were applied immediately prior to such change in GAAP or in the interpretation thereof until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing, all obligations of any person that are or would be characterized as operating lease obligations in accordance with GAAP as in effect on 31 December 2018 (whether or not such operating lease obligations were in effect on such date) shall continue to be accounted for as operating lease obligations for the purposes of this Agreement regardless of any change in GAAP on or following 31 December 2018 that would otherwise require such obligations to be recharacterized (on a prospective or retroactive basis or otherwise) as capitalised leases provided that for clarification purposes, operating leases recorded as liabilities on the balance sheet due to a change in accounting treatment, or otherwise, shall for all purposes not be counted as Indebtedness, Capital Lease Obligations or Capitalised Lease Liabilities.

SECTION 1.5. Application of this Agreement to KfW IPEX as an Option A Lender

The Parties are aware that KfW IPEX will not enter into an Option A Refinancing Agreement with KfW. However, for the purposes of this Agreement, KfW IPEX as lender will be deemed to have entered into an Option A Refinancing Agreement with KfW. Consequently, any reference to an Option A Lender shall include KfW IPEX and any reference to an Option A Refinancing Agreement shall include the Option A Refinancing Agreement deemed to have been entered into by KfW IPEX.

SECTION 1.6. Contractual Recognition of Bail-In

Notwithstanding any other term of any Loan Document or any other agreement, arrangement or understanding between the parties to this Agreement, each such party acknowledges and accepts that any liability of any party to this Agreement to any other party to this Agreement under or in connection with the Loan Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)            any Bail-In Action in relation to any such liability, including (without limitation):

(i)             a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)            a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)           a cancellation of any such liability; and

(b)           a variation of any term of any Loan Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

In this Section 1.6:

"Article 55 BRRD" means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

"Bail-In Action" means the exercise of any Write-down and Conversion Powers.

"Bail-In Legislation" means:

(a)            in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)           in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation; and

(c)            in relation to the United Kingdom, the UK Bail-In Legislation.

"EEA Member Country" means any Member State of the European Union, Iceland, Liechtenstein and Norway.

"EU Bail-In Legislation Schedule" means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

"Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers.

"UK Bail-In Legislation" means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

"Write-down and Conversion Powers" means:

(a)            in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)            in relation to any other applicable Bail-In Legislation other than the UK Bail-In Legislation:

(i)             any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)            any similar or analogous powers under that Bail-In Legislation; and

(c)            in relation to the UK Bail-In Legislation, any powers under the UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under the UK Bail-In Legislation that are related to or ancillary to any of those powers.

ARTICLE II
COMMITMENTS AND BORROWING PROCEDURES

SECTION 2.1. Commitment

On the terms and subject to the conditions of this Agreement (including Article V), each Lender severally agrees to make its portion of the Loan pursuant to its Commitment described in this Section 2.1. No Lender's obligation to make its portion of the Loan shall be affected by any other Lender's failure to make its portion of the Loan.

SECTION 2.1.1. Commitment of FEC Lenders.

On the Disbursement Date, each FEC Lender will make available to the Borrower (i) a loan in a maximum amount up to but not exceeding such FEC Lender's FEC Tranche A Commitment and (ii) a loan in a maximum amount up to but not exceeding such FEC Lender's FEC Tranche B Commitment.

SECTION 2.1.2. Commitment of Hermes Lenders.

On the Disbursement Date, each Hermes Lender will make available to the Borrower a loan in a maximum amount up to but not exceeding such Hermes Lender's Hermes Commitment.

SECTION 2.1.3. Commitment of Finnvera Balancing Lenders.

On the Disbursement Date, if applicable, each Finnvera Balancing Lender will make available to the Borrower a loan in a maximum amount up to but not exceeding such Finnvera Balancing Lender's Finnvera Balancing Commitment.

SECTION 2.1.4. Commitment Termination Date.

Each Lender's Commitment shall terminate on the earlier of (i) the Commitment Termination Date if the Purchased Vessel is not delivered to the Borrower prior to such date and (ii) the Actual Delivery Date.

SECTION 2.1.5. Defaulting Lender.

If any Lender shall default in its obligations under Section 2.1, the Facility Agent shall, at the request of the Borrower, use reasonable efforts to assist the Borrower in finding a bank or financial institution acceptable to the Borrower to replace such Lender.

SECTION 2.1.6. Reductions, increases and cancellations.

Unless expressly provided to the contrary:

(a)	any reduction, or cancellation of the FEC Tranche A Commitment shall adjust, reduce or cancel (as applicable) each FEC Lender's respective FEC Tranche A Commitment pro rata according to the amount of its respective FEC Tranche A Commitment immediately prior to such adjustment, reduction or cancellation;

(b)	any reduction or cancellation of the FEC Tranche B Commitment shall adjust, reduce, increase or cancel (as applicable) each FEC Lender's respective FEC Tranche B Commitment pro rata according to the amount of its respective FEC Tranche B Commitment immediately prior to such adjustment, reduction or cancellation;

(c)	any reduction or cancellation of the Hermes Commitment shall reduce or cancel (as applicable) each Hermes Lender's respective Hermes Commitment pro rata according to the amount of its respective Hermes Commitment immediately prior to such reduction or cancellation; and

(d)	any increase, reduction or cancellation of Finnvera Balancing Commitment shall adjust, reduce or cancel (as applicable) each Finnvera Balancing Lender's Finnvera Balancing Commitment pro rata according to the amount of its respective Finnvera Balancing Commitment immediately prior to such adjustment, reduction or cancellation.

SECTION 2.2. Voluntary Reduction of Commitments

(a)	The Borrower may at any time prior to the date of a Loan Request terminate, or from time to time partially reduce, the Commitments upon written notice to the Facility Agent setting forth the total amount of the reduction in the Commitments (the "Reduction Notice"); provided that any such reduction shall be applied (i) pro rata among the FEC Commitment Amount, the Hermes Commitment Amount and the Finnvera Balancing Commitment Amount determined immediately prior to giving effect to such reduction (ii) as between the FEC Tranche A Commitment Amount and the FEC Tranche B Commitment Amount, as directed by the Borrower in the Reduction Notice and (iii) as among each FEC Lender holding an FEC Tranche A Commitment, pro rata according to the amount of its respective FEC Tranche A Commitment immediately prior to giving effect to such reduction, (iv) as among each FEC Lender holding an FEC Tranche B Commitment, pro rata according to the amount of its respective FEC Tranche B Commitment immediately prior to giving effect to such reduction, (v) as among each Hermes Lender holding a Hermes Commitment, pro rata according to the amount of its respective Hermes Commitment immediately prior to giving effect to such reduction and (vi) as among each Finnvera Balancing Lender holding a Finnvera Balancing Commitment, pro rata according to the amount of its respective Finnvera Balancing Commitment immediately prior to giving effect to such reduction. The requested reduction shall be effective two Business Days after the date of delivery of the Reduction Notice to the Facility Agent.

(b)	Except as provided in Sections 2.2(c), 2.2(d) and 2.2(e) below, each voluntary reduction in Commitments pursuant to this Section 2.2 shall be without premium or penalty.

(c)	If a Reduction Notice is delivered by the Borrower to the Facility Agent on or prior to the Election Date in relation to the Hermes Loan and, if applicable, the Finnvera Balancing Loan, the Borrower shall not incur any liability to make any payments pursuant to Section 4.4 or to incur any other indemnity or compensation obligation. If a Reduction Notice is delivered by the Borrower after the Election Date in relation to the Hermes Loan and, if applicable, the Finnvera Balancing Loan, the Borrower shall either (i) pay such compensation to the relevant Hermes Lenders, Finnvera Balancing Lenders (if applicable) and Fixed Rate Provider as required by, and in accordance with, Section 4.4 to the extent such Hermes Lender, Finnvera Balancing Lender (if applicable) or Fixed Rate Provider incurs a loss as set out in Section 4.4 or (ii) with the prior written consent of FEC as a Fixed Rate Provider, extend the Disbursement Date to a date that falls at least 65 days after the date the Reduction Notice in relation to the Hermes Loan and, if applicable the Finnvera Balancing Loan was first delivered by the Borrower. In the event that the Borrower elects the option under the foregoing clause (ii), the Borrower shall deliver a Loan Request to the Facility Agent in accordance with Section 2.5(a), and the proposed Disbursement Date set out in such Loan Request shall be a date that falls at least 65 days after the date the Reduction Notice was first delivered by the Borrower.

(d)	If, during the period commencing on the Effective Date and ending on the Disbursement Date, the Borrower howsoever reduces the FEC Tranche A Commitment Amount, the Borrower shall pay such Break Costs as required by, and in accordance with, Section 4.4.

(e)	Where the Commitments are terminated or reduced pursuant to this Section 2.2, the Borrower shall pay to the Facility Agent and the Lenders any fees and commissions that have accrued to but excluding the date of termination or partial reduction (but, in the case of a partial reduction of Commitments, only in respect of the amount of the partial reduction). Any such payment shall be made on the second (2nd) Business Day following receipt by the Borrower of an invoice setting forth the accrued fees and commissions so payable.

SECTION 2.3. Notification of Hermes Documentary Requirements

(a)	Promptly following its receipt of the Hermes Insurance Policy, the Facility Agent shall notify the Borrower in writing (with a copy to the Builder) of the documentary requirements specified by Hermes in the letter from Hermes and the letter from Hermes to the Hermes Agent detailing the Hermes Documentary Requirements (as defined below) in order for the Hermes Insurance Policy to become effective in relation to any specified German Construction Contract Component from time to time (the "Hermes Documentary Requirements").

(b)	The Hermes Documentary Requirements as notified by the Facility Agent to the Borrower pursuant to Section 2.3(a) shall constitute the definitive list of documents which are to be delivered to the Facility Agent pursuant to Section 5.1.6(d).

SECTION 2.4. Adjustment of Hermes Commitment Amount and Finnvera Balancing Commitment Amount.

(a)	The Finnvera Balancing Commitment Amount may be increased from zero to an amount up to but not exceeding the aggregate of the Maximum Balancing Amount subject to and in accordance with this Section 2.4 only. In order to determine the Maximum Balancing Amount, from time to time, the Facility Agent shall request the German Builder (up to 4 weeks before each German Content Review Date) to (a) confirm to the Facility Agent and the Borrower in writing the amount of the Actual German Content Component which is known or confirmed at that time and that part of such Actual German Content Component (if any) for which the Hermes Documentary Requirements can be satisfied and (b) provide copies of all the Hermes Documentary Requirements which are then available for any or all of the confirmed Actual German Content Component. On each German Content Review Date the Maximum Balancing Amount shall be reduced by the Eligible German Content Amount which is confirmed at that time provided that the Facility Agent has received from the German Builder (in satisfactory form) the relevant Hermes Documentary Requirements for such Eligible German Content Amount. On each German Content Review Date the Facility Agent shall calculate and confirm to each of the Borrower and Finnvera in writing the Maximum Balancing Amount then available in accordance with this Agreement which amount cannot be increased following each such confirmation.

(b)	No later than five (5) Business Days after the Final German Content Notice Date, the Borrower may, by written notice to the Facility Agent (the "Final German Content Notice"), elect without premium or penalty to re-allocate a portion of the Hermes Commitment Amount to the Finnvera Balancing Commitment Amount in the event the German Construction Contract Component at such time is expected to be less than EUR200,000,000 and/or there are any elements of the German Construction Contract Component for which the Hermes Documentary Requirements have not been satisfied (and are unlikely to be satisfied by the Final German Content Notice Date (or such later date in advance of the Contractual Delivery Date as the Borrower may agree with the Builder and the Facility Agent)). Any such written notice shall be accompanied by a letter from the German Builder regarding the then Actual German Content Component and the then current status of the Hermes Documentary Requirements. The amount that may be re-allocated pursuant to this Section 2.4(b) shall not exceed (a) 80% of the difference between EUR200,000,000 and the Eligible German Content Amount or (b) the Maximum Balancing Amount then available.

(c)	It is agreed that any partial deficiency in the fulfilment of the Hermes Documentary Requirements relating to a part of the German Construction Contract Component shall not affect the validity of the Hermes Insurance Policy in relation to the remaining German Construction Contract Component and shall not affect the Borrower's right to draw such portion of the Hermes Commitment Amount upon the terms of this Agreement in relation to all those elements of the German Construction Contract Component for which the Hermes Documentary Requirements have been met.

(d)	In the circumstances set forth in this Section 2.4 only, the Finnvera Balancing Commitment Amount (including any amount specified in Section 2.4(b)) shall be available to the Borrower under the terms of this Agreement.

(e)	Section 2.1.6 shall apply to any adjustment of the Hermes Commitment Amount and/or the Finnvera Balancing Commitment Amount under this Section 2.4.

(f)	In the event the Facility Agent has not received the Final German Content Notice by the Final German Content Notice Date or, if as of such Final German Content Notice Date, the Facility Agent has received written notice from the Borrower (accompanied by a letter from the Builder) indicating that the German Construction Contract Component is equal to or greater than EUR200,000,000 and that all Hermes Documentary Requirements can be met in relation to the German Construction Component, then the Finnvera Balancing Commitment will be automatically cancelled without premium or penalty and will not be available for drawing.

SECTION 2.5. Borrowing Procedure

(a)	The Borrower shall deliver a Loan Request and the documents required to be delivered pursuant to Section 5.1.1(a) to the Facility Agent as follows: (i) in relation to the FEC Loan on or before 10:00 a.m., London time, not more than fifteen (15) or less than eight (8) Business Days in advance of the Disbursement Date and (ii) in relation to the Hermes Loan and, if applicable, the Finnvera Balancing Loan, on or before 10:00 a.m., London time, not more than fifteen (15) or less than two (2) Business Days in advance of the Disbursement Date, in each case, the Disbursement Date being not earlier than two (2) Business Days prior to the Expected Delivery Date (the "Loan Request Date"). Where there are two Loan Requests under (i) and (ii) above, the Disbursement Date shall be the same date in each Loan Request. The Loan Request(s) shall indicate the amount of each of the FEC Tranche A Loan, FEC Tranche B Loan, Hermes Loan and, if applicable, the Finnvera Balancing Loan that the Borrower, in its discretion, elects to draw hereunder provided that:

i.	the aggregate amount of FEC Tranche A Loan shall not exceed the FEC Tranche A Commitment Amount as of the Loan Request Date;

ii.	the aggregate amount of FEC Tranche B Loan shall not exceed the FEC Tranche B Commitment Amount as of the Loan Request Date;

iii.	the aggregate amount of Hermes Loan shall not exceed the Hermes Commitment Amount as of the Loan Request Date;

iv.	the aggregate amount of the Finnvera Balancing Loan shall not exceed the Finnvera Balancing Commitment Amount as of the Loan Request Date;

v.	the aggregate amount of the Loan shall not exceed the US Dollar Maximum Loan Amount; and

vi.	each of the FEC Loan, the Hermes Loan and, if applicable, the Finnvera Balancing Loan is drawn down on a pro rata basis.

(b)	The Facility Agent shall, no later than 11:00 a.m., London time, eight (8) Business Days prior to the Disbursement Date, notify each Lender of any Loan Request by forwarding a copy thereof to each Lender, together with its attachments. On the terms and subject to the conditions of this Agreement, the Loan shall be made on the date specified in such Loan Request provided that it is a Business Day. On or before 2:00 p.m., London time, on the Business Day specified in such Loan Request, each Lender shall, without any set-off or counterclaim, deposit with the Facility Agent same day Dollar funds in an amount equal to such Lender's Percentage of each of the FEC Loan, the Hermes Loan and, if applicable, the Finnvera Balancing Loan requested by such Loan Request. Such deposit will be made to an account which the Facility Agent shall specify from time to time by notice to the Lenders. To the extent funds are so received from the Lenders, the Facility Agent shall, without any set-off or counterclaim, make such funds available to the Borrower on the Business Day specified in the Loan Request by wire transfer of same day funds to the account or accounts the Borrower shall have specified in its Loan Request.

(c)	The Borrower shall be entitled, upon receipt of the Dollar funds into the account referred to in Section 2.5(b) above, (i) to complete the purchase of EUR with its counterparties or otherwise as set out in the Loan Request (by authorising and instructing the Facility Agent to remit the necessary Dollar funds to the said counterparties) and shall procure the payment of all EUR proceeds of such transactions to the EUR Pledged Account no later than the Business Day immediately following the Business Day specified in the Loan Request and (ii) to the extent of any such Dollar funds as shall not be used to purchase EUR, shall procure (by authorising and instructing the Facility Agent accordingly) the payment of such Dollar funds to the Dollar Pledged Account on the Disbursement Date.

(d)	The Facility Agent shall direct that moneys standing to the credit of the Pledged Accounts shall, in the manner set out in the Loan Request and in accordance with the requirements and provisions of the Pledge Agreement, be disbursed as follows on the dates specified below:

(i)	on the Actual Delivery Date, in EUR, to the account of the Builder, as designated by the Builder and identified by the Borrower in the Loan Request, to the extent necessary to meet the final instalment of the Contract Price (including any portion thereof attributable to the NYC Allowance) provided that the Hermes Loan shall only finance up to the lesser of EUR160,000,000 and 80% of the German Construction Contract Component, with the FEC Tranche A Loan, FEC Tranche B Loan and, if applicable, the Finnvera Balancing Loan financing the balance of the final instalment;

(ii)	on the Disbursement Date, in Dollars to Finnvera in or towards payment of the Finnvera Premium and, if applicable, the Finnvera Balancing Premium provided that the relevant portion of the FEC Tranche B Loan shall only finance the Finnvera Premium and, if applicable, the relevant portion of the Finnvera Balancing Loan shall only finance the Finnvera Balancing Premium; and

(iii)	on the Actual Delivery Date, in Dollars (based on the spot rate of exchange specified in the invoice issued by Hermes prior to the Actual Delivery Date) (a) to Hermes in payment of the Second Fee; and (b) to the account of the Borrower, as designated by the Borrower and identified by the Borrower in the Loan Request, in reimbursement of the First Fee and in respect of any additional amounts standing to the Dollar Pledged Account as of the date of such disbursement provided that the relevant portion of the Hermes Loan shall only finance payment of such First Fee and Second Fee.

SECTION 2.6. Funding

Each Lender may, if it so elects, fulfil its obligation to make or continue its portion of the Loan hereunder by causing a branch or Affiliate (or an international banking facility created by such Lender) other than that indicated next to its signature to this Agreement or, as the case may be, in the relevant Transfer Certificate or Lender Assignment Agreement, to make or maintain such portion of the Loan; provided that such portion of the Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such portion of the Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility; provided, further, that the Borrower shall not be required to pay any amount under Section 4.3, 4.4, 4.5 and 4.6 that is greater than the amount which it would have been required to pay had the Lender not caused such branch or Affiliate (or international banking facility) to make or maintain such portion of the Loan.

ARTICLE III
REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

SECTION 3.1. Repayments and prepayment consequent upon reduction in Contract Price

(a)	Subject to Section 3.1(b), the Borrower shall repay the Loan in 24 equal semi-annual instalments, with the first instalment to fall due on the date falling six (6) months after the Disbursement Date and the final instalment to fall due on the date of Final Maturity.

(b)	If, on the Actual Delivery Date, the outstanding principal amount of the Loan exceeds the US Dollar Maximum Loan Amount (as a result of a reduction in the Contract Price after the Disbursement Date and before the delivery of the Purchased Vessel), the Borrower shall prepay the Loan in an amount equal to such excess within two (2) Business Days after the Actual Delivery Date. Any such partial prepayment shall be applied on a pro rata basis across each of the FEC Loan, the Hermes Loan and, if applicable, the Finnvera Balancing Loan provided that the Borrower may direct how such pro rata prepayment shall be applied between the FEC Tranche A Loan and the FEC Tranche B Loan.

(c)	No amount repaid or prepaid by the Borrower pursuant to this Section 3.1 may be re-borrowed under the terms of this Agreement.

SECTION 3.2. Prepayment

SECTION 3.2.1. Voluntary Prepayment

The Borrower:

(a)	may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of the Loan; provided that:

(i)	all such voluntary prepayments shall require (x) for prepayments on or after the Disbursement Date made prior to the Actual Delivery Date in respect of the advance made on the Disbursement Date, at least two (2) Business Days' prior written notice to the Facility Agent, and (y) for all other prepayments, at least thirty (30) calendar days' prior written notice (or such shorter period as the Majority Lenders may agree), if all or any portion of the prepayment is to be applied in prepayment of a Fixed Rate Loan, or otherwise at least five (5) Business Days' (or, if such prepayment is to be made on the last day of an Interest Period for the Loan, four (4) Business Days') prior written notice, in each case to the Facility Agent; and

(ii)	all such voluntary partial prepayments shall be in an aggregate minimum amount of $10,000,000 and a multiple of $1,000,000 (or in the remaining amount of the Loan) and shall be applied in forward order of maturity, inverse order of maturity or ratably at the Borrower's option against the remaining instalments; provided, however, that any such partial prepayment shall be applied on a pro rata basis across each of the FEC Loan, the Hermes Loan and, if applicable, the Finnvera Balancing Loan and provided further that the Borrower may direct how such pro rata prepayment shall be applied between the FEC Tranche A Loan and the FEC Tranche B Loan.

SECTION 3.2.2. Illegality

(a)	If, by reason of a Change in Law, it becomes unlawful under any applicable law (i) for a Lender to be subject to a commitment to make available to the Borrower such Lender's portion of the FEC Loan and/or Hermes Loan and/or Finnvera Balancing Loan, if applicable, (ii) for a Lender to make or hold its portion of the FEC Loan and/or Hermes Loan and/or Finnvera Balancing Loan, if applicable, in its Lending Office, (iii) for a Lender to receive a payment under this Agreement or any other Loan Document or (iv) for a Lender to comply with any other material provision of, or to perform its obligations as contemplated by, this Agreement or any other Loan Document, the Lender affected by such Change in Law may give written notice (the "Illegality Notice") to the Borrower and the Facility Agent of such Change in Law, including reasonable details of the relevant Change of Law and specifying which, if not all, of its Commitment (the "Affected Commitment") and portion of the Loan (the "Affected Loan") is affected by such Change in Law. Any Illegality Notice must be given by a Lender no later than 120 days after such Lender first obtains actual knowledge or written notice of the relevant Change in Law.

(b)	If an affected Lender delivers an Illegality Notice prior to the Disbursement Date, then, subject to Section 11.20, (1) while the arrangements contemplated by the following clause (2) have not yet been completed and the Affected Commitment of such Lender has not been formally cancelled, such Lender shall not be obliged to fund its Affected Commitment and (2) the Borrower shall be entitled at any time within 50 days after receipt of such Illegality Notice to replace such Lender with another Lender hereunder or one or more other financial institutions (I) reasonably acceptable to the Facility Agent, (II) acceptable to each of Finnvera (in respect of the FEC Loan and, if applicable, the Finnvera Balancing Loan) and/or Hermes (in respect of the Hermes Loan) (as applicable), (III) meeting the criteria set out at section 2.2 of the Terms and Conditions (in respect of the Hermes Loan and, if applicable, the Finnvera Balancing Loan) and (IV) in the case of replacement of an Option A Lender, reasonably acceptable to KfW provided that any such assignment or transfer shall be either (x) in the case of a single assignment or transfer, an assignment or transfer of all of the rights and obligations of the assigning or transferring Lender under this Agreement with respect to the Affected Commitment or (y) in the case of more than one assignment or transfer, an assignment or transfer of a portion of such rights and obligations made concurrently with another such assignment or transfer or other such assignments or transfers that collectively cover all of the rights and obligations of the assigning or transferring Lender under this Agreement with respect to the Affected Commitment. If, at the end of such 50-day period, the Borrower has not so replaced such affected Lender as aforesaid and no alternative arrangements have been implemented pursuant to Section 11.20, the Affected Commitment held by such Lender shall be cancelled.

(c)	Subject to Proviso (a) in Section 9.2, if an affected Lender delivers an Illegality Notice on or following the Disbursement Date, then the Borrower shall have the right, but not the obligation, exercisable at any time within 50 days after receipt of such Illegality Notice (the "Option Period"), either (1) to prepay the portion of the Affected Loan held by such Lender in full on or before the expiry of the Option Period, together with all unpaid interest and fees thereon accrued to but excluding the date of such prepayment, or (2) to replace such Lender on or before the expiry of the Option Period with another Lender hereunder or one or more other financial institutions (I) reasonably acceptable to the Facility Agent, (II) acceptable to Finnvera (in respect of the FEC Loan and, if applicable, the Finnvera Balancing Loan) and/or Hermes (in respect of the Hermes Loan) (as applicable), (III) meeting the criteria set out in section 2.2 of the Terms and Conditions (in respect of the Hermes Loan and, if applicable, the Finnvera Balancing Loan) and (IV) in the case of replacement of an Option A Lender, reasonably acceptable to KfW; provided that (x) in the case of a single assignment or transfer, any such assignment or transfer shall be either an assignment or transfer of all of the rights and obligations of the assigning or transferring Lender under this Agreement with respect to the Affected Loan or, in the case of more than one assignment or transfer, an assignment or transfer of a portion of such rights and obligations made concurrently with another such assignment or transfer or other such assignments or transfers that collectively cover all of the rights and obligations of the assigning or transferring Lender under this Agreement with respect to the Affected Loan and (y) no Lender shall be obliged to make any such assignment or transfer as a result of an election by the Borrower pursuant to this Section 3.2.2(c) unless and until such Lender shall have received one or more payments from one or more Assignee Lenders, Transferee Lenders and/or the Borrower in an aggregate amount at least equal to the portion of the Affected Loan held by such Lender, together with all unpaid interest and fees thereon accrued to but excluding the date of such assignment or transfer (and all other amounts (including, without limitation, Break Costs) then owing to such Lender under this Agreement with respect to the Affected Loan).

SECTION 3.2.3. Prepayment requirements

Each prepayment of the Loan made pursuant to this Section 3.2 shall be without premium or penalty, except as may be required by Section 4.4. No amounts prepaid by the Borrower may be re-borrowed under the terms of this Agreement.

SECTION 3.3. Interest Provisions

Interest on the outstanding principal amount of the Loan shall accrue and be payable in accordance with this Section 3.3.

SECTION 3.3.1. Rates

(a)	The Loan shall accrue interest from the Disbursement Date to the date of repayment or prepayment of the Loan in full to the Lenders as follows:

(i)	on the FEC Tranche A Loan at the FEC CIRR Rate subject to any FEC Conversion in which case interest shall accrue on the FEC Tranche A Loan at the FEC Tranche A Floating Rate with effect from the date set forth in Section 3.3.3(b) or Section 3.3.3(c), as applicable; and

(ii)	on the FEC Tranche B Loan at the applicable Floating Rate; and

(iii)	on each of the Hermes Loan and, if applicable, the Finnvera Balancing Loan at the KfW Standard Fixed Rate or, if an election is made under section 3.3.1(b), at the KfW Fixed Rate, subject in each case to any election made by the Borrower to elect the applicable Floating Rate pursuant Section 3.3.2(b) or any conversion of any portion of the Hermes Loan and, if applicable, the Finnvera Balancing Loan held by a Lender to a Floating Rate Loan upon termination of the KfW CIRR Agreement to which such Lender is a party in accordance with Section 3.3.2(e) in which case the Hermes Loan and, if applicable, the Finnvera Balancing Loan shall each accrue interest at the applicable Floating Rate.

Interest calculated at the applicable Fixed Rate, the applicable Floating Rate or the FEC Tranche A Floating Rate (as the case may be) shall be payable semi-annually in arrears on each Repayment Date. The Loan shall bear interest for each Interest Period, from and including the first day of such Interest Period up to but excluding the last day of such Interest Period, at the interest rate determined as applicable to the Loan for such Interest Period and Interest Periods shall be for a duration of six months. All interest shall be calculated on the basis of the actual number of days elapsed over a year comprised of 360 days.

(b)	(i)	By written notice to the Facility Agent delivered on or before the Election Date, the Borrower may, subject to the prior administrative approval of KfW acting on the instructions of the Federal Republic of Germany, elect, without incurring any liability to make any payments pursuant to Section 4.4 or any other indemnity or compensation obligation, to pay interest on the Hermes Loan and, if applicable, the Finnvera Balancing Loan at the percentage rate per annum (the "KfW Fixed Rate") equal to the aggregate of:

(A)	the weighted average rate of interest (and having regard to the Percentage of the Hermes Commitment and, if applicable, the Finnvera Balancing Commitment of each Lender) at which KfW (on behalf of each Option A Lender) and each Option B Lender is able to hedge its respective cost of funding and payment profile of the Hermes Loan and, if applicable, the Finnvera Balancing Loan (and on the basis that the hedging by KfW shall be required to be approved by the Federal Republic of Germany), but which rate of interest shall, for this purpose, be neither a rate which is (1) lower than the KfW CIRR Floor or (2) higher than the KfW CIRR Cap; and

(B)	the KfW Fixed Rate Margin.

(ii)	The hedging costs used to determine the KfW Fixed Rate shall be determined in the good faith discretion of KfW (on behalf of each Option A Lender) and each Option B Lender. Where the Borrower makes an election to pay interest on the Hermes Loan and, if applicable, the Finnvera Balancing Loan at the KfW Fixed Rate it shall no longer be entitled to make an election under Section 3.3.2(b).

(iii)	In connection with the option to elect the KfW Fixed Rate set out above, at any time on or before the Election Date, the Borrower shall be entitled to consult with the Facility Agent and request that the Facility Agent obtains indicative quotes of the KfW Fixed Rate at or around the time of any such request and such indicative quotes (based on the relevant information provided by KfW and each Option B Lender) shall be forwarded by the Facility Agent to the Borrower. Each Option B Lender agrees to provide to the Facility Agent and KfW, promptly upon request, sufficient information and indicative rates of interest in relation to its hedging arrangements contemplated by Section 3.3.1(b) to enable the indicative KfW Fixed Rate to be provided to the Borrower pursuant to Section 3.3.1(b).

(c)	If, on or before the Election Date, the Borrower has neither elected the KfW Fixed Rate in accordance with Section 3.3.1(b) nor the applicable Floating Rate in accordance with Section 3.3.2(b) for the Hermes Loan and, if applicable, the Finnvera Balancing Loan, then it is acknowledged and agreed that on the date falling 64 days prior to the actual Disbursement Date (or, if such date is not a Business Day, the next Business Day following that date), that the KfW CIRR Cap shall be set as the KfW CIRR Rate for the purpose of the Fixed Rate applicable to each of the Hermes Loan and, if applicable, the Finnvera Balancing Loan.

SECTION 3.3.2. Conversion to Floating Rate

(a)          The Borrower shall only be obliged to make any indemnity or compensation payment to any Lender in connection with any conversion of the FEC Tranche A Loan from the FEC CIRR Rate to the FEC Tranche A Floating Rate following an FEC Conversion pursuant to Section 3.3.3 and in the circumstances set out in Section 3.3.3(b) and (c) below.

(b)          At any time prior to the Disbursement Date, and provided that the Borrower has not elected the KfW Fixed Rate pursuant to Section 3.3.1(b), the Borrower may elect to pay interest on the Hermes Loan and, if applicable, the Finnvera Balancing Loan at the applicable Floating Rate by written notice (the "KfW Floating Rate Election Notice") to the Facility Agent. If the KfW Floating Rate Election Notice is delivered by the Borrower on or prior to the Election Date, the Borrower shall not incur any liability to make any payments pursuant to Section 4.4 or to incur any other indemnity or compensation obligation. If the KfW Floating Rate Election Notice is delivered by the Borrower after the Election Date, the Borrower shall either (i) pay such compensation to the relevant Hermes Lenders and, if applicable, the relevant Finnvera Balancing Lenders as required by, and in accordance with, Section 4.4 to the extent such Lender incurs a loss as set out in Section 4.4 or (ii)  with the prior written consent of FEC as a Fixed Rate Provider extend the Disbursement Date to a date that falls at least 65 days after the date the KfW Floating Rate Election Notice was first delivered by the Borrower. In the event that the Borrower elects the option under the foregoing clause (ii), the Borrower shall deliver a Loan Request to the Facility Agent in accordance with Section 2.5(a), and the proposed Disbursement Date set out in such Loan Request shall be a date that falls at least 65 days after the date the KfW Floating Rate Election Notice was first delivered by the Borrower.

(c)          If the Borrower has not elected the applicable Floating Rate prior to the Disbursement Date as permitted by Section 3.3.2(b), the Borrower may elect, by written notice to the Facility Agent no later than 2:00 p.m. Frankfurt time 32 days prior to the end of an Interest Period and subject to Section 4.4, to pay interest on each of the Hermes Loan and, if applicable, the Finnvera Balancing Loan for the remainder of the term of the Hermes Loan and, if applicable, the Finnvera Balancing Loan at the applicable Floating Rate, with effect from the end of that Interest Period.

(d)          Any election made under any of Section 3.3.2(b) or Section 3.3.2(c) may only be made one time during the term of each of the Hermes Loan and, if applicable, the Finnvera Balancing Loan and shall be irrevocable.

(e)	(i)	If, during any Interest Period, and where interest on the Hermes Loan is determined at the applicable Fixed Rate, the KfW CIRR Agreement in effect with any Lender is terminated for any reason (other than as a result of the negligence or wilful misconduct of such Lender), then the portion of the Hermes Loan and, if applicable, the Finnvera Balancing Loan held by such Lender shall convert to a Floating Rate Loan on the last day of such Interest Period, and the Borrower shall pay interest on that portion of the Hermes Loan and, if applicable, the Finnvera Balancing Loan at the applicable Floating Rate for the remainder of the term of the Hermes Loan and, if applicable, the Finnvera Balancing Loan.

(ii)	Notwithstanding the foregoing paragraph, the Borrower shall not be obligated to make any indemnity or compensation payment to any Hermes Lender and, if applicable, any Finnvera Balancing Lender in connection with any conversion of the Hermes Loan and, if applicable, the Finnvera Balancing Loan or in each case any portion thereof to a Floating Rate Loan unless (a) such conversion is a result of an election by the Borrower pursuant to Section 3.3.2 (b) or (c) or (b) such conversion occurs as a result of any acceleration of the Hermes Loan and, if applicable, the Finnvera Balancing Loan due to the occurrence of an Event of Default.

SECTION 3.3.3. FEC Conversion

(a)	The parties to this Agreement acknowledge and agree that, at any time when the FEC Tranche A Loan is subject to the FEC CIRR Rate, FEC will have the right to effect an FEC Conversion with respect to the FEC Tranche A Loan (if it has been advanced) or the FEC Commitment relating to the FEC Tranche A Loan (if the FEC Tranche A Loan has not been advanced) if:

(i)	the funds made available under the Loan have been used for a purpose other than pursuant to Section 2.5(d);

(ii)	the Borrower has provided incorrect information in relation to an essential issue or failed to disclose matters that have an essential impact on the terms and conditions set out in schedule 3 of the FEC Supplemental Assignment Agreement or the approval of the FEC Financing;

(iii)	a Transferring Lender or the Facility Agent has provided incorrect information in an essential matter in connection with the Application or failed to disclose matters that have an essential impact on the approval of the FEC Financing; or

(iv)	a Transferring Lender or the Facility Agent is, in connection with the export transaction pursuant to the Construction Contract or the Loan, found by a court of competent jurisdiction to have been engaged prior to the Disbursement Date in any act that constitutes corrupt activity within the meaning described in clause 12 of the FEC Supplemental Assignment Agreement, or if otherwise the same is proven without controversy.

(b)	In the event that FEC is entitled under the terms of clause 13.1.1 of the FEC Supplemental Assignment Agreement to effect an FEC Conversion, it shall notify the Borrower through the Facility Agent and advise of the date on which the FEC CIRR Rate will terminate and the FEC Tranche A Floating Rate will apply (the "FEC Conversion Notice") and the Borrower and FEC shall agree the FEC Tranche A Floating Rate Margin which is to apply for purposes of determining the FEC Tranche A Floating Rate in accordance with the procedure set out in a separate side letter between the Borrower and FEC. Any margin agreed shall constitute the FEC Tranche A Floating Rate Margin to apply to the FEC Tranche A Loan effective on and from the date specified in the FEC Conversion Notice.

(c)	If the Borrower and FEC are unable to agree upon the alternative margin to apply for purposes of determining the FEC Tranche A Floating Rate as provided in Section 3.3.3(b), FEC shall set the FEC Tranche A Floating Rate Margin and FEC shall furnish a certificate to the Borrower and the Facility Agent (the "FEC Conversion Floating Rate Certificate") setting forth such rate (including margin) as soon as reasonably practicable, which FEC Tranche A Floating Rate Margin shall be effective on and from the date specified in the FEC Conversion Notice.

(d)	If an FEC Conversion occurs due to occurrence of the events or circumstances specified in Section 3.3.3(a)(ii), the Borrower shall indemnify FEC in its capacity as a Fixed Rate Provider for (x) any Break Costs incurred because of the change of the interest rate and regardless of whether any FEC Commitment is cancelled or any portion of the FEC Tranche A Loan is prepaid in connection with such change of interest and (y) the Interest Subsidy Amount Repayable.

(e)	If an FEC Conversion occurs due to the occurrence of the events or circumstances specified in Section 3.3.3(a)(i), (iii) or (iv), then, unless such events or circumstances are directly attributable to a breach by the Borrower of its obligations under the Loan Documents, the Facility Agent or Transferring Lender or Transferring Lenders who provided such incorrect information or engaged in such corrupt activity shall (A) indemnify FEC in its capacity as a Fixed Rate Provider for (x) any Break Costs incurred because of the change of the interest rate and regardless of whether any FEC Commitment is cancelled or any portion of the FEC Tranche A Loan is prepaid in connection with such change of interest and, except when Section 3.3.3(a)(iv) is applicable, (y) the Interest Subsidy Amount Repayable and (B) indemnify the Borrower no later than three (3) Business Days following the end of each Interest Period for any increase in the amount of interest which the Borrower has paid to the Facility Agent for such Interest Period in respect of the FEC Tranche A Loan as a result of the conversion from the applicable Fixed Rate to the FEC Tranche A Floating Rate.

(f)	If an FEC Conversion occurs due to the occurrence of the events or circumstances specified in Section 3.3.3(a)(i), (iii) or (iv) which are directly attributable to a breach by the Borrower of its obligations under the Loan Documents, the Borrower shall indemnify FEC in its capacity as a Fixed Rate Provider for (x) any Break Costs incurred because of the change of the interest rate and regardless of whether any FEC Commitment is cancelled or any portion of the FEC Tranche A Loan is prepaid in connection with such change of interest and (y) the Interest Subsidy Amount Repayable.

(g)	In the case of the indemnity under paragraph (d) or (f), the Facility Agent shall provide the Borrower with a certificate prepared by FEC to show, in sufficient detail, the method and basis of the computation of such Break Costs and Interest Subsidy Amount Repayable. In any case referred to in this Section 3.3.3(g), the Facility Agent shall collect from the Borrower the payments payable by the Borrower hereunder and pay such collected payments to FEC without delay upon receipt of such payments from the Borrower.

SECTION 3.3.4. Post-Maturity Rates

After the date any principal amount of the Loan is due and payable (whether on any Repayment Date, upon acceleration or otherwise), or after any other monetary Obligation of the Borrower shall have become due and payable, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts for each day during the period while such payment is overdue at a rate per annum certified by the Facility Agent to the Borrower (which certification shall be conclusive in the absence of manifest error) to be equal to:

(a)         in the case of any principal amount of the FEC Tranche A Loan while it is a Fixed Rate Loan, the sum of the FEC CIRR Rate plus 2% per annum;

(b)         in the case of any (i) principal of and interest on each of the Hermes Loan and, if applicable, the Finnvera Balancing Loan while each is a Fixed Rate Loan payable to each Option A Lender or (ii) interest on the Hermes Loan and, if applicable, the Finnvera Balancing Loan while each is a Fixed Rate Loan payable to each Option B Lender, the sum of the applicable Fixed Rate plus 3% per annum;

(c)         in the case of any principal amount bearing interest at (i) the FEC Tranche A Floating Rate, the sum of the FEC Tranche A Floating Rate plus 2% per annum or (ii) the applicable Floating Rate in the case of the FEC Tranche B Loan, the sum of that applicable Floating Rate plus 2% per annum; or

(d)         in the case of any principal amount of each of the Hermes Loan and, if applicable, the Finnvera Balancing Loan, where the applicable Floating Rate applies or in the case of any other amount representing a monetary Obligation (including without limitation principal on the Hermes Loan and, if applicable, the Finnvera Balancing Loan due to each Option B Lender) the sum of that applicable Floating Rate plus 3% per annum.

SECTION 3.3.5. Payment Dates

Interest accrued on the Loan shall be payable, without duplication, on the earliest of:

(a)	each Repayment Date;

(b)	the date of any prepayment, in whole or in part, of principal outstanding on the Loan (but only on the principal so prepaid);

(c)	on that portion of the Loan the repayment of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration; and

(d)	in the case of any interest on any principal, interest or other amount owing under this Agreement or any other Loan Document that is overdue, from time to time on demand of the Facility Agent until such overdue amount is paid in full.

SECTION 3.3.6. Interest Rate Determination; Replacement Reference Banks

The Facility Agent shall obtain from each Reference Bank timely information for the purpose of determining the LIBO Rate in the event that no relevant rate as described in paragraphs (a) and (b) of the definition of "LIBO Rate" is available and the LIBO Rate is to be the Reference Bank Rate. If any one or more of the Reference Banks shall fail to furnish in a timely manner such information to the Facility Agent for the Reference Bank Rate, the Facility Agent shall determine the Reference Bank Rate on the basis of the information furnished by the remaining Reference Banks. If the Borrower elects to add an additional Reference Bank hereunder or a Reference Bank ceases for any reason to be able and willing to act as such, the Facility Agent shall, at the direction of the Majority Lenders and after consultation with the Borrower and the Lenders, appoint a replacement for such Reference Bank reasonably acceptable to the Borrower, and such replaced Reference Bank shall cease to be a Reference Bank hereunder. The Facility Agent shall furnish to the Borrower and to the Lenders each determination of the LIBO Rate made by reference to the Reference Bank Rate.

SECTION 3.4. Commitment Fees

The Borrower agrees to pay to the Facility Agent for the account of each Lender and each Residual Risk Guarantor the commitment fees on the dates and in the amounts set out in a Fee Letter.

SECTION 3.5. Fees

SECTION 3.5.1. Participation Fee

The Borrower agrees to pay to the Facility Agent for the account of the Lenders (other than FEC) a participation fee on the dates and in the amounts set out in a Fee Letter.

SECTION 3.5.2. Agency Fee

The Borrower agrees to pay the Facility Agent (for its own account) an agency fee on the dates and in the amounts set out in a Fee Letter.

SECTION 3.5.3. Finnvera Premium and Finnvera Balancing Premium

(a)         On the Disbursement Date, the Borrower shall pay to the Facility Agent, for the account of and as agent for Finnvera, an amount equal to the product of the Applicable Finnvera Rate and the principal amount of the FEC Loan in Dollars.

(b)         On the Disbursement Date, the Borrower shall pay to the Facility Agent, for the account of and as agent for Finnvera, an amount equal to the product of the Applicable Finnvera Rate and the principal amount of the Finnvera Balancing Loan in Dollars.

SECTION 3.5.4. Residual Risk Guarantee Fee

The Borrower shall pay to each Residual Risk Guarantor the Residual Risk Guarantee Fee on the dates and in the amounts set out in a Fee Letter.

SECTION 3.5.5. Finnvera Handling Fee

The Borrower agrees to pay to the Facility Agent for and on behalf of Finnvera, the amount of the handling fee which has been invoiced by Finnvera pursuant to the Finnvera Guarantee in an amount equal to EUR20,000. Such handling fee shall be due and payable within 14 days of the Effective Date.

SECTION 3.6. CIRR Guarantee Charge

The Borrower agrees to pay to the Facility Agent for the account of the Federal Republic of Germany (via KfW) a CIRR guarantee charge on the dates and in the amounts set out in a Fee Letter.

SECTION 3.7. Other Fees

The Borrower agrees to pay to the Facility Agent the other agreed-upon fees set forth in the Fee Letters on the dates and in the amounts set forth therein.

SECTION 3.8. Limit on Interest Make-Up

If, in relation to any Interest Period during which any portion of the Hermes Loan and, if applicable, the Finnvera Balancing Loan held by a Lender carries interest at the applicable Fixed Rate, the amount of the interest make-up to be received by such Lender pursuant to the applicable KfW CIRR Agreement entered into by such Lender is limited to an annual rate of twelve per cent. (12%) per annum by virtue of the provisions of section 1.1 of the Terms and Conditions, then the Borrower shall pay to the Facility Agent for the account of such Lender any additional amount by way of interest equal to the amount of the interest make-up forgone by the relevant Lender as a consequence of such limitation. Such additional amount shall be payable by the Borrower within five (5) Business Days following receipt by the Borrower from the Facility Agent of the relevant Lender's invoice accompanied by reasonable calculation and explanation of the additional amount in question.

SECTION 3.9. Cancellation of KfW CIRR Agreements

No Lender shall be entitled to cancel or terminate the CIRR Agreement to which it is a party without the prior written consent of the Borrower.

ARTICLE IV
CERTAIN LIBO RATE AND OTHER PROVISIONS

SECTION 4.1. LIBO Rate Lending Unlawful

If after the Effective Date the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other governmental authority having jurisdiction over such Lender asserts that it is unlawful, for such Lender to make, continue or maintain its portion of (i) the FEC Tranche A Loan in the event it is accruing interest at the FEC Tranche A Floating Rate (ii) the FEC Tranche B Loan and/or (iii) the Hermes Loan and, if applicable, the Finnvera Balancing Loan in each case where it is accruing interest at the applicable Floating Rate, the obligation of such Lender to make, continue or maintain its portion of such (i) FEC Tranche A Loan (ii) FEC Tranche B Loan and/or (iii) Hermes Loan and, if applicable, the Finnvera Balancing Loan bearing interest at a rate based on the LIBO Rate shall, upon notice thereof to the Borrower, the Facility Agent and each other Lender, forthwith be suspended until the circumstances causing such suspension no longer exist, provided that such Lender's obligation to make, continue and maintain its portion of such FEC Tranche A Loan, FEC Tranche B Loan and/or Hermes Loan and, if applicable, the Finnvera Balancing Loan hereunder shall be automatically converted into an obligation to make, continue and maintain its portion of such (i) FEC Tranche A Loan (ii) FEC Tranche B Loan and/or (iii) Hermes Loan and, if applicable, Finnvera Balancing Loan bearing interest at a rate to be negotiated between such Lender and the Borrower that is the equivalent of the sum of the LIBO Rate for the relevant Interest Period plus the applicable Floating Rate Margin (in relation to the FEC Tranche B Loan and the Hermes Loan and, if applicable, the Finnvera Balancing Loan) or the FEC Tranche A Floating Rate Margin (in relation to the FEC Tranche A Loan where following an FEC Conversion this is subject to the FEC Tranche A Floating Rate).

SECTION 4.2. Screen Rate or Deposits Unavailable

If, in relation to a Floating Rate Loan, the Facility Agent shall have determined that:

(a)	the Screen Rate shall cease to be available as a publicly available benchmark rate; or

(b)	Dollar deposits in the relevant amount and for the relevant Interest Period are not available to each Reference Bank in its relevant market; or

(c)	by reason of circumstances affecting the Reference Banks' relevant markets, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate loans for the relevant Interest Period; or

(d)	if any Lender shall have entered into an Option B Interest Make-Up Agreement, the cost to Option B Lenders that in the aggregate hold more than 50% of the aggregate outstanding principal amount of the Hermes Loan and, if applicable, the Finnvera Balancing Loan then held by Option B Lenders, of obtaining matching deposits in the relevant interbank market for the relevant Interest Period would be in excess of the LIBO Rate (provided that no Option B Lender may exercise its rights under this Section 4.2(d) for amounts up to the difference between such Option B Lender's cost of obtaining matching deposits on the date such Option B Lender becomes a Lender hereunder less the LIBO Rate on such date), then the Facility Agent shall give notice of such determination (hereinafter called a "Determination Notice") to the Borrower and each of the Lenders holding a portion of a Floating Rate Loan. The Borrower, those Lenders and the Facility Agent shall then negotiate in good faith in order to agree upon, in the case of Section 4.2(a), the alternative benchmark rate to be substituted for the Screen Rate (hereinafter called the "Alternative Screen Rate") which would otherwise have applied under this Agreement and, in the case of Section 4.2(b), 4.2(c) and 4.2(d) above, a mutually satisfactory interest rate and interest period (or interest periods) to be substituted for those which would otherwise have applied under this Agreement. If the Borrower, those Lenders and the Facility Agent are unable to agree upon the Alternative Screen Rate or an interest rate (or rates) and interest period (or interest periods) (as the case may be) prior to the date occurring fifteen (15) Business Days after the giving of such Determination Notice, the Facility Agent shall (after consultation with those Lenders) (as the case may be) set an Alternative Screen Rate or interest rate and an interest period (or interest periods) in each case to take effect at the end of the Interest Period current at the date of the Determination Notice, which Alternative Screen Rate or rate (or rates), as applicable, shall be equal to the sum of the applicable Floating Rate Margin or, if applicable, the FEC Tranche A Floating Rate Margin and the Federal Funds Rate. The Facility Agent shall furnish a certificate to the Borrower as soon as reasonably practicable after the Facility Agent has given such Determination Notice setting forth such rate(s).

In the event that the circumstances described in Section 4.2(b), Section 4.2(c) and Section 4.2(d) shall extend beyond the end of an interest period agreed or set pursuant hereto, the foregoing procedure shall be repeated as often as may be necessary.

SECTION 4.3. Increased LIBO Rate Loan Costs, etc.

If after the Effective Date a change in any applicable treaty, law, regulation or regulatory requirement (including by introduction or adoption of any new treaty, law, regulation or regulatory requirement) or in the interpretation thereof or in its application to the Borrower, or if compliance by any Lender or Residual Risk Guarantor with any applicable direction, request, requirement or guideline (whether or not having the force of law) of any governmental or other authority including, without limitation, any agency of the European Union or similar monetary or multinational authority insofar as it may be changed or imposed after the date hereof, shall:

(a)	subject any Lender to any taxes, levies, duties, charges, fees, deductions or withholdings of any nature with respect to its portion of the Loan or any part thereof imposed, levied, collected, withheld or assessed by any jurisdiction or any political subdivision or taxing authority thereof (other than (i) taxes as to which such Lender is indemnified under Section 4.6 and (ii) taxes excluded from the indemnity set forth in Section 4.6); or

(b)	change the basis of taxation to any Lender or Residual Risk Guarantor (other than a change in taxation on the overall net income of any Lender or Residual Risk Guarantor) of payments of principal or interest or any other payment due or to become due pursuant to this Agreement; or

(c)	impose, modify or deem applicable any reserve or capital adequacy requirements (other than the increased capital costs described in Section 4.5) or other banking or monetary controls or requirements which affect the manner in which a Lender or a Residual Risk Guarantor shall allocate its capital resources to its obligations hereunder or require the making of any special deposits against or in respect of any assets or liabilities of, deposits with or for the account of, or loans by, any Lender or Residual Risk Guarantor (provided that such Lender or Residual Risk Guarantor shall, unless prohibited by law, allocate its capital resources to its obligations hereunder in a manner which is consistent with its present treatment of the allocation of its capital resources); or

(d)	impose on any Lender or any Residual Risk Guarantor any other condition affecting its portion of the Loan or any part thereof,

and the result of any of the foregoing is either (i) to increase the cost to such Lender of making its portion of the Loan or maintaining its portion of the Loan or any part thereof, (ii) to reduce the amount of any payment received by such Lender or such Residual Risk Guarantor or its effective return hereunder or on its capital or (iii) to cause such Lender to make any payment or to forego any return based on any amount received or receivable by such Lender or such Residual Risk Guarantor hereunder, then and in any such case if such increase or reduction in the opinion of such Lender or Residual Risk Guarantor materially affects the interests of such Lender or such Residual Risk Guarantor, (A) such Lender or such Residual Risk Guarantor shall (through the Facility Agent) notify the Borrower of the occurrence of such event and use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office or Issuing Office if the making of such a designation would avoid the effects of such law, regulation or regulatory requirement or any change therein or in the interpretation thereof and would not, in the reasonable judgment of such Lender or such Residual Risk Guarantor, be otherwise disadvantageous to such Lender or such Residual Risk Guarantor and (B) the Borrower shall forthwith upon such demand pay to the Facility Agent for the account of such Lender or such Residual Risk Guarantor such amount as is necessary to compensate such Lender or such Residual Risk Guarantor for such additional cost or such reduction and ancillary expenses, including taxes, incurred as a result of such adjustment unless such additional costs are attributable to a FATCA Deduction required to be made by a party to this Agreement or are otherwise excluded from the indemnity set forth in Section 4.6 or Section 11.4. Such notice shall (i) describe in reasonable detail the event leading to such additional cost, together with the approximate date of the effectiveness thereof, (ii) set forth the amount of such additional cost, (iii) describe the manner in which such amount has been calculated, (iv) certify that the method used to calculate such amount is such Lender's or Residual Risk Guarantor's standard method of calculating such amount, (v) certify that such request is consistent with its treatment of other borrowers that are subject to similar provisions, and (vi) certify that, to the best of its knowledge, such change in circumstance is of general application to the commercial banking industry in such Lender's or Residual Risk Guarantor's jurisdiction of organisation or in the relevant jurisdiction in which such Lender or Residual Risk Guarantor does business. Failure or delay on the part of any Lender or Residual Risk Guarantor to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or Residual Risk Guarantor's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or a Residual Risk Guarantor pursuant to this Section for any increased costs or reductions incurred more than three months prior to the date that such Lender or Residual Risk Guarantor notifies the Borrower of the circumstance giving rise to such increased costs or reductions and of such Lender's or Residual Risk Guarantor's intention to claim compensation therefor; provided further that, if the circumstance giving rise to such increased costs or reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof, but not more than six months prior to the date that such Lender or Residual Risk Guarantor notifies the Borrower of the circumstance giving rise to such cost or reductions and of such Lender's or Residual Risk Guarantor's intention to claim compensation therefor.

SECTION 4.4. Funding Losses Event and Defaulting Finance Party Break Costs

SECTION 4.4.1. Indemnity

(A)            In the event (i) any Lender is required to liquidate or to re-deploy (at not less than the market rate) deposits or other funds acquired by such Lender to fund any portion of the principal amount of its portion of the Loan (ii) FEC exercises its right to effect an FEC Conversion (iii) FEC exercises its right to effect an FEC Reassignment or (iv) any Hermes Lender or Finnvera Balancing Lender exercises its right to irrevocably terminate (in whole or in part) the CIRR Guarantee after the Latest Date in accordance with section 8.3 of the Terms and Conditions, in each case, as a result of:

(a)	if at the time interest is calculated at the applicable Floating Rate on all or any part of the Loan or, if applicable, the FEC Tranche A Floating Rate on such Lender's portion of the FEC Loan, any conversion or repayment or prepayment or acceleration of the principal amount of such Lender's portion of such Loan on a date other than the scheduled last day of an Interest Period or otherwise scheduled date for repayment or payment (in each case, including any payments as a result of an FEC Reassignment made in accordance with Section 9.1.10(A) where the Borrower is liable to pay Break Costs under Section 9.1.10(A)(b)), but excluding any prepayment made following an election by the Borrower to effect a voluntary prepayment pursuant to Section 3.2.2(c), or any mandatory prepayment pursuant to Section 9.1.11, by reason of a Non-Borrower Related Change in Law;

(b)	if at the time interest is calculated at the applicable Fixed Rate on such Lender's portion of the Loan, any repayment or prepayment or acceleration of the principal amount of such Lender's portion of such Loan, other than any repayment made on the date scheduled for such repayment (in each case, including but not limited to any payments whatsoever as a result of an FEC Conversion or an FEC Reassignment where the Borrower is liable to pay Break Costs under Section 3.3.3(d) or Section 3.3.3(f) in the case of an FEC Conversion and Section 9.1.10 (A)(b) in the case of an FEC Reassignment) excluding any voluntary prepayment of all or a portion of the Hermes Loan and/or the Finnvera Balancing Loan pursuant to Section 3.2.2(c) or any mandatory prepayment pursuant to Section 9.1.11, by reason of a Non-Borrower Related Change in Law;

(c)	any voluntary reduction of the FEC Tranche A Commitment at any time or any other reduction or termination of any Commitments other than the FEC Tranche B Commitment by the Borrower pursuant to Section 2.2 but only to the extent that the Borrower has a liability under this Section in the circumstances set out in Section 2.2(c)(i);

(d)	without prejudice to the rights of the Borrower to elect an option under Section 3.3.2(b), an election by the Borrower of the applicable Floating Rate for the Hermes Loan and, if applicable, the Finnvera Balancing Loan in accordance with (i) Section 3.3.2(b) (where the Disbursement Date is a date that falls less than 65 days after the KfW Floating Rate Election Notice was delivered by the Borrower under Section 3.3.2(b) and paragraph (i) of that Section 3.3.2(b) applies or (ii) Section 3.3.2 (c);

(e)	the Loan not being advanced in accordance with the Loan Request therefor due to the fault of the Borrower or as a result of any of the conditions precedent set forth in Article V not being satisfied;

(f)	any prepayment of the Loan by the Borrower pursuant to Section 4.11 or Section 9.2 (except for any mandatory prepayment pursuant to Section 9.1.11 by reason of a Non-Borrower Related Change in Law);

(g)	if at the time interest is determined or calculated (as the case may be) at the FEC CIRR Rate on such Lender's FEC Tranche A Commitment or portion of the FEC Tranche A Loan, as the case may be, the FEC Tranche A Loan not being advanced on or before the Commitment Termination Date or any cancellation or assignment or transfer of the FEC Tranche A Commitment pursuant to Section 3.2.2(b);

(h)	where interest on the Hermes Loan and, if applicable, the Finnvera Balancing Loan is calculated at the KfW Standard Fixed Rate or where the Borrower has elected the KfW Fixed Rate in accordance with Section 3.3.1(b), the Hermes Loan and, if applicable, the Finnvera Balancing Loan not being advanced on or before the Commitment Termination Date; or

(i)	where the Borrower has elected the KfW Fixed Rate in accordance with Section 3.3.1(b), the Disbursement Date of the Hermes Loan and, if applicable, the Finnvera Balancing Loan is not the same as the expected Disbursement Date at the time the Borrower elected the KfW Fixed Rate (and which expected Disbursement Date) was applied for the purpose of determining the KfW Fixed Rate),

(each, a "Funding Losses Event"), then, upon the written notice of such Lender to the Borrower (with a copy to the Facility Agent), the Borrower shall, within five (5) Business Days of its receipt of such notice:

a.	if at that time interest is calculated at the applicable Floating Rate for the FEC Tranche B Loan or, if applicable, the FEC Tranche A Floating Rate on such Lender's portion of the FEC Tranche A Loan, pay directly to the Facility Agent for the account of such Lender an amount equal to the amount, if any, by which:

(i)	interest calculated at the applicable Floating Rate or, if applicable, the FEC Tranche A Floating Rate which such Lender would have received on its share of the amount of the FEC Loan subject to such Funding Losses Event for the period from the date of receipt of any part of its share in the FEC Loan to the last day of the applicable Interest Period, exceeds:

(ii)	the amount which such Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Interest Period; or

b.	if at that time the FEC CIRR Rate is applied to the FEC Tranche A Commitment or the FEC Tranche A Loan (as applicable), pay to the Facility Agent acting on the instructions of FEC, (in its capacity as a Fixed Rate Provider) for the account of FEC in such capacity, the amount (if any) in Dollars determined by FEC, as a Fixed Rate Provider, by which:

(i)	the sum of the present value, discounted at the Reinvestment Rate, of each principal payment and interest payment which the FEC Lender would have received on its share of any amount of the FEC Tranche A Commitment that is cancelled or any outstanding amount of the FEC Tranche A Loan that is prepaid or accelerated, for the period from the date of cancellation or from the date of receipt of the prepayment of the principal amount of the FEC Tranche A Loan by the FEC Lender or the date of acceleration, until the date of Final Maturity (assuming for these purposes that interest would have accrued during the relevant period on a loan ("Deemed Loan") made on the date of cancellation or receipt of the principal amount prepaid in an amount equal to the FEC Tranche A Commitment so cancelled or the principal amount of the FEC Tranche A Loan so prepaid and where such Deemed Loan is repaid in proportional repayment instalments on each of the subsequent Repayment Dates), exceeds:

(ii)	the cancelled amount of the FEC Tranche A Commitment or the principal amount of the FEC Tranche A Loan prepaid plus accrued interest paid thereon since the previous interest payment date; or

c.	if at that time interest is calculated at the applicable Floating Rate on such Lender's portion of the Hermes Loan and, if applicable, the Finnvera Balancing Loan, pay directly to the Facility Agent for the account of such Lender an amount (the "Floating Rate Indemnity Amount") equal to the amount, if any, by which:

(i)	interest (not including the Floating Rate Margin applicable to the Hermes Loan and, if applicable, the Finnvera Balancing Loan) calculated at the applicable Floating Rate which such Lender would have received on its share of the amount of the Hermes Loan and, if applicable, the Finnvera Balancing Loan subject to such Funding Losses Event for the period from the date of receipt of any part of its share in the Hermes Loan and, if applicable, the Finnvera Balancing Loan to the last day of the applicable Interest Period, exceeds:

(ii)	the amount which such Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Interest Period; or

d.	if at that time interest is calculated at the KfW Fixed Rate or the KfW Standard Fixed Rate on such Lender's portion of the Hermes Loan and, if applicable, the Finnvera Balancing Loan, pay to the Facility Agent the sum of:

(A)	an amount equal to the amount, if any, by which:

(i)	interest calculated at the rate per annum equal to (a) the applicable KfW CIRR Rate which such Lender would have received on its share of the amount of the Hermes Loan and, if applicable, the Finnvera Balancing Loan subject to such Funding Losses Event minus (b) the applicable administrative margin of 0.20% in the case of the KfW Standard Fixed Rate or 0.20% to 0.50% in the case of the KfW Fixed Rate, for the period from the date of receipt of any part of its share of the Hermes Loan and, if applicable, the Finnvera Balancing Loan to the final scheduled date for the repayment of Hermes Loan and, if applicable, the Finnvera Balancing Loan in full pursuant to Section 3.1, exceeds:

(ii)	the amount by which such Lender would be able to obtain by placing for such remaining period an equal amount to the amount received by it on deposit and receiving interest equal to the money market rate then applicable to Dollars on the Reuters page "ICAP1" (the "Reinvestment Rate"), such amount to be discounted to present value at the Reinvestment Rate or, where the KfW Fixed Rate applies in the case of Sections 4.4.1(h) and (i), the cost to KfW (on behalf of each Option A Lender) and each Option B Lender of adjusting, renewing, terminating or otherwise altering the hedging arrangements entered into by KfW and each Option B Lender in connection with the settling and provision of the KfW Fixed Rate; plus

(B)	only if KfW (where such Lender is an Option A Lender) or the Lender (where such Lender is an Option B Lender) is funding itself at a floating rate, an amount equal to the Floating Rate Indemnity Amount (and assuming for the purpose of this calculation that the interest on the Hermes Loan and, if applicable, the Finnvera Balancing Loan is calculated at the applicable Floating Rate and not the applicable Fixed Rate).

Any amounts received by the Facility Agent under d.(A) above shall, unless otherwise advised by KfW, be for the account of, and shall be payable to, KfW on behalf of the Federal Republic of Germany; and any amounts received by the Facility Agent under d.(B) above in respect of a Lender's portion of the Hermes Loan and, if applicable, the Finnvera Balancing Loan shall be for the account of, and shall be payable to, KfW (where such Lender is an Option A Lender) or to that Lender (where such Lender is an Option B Lender).

If interest on the Hermes Loan and, if applicable, the Finnvera Balancing Loan is to be calculated at the applicable Fixed Rate or the Borrower has elected the KfW Fixed Rate in accordance with Section 3.3.1(b), and the Borrower voluntarily cancels, terminates or partially reduces the Hermes Commitments and, if applicable, the Finnvera Balancing Commitments in accordance with Section 2.2 or the amount of (i) the Hermes Loan is less than the total Hermes Commitments and (ii) if applicable, the Finnvera Balancing Commitments as at the date of this Agreement, and such cancellation or reduction is due to the non-delivery or late delivery of the Purchased Vessel by the Builder due to of the bankruptcy or insolvency of the Builder then (1) no indemnity payments can be claimed by the Option A Lenders under d. above in these circumstances and (2) where the cancellation arises as a result of the late delivery of the Purchased Vessel by the Builder, the amounts that can be claimed by way of indemnity from the Borrower under this Section 4.4 in respect of the KfW Fixed Rate in these circumstances shall be limited to the aggregate of the costs actually incurred by KfW (on behalf of the Option A Lenders) and each Option B Lender in adjusting the hedging arrangements entered into by KfW and such Option B Lenders in connection with the KfW Fixed Rate to take account of the delayed delivery date.

Such written notice shall include calculations in reasonable detail setting forth the loss or expense to such Lender.

(B)       Where a Defaulting Finance Party is liable to pay Break Costs to the Facility Agent for the account of FEC acting in its capacity as a Fixed Rate Provider pursuant to Section 3.3.3(e) or Section 9.1.10(A)(c) such Break Costs shall be determined in accordance with Section 4.4.1(A)b.

SECTION 4.5. Increased Capital Costs

If after the Effective Date any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority (a) results in an increase of the amount of capital required to be maintained by any Lender or any Person controlling such Lender, and the rate of return on its or such controlling Person's capital as a consequence of its Commitment or its portion of the Loan made by such Lender is reduced to a level below that which such Lender or such controlling Person would have achieved but for the occurrence of any such change in circumstance or (b) a Finance Party suffers a reduction of any amount payable under a Loan Document then, in each such case upon notice from time to time by such Lender or Finance Party to the Borrower, the Borrower shall immediately pay directly to such Lender or Finance Party additional amounts sufficient to compensate such Lender or such controlling Person or Finance Party for such reduction in rate of return. Any such notice shall (i) describe in reasonable detail the capital adequacy requirements which have been imposed, together with the approximate date of the effectiveness thereof, (ii) set forth the amount of such lowered return, (iii) describe the manner in which such amount has been calculated, (iv) certify that the method used to calculate such amount is such Lender's or Finance Party's standard method of calculating such amount, (v) certify that such request for such additional amounts is consistent with its treatment of other borrowers that are subject to similar provisions and (vi) certify that, to the best of its knowledge, such change in circumstances is of general application to the commercial banking industry in the jurisdictions in which such Lender or Finance Party does business. In determining such amount, such Lender or Finance Party may use any method of averaging and attribution that it shall, subject to the foregoing sentence, deem applicable. Each Lender or Finance Party agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Lending Office if the making of such a designation would avoid such reduction in such rate of return and would not, in the reasonable judgment of such Lender or Finance Party, be otherwise disadvantageous to such Lender or Finance Party. Failure or delay on the part of any Lender or Finance Party to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or Finance Party's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or Finance Party pursuant to this Section for any increased costs or reductions incurred more than three months prior to the date that such Lender or Finance Party notifies the Borrower of the circumstance giving rise to such reductions and of such Lender's or Finance Party's intention to claim compensation therefor; provided further that, if the circumstance giving rise to such reductions is retroactive, then the three-month period referred to above shall be extended to include the period of retroactive effect thereof, but not more than six months prior to the date that such Lender or Finance Party notifies the Borrower of the circumstance giving rise to such reductions and of such Lender's or Finance Party's intention to claim compensation therefor. Notwithstanding the foregoing, no amounts shall be payable pursuant to Section 4.5 in respect of (i) taxes to which a Finance Party is indemnified under Section 4.6 or (ii) taxes excluded from the indemnity set forth in Section 4.6.

SECTION 4.6. Taxes

All payments by any Obligor of principal of, and interest on, the Loan and all other amounts payable under any Loan Document, including for the avoidance of doubt under any Fee Letter, shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding with respect to each Lender (i) franchise taxes and taxes imposed on or measured by such Lender's net income or receipts of such Lender and franchise taxes imposed in lieu of net income taxes or taxes on receipts, by the jurisdiction under the laws of which such Lender is organised or any political subdivision thereof or the jurisdiction of such Lender's Lending Office or any political subdivision thereof or any other jurisdiction unless such net income taxes are imposed solely as a result of the applicable Obligor's activities in such other jurisdiction, and (ii) any taxes imposed under FATCA (such non-excluded items being called "Covered Taxes"). In the event that any withholding or deduction from any payment to be made by any Obligor under any Loan Document is required in respect of any Covered Taxes pursuant to any applicable law, rule or regulation, then the Borrower will:

(a)	pay directly to the relevant authority the full amount required to be so withheld or deducted;

(b)	promptly forward to the Facility Agent an official receipt or other documentation satisfactory to the Facility Agent evidencing such payment to such authority; and

(c)	pay to the Facility Agent for the account of the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required.

Moreover, if any Covered Taxes are directly asserted against the Facility Agent or any Lender with respect to any payment received or paid by the Facility Agent or such Lender hereunder, the Facility Agent or such Lender may pay such Covered Taxes and the Borrower will promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such person after the payment of such Covered Taxes (including any Covered Taxes on such additional amount) shall equal the amount such person would have received had no such Covered Taxes been asserted.

Any Lender claiming any additional amounts payable pursuant to this Section agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

If the Borrower fails to pay any Covered Taxes when due to the appropriate taxing authority or fails to remit to the Facility Agent for the account of the respective Lenders the required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders for any incremental withholding Covered Taxes, interest or penalties that may become payable by any Lender as a result of any such failure (so long as such amount did not become payable as a result of the failure of such Lender to provide timely notice to the Borrower of the assertion of a liability related to the payment of Covered Taxes). For purposes of this Section 4.6, a distribution hereunder by the Facility Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

If any Lender is entitled to any refund, credit, deduction or other reduction in tax by reason of any payment made by the Borrower in respect of any Covered Tax under this Section 4.6 or by reason of any payment made by the Borrower pursuant to Section 4.3, such Lender shall use reasonable efforts to obtain such refund, credit, deduction or other reduction and, promptly after receipt thereof, will pay to the Borrower such amount (plus any interest received by such Lender in connection with such refund, credit, deduction or reduction) as is equal to the net after-tax value to such Lender of such part of such refund, credit, deduction or reduction as such Lender reasonably determines is allocable to such Covered Tax or such payment (less out-of-pocket expenses incurred by such Lender), provided that no Lender shall be obligated to disclose to the Borrower any information regarding its tax affairs or tax computations.

Each Lender agrees with the Borrower and the Facility Agent that it will (i) (a) provide to the Facility Agent and the Borrower an appropriately executed copy of Internal Revenue Service ("IRS") Form W-9 (or any successor form) certifying the status of such Lender as a US person, IRS Form W-8ECI (or any successor form) certifying that any payments made to or for the benefit of such Lender are effectively connected with a trade or business in the United States or IRS Form W-8BEN-E (or any successor form) claiming the benefits of a tax treaty (but only if the applicable treaty described in such form provides for a complete exemption from U.S. federal income tax withholding), or any successor form, on or prior to the date hereof (or, in the case of any assignee or transferee Lender, Lender that changes its Lending Office, on or prior to the date of the relevant assignment, transfer or change), in each case attached to an IRS Form W-8IMY (or any successor form), if appropriate, (b) notify the Facility Agent and the Borrower if the certifications made on any form provided pursuant to this paragraph are no longer accurate and true in all material respects and (c) provide such other tax forms or other documents as shall be prescribed by applicable law, if any, or as otherwise reasonably requested, to demonstrate, to the extent applicable, the status of such Lender or that payments to such Lender hereunder are exempt from withholding under FATCA, and (ii) in all cases, provide such forms, certificates or other documents, as and when reasonably requested by the Borrower, necessary to claim any applicable exemption from, or reduction of, Covered Taxes, a FATCA Deduction or any payments made to or for benefit of such Lender, provided that the Lender is legally able to deliver such forms, certificates or other documents. For any period with respect to which a Lender (or assignee or transferee Lender) has failed to provide the Borrower with the foregoing forms (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided (which, in the case of an Assignee Lender or Transferee Lender, would be the date on which the original assignor or transferor was required to provide such form) or if such form otherwise is not required hereunder) such Lender (or assignee or transferee Lender) shall not be entitled to the benefits of this Section 4.6 or Section 11.4 with respect to Covered Taxes imposed by reason of such failure.

SECTION 4.7. Payments, Computations, etc.

(a)	Unless otherwise expressly provided in this Agreement or any other Loan Document, all payments by an Obligor in respect of amounts of principal, interest and fees or any other applicable amounts owing to the Lenders under any Loan Document shall be made by such Obligor to the Facility Agent for the account of the Lenders entitled to receive such payments and ratably in accordance with the respective amounts then due and payable to the Lenders. All such payments required to be made to the Facility Agent shall be made by the Borrower, without set-off, deduction or counterclaim, not later than 11:00 a.m., New York time, on the date due, in same day or immediately available funds through the New York Clearing House Interbank Payments System (or such other funds as may be customary for the settlement of international banking transactions in Dollars), to such account as the Facility Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Lenders on the next succeeding Business Day.

(b)	Each Option A Lender hereby instructs the Facility Agent to remit all payments of interest made with respect to any portion of the Hermes Loan and, if applicable, the Finnvera Balancing Loan held by such Option A Lender to KfW (A) less (x) the applicable Fixed Rate Margin and (y) the CIRR administrative fee of 0.20% or 0.20% to 0.50%, as applicable, but plus (z) an agreed KfW margin, if interest on the portion of the Hermes Loan and, if applicable, the Finnvera Balancing Loan made by that Lender is then calculated at the applicable Fixed Rate, or (B) less (x) the applicable Floating Rate Margin but plus (y) an agreed KfW margin, if interest on that portion of the Hermes Loan and, if applicable, the Finnvera Balancing Loan is then calculated at the Floating Rate.

(c)	Each Option B Lender hereby instructs the Facility Agent, with respect to any portion of the Hermes Loan and, if applicable, the Finnvera Balancing Loan held by such Option B Lender, to pay directly to such Option B Lender interest thereon at the applicable Fixed Rate or the applicable Floating Rate (whichever is applicable), on the basis that, if interest on such portion of the Hermes Loan and, if applicable, the Finnvera Balancing Loan is then calculated at the applicable Fixed Rate, such Option B Lender will, where amounts are payable to KfW by that Option B Lender under the KfW CIRR Agreement, account directly to KfW on behalf of the Federal Republic of Germany for any such amounts payable by that Lender under the KfW CIRR Agreement to which such Lender is a party.

(d)	The Facility Agent shall promptly (but in any event on the same Business Day that the same are received or, as contemplated in clause (a) of this Section, deemed received) remit in same day funds to each Lender its share, if any, of such payments received by the Facility Agent for the account of such Lender without any set-off, deduction or counterclaim. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days. Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by paragraph (a) of the definition of the term "Interest Period") be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

SECTION 4.8. Replacement Lenders, etc.

If the Borrower shall be required to make any payment to any Lender pursuant to Section 4.3, 4.5 or 4.6, the Borrower shall be entitled at any time (so long as no Default and no Prepayment Event shall have occurred and be continuing) within 180 days after receipt of notice from such Lender of such required payment to (a) terminate such Lender's Commitment (whereupon the Percentage of each other Lender shall automatically be adjusted to an amount equal to such Lender's rateable share of the remaining Commitments), (b) prepay the affected portion of such Lender's share of the Loan in full, together with accrued interest thereon through the date of such prepayment (provided that the Borrower shall not terminate any Lender's Commitment pursuant to clause (a) or prepay any such Lender pursuant to this clause (b) unless the Borrower and the Facility Agent shall have attempted in good faith over a period of 30 days to replace such Lender pursuant to the following clause (c)), and/or (c) except in the case of FEC in relation to the FEC Loan, replace such Lender with one or more financial institutions (I) reasonably acceptable to the Facility Agent in its capacity as Hermes Agent, (II) meeting the criteria set out in section 2.2 of the Terms and Conditions in the case of the Hermes Loan and, if applicable, the Finnvera Balancing Loan (III) acceptable to Hermes in the case of a Hermes Lender (IV) in the case of a replacement of an Option A Lender, reasonably acceptable to KfW and (V) acceptable to Finnvera in the case of an FEC Lender and, if applicable, a Finnvera Balancing Lender; provided that (x) in the case of a single assignment or transfer, any such assignment or transfer shall be either an assignment or transfer of all of the rights and obligations of the assigning or transferring Lender under this Agreement or, in the case of more than one assignment or transfer, an assignment or transfer of a portion of such rights and obligations made concurrently with another such assignment or transfer or other such assignments or transfers that collectively cover all of the rights and obligations of the assigning or transferring Lender under this Agreement and (y) no Lender shall be obliged to make any such assignment or transfer pursuant to this Section 4.8 unless and until such Lender shall have received one or more payments from one or more Assignee Lenders, Transferee Lenders and/or the Borrower in an aggregate amount at least equal to the portion of the Loan held by such Lender, together with all unpaid interest and fees thereon accrued to but excluding the date of such assignment or transfer (and all other amounts then owing to such Lender under this Agreement). Each Lender represents and warrants to the Borrower that, as of the date of this Agreement (or, with respect to any Lender not a party hereto on the date hereof, on the date that such Lender becomes a party hereto), there is no existing treaty, law, regulation, regulatory requirement, interpretation, directive, guideline, decision or request pursuant to which such Lender would be entitled to request any payments under any of Section 4.3, 4.5 and 4.6 to or for account of such Lender.

SECTION 4.9. Sharing of Payments

SECTION 4.9.1. Payments to Lenders

If a Lender (a "Recovering Lender") receives or recovers any amount from an Obligor other than in accordance with Section 4.7 (Payments, Computations, etc.) (a "Recovered Amount") and applies that amount to a payment due under the Loan Documents then:

(a)	the Recovering Lender shall, within three (3) Business Days, notify details of the receipt or recovery to the Facility Agent;

(b)	the Facility Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Lender would have been paid had the receipt or recovery been received or made by the Facility Agent and distributed in accordance with the said Section 4.7, without taking account of any taxes which would be imposed on the Facility Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Lender shall, within three (3) Business Days of demand by the Facility Agent, pay to the Facility Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Facility Agent determines may be retained by the Recovering Lender as its share of any payment to be made, in accordance with any applicable provisions of this Agreement.

SECTION 4.9.2. Redistribution of payments

The Facility Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Lenders (other than the Recovering Lender) (the "Sharing Lenders") in accordance with Section 4.7 of this Agreement towards the obligations of the Borrower to the Sharing Lenders.

SECTION 4.9.3. Recovering Lender's rights

On a distribution by the Facility Agent under Section 4.9.2 of a payment received by a Recovering Lender from the relevant Obligor, solely as between the Obligor and the Recovering Lender, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by the relevant Obligor.

SECTION 4.9.4. Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Lender becomes repayable to the Obligor and is repaid by that Recovering Lender to the Obligor, then:

(a)	each Sharing Lender shall, upon request of the Facility Agent, pay to the Facility Agent for the account of that Recovering Lender an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Lender for its proportion of any interest on the Sharing Payment which that Recovering Lender is required to pay) (the "Redistributed Amount"); and

(b)	solely as between the relevant Obligor and each relevant Sharing Lender, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by the relevant Obligor.

SECTION 4.9.5. Exceptions

(a)	This Section 4.9 shall not apply to the extent that the Recovering Lender would not, after making any payment pursuant to this Section 4.9, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Lender is not obliged to share with any other Lender any amount which the Recovering Lender has received or recovered as a result of taking legal or arbitration proceedings, if:

i.	it notified the other Lender of the legal or arbitration proceedings; and

ii.	the other Lender had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 4.10. Set-off

Upon the occurrence and during the continuance of an Event of Default or a Prepayment Event, each Lender shall have, to the extent permitted by applicable law, the right to appropriate and apply to the payment of the Obligations then due and owing to it any and all balances, credits, deposits, accounts or moneys of any Obligor then or thereafter maintained with such Lender; provided that any such appropriation and application shall be subject to the provisions of Section 4.9. Each Lender agrees promptly to notify the applicable Obligor and the Facility Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of set-off under applicable law or otherwise) which such Lender may have.

SECTION 4.11. Use of Proceeds

The Borrower shall apply the proceeds of the Loan in accordance with Section 2.5(c) and (d) and, in relation to the Disbursement Date, prior to such application, such proceeds shall be held in an account or accounts of the Facility Agent in accordance with the provisions of Section 2.5(b) and (c) or in an account or accounts that the Borrower shall have specified in its Loan Request in accordance with the provisions of Section 2.5(b); without limiting the foregoing, no proceeds of the Loan will directly or indirectly be used to lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or any other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such finding is a Sanctioned Person or Sanctioned Country, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loan, whether as advisor, lender, facility or other agent or otherwise) or (iii) to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934 or any "margin stock", as defined in F.R.S. Board Regulation U. If the proceeds of the Loan have not been paid either (A) to the Builder or its order in accordance with Section 2.5(d)(i) and to, Finnvera, Hermes and the Borrower in accordance with Section 2.5(d)(ii) or 2.5(d)(iii) or (B) to the Facility Agent (directly or indirectly) in prepayment of the Loan under Section 3.2.1(a) or by 9:59 p.m. (London time) on the second Business Day after the Disbursement Date, such proceeds shall continue to be pledged by the Borrower upon receipt in accordance with Section 2.5(c) as collateral pursuant to the Pledge Agreement pending the Actual Delivery Date. If, within 30 days of the Disbursement Date, the Borrower notifies the Facility Agent that the Actual Delivery Date is expected to be materially delayed, the Facility Agent, the Borrower and the Lenders shall discuss in good faith (but without obligation) for a period of 30 days to agree whether the Loan can be repaid and reborrowed and the terms that would apply to any such re-borrowing. In the event that no agreement is reached and the delivery of the Purchased Vessel does not occur on or before 2 February 2026, the proceeds in the Pledged Accounts shall be applied as a prepayment against the Loan in accordance with Section 9.2.

SECTION 4.12. FATCA Deduction

(a)            Each party to the Agreement may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no party to the Agreement shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)            Each party to the Agreement shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the other party to the Agreement to whom it is making the payment and, in addition, shall notify the Borrower and the Facility Agent, and the Facility Agent shall notify the other parties to the Agreement.

SECTION 4.13. FATCA Information

(a)            Subject to paragraph (c) below, each party (other than the Borrower) shall, within ten (10) Business Days of a reasonable request by another party (other than the Borrower):

(i)             confirm to that other party whether it is:

(A)           a FATCA Exempt Party; or

(B)            not a FATCA Exempt Party;

(ii)            supply to that other party such forms, documentation and other information relating to its status under FATCA as that other party reasonably requests for the purposes of that other party's compliance with FATCA;

(iii)           supply to that other party such forms, documentation and other information relating to its status as that other party reasonably requests for the purposes of that other party's compliance with any other law, regulation, or exchange of information regime.

(b)            If a party confirms to another party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly.

(c)            Paragraph (a) above shall not oblige any Lender or the Facility Agent to do anything, and paragraph (a)(iii) above shall not oblige any other party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)             any law or regulation;

(ii)            any fiduciary duty; or

(iii)           any duty of confidentiality.

(d)            If a party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such party shall be treated for the purposes of the Loan Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the party in question provides the requested confirmation, forms, documentation or other information.

(e)	If the Borrower becomes a US Tax Obligor or the Facility Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:

(i)	where the Borrower is a US Tax Obligor, the date of this Agreement;

(ii)	where the Borrower is a US Tax Obligor on a date an assignment or transfer is made pursuant to Section 11.11.1 and the relevant Lender is an Assignee Lender or a Transferee Lender that becomes a Lender in accordance with Section 11.11.1, the date on which such Assignee Lender or Transferee Lender becomes a Lender;

(iii)	the date of a request from the Facility Agent,

supply to the Facility Agent:

(A)	a withholding certificate on Form W-8 (or any successor form), Form W-9 (or any successor form) or any other relevant form; or

(B)	any withholding statement or other document, authorisation or waiver as the Facility Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)	The Facility Agent shall provide any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) above to the Borrower.

(g)	If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Facility Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Facility Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Facility Agent). The Facility Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the Borrower.

(h)	The Facility Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraph (e) or (g) above without further verification. The Facility Agent shall not be liable for any action taken by it under or in connection with paragraph (e), (f) or (g) above.

SECTION 4.14. Resignation of the Facility Agent

The Facility Agent shall resign (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent) if:

(a)            the Facility Agent fails to respond to a request under Section 4.13 and the Borrower or a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party; or

(b)            the information supplied by the Facility Agent pursuant to Section 4.13 indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party; or

(c)            the Facility Agent notifies the Borrower and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party,

and (in each case) the Borrower or a Lender reasonably believes that a party to this Agreement will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and the Borrower or that Lender, by notice to the Facility Agent, requires it to resign, provided that any such resignation (i) shall be subject to the restrictions in the FEC Supplemental Assignment Agreement and (ii) shall not become effective until a successor Facility Agent has been appointed as provided in Section 10.5, such successor Facility Agent has accepted such appointment and the consent of each of Hermes and the Finnish Authority has been obtained for the resignation.

ARTICLE V
CONDITIONS TO BORROWING

SECTION 5.1. Advance of the Loan

The obligation of the Lenders to fund all or any portion of the Loan on the Disbursement Date shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 5.1. The Facility Agent shall advise the Lenders of the satisfaction of the conditions precedent set forth in this Section 5.1 prior to funding on the Disbursement Date.

SECTION 5.1.1. Resolutions, etc.

The Facility Agent shall have received from the Borrower:

(a)	a certificate of its Secretary or Assistant Secretary as to the incumbency and signatures of those of its officers authorised to act with respect to this Agreement and each other Loan Document and as to the truth and completeness of the attached:

i.	resolutions of its Board of Directors then in full force and effect authorising the execution, delivery and performance of this Agreement and each other Loan Document, and

ii.	Organic Documents of the Borrower,

and upon which certificate the Lenders may conclusively rely until the Facility Agent shall have received a further certificate of the Secretary or Assistant Secretary of the Borrower cancelling or amending such prior certificate; and

(b)	a Certificate of Good Standing issued by the relevant Liberian authorities in respect of the Borrower.

SECTION 5.1.2. Opinions of Counsel

The Facility Agent shall have received opinions, addressed to the Facility Agent and each Lender, from:

(a)	Watson Farley & Williams LLP, counsel to the Borrower, as to Liberian law, covering the matters set forth in Exhibit B-1 hereto;

(b)	Stephenson Harwood LLP, counsel to the Facility Agent, as to English law, covering the matters set forth in Exhibit B-2 hereto;

(c)	Norton Rose Fulbright (Germany) LLP, counsel to the Facility Agent and the Lenders as to German law;

(d)	Clifford Chance US LLP, United States tax counsel to the Facility Agent for the benefit of the Lenders in the form set forth in Exhibit B-3 hereto subject to such factual and consequential amendments as may be required and amendments required due to changes in law or regulatory requirements following the Effective Date;

(e)	DLA Piper Finland Oy, as to Finnish law, covering the matters set forth in Exhibit B-4 hereto;

(f)	counsel to the Facility Agent and the Lenders as to the law governing the Pledge Agreement, covering the validity and enforceability of the Pledge Agreement; and

(g)	if requested by a Lender at least 120 days prior to the expected Disbursement Date in order to comply with Article 194 of the Regulation (EU) No 575/2013 (CRR), a single legal opinion (for the benefit of all the Lenders notwithstanding that not all the Lenders have requested the same) on matters of German law related to the validity and enforceability of the Hermes Insurance Policy, each such opinion to be updated to take into account all relevant and applicable Loan Documents at the time of issue thereof.

SECTION 5.1.3. Finnvera Guarantee and Hermes Insurance Policy

(a)	The Finnvera Guarantee shall have been duly executed and delivered to the Facility Agent and shall be in full force and effect subject only to payment of the Finnvera Premium to Finnvera out of the proceeds of the FEC Tranche B Loan and, as at the Disbursement Date, there are no written instructions from Finnvera being in effect under clause 6.1 of the Finnvera General Terms requiring the FEC Lenders to cease disbursement of the FEC Loan.

(b)	If applicable, the Second Finnvera Guarantee shall have been duly executed and delivered to the Facility Agent and shall be in full force and effect subject only to payment of the Finnvera Balancing Premium to Finnvera out of the proceeds of the Finnvera Balancing Loan and, as at the Disbursement Date, there are no written instructions from Finnvera in effect under clause 6.1 of the Finnvera General Terms requiring the Finnvera Balancing Lenders to cease disbursement of the Finnvera Balancing Loan.

(c)	Each Residual Risk Guarantee shall have been duly executed and delivered to Finnvera with a copy to the Facility Agent and shall be in full force and effect.

(d)	The Facility Agent shall have received the Hermes Insurance Policy duly issued and shall be in full force and effect subject only to payment of the Hermes Fee out of the proceeds of the Hermes Loan.

(e)	Hermes shall not have, prior to the advance of the Loan, delivered to the Facility Agent or the Hermes Agent any notice that the Federal Republic of Germany has determined that the Hermes Loan is excluded from cover under the Hermes Insurance Policy.

SECTION 5.1.4. Closing Fees, Expenses, etc.

The Facility Agent shall have received for its own account, or for the account of each Finance Party, as the case may be, all fees that the Borrower shall have agreed in writing to pay to the Facility Agent (whether for its own account or for the account of any Finance Party) that are due and owing as of the date of such funding and all invoiced expenses of the Facility Agent (including the agreed fees and expenses of counsels to the Facility Agent) required to be paid by the Borrower pursuant to Section 11.3 or that the Borrower has otherwise agreed in writing to pay to the Facility Agent, in each case on or prior to the date of such funding.

SECTION 5.1.5. Compliance with Warranties, No Default, etc..

Both before and after giving effect to the funding of the Loan the following statements shall be true and correct:

(a)	the representations and warranties set forth in Article VI (excluding, however, those set forth in Section 6.10) shall be true and correct in all material respects except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct, with the same effect as if then made; and

(b)	no Default and no Prepayment Event and no event which (with notice or lapse of time or both) would become a Prepayment Event shall have then occurred and be continuing.

SECTION 5.1.6. Loan Request

The Facility Agent shall have received a Loan Request or Loan Requests duly executed by the Borrower together with:

(a)	certified as true (by the Builder) copies of the "Buyer's Invoice" received by the Builder from the Borrower pursuant to sub-paragraph (b) of paragraph 2 of Appendix B of the Construction Contract in relation to the incurred NYC Allowance;

(b)	a copy of the final invoice from the Builder showing the amount of the Contract Price (including the NYC Allowance) and the portion thereof payable to the Builder on the Actual Delivery Date under the Construction Contract;

(c)	copies of the wire transfers for all payments by the Borrower to the Builder under the Construction Contract in respect of the Contract Price prior to the Borrower's service of the Loan Request;

(d)	the Hermes Documentary Requirements as notified by the Facility Agent to the Borrower pursuant to Section 2.3(a); and

(e)	a certified true copy of the Construction Contract together with each addendum thereto which is in effect on the date of the Loan Request.

SECTION 5.1.7. Foreign Exchange Counterparty Confirmations

(a)	The Facility Agent shall have received a copy of each foreign exchange counterparty confirmation entered into by the Borrower in respect of the payment of the instalments of the Contract Price (other than that relating to the NYC Allowance) at least ten (10) Business Days prior to the proposed Disbursement Date.

(b)	Following consultation with the Facility Agent the Borrower shall supply to the Facility Agent at least three (3) Business Days prior to the date of the Loan Request its calculation of the US Dollar Maximum Loan Amount under paragraph (a) of the definition of the term "US Dollar Equivalent".

SECTION 5.1.8. Pledge Agreement

The Pledge Agreement shall be duly executed by the parties thereto and delivered to the Facility Agent not less than thirty (30) days prior to the Disbursement Date.

SECTION 5.1.9. FEC Financing Documents

(a)	A copy of the duly executed FEC Transfer Documents.

(b)	The FEC Transfer Documents being in full force and effect and where applicable, from and after the Disbursement Date.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

To induce the Lenders and the Facility Agent to enter into this Agreement and to make the Loan hereunder, the Borrower represents and warrants to the Facility Agent and each Lender as set forth in this Article VI as of the Effective Date and the Disbursement Date (except as otherwise stated).

SECTION 6.1. Organisation, etc.

The Borrower is a corporation validly organised and existing and in good standing under the laws of its jurisdiction of incorporation; the Borrower is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect; and the Borrower has full power and authority, has taken all corporate action and holds all governmental and creditors' licenses, permits, consents and other approvals necessary to enter into each Loan Document to which it is a party and to perform the Obligations.

SECTION 6.2. Due Authorisation, Non-Contravention, etc.

The execution, delivery and performance by the Borrower of this Agreement and each other Loan Document are within the Borrower's corporate powers, have been duly authorised by all necessary corporate action, and do not:

(a)	contravene the Borrower's Organic Documents;

(b)	contravene any law or governmental regulation of any Applicable Jurisdiction except as would not reasonably be expected to result in a Material Adverse Effect;

(c)	contravene any court decree or order binding on the Borrower or any of its property except as would not reasonably be expected to result in a Material Adverse Effect;

(d)	contravene any contractual restriction binding on the Borrower or any of its property except as would not reasonably be expected to result in a Material Adverse Effect; or

(e)	result in, or require the creation or imposition of, any Lien on any of the Borrower's properties except: (i) as would not reasonably be expected to result in a Material Adverse Effect or (ii) Liens created under the Loan Documents.

SECTION 6.3. Government Approval, Regulation, etc.

No authorisation or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower of this Agreement or any other Loan Document to which it is a party (except for authorisations or approvals not required to be obtained on or prior to the Disbursement Date or that have been obtained or actions not required to be taken on or prior to the Disbursement Date or that have been taken). The Borrower holds all governmental licenses, permits and other approvals required to conduct its business as conducted by it on the Disbursement Date, except to the extent the failure to hold any such licenses, permits or other approvals would not have a Material Adverse Effect.

SECTION 6.4. Compliance with Laws

(a)            The Borrower is in compliance with all applicable laws, rules, regulations and orders, except to the extent that the failure to so comply does not and would not reasonably be expected to have a Material Adverse Effect.

(b)            The Borrower has implemented and maintains in effect policies and procedures designed to procure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions. The Borrower and its Subsidiaries and, to the knowledge of the Borrower, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions, in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in Borrower being designated as a Sanctioned Person. None of (i) the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (ii) to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

(c)            The Borrower is in compliance with all applicable Environmental Laws, except to the extent that the failure to so comply would not have a Material Adverse Effect.

SECTION 6.5. Validity, etc.

This Agreement and each of the other Loan Documents constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally or by general equitable principles.

SECTION 6.6. No Default, Event of Default or Prepayment Event

No Default, Event of Default or Prepayment Event has occurred and is continuing.

SECTION 6.7. Litigation

There is no action, suit, litigation, investigation or proceeding pending or, to the knowledge of the Borrower, threatened against the Borrower, that (i) except as set forth in filings made by the Borrower with the SEC in the Borrower's reasonable opinion might reasonably be expected to materially adversely affect the business, operations or financial condition of the Borrower and its Subsidiaries (taken as a whole) (collectively, "Material Litigation") or (ii) purports to affect the legality, validity or enforceability of the Loan Documents or the consummation of the transactions contemplated hereby.

SECTION 6.8. The Purchased Vessel

Immediately following the delivery of the Purchased Vessel to the Borrower under the Construction Contract, the Purchased Vessel will be:

(a)	legally and beneficially owned by the Borrower or one of the Borrower's wholly owned Subsidiaries,

(b)	registered in the name of the Borrower or one of the Borrower's wholly owned Subsidiaries under the Bahamian or Maltese flag or such other flag as the parties may mutually agree,

(c)	classed as required by Section 7.1.4(b),

(d)	free of all recorded Liens, other than Liens permitted by Section 7.2.3,

(e)	insured against loss or damage in compliance with Section 7.1.5, and

(f)	exclusively operated by or chartered to the Borrower or one of the Borrower's wholly owned Subsidiaries.

SECTION 6.9. Obligations rank pari passu

The Obligations rank at least pari passu in right of payment and in all other respects with all other unsecured unsubordinated Indebtedness of the Borrower other than Indebtedness preferred as a matter of law.

SECTION 6.10. Withholding, etc.

As of the Effective Date, no payment to be made by the Borrower under any Loan Document is subject to any withholding or like tax imposed by any Applicable Jurisdiction.

SECTION 6.11. No Filing, etc. Required

No filing, recording or registration and no payment of any stamp, registration or similar tax is necessary under the laws of any Applicable Jurisdiction to ensure the legality, validity, enforceability, priority or admissibility in evidence of this Agreement or the other Loan Documents (except for filings, recordings, registrations or payments not required to be made on or prior to the Disbursement Date or that have been made).

SECTION 6.12. No Immunity

The Borrower is subject to civil and commercial law with respect to the Obligations. Neither the Borrower nor any of its properties or revenues is entitled to any right of immunity in any Applicable Jurisdiction from suit, court jurisdiction, judgment, attachment (whether before or after judgment), set-off or execution of a judgment or from any other legal process or remedy relating to the Obligations (to the extent such suit, court jurisdiction, judgment, attachment, set-off, execution, legal process or remedy would otherwise be permitted or exist).

SECTION 6.13. Investment Company Act

The Borrower is not required to register as an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

SECTION 6.14. Regulation U

The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of the Loan will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U. Terms for which meanings are provided in F.R.S. Board Regulation U or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

SECTION 6.15. Accuracy of Information

The financial and other information (other than financial projections or other forward looking information) furnished to the Facility Agent and the Lenders in writing by or on behalf of the Borrower by its chief financial officer, treasurer or corporate controller in connection with the negotiation of this Agreement is, when taken as a whole, to the best knowledge and belief of the Borrower, true and correct and contains no misstatement of a fact of a material nature. All financial projections, if any, that have been furnished to the Facility Agent and the Lenders in writing by or on behalf of the Borrower by its chief financial officer, treasurer or corporate controller in connection with this Agreement have been or will be prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made (it being understood that such projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrower's control, and that no assurance can be given that the projections will be realised). All financial and other information furnished to the Facility Agent and the Lenders in writing by or on behalf of the Borrower by its chief financial officer, treasurer or corporate controller after the date of this Agreement shall have been prepared by the Borrower in good faith.

ARTICLE VII
COVENANTS

SECTION 7.1. Affirmative Covenants

The Borrower agrees with the Facility Agent and each Lender that, from the Effective Date (or, where applicable, from such time as may be stated in any applicable provision below) until all Commitments have terminated and all Obligations have been paid in full, the Borrower will perform the obligations set forth in this Section 7.1.

SECTION 7.1.1. Financial Information, Reports, Notices, etc.

The Borrower will furnish, or will cause to be furnished, to the Facility Agent (with sufficient copies for distribution to each Lender) the following financial statements, reports, notices and information:

(a)	as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, a copy of the Borrower's report on Form 10-Q (or any successor form) as filed by the Borrower with the SEC for such Fiscal Quarter, containing unaudited consolidated financial statements of the Borrower for such Fiscal Quarter (including a balance sheet and profit and loss statement) prepared in accordance with GAAP, subject to normal year-end audit adjustments;

(b)	as soon as available and in any event within 120 days after the end of each Fiscal Year of the Borrower, a copy of the Borrower's annual report on Form 10-K (or any successor form) as filed by the Borrower with the SEC for such Fiscal Year, containing audited consolidated financial statements of the Borrower for such Fiscal Year prepared in accordance with GAAP (including a balance sheet and profit and loss statement) and audited by PricewaterhouseCoopers LLP or another firm of independent public accountants of similar standing;

(c)	together with each of the statements delivered pursuant to the foregoing clause (a) or (b), a certificate, executed by the chief financial officer, the treasurer or the corporate controller of the Borrower, showing, as of the last day of the relevant Fiscal Quarter or Fiscal Year compliance with the covenants set forth in Section 7.2.4 (in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Facility Agent);

(d)	as soon as possible after the occurrence of a Default or Prepayment Event, a statement of the chief financial officer of the Borrower setting forth details of such Default or Prepayment Event (as the case may be) and the action which the Borrower has taken and proposes to take with respect thereto;

(e)	as soon as the Borrower becomes aware thereof, notice of any Material Litigation except to the extent that such Material Litigation is disclosed by the Borrower in filings with the SEC;

(f)	promptly after the sending or filing thereof, copies of all reports which the Borrower sends to all holders of each security issued by the Borrower, and all registration statements which the Borrower or any of its Subsidiaries files with the SEC or any national securities exchange;

(g)	such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender through the Facility Agent may from time to time reasonably request;

(h)	information that identifies the Borrower and any Affiliate of the Borrower party to a Loan Document, which may include the name and address of the Borrower and that Affiliate, the organisational documents of the Borrower and any such Affiliate and such other information that will allow the Facility Agent or a Lender and/or its Affiliates to comply with its obligations under the USA Patriot Act; and

(i)	as soon as available and in any event within respectively five (5), ten (10) and forty (40) days after the end of each monthly, bi-monthly and quarterly period starting on April 1, 2020 during the Financial Covenant Waiver Period, the information set out in section (F) of the Information Package (in reasonable detail and with appropriate calculations and computations in all respects reasonably satisfactory to the Facility Agent), provided that information required to be furnished to the Facility Agent under subsections (a), (b) and (f) of this Section 7.1.1 shall be deemed furnished to the Facility Agent when available free of charge on the Borrower's website at http://www.rclinvestor.com or the SEC's website at http://www.sec.gov.

SECTION 7.1.2. Approvals and Other Consents

The Borrower will obtain (or cause to be obtained) all such governmental licenses, authorisations, consents, permits and approvals as may be required for (a) each Obligor to perform its obligations under the Loan Documents to which it is a party and (b) the operation of the Purchased Vessel in compliance with all applicable laws, except, in each case, to the extent that failure to obtain (or cause to be obtained) such governmental licenses, authorisations, consents, permits and approvals would not be expected to have a Material Adverse Effect.

SECTION 7.1.3. Compliance with Laws, etc.

The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders, except (other than as described in clause (a) below) to the extent that the failure to so comply would not have a Material Adverse Effect, which compliance shall in any case include (but not be limited to):

(a)	in the case of the Borrower, the maintenance and preservation of its corporate existence (subject to the provisions of Section 7.2.6);

(b)	in the case of the Borrower, maintenance of its qualification as a foreign corporation in the State of Florida;

(c)	the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon it or upon its property, except to the extent being diligently contested in good faith by appropriate proceedings;

(d)	compliance with all applicable Environmental Laws;

(e)	compliance with all anti-money laundering laws and Anti-Corruption Laws applicable to the Borrower, including by not making or causing to be made any offer, gift or payment, consideration or benefit of any kind to anyone, either directly or indirectly, as an inducement or reward for the performance of any of the transactions contemplated by this Agreement to the extent the same would be in contravention of such applicable laws; and

(f)	the Borrower will maintain in effect policies and procedures designed to procure compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

SECTION 7.1.4. The Purchased Vessel

The Borrower will:

(a)	from the Actual Delivery Date, cause the Purchased Vessel to be exclusively operated by or chartered to the Borrower or one of the Borrower's wholly owned Subsidiaries, provided that the Borrower or such Subsidiary may charter out the Purchased Vessel (i) to entities other than the Borrower and the Borrower's wholly owned Subsidiaries and (ii) on a time charter with a stated duration not in excess of one year;

(b)	from the Actual Delivery Date, cause the Purchased Vessel to be kept in such condition as will entitle her to classification by a classification society of recognised standing;

(c)	on the Actual Delivery Date, provide the following to the Facility Agent with respect to the Purchased Vessel:

(i)            evidence (in the form of a builder's certificate or bill of sale) as to the ownership of the Purchased Vessel by the Borrower or one of the Borrower's wholly owned Subsidiaries;

(ii)           evidence of no recorded Liens on the Purchased Vessel, other than Liens permitted pursuant to Section 7.2.3; and

(iii)          a copy of the protocol of delivery and acceptance in respect of the Purchased Vessel signed by the Builder and the Borrower, certified as a true and complete copy by an Authorised Officer of the Borrower.

(d)	within seven days after the Actual Delivery Date, provide the following to the Facility Agent with respect to the Purchased Vessel:

(i)            evidence of the class of the Purchased Vessel; and

(ii)           evidence as to all required insurance being in effect with respect to the Purchased Vessel.

SECTION 7.1.5. Insurance

The Borrower will, from the Actual Delivery Date, maintain or cause to be maintained with responsible insurance companies insurance with respect to the Purchased Vessel against such casualties, third-party liabilities and contingencies and in such amounts, in each case, as is customary for other businesses of similar size in the passenger cruise line industry (provided that in no event will the Borrower or any Subsidiary be required to obtain any business interruption, loss of hire or delay in delivery insurance) and will, upon request of the Facility Agent, furnish to the Facility Agent (with sufficient copies for distribution to each Lender) at reasonable intervals a certificate of a senior officer of the Borrower or its relevant Subsidiary with respect to the Purchased Vessel setting forth the nature and extent of all insurance maintained by the Borrower and certifying as to compliance with this Section.

SECTION 7.1.6. Books and Records

The Borrower will keep books and records that accurately reflect all of its business affairs and transactions and permit the Facility Agent and each Lender or any of their respective representatives, at reasonable times and intervals and upon reasonable prior notice, to visit each of its offices, to discuss its financial matters with its officers and to examine any of its books or other corporate records.

SECTION 7.1.7. Finnish Authority and Hermes Requests

(a)	The Borrower shall, on the reasonable request of the Facility Agent, provide such information or documents as required under the Credit Support Documents as necessary in each case to enable the Lenders to obtain the full support of FEC and Finnvera as provided for in the Credit Support Documents. In particular but without limitation the Borrower shall provide to the Finnish Ministry such information as required for monitoring and supervision purposes and is relevant to the FEC Financing and the Borrower, the Facility Agent and each of the FEC Lenders (other than FEC) shall allow representatives of the Finnish Ministry to visit their offices for this purpose.

Where the Guarantee Holder as holder of the Finnvera Guarantee or, if applicable, the Second Finnvera Guarantee receives a request for any material amendment, consent or waiver under this Agreement, the Guarantee Holder shall ask for Finnvera's consent in respect of any such material amendment, consent or waiver (which consent shall not be unreasonably withheld or delayed). The Borrower and the Lenders acknowledge that Finnvera is entitled to instruct the Guarantee Holder, the FEC Lenders and, if applicable, the Finnvera Balancing Lenders how to exercise their rights regarding the FEC Loan and, if applicable, the Finnvera Balancing Loan under this Agreement. The Facility Agent shall procure that the Guarantee Holder shall comply, and the FEC Lenders and, if applicable, the Finnvera Balancing Lenders shall comply, with the written instructions and notices given by Finnvera and shall not exercise any rights under this Agreement in a manner inconsistent with such written instructions and notices of Finnvera, provided that any such instructions do not oblige the Guarantee Holder or any FEC Lender or, if applicable, any Finnvera Balancing Lender to act outside of or contrary to or in beach of its obligations under or the powers and authority conferred on each of them (acting in any capacity) under this Agreement. For the avoidance of doubt, nothing in this Section 7.1.7 shall affect the obligations of the Guarantee Holder under clause 4.2 of the Finnvera General Terms.

(b)	The Borrower shall, on the reasonable request of the Hermes Agent or the Facility Agent, provide such other information as required under the Hermes Insurance Policy and/or the Hermes Conditions as necessary in each case to enable the Hermes Agent, the Facility Agent or the Hermes Lenders to obtain the full support of Hermes and/or the government of the Federal Republic of Germany (as the case may be) pursuant to the Hermes Insurance Policy and/or the Hermes Conditions (as the case may be). The Borrower shall pay to the Hermes Agent, the Facility Agent or the Hermes Lenders the amount of all reasonable costs and expenses reasonably incurred by the Hermes Agent, the Facility Agent or the Hermes Lenders in connection with complying with a request by Hermes or the government of the Federal Republic of Germany for any additional information necessary or desirable in connection with the Hermes Insurance Policy or the Hermes Conditions; provided that the Borrower is consulted before the Hermes Agent, the Facility Agent or Hermes Lenders incurs any such cost or expense.

The Lenders shall not take any action that: (a) would have an adverse effect on the Hermes Insurance Policy; (b) would adversely impact the effectiveness of the Hermes Insurance Policy; or (c) would amend or otherwise modify the terms of the Hermes Insurance Policy in a manner that would impact any of the rights and obligations of the Borrower under this Agreement, other than in accordance with, or as contemplated by, the terms of this Agreement or as may be requested by the Borrower.

SECTION 7.1.8. Notice of written amendments to Construction Contract

The Borrower shall furnish to the Facility Agent, as soon as practicable after such amendment or modification is entered into, (a) each formal addendum to the Construction Contract (which on its face is identified as an addendum) and (b) notice of any other written amendment to or written modification of the Construction Contract (other than upward or downward adjustments resulting from change orders effected as contemplated by the express terms of the Construction Contract) that (i) relates to the amount of the Contract Price, (ii) relates to the date on which the Purchased Vessel is to be delivered or (iii) (either by itself or when aggregated with earlier amendments or modifications, if any) results in a decrease in the dimensions or capacity of the Purchased Vessel in terms of the number of passengers and/or staterooms by more than five per cent (5%), in each case to the extent that any of the same do not require approval pursuant to Section 7.2.8.

SECTION 7.1.9. Hedging Activities

The Borrower shall deliver to the Facility Agent on a quarterly basis following the Effective Date, a schedule of the Weighted Average Rate, accompanied by copies of confirmations or screen shots evidencing the entry into, termination or modification of any trades or fixings effected during such quarter under any agreements entered into by the Borrower from time to time in spot or forward currency markets for the purchase of EUR with Dollars in order to pay the Contract Price or fix the NYC Applicable Rate.

SECTION 7.2. Negative Covenants

The Borrower agrees with the Facility Agent and each Lender that, from the Effective Date until all Commitments have terminated and all Obligations have been paid and performed in full, the Borrower will perform the obligations set forth in this Section 7.2.

SECTION 7.2.1. Business Activities

The Borrower will not, and will not permit any of its Subsidiaries to, engage in any principal business activity other than those engaged in by the Borrower and its Subsidiaries on the date hereof and other business activities reasonably related, ancillary or complementary thereto, or that are reasonable extensions thereof.

SECTION 7.2.2. Indebtedness

The Borrower will not permit any of the Existing Principal Subsidiaries to create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

(a)	Indebtedness secured by Liens of the type described in Section 7.2.3;

(b)	Indebtedness owing to the Borrower or a direct or indirect Subsidiary of the Borrower;

(c)	Indebtedness incurred to finance, refinance or refund the cost (including the cost of construction) of assets acquired after the Effective Date;

(d)	Indebtedness in an aggregate principal amount, together with (but without duplication of) Indebtedness permitted to be secured under Section 7.2.3(c), at any one time outstanding not exceeding (determined at the time of creation of such Lien or the incurrence by any Existing Principal Subsidiary of such Indebtedness, as applicable) 10% of the total assets of the Borrower and its Subsidiaries taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter;

(e)	obligations in respect of Hedging Instruments entered into for the purpose of managing interest rate, foreign currency exchange or commodity exposure risk and not for speculative purposes; and

(f)	Indebtedness of Silversea Cruise Holding Ltd. and its subsidiaries ("Silversea") identified in Section 1 of Exhibit J.

SECTION 7.2.3. Liens

The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

(a)	Liens on assets (including, without limitation, shares of capital stock of corporations and assets owned by any corporation that becomes a Subsidiary of the Borrower after the Effective Date) acquired after the Effective Date (whether by purchase, construction or otherwise) by the Borrower or any of its Subsidiaries (other than (x) an Existing Principal Subsidiary or (y) any other Principal Subsidiary which, at any time, after three months after the acquisition of a Vessel, owns a Vessel free of any mortgage Lien), which Liens were created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such assets, so long as (i) the acquisition of such assets is not otherwise prohibited by the terms of this Agreement and (ii) each such Lien is created within three months after the acquisition of the relevant assets;

(b)	the Construction Mortgage but only to the extent that the same is discharged on the Actual Delivery Date;

(c)	in addition to other Liens permitted under this Section 7.2.3, Liens securing Indebtedness in an aggregate principal amount, together with (but without duplication of) Indebtedness permitted under Section 7.2.2(d), at any one time outstanding not exceeding (determined at the time of creation of such Lien or the incurrence by any Existing Principal Subsidiary of such Indebtedness, as applicable) (i) 10% of the total assets of the Borrower and its Subsidiaries (the "Lien Basket Amount") taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter provided, however that, if, at any time, the Senior Debt Rating of the Borrower is less than Investment Grade as given by both Moody's and S&P, the Lien Basket Amount shall be the greater of (x) 5.0% of the total assets of the Borrower and its Subsidiaries taken as a whole as determined in accordance with GAAP as at the last day of the most recent ended Fiscal Quarter and (y) $735,000,000;

(d)	Liens on assets acquired after the Effective Date by the Borrower or any of its Subsidiaries (other than by (x) any Subsidiary that is an Existing Principal Subsidiary or (y) any other Principal Subsidiary which, at any time, owns a Vessel free of any mortgage Lien) so long as (i) the acquisition of such assets is not otherwise prohibited by the terms of this Agreement and (ii) each of such Liens existed on such assets before the time of its acquisition and was not created by the Borrower or any of its Subsidiaries in anticipation thereof;

(e)	Liens on any asset of any corporation that becomes a Subsidiary of the Borrower (other than a corporation that also becomes a Subsidiary of an Existing Principal Subsidiary) after the Effective Date so long as (i) the acquisition or creation of such corporation by the Borrower is not otherwise prohibited by the terms of this Agreement and (ii) such Liens are in existence at the time such corporation becomes a Subsidiary of the Borrower and were not created by the Borrower or any of its Subsidiaries in anticipation thereof;

(f)	Liens securing Government-related Obligations;

(g)	Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings;

(h)	Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue by more than 60 days or being diligently contested in good faith by appropriate proceedings;

(i)	Liens incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance or other forms of governmental insurance or benefits;

(j)	Liens for current crew's wages and salvage;

(k)	Liens arising by operation of law as the result of the furnishing of necessaries for any Vessel so long as the same are discharged in the ordinary course of business or are being diligently contested in good faith by appropriate proceedings;

(l)	Liens on Vessels that:

(i)            secure obligations covered (or reasonably expected to be covered) by insurance;

(ii)           were incurred in the course of or incidental to trading such Vessel in connection with repairs or other work to such Vessel; or

(iii)          were incurred in connection with work to such Vessel that is required to be performed pursuant to applicable law, rule, regulation or order;

provided that, in each case described in this clause (l), such Liens are either (x) discharged in the ordinary course of business or (y) being diligently contested in good faith by appropriate proceedings;

(m)	normal and customary rights of set-off upon deposits of cash or other Liens originating solely by virtue of any statutory or common law provision relating to bankers' liens, rights of set-off or similar rights in favour of banks or other depository institutions;

(n)	Liens in respect of rights of set-off, recoupment and holdback in favour of credit card processors securing obligations in connection with credit card processing services incurred in the ordinary course of business;

(o)	Liens on cash or Cash Equivalents or marketable securities securing:

(i)           obligations in respect of Hedging Instruments entered into for the purpose of managing interest rate, foreign currency exchange or commodity exposure risk and not for speculative purposes; or

(ii)           letters of credit that support such obligations;

(p)	deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements;

(q)	easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(r)	licenses, sublicenses, leases or subleases granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries; and

(s)	Liens on any property of Silversea identified in Section 2 of Exhibit J.

SECTION 7.2.4. Financial Condition

The Borrower will not permit:

(a)	Net Debt to Capitalisation Ratio, as at the end of any Fiscal Quarter, to be greater than 0.625 to 1.

(b)	Fixed Charge Coverage Ratio to be less than 1.25 to 1 as at the last day of any Fiscal Quarter.

In addition, if at any time, the Senior Debt Rating of the Borrower is less than Investment Grade as given by both Moody's and S&P, the Borrower will not permit Stockholders' Equity to be less than, as at the last day of any Fiscal Quarter, the sum of (i) $4,150,000,000 plus (ii) 50% of the consolidated net income of the Borrower and its Subsidiaries for the period commencing on January 1, 2007 and ending on the last day of the Fiscal Quarter most recently ended (treated for these purposes as a single accounting period, but in any event excluding any Fiscal Quarters for which the Borrower and its Subsidiaries have a consolidated net loss).

SECTION 7.2.5. Additional Undertakings

From the effectiveness of the Amendment Agreement, and notwithstanding anything to the contrary set out in this Agreement or any other Loan Document:

(a)	First Priority Guarantee Matters. Until the occurrence of a First Priority Release Event:

(i)            the Borrower will not form, create, acquire or otherwise establish any new Subsidiaries that own, directly or indirectly, the Equity Interests of the First Priority Guarantor (and will not permit any such new Subsidiary to own, directly or indirectly, any such Equity Interests);

(ii)           the First Priority Guarantor will not form, create, acquire or otherwise establish any new Subsidiaries that own, directly or indirectly, the Equity Interests of any Principal Subsidiary (and will not permit any such new Subsidiary to own, directly or indirectly, any such Equity Interests);

(iii)          the First Priority Guarantor will not incur any additional Indebtedness for borrowed money (including any guarantees in respect of Indebtedness), except in connection with any Other Guarantees;

(iv)          neither Celebrity Cruises Holdings Inc. nor Celebrity Cruises Inc will incur any additional Indebtedness for borrowed money (including any guarantees in respect of Indebtedness), except in connection with the Secured Note Indebtedness or any Permitted Refinancing thereof; and

(v)           the Borrower shall not, and shall procure that each other Subsidiary will not, Dispose of any First Priority Assets or any Equity Interests in a Subsidiary that owns, directly or indirectly, any First Priority Assets, other than:

(A)	to any other entity that is a First Priority Guarantor;

(B)	if the fair market value thereof, together with the fair market value of all other Dispositions of First Priority Assets made after the effectiveness of the Amendment Agreement (but for this purpose excluding any Disposition of the type referred to in the foregoing clause (A) and any Disposition, the net proceeds of which are applied in accordance with the following clause (C)) is less than the sum of:

(x)	$250,000,000 plus

(y)	the fair market value of any asset (other than (1) current assets, intercompany debt or equity instruments and (2) First Priority Assets or other assets owned by another First Priority Guarantor immediately prior to acquisition) acquired by any First Priority Guarantor after the effectiveness of the Amendment Agreement; or

(C)	if the net proceeds therefrom are applied in accordance with Section 4.09(b)(i) or 4.09(b)(iii) of the Secured Note Indenture, to the extent applicable at such time; provided, however, that if, within 450 days of such Disposition, any net proceeds of such Disposition have not been utilized in accordance with such provisions and are retained by the Borrower or any Subsidiary after such application (such retained net proceeds, "Excess Proceeds"), then:

(1)	if not already held by a First Priority Guarantor, such Excess Proceeds shall be promptly transferred to a First Priority Guarantor to be (x) retained in an account and on the balance sheet of that First Priority Guarantor and (y) used solely (i) for capital expenditures for the benefit of the remaining First Priority Assets or for the purposes of any asset purchase by that First Priority Guarantor or (ii) to make an offer to each ECA Guarantor in accordance with the following sub-clause (2); or

(2)	where the Borrower has elected to utilize the Excess Proceeds in the manner referred to in (ii) above, the Borrower shall make a written offer contemporaneously to each ECA Guarantor to apply such Excess Proceeds as a pro rata prepayment of the Loan and the Indebtedness under each other ECA Financing that is pari passu in right of payment to the Obligations. If any ECA Guarantor provides written notice to the Borrower within 90 days of such offer accepting such offer, the Borrower shall prepay the relevant Indebtedness notified to it within 10 Business Days (or such longer period as may be agreed with the lenders under each relevant ECA Financing being prepaid) of the date of receipt of such notice. If any ECA Guarantor fails to accept such offer within the said 90 days referred to above, then the pro rata portion of such Excess Proceeds that would have been applied to prepay the ECA Financings with respect to such ECA Guarantor if such offer was accepted shall be retained and applied in accordance with the foregoing sub-clause (1)(i).

(b)	Second Priority Guarantee Matters. Until the occurrence of a Second Priority Release Event:

(i)            the Borrower will not, and will not permit any of its Subsidiaries to, form, create, acquire or otherwise establish any new Subsidiaries that own, directly or indirectly, the Equity Interests of any Second Priority Guarantor (and will not permit any such new Subsidiary to own, directly or indirectly, any such Equity Interests);

(ii)           no Second Priority Guarantor will form, create, acquire or otherwise establish any new Subsidiaries that own, directly or indirectly, the Equity Interests of any Principal Subsidiary (and will not permit any such new Subsidiary to own, directly or indirectly, any such Equity Interests); and

(iii)          the Borrower shall not, and shall procure that each other Subsidiary shall not, Dispose of any Second Priority Assets or any Equity Interests in a Subsidiary that owns, directly or indirectly, any Second Priority Assets, other than:

(A)	to any other entity that is a Second Priority Guarantor; or

(B)	if the fair market value thereof, together with the fair market value of all other Dispositions of Second Priority Assets made after the effectiveness of the Amendment Agreement (but for this purpose excluding any Disposition of the type referred to in the foregoing clause (A)) is less than the sum of:

(x)	$250,000,000 plus

(y)	the fair market value of any asset (other than (1) current assets, intercompany debt or equity instruments and (2) Second Priority Assets or other assets owned by another Second Priority Guarantor immediately prior to acquisition) acquired by any Second Priority Guarantor after the effectiveness of the Amendment Agreement.

(c)	Third Priority Guarantee Matters. Until the occurrence of a Third Priority Release Event:

(i)            the Borrower will not form, create, acquire or otherwise establish any new Subsidiaries that own, directly or indirectly, the Equity Interests of the Third Priority Guarantor (and will not permit any such new Subsidiary to own, directly or indirectly, any such Equity Interests);

(ii)           the Third Priority Guarantor will not form, create, acquire or otherwise establish any new Subsidiaries that own, directly or indirectly, the Equity Interests of any Principal Subsidiary (and will not permit any such new Subsidiary to own, directly or indirectly, any such Equity Interests); and

(iii)          the Borrower shall not, and shall procure that each other Subsidiary will not, Dispose of any Third Priority Assets or any Equity Interests in a Subsidiary that owns, directly or indirectly, any Third Priority Assets, other than:

(A)	to any other entity that is a Third Priority Guarantor;

(B)	if the fair market value thereof, together with the fair market value of all other Dispositions of Third Priority Assets made after the effectiveness of the Amendment Agreement (but for this purpose excluding any Disposition of the type referred to in the foregoing clause (A) and any Disposition, the net proceeds of which are applied in accordance with the following clause (C)) is less than the sum of:

(x)	$250,000,000 plus

(y)	the fair market value of any asset (other than (1) current assets, intercompany debt or equity instruments and (2) Third Priority Assets or other assets owned by another Third Priority Guarantor immediately prior to acquisition) acquired by any Third Priority Guarantor after the effectiveness of the Amendment Agreement; or

(C)	if the net proceeds therefrom are applied in accordance with those provisions of the Unsecured Note Indenture and/or the definitive documentation governing the DDTL Indebtedness to the extent applicable at the time which allow the Borrower to make an offer to prepay and/or repay the debt evidenced by the Unsecured Note Indenture and/or DDTL Indebtedness, as applicable; provided that, if any such net proceeds are retained by the Borrower or any Subsidiary after such application, the Borrower shall promptly repay or redeem all or any portion of any Indebtedness that is pari passu or senior in right of payment to the Obligations and for which a Third Priority Guarantor is a guarantor, in each case, subject to the terms of the documentation governing such Indebtedness (including the DDTL Indebtedness, the Unsecured Note Indebtedness, any Bank Indebtedness, any Credit Card Obligations, the Loan and any other Indebtedness under an ECA Financing); provided, further, that any repayment of Indebtedness under any revolving credit agreement pursuant to this paragraph shall be accompanied by a corresponding permanent reduction in the related revolving credit commitments.

(d)	New Guarantor Matters. In the event the Borrower or any of its Subsidiaries acquires an ECA Financed Vessel:

(i)            the Borrower will, within 15 Business Days of the purchase of the relevant ECA Financed Vessel, cause the applicable New Guarantor to provide (A) an Additional Guarantee, together with each equivalent Other Guarantee required to be provided under the terms of the other ECA Financings (as amended from time to time) and (B) all documents and information required by the Lenders in order to satisfy any applicable "know your customer" checks and any other reasonable condition precedent requirements of the Lenders (excluding, for the avoidance of doubt, legal opinions); provided that, in each case, if such New Guarantor is party to a Senior Guarantee at such time, the Facility Agent shall have contemporaneously entered into a New Guarantor Subordination Agreement; and

(ii)           until the occurrence of a Second Priority Release Event and a Third Priority Release Event:

(A)	the Borrower will not permit the applicable New Guarantor to incur any Indebtedness for borrowed money (including any guarantees in respect of Indebtedness) other than the applicable Additional Guarantee, any Other Guarantee and any Senior Guarantee;

(B)	the Borrower will not permit the Principal Subsidiary that acquires the relevant ECA Financed Vessel to incur any Indebtedness for borrowed money (including any guarantees in respect of Indebtedness);

(C)	notwithstanding any other provision of this Agreement, the Borrower will not, and shall procure that no other Subsidiary shall, Dispose of (whether to a member of the Group or otherwise) the relevant ECA Financed Vessel (or any equity interests in a Subsidiary that owns, directly or indirectly, such ECA Financed Vessel); provided that (1) such ECA Financed Vessel may be exclusively operated by or chartered to the Borrower or one of the Borrower's wholly owned Subsidiaries and (2) the Borrower or such Subsidiary may charter out such ECA Financed Vessel (x) to entities other than the Borrower and the Borrower's wholly owned Subsidiaries and (y) on a time charter with a stated duration not in excess of one year; and

(D)	notwithstanding the provisions of Sections 7.2.2 and 7.2.3, the Borrower will not, and will not permit any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon the relevant ECA Financed Vessel, other than Liens permitted under Section 7.2.3 that do not secure Indebtedness for borrowed money.

(e)	Further Assurances. At the Borrower's reasonable request, the Facility Agent shall execute (i) any Additional Subordination Agreement or any Subordination Agreement, in substantially the form attached hereto as Exhibit P or Exhibit Q with such changes, or otherwise in form and substance, reasonably satisfactory to the Facility Agent (acting upon the instructions of the Required Lenders) to ensure the required priority of the Second Priority Guarantee and the Third Priority Guarantee and (ii) any New Guarantor Subordination Agreement contemporaneously with the execution of any Senior Guarantee by a New Guarantor if such New Guarantor has granted an Additional Guarantee at such time.

(f)	Amount of Indebtedness. The Borrower shall ensure that:

(i)            the maximum aggregate principal amount of Bank Indebtedness (or any Permitted Refinancing thereof) guaranteed by the Second Priority Guarantors shall not exceed, in the aggregate, $5,300,000,000 (or its equivalent in any other currency) until the occurrence of a First Priority Release Event, a Second Priority Release Event, and a Third Priority Release Event;

(ii)           the maximum aggregate principal amount of Unsecured Note Indebtedness and DDTL Indebtedness (or any Permitted Refinancing of either of them), in each case, guaranteed by the Third Priority Guarantor shall not exceed, in the aggregate, $1,700,000,000 (or its equivalent in any other currency) until the occurrence of a Third Priority Release Event;

(iii)          until the occurrence of a Second Priority Release Event, none of the Second Priority Guarantors will grant any guarantee that is pari passu with or senior to its obligations under the Second Priority Guarantee, except in connection with (A) any Bank Indebtedness or any Permitted Refinancing thereof, (B) any Credit Card Obligations or (C) any Other Guarantees, provided that each Other Guarantee shall be on terms no more favourable in any material respect (including for this purpose the priority of that guarantee) than that currently provided by that Second Priority Guarantor in connection with the relevant Indebtedness; and

(iv)          until the occurrence of a Third Priority Release Event, the Third Priority Guarantor will not grant any guarantee that is pari passu with or senior to its obligations under the Third Priority Guarantee, except in connection with (A) any Bank Indebtedness, Unsecured Note Indebtedness, DDTL Indebtedness or any Permitted Refinancing of any thereof, (B) any Credit Card Obligations or (C) any Other Guarantees, provided that each Other Guarantee shall be on terms no more favourable in any material respect (including for this purpose the priority of that guarantee) than that currently provided by the Third Priority Guarantor in connection with the relevant Indebtedness.

(g)	Release of Guarantees. The Borrower agrees to give the Facility Agent written notice of the occurrence of any First Priority Release Event, Second Priority Release Event or Third Priority Release Event. The Facility Agent agrees that:

(i)            the First Priority Guarantee shall be automatically released upon the occurrence of a First Priority Release Event;

(ii)           the Second Priority Guarantee shall be automatically released upon the occurrence of a Second Priority Release Event;

(iii)          the Third Priority Guarantee shall be automatically released upon the occurrence of a Third Priority Release Event; and

(iv)          each Additional Guarantee shall be automatically released upon the occurrence of both a Second Priority Release Event and a Third Priority Release Event,

provided in each case that upon the Borrower's request, the Facility Agent shall promptly confirm in writing the release of the applicable Guarantee following the occurrence of the relevant release event.

SECTION 7.2.6. Consolidation, Merger, etc.

The Borrower will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other corporation except:

(a)	any such Subsidiary may (i) liquidate or dissolve voluntarily into, and may merge with and into, the Borrower or any other Subsidiary, and the assets or stock of any Subsidiary may be purchased or otherwise acquired by the Borrower or any other Subsidiary or (ii) merge with and into another Person in connection with a sale or other disposition permitted by Section 7.2.7; and

(b)	so long as no Event of Default or Prepayment Event has occurred and is continuing or would occur after giving effect thereto, the Borrower or any of its Subsidiaries may merge into any other Person, or any other Person may merge into the Borrower or any such Subsidiary, or the Borrower or any of its Subsidiaries may purchase or otherwise acquire all or substantially all of the assets of any Person, in each case so long as:

(i)            after giving effect thereto, the Stockholders' Equity of the Borrower and its Subsidiaries is at least equal to 90% of such Stockholders' Equity immediately prior thereto; and

(ii)           in the case of a merger involving the Borrower where the Borrower is not the surviving corporation:

(A)	the surviving corporation shall have assumed in writing, delivered to the Facility Agent, all of the Borrower's obligations hereunder and under the other Loan Documents;

(B)	the surviving corporation shall, promptly upon the request of the Facility Agent or any Lender, supply such documentation and other evidence as is reasonably requested by the Facility Agent or any Lender in order for the Facility Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary "know your customer" or other similar checks under all applicable laws and regulations; and

(C)	as soon as practicable after receiving notice from the Borrower of such merger, and in any event no later than five Business Days after the delivery of such notice, for a surviving corporation that is organized under the laws of a jurisdiction other than of the United States or a political subdivision thereof or Liberia, any Lender that may not legally lend to, establish credit for the account of and/or do any business whatsoever with such surviving corporation, either directly or through an Affiliate of such Lender (a "Protesting Lender") shall so notify the Borrower and the Facility Agent in writing. With respect to each Protesting Lender, the Borrower shall, effective on or before the date that such surviving corporation shall have the right to borrow hereunder, notify the Facility Agent and such Protesting Lender that the Commitments of such Protesting Lender shall be terminated; provided that such Protesting Lender shall have received one or more payments from either the Borrower or one or more assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Loan owing to such Protesting Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Protesting Lender under this Agreement.

SECTION 7.2.7. Asset Dispositions, etc.

Subject to Section 7.2.5, the Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, contribute or otherwise convey, or grant options, warrants or other rights with respect to, all or substantially all of the assets of (a) the Borrower or (b) the Subsidiaries of the Borrower, taken as a whole, except sales of assets between or among the Borrower and Subsidiaries of the Borrower.

SECTION 7.2.8. Construction Contract

The Borrower will not amend or modify any term or condition of the Construction Contract if such amendment or modification results in (i) a change of type of the Purchased Vessel or (ii) (either by itself or when aggregated with earlier amendments or modifications, if any) a decrease in the capacity of the Purchased Vessel in terms of the number of passengers and/or staterooms by more than five per cent (5%) or (iii) the Purchased Vessel being unable to comply with applicable laws (including Environmental Laws) if, in the reasonable opinion of each of Finnvera and the Hermes Agent, such inability has or could reasonably be expected to have a Material Adverse Effect.

SECTION 7.2.9. Shipbuilding Contracts with Builder (new)

During the Financial Covenant Waiver Period the Borrower shall use its best endeavours to fulfil its obligations under its existing shipbuilding contracts with the Builder, in particular but without limitation not unreasonably, unduly, and without consultation delaying the payment of instalments payable under such shipbuilding contracts and/or the delivery dates for vessels under construction at the Builder's yard, work together reasonably with the Builder to resolve any crisis-related construction delays and negotiate with the Builder possible changes to any such shipbuilding contracts in good faith and on a best efforts basis.

SECTION 7.2.10. Borrower’s Procurement Undertaking

Where any of the covenants set out in this Agreement require performance by any Subsidiary of the Borrower, the Borrower shall procure the performance of that obligation by such Subsidiary.

SECTION 7.3. Limitation in respect of Certain Representations, Warranties and Covenants

The representations and warranties and covenants given in Section 6.4(b) and Section 7.1.3(f) respectively shall only be given, and be applicable to, a Lender resident in the Federal Republic of Germany or any other Lender who notifies the Facility Agent that this Section 7.3 applies to them insofar as the giving of and compliance with such representations and warranties do not result in a violation of or conflict with section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) (in conjunction with section 4 paragraph 1 a no.3 foreign trade law (AWG) (Außenwirtschaftsgesetz)), any provision of Council Regulation (EC) 2271/1996 in conjunction with (EU) 2018/1100 or any similar applicable anti-boycott law or regulation.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.1. Listing of Events of Default. Each of the following events or occurrences described in this Section 8.1 shall constitute an "Event of Default".

SECTION 8.1.1. Non-Payment of Obligations

The Borrower shall default in the payment when due of any principal of or interest on the Loan or any Commitment Fees or Break Costs, or the Borrower shall default in the payment of any other fee due and payable under any Fee Letter, provided that, in the case only of any default in the payment of any interest on the Loan or of any Commitment Fees, such default shall continue unremedied for a period of at least five (5) Business Days after notice thereof shall have been given to the Borrower by the Facility Agent; and provided further that, in the case of any default in the payment of Break Costs or of any other fee due and payable under any Fee Letter, such default shall continue unremedied for a period of at least ten days after notice thereof shall have been given to the Borrower by the Facility Agent.

SECTION 8.1.2. Breach of Warranty

Any representation or warranty of the Borrower made or deemed to be made hereunder (including any certificates delivered pursuant to Article V) or under any other Loan Document is or shall be incorrect in any material respect when made.

SECTION 8.1.3. Non-Performance of Certain Covenants and Obligations

The Borrower shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document (other than the covenants set forth in Section 7.2.4 and the obligations referred to in Section 8.1.1) and such default shall continue unremedied for a period of five days after notice thereof shall have been given to the Borrower by the Facility Agent or any Lender (or, if (a) such default is capable of being remedied within 30 days (commencing on the first day following such five-day period) and (b) the Borrower is actively seeking to remedy the same during such period, such default shall continue unremedied for at least 35 days after such notice to the Borrower).

SECTION 8.1.4. Default on Other Indebtedness

(a) The Borrower or any of the Principal Subsidiaries shall fail to pay any Indebtedness that is outstanding in a principal amount of at least $100,000,000 (or the equivalent in other currencies) in the aggregate (but excluding Indebtedness hereunder or with respect to Hedging Instruments) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; (b) the occurrence under any Hedging Instrument of an Early Termination Date (as defined in such Hedging Instrument) resulting from (A) any event of default under such Hedging Instrument as to which the Borrower is the Defaulting Party (as defined in such Hedging Instrument) or (B) any Termination Event (as so defined) as to which the Borrower is an Affected Party (as so defined) and, in either event, the termination value with respect to any such Hedging Instrument owed by the Borrower as a result thereof is greater than $100,000,000 and the Borrower fails to pay such termination value when due after applicable grace periods; (c) any other event shall occur or condition shall exist under any agreement or instrument evidencing, securing or relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to cause or permit the holder or holders of such Indebtedness to cause such Indebtedness to become due and payable prior to its scheduled maturity (other than as a result of any sale or other disposition of any property or assets under the terms of such Indebtedness); or (d) any such Indebtedness shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption or by voluntary agreement), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness is required to be made, in each case prior to the scheduled maturity thereof (other than as a result of any sale or other disposition of any property or assets under the terms of such Indebtedness); provided that any required prepayment or right to require prepayment triggered by terms that are certified by the Borrower to be unique to, but customary in, ship financings shall not constitute an Event of Default under this Section 8.1.4 so long as any required prepayment is made when due. For purposes of determining Indebtedness for any Hedging Instrument, the principal amount of the obligations under any such instrument at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or any Principal Subsidiary would be required to pay if such instrument were terminated at such time. This Section 8.1.4 is subject to the further proviso that any breach of financial covenants equivalent to those in Section 7.2.4 under or in relation to any other Hermes-backed or Finnvera-backed facility agreement to which the Borrower or Silversea Cruise Holding Ltd. is a party as borrower or guarantor, as applicable, shall not, to the extent that such breach occurs during the Financial Covenant Waiver Period (but without prejudice to the rights of the Lenders in respect of any further breach that may occur following the expiry of the Financial Covenant Waiver Period), constitute an Event of Default under this Agreement provided that no Prepayment Event has occurred under Section 9.1.12.

SECTION 8.1.5. Bankruptcy, Insolvency, etc.

The Borrower, any of the Material Guarantors or any of the Principal Subsidiaries (or any of its other Subsidiaries to the extent that the relevant event described below would have a Material Adverse Effect) shall:

(a)	generally fail to pay, or admit in writing its inability to pay, its debts as they become due;

(b)	apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for it or any of its property, or make a general assignment for the benefit of creditors;

(c)	in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for it or for a substantial part of its property, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days, provided that in the case of such an event in respect of the Borrower or any Material Guarantor, such Person hereby expressly authorises the Facility Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their respective rights under the Loan Documents;

(d)	permit or suffer to exist the commencement of any bankruptcy, reorganisation, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower, any Material Guarantor or any of such Subsidiaries, and, if any such case or proceeding is not commenced by the Borrower, such Material Guarantor or such Subsidiary, such case or proceeding shall be consented to or acquiesced in by the Borrower, such Material Guarantor or such Subsidiary or shall result in the entry of an order for relief or shall remain for 60 days undismissed, provided that the Borrower and each Material Guarantor hereby expressly authorises the Facility Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their respective rights under the Loan Documents; or

(e)	take any corporate action authorising, or in furtherance of, any of the foregoing.

SECTION 8.2. Action if Bankruptcy

If any Event of Default described in clauses (b) through (d) of Section 8.1.5 shall occur with respect to the Borrower, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of the Loan and all other Obligations shall automatically be and become immediately due and payable, without notice or demand.

SECTION 8.3. Action if Other Event of Default

If any Event of Default (other than any Event of Default described in clauses (b) through (d) of Section 8.1.5 with respect to the Borrower) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Facility Agent, upon the direction of the Majority Lenders, shall by notice to the Borrower declare all of the outstanding principal amount of the Loan and other Obligations to be due and payable or payable on demand and/or the Commitments (if not previously terminated) to be terminated, whereupon the full unpaid amount of the Loan and other Obligations shall be and become immediately due and payable or payable on demand (as the case may be), without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate provided that the Facility Agent shall if so instructed by (i) FEC (where it is the only Lender of the FEC Loan (acting on the instructions of Finnvera)) in relation the FEC Loan, or (ii) the Majority Lenders (other than FEC) (with the approval of Hermes) in relation to the Hermes Loan and/or (acting on the instructions of Finnvera) in relation to the Finnvera Balancing Loan, by notice to the Borrower:

(a)	cancel all or any part of the (i) FEC Tranche A Commitment and/or the FEC Tranche B Commitment in the case of FEC and/or (ii) the Finnvera Balancing Commitment and/or the Hermes Commitment (as the case may be) in the case of the Majority Lenders (other than FEC); and/or

(b)	declare that all or part of any amounts outstanding under the Loan Documents in respect of the Loan or any part thereof are:

(i)	immediately due and payable; and/or

(ii)	payable on demand by the Facility Agent acting on the instructions of FEC in relation to the FEC Loan and the Majority Lenders (other than FEC) in relation to the Hermes Loan and/or, if applicable, the Finnvera Balancing Loan.

Any notice given under this sub-clause will take effect in accordance with its terms, provided that unless Finnvera has instructed otherwise FEC agrees to consult with the Transferring Lenders (acting in any capacity in relation the FEC Loan), the Hermes Lenders or the Finnvera Balancing Lenders as applicable for a period not exceeding ten (10) Business Days before giving instructions to the Facility Agent as to the measures to be taken in relation to the acceleration or repayment of the FEC Loan pursuant to this Section 8.3.

ARTICLE IX

PREPAYMENT EVENTS

SECTION 9.1. Listing of Prepayment Events

Each of the following events or occurrences described in this Section 9.1 shall constitute a "Prepayment Event".

SECTION 9.1.1. Change of Control

There occurs any Change of Control.

SECTION 9.1.2. Unenforceability

Any Loan Document shall cease to be the legally valid, binding and enforceable obligation of the Borrower or, to the extent applicable, any Material Guarantor (in each case, other than with respect to provisions of any Loan Document (i) identified as unenforceable in the form of the opinion of the Borrower's counsel set forth as Exhibit B-1 or in any opinion delivered to the Facility Agent after the Effective Date in connection with this Agreement or (ii) that a court of competent jurisdiction has determined are not material) and such event shall continue unremedied for 15 days after notice thereof has been given to the Borrower by the Facility Agent.

SECTION 9.1.3. Approvals

Any material license, consent, authorisation, registration or approval at any time necessary to enable the Borrower, any Material Guarantor or any Principal Subsidiary to conduct its business shall be revoked, withdrawn or otherwise cease to be in full force and effect, unless the same would not have a Material Adverse Effect.

SECTION 9.1.4. Non-Performance of Certain Covenants and Obligations

The Borrower shall default in the due performance and observance of any of the covenants set forth in Section 4.11 or Section 7.2.4; provided that any default in respect of the due performance or observance of any of the covenants set forth in Section 7.2.4 that occurs during the Financial Covenant Waiver Period (as long as no Event of Default under Section 8.1.5 has occurred and is continuing, or no Prepayment Event under Section 9.1.12 or Section 9.1.13 has occurred has occurred, in each case during the Financial Covenant Waiver Period) shall not constitute a Prepayment Event.

SECTION 9.1.5. Judgments

Any judgment or order for the payment of money in excess of $100,000,000 shall be rendered against the Borrower or any of the Principal Subsidiaries by a court of competent jurisdiction and the Borrower or such Principal Subsidiary shall have failed to satisfy such judgment and either:

(a)	enforcement proceedings in respect of any material assets of the Borrower or such Principal Subsidiary shall have been commenced by any creditor upon such judgment or order and shall not have been stayed or enjoined within five (5) Business Days after the commencement of such enforcement proceedings; or

(b)	there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

SECTION 9.1.6. Condemnation, etc.

The Purchased Vessel shall be condemned or otherwise taken under colour of law or requisitioned and the same shall continue unremedied for at least 20 days, unless such condemnation or other taking would not have a Material Adverse Effect.

SECTION 9.1.7. Arrest

The Purchased Vessel shall be arrested and the same shall continue unremedied for at least 20 days, unless such arrest would not have a Material Adverse Effect.

SECTION 9.1.8. Sale/Disposal of the Purchased Vessel

The Purchased Vessel is sold to a company which is not the Borrower or any other Subsidiary of the Borrower (other than for the purpose of a lease back to the Borrower or any other Subsidiary of the Borrower).

SECTION 9.1.9. Termination of the Construction Contract

If the Construction Contract is terminated in accordance with its terms or by other lawful means prior to delivery of the Purchased Vessel and the parties thereto do not reach an agreement to reinstate the Construction Contract within 30 days after such termination.

SECTION 9.1.10. FEC Reassignment and Termination, etc. of the Finnvera Guarantee, the Hermes Insurance Policy or the Second Finnvera Guarantee

(A)	FEC Reassignment

(a)	The parties to this Agreement acknowledge that FEC has the right, pursuant to and in accordance with clause 11.3 of the FEC Supplemental Assignment Agreement, to effect a reassignment and/or re-transfer by way of Transfer Certificate of any part of the FEC Loan to the Transferring Lenders (in accordance with their respective Percentages) if and only if the circumstances set out in clause 11.3 of the FEC Supplemental Assignment Agreement occur, namely if the Finnvera Guarantee is, due to a reason not attributable to FEC, repudiated, withdrawn, suspended, terminated or cancelled or otherwise ceases to be in full force and effect or binding or enforceable against Finnvera (the "FEC Reassignment").

(b)	If an FEC Reassignment is at any time effected by FEC other than as a result of any gross negligence or wilful misconduct of the Facility Agent, the Guarantee Holder or any of the Transferring Lenders, (any such FEC Reassignment hereinafter referred to as the "FEC Prepayment Event"), the mandatory prepayments and cancellation provisions contained in Section 9.2 shall apply and the Borrower shall be liable to pay any Break Costs determined in accordance with Section 4.4.1.

(c)	In the event of an FEC Reassignment as a result of any gross negligence or wilful misconduct of the Facility Agent, the Guarantee Holder or any of the Transferring Lenders, no such mandatory prepayment shall be required and the parties to this Agreement acknowledge and agree that:

(i)            each such Transferring Lender, the Facility Agent or the Guarantee Holder shall be liable to pay FEC in its capacity as a Fixed Rate Provider, any Break Costs determined in accordance with Section 4.4.1(A)b. and any other fees, costs or expenses required to be paid and the Facility Agent shall procure that the Guarantee Holder shall make any such payment for which it is liable;

(ii)            from the date of the FEC Reassignment the Borrower shall pay interest on the relevant part of the FEC Loan at the applicable Floating Rate; and

(iii)            the Borrower shall not be liable to pay any Break Costs or any other fees costs or expenses required to be paid as a result of the FEC Reassignment.

(d)	References to the provisions of the FEC Supplemental Assignment Agreement referred to in this Section 9.1.10(A) shall be to such provisions in the form of the FEC Supplemental Assignment Agreement as originally executed (save for any accession to such agreement by a Transferee Lender (other than the Initial Lender) or amendment and restatement of such agreement to enable such Transferee Lender to become a party to it as a Transferring Lender) provided no amendments or supplements thereto shall be agreed without the Borrower's prior written consent in which case such references shall be to such provisions of the FEC Supplemental Assignment Agreement as amended or supplemented.

(e)	The parties to this Agreement acknowledge and agree that if the Transferring Lenders exercise their right to request a re-assignment and/or re-transfer of the FEC Loan pursuant to clause 13.2 of the FEC Supplemental Assignment Agreement, the Borrower shall not be liable to pay any costs and expenses, including but not limited to Break Costs, that are incurred by any party as a result of such re-assignment and/or re-transfer.

(f)	If Section 9.1.10(A)(c)(ii) applies, the Facility Agent and the Borrower shall enter in good faith negotiations (for a period of not more than thirty (30) days commencing from the date of the FEC Reassignment) with a view to agreeing a substitute basis for determining the rate of interest taking into account the creditworthiness and borrowing credentials of the Borrower and the cost to the Transferring Lenders of funding their respective participations in the FEC Loan.

(g)	From the date of the FEC Reassignment and unless and until an alternative rate is agreed in accordance with paragraph (f) above, the rate of interest on the relevant part of the FEC Loan for the relevant Interest Period shall be the percentage rate per annum which is the weighted average of the rates notified in good faith to the Facility Agent by each Transferring Lender as soon as practicable and in any event within seven (7) Business Days of the date of the FEC Reassignment (or, if earlier, on the date falling three (3) Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum and in the relevant Transferring Lender's good faith the cost to the relevant Transferring Lender of funding its participation in that FEC Loan from whatever source it may reasonably select.

(h)	Any alternative basis agreed pursuant to paragraph (f) above shall, with the prior consent of all the Transferring Lenders and the Borrower, be binding on those parties.

(B)            Termination etc. of Finnvera Guarantee or Second Finnvera Guarantee

If, prior to the date of Final Maturity the Finnvera Guarantee and/or, if applicable, the Second Finnvera Guarantee is suspended, terminated or withdrawn by Finnvera or otherwise ceases to be of full force and effect other than as a result of:

(i)	a reason attributable to the gross negligence or wilful misconduct of FEC, the Facility Agent, the Guarantee Holder or any of the Lenders; or

(ii)	an FEC Prepayment Event,

then in such event, the Facility Agent shall, as soon as reasonably practicable upon becoming aware of the same, notify the Borrower, giving details available of the reasons or grounds for such suspension, termination or withdrawal and shall provide to the Borrower copies of documents, or extracts thereof, as it may have in its possession in relation thereto (and the Lenders shall provide and the Facility Agent shall procure that the Guarantee Holder shall provide such information to the Facility Agent as it may reasonably request in order for it to comply with this requirement), to the extent not prohibited by applicable law and without requiring it to breach any obligation binding upon it.

(C)            Termination etc. of Hermes Insurance Policy

If the Hermes Insurance Policy fails to be in full force and effect, is terminated or cancelled or is no longer valid, or it is suspended for more than six (6) months, in each case, so long as (a) such failure, termination, cancellation, invalidity or suspension is not due to the gross negligence or wilful misconduct on the part of any Lender and (b) the relevant parties to the Hermes Insurance Policy do not reach an agreement to reinstate the Hermes Insurance Policy within 60 days after such failure, termination, cancellation or invalidity or the end of such six (6) month period, as the case may be. It being agreed that the Facility Agent shall promptly notify the Borrower and the Guarantor upon receipt by Hermes of a written notice that the Hermes Insurance Policy is no longer in full force and effect, has been terminated, cancelled, is no longer valid or suspended.

SECTION 9.1.11. Illegality

No later than the close of business on the last day of the Option Period related to the giving of any Illegality Notice by an affected Lender pursuant to Section 3.2.2(c), either: (x) the Borrower has not elected to take an action specified in clause (1) or (2) of Section 3.2.2(c) or (y) if any such election shall have been made, the Borrower has failed to take the action required in respect of such election.

SECTION 9.1.12. Dividend

The Borrower declares, pays or makes or agrees to pay or make, directly or indirectly, any Restricted Payment, except for (i) dividends or other distributions with respect to its Equity Interests payable solely in additional shares of its Equity Interests or options to purchase Equity Interests, (ii) Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans (including with respect to performance shares issued in the ordinary course of business) for present or former officers, directors, consultants or employees of the Borrower in the ordinary course of business consistent with past practice and (iii) the payment of cash in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exercisable for Equity Interests of the Borrower.

SECTION 9.1.13. Principles.

The Borrower shall default in the due performance and observance of the Principles and if capable of remedy such default shall continue unremedied for a period of ten (10) days after notice thereof shall have been given to the Borrower by the Facility Agent; provided that, if the default does not otherwise constitute a Default or a Prepayment Event under another Section of this Agreement, as amended to date, the Borrower, the Facility Agent and Hermes shall negotiate a resolution in good faith for a maximum period of fifteen (15) days after notice thereof shall have been given to the Borrower by the Facility Agent.

SECTION 9.2. Mandatory Prepayment

If any Prepayment Event shall occur and be continuing (and subject, in the case of Section 9.1.10 (C), to Section 11.20), the Facility Agent, upon the direction of the Majority Lenders, shall by notice to the Borrower either (i) if the Disbursement Date has occurred and the Loan disbursed require the Borrower to prepay in full on the date stipulated in such notice or, in the case of a notice served on the Borrower in respect of a Prepayment Event under Section 9.1.11, within 15 Business Days, all principal of and interest on the Loan and all other Obligations (and, in such event, the Borrower agrees to so pay the full unpaid amount of the Loan and all accrued and unpaid interest thereon and all other Obligations) or (ii) if the Disbursement Date has not occurred, terminate the Commitments; provided that:

(a)	if such Prepayment Event arises under Section 9.1.11, the remedy available under this Section 9.2 shall be limited to that provided in clause (i) above and only with respect to the portion of the Loan held by the affected Lender that gave the relevant Illegality Notice (the "Affected Lender");

(b)	if the Prepayment Event arises under Section 9.1.10(A) or (B), the Borrower shall (i) prepay the FEC Loan together with interest and all other Obligations or the FEC Commitment shall be cancelled (as the case may be) in respect of any termination of the Finnvera Guarantee or any FEC Reassignment resulting therefrom and/or (ii) in the case of Section 9.1.10(B) only and if applicable, prepay the Finnvera Balancing Loan together with interest and all other Obligations or the Finnvera Balancing Commitment shall be cancelled (as the case may be) in respect of any termination of the Second Finnvera Guarantee; and

(c)	if the Prepayment Event arises under Section 9.1.10(C) and no alternative arrangements have been agreed during the Mitigation Period under and in accordance with Section 11.20, the Borrower shall prepay the Loan together with interest and all other Obligations or the total Commitments shall be cancelled (as the case may be) as provided above in clause (i) above.

SECTION 9.3. Mitigation.

If the Facility Agent or any of the Lenders has actual notice and/or knowledge of any potential suspension, termination or withdrawal of the Finnvera Guarantee and/or, if applicable, the Second Finnvera Guarantee or becomes aware that an event or circumstance has arisen which will cause the Finnvera Guarantee and/or, if applicable, the Second Finnvera Guarantee to be suspended, terminated or withdrawn for any reason or no longer remain in full force and effect it shall notify the Borrower and, in the case of such Lender, the Facility Agent. Following such notification the Lenders, the Borrower and the Facility Agent shall (at the cost and expense of the Borrower) negotiate in good faith for a period of up to 30 days or, if less, the date by which the Finnvera Guarantee and/or, if applicable, the Second Finnvera Guarantee shall be suspended, terminated or withdrawn or cease to be in full force and effect to determine whether the Facility can be restructured and/or the Loan refinanced in a manner acceptable to each of the Lenders in their absolute discretion.  The Facility Agent (acting on behalf of the Lenders) will request that Finnvera take part in such negotiations but shall have no obligation other than to send such request to Finnvera. Nothing in this Section shall oblige any Finance Party to (i) monitor or make enquiries of or any investigation into whether any such suspension, termination or withdrawal etc. of the Finnvera Guarantee and/or, if applicable, the Second Finnvera Guarantee has occurred or will occur or (ii) agree to any restructuring or refinancing of the Loan during any such good faith discussions.

ARTICLE X

THE FACILITY AGENT, THE HERMES AGENT AND THE MANDATED LEAD ARRANGERS

SECTION 10.1. Actions

Each Lender and Residual Risk Guarantor hereby appoints KfW IPEX, as Facility Agent (including (as applicable) in its capacity as CIRR agent) and Hermes Agent as its agent under and for purposes of this Agreement, each other Loan Document and each other Credit Support Document (for purposes of this Article X, the Facility Agent (including in its capacity as CIRR agent) and Hermes Agent are referred to collectively as the "Agents"). Each Lender and each Residual Risk Guarantor authorises the Agents to act on behalf of such Lender and such Residual Risk Guarantor under this Agreement each other Loan Document and each Credit Support Document and, in the absence of other written instructions from the Majority Lenders and/or the Majority Residual Risk Guarantors (as the case may be) received from time to time by the Agents (with respect to which each Agent agrees that it will comply, except as otherwise provided in this Article X or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Agents by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. No Agent shall be obliged to act on the instructions of any Lender, the Majority Lenders, the Residual Risk Guarantors or the Majority Residual Risk Guarantors (as the case may be) if to do so would, in the opinion of such Agent, be contrary to any provision of this Agreement, any other Loan Document or Credit Support Document (as the case may be) or to any law, or would expose such Agent to any actual or potential liability to any third party or would in the reasonable opinion of such Agent be contrary to any provision of the Finnvera Guarantee, or, if applicable, the Second Finnvera Guarantee or the Hermes Insurance Policy (as the case may be) or in any way jeopardise the cover provided by such guarantee or policy.

SECTION 10.2. Indemnity

Each Lender (other than FEC) and each Residual Risk Guarantor shall indemnify (which indemnity shall survive any termination of this Agreement) each Agent, pro rata according to such Lender's Percentage or Residual Risk Guarantee Proportion (as the case may be), from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) that be incurred by or asserted or awarded against, such Agent in any way relating to or arising out of this Agreement and any other Loan Document or any action taken or omitted by such Agent under this Agreement or any other Loan Document; provided that no Lender or Residual Risk Guarantor shall be liable for the payment of any portion of such claims, damages, losses, liabilities and expenses which have resulted from such Agent's gross negligence or wilful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its rateable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that such Agent is not reimbursed for such expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any such indemnified costs, this Section applies whether any such investigation, litigation or proceeding is brought by any Agent, any Lender, any Residual Risk Guarantor or a third party. No Agent shall be required to take any action hereunder or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement or any other Loan Document, unless it is expressly required to do so under this Agreement or is indemnified hereunder to its satisfaction. If any indemnity in favour of an Agent shall be or become, in such Agent's determination, inadequate, such Agent may call for additional indemnification from the Lenders and the Residual Risk Guarantors and cease to do the acts indemnified against hereunder until such additional indemnity is given.

SECTION 10.3. Funding Reliance, etc..

Each Lender shall notify the Facility Agent by 4:00 p.m., Frankfurt time, one day prior to the advance of the Loan if it is not able to fund the following day. Unless the Facility Agent shall have been notified by telephone, confirmed in writing, by any Lender by 4:00 p.m., Frankfurt time, on the day prior to the advance of the Loan that such Lender will not make available the amount which would constitute its Percentage of the Loan on the date specified therefor, the Facility Agent may assume that such Lender has made such amount available to the Facility Agent and, in reliance upon such assumption, may, but shall not be obliged to, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Facility Agent, such Lender and the Borrower severally agree to repay the Facility Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Facility Agent made such amount available to the Borrower to the date such amount is repaid to the Facility Agent, at the interest rate applicable at the time to the Loan without premium or penalty.

SECTION 10.4. Exculpation

None of the Agents nor any of their respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except for its own wilful misconduct or gross negligence. Without limitation of the generality of the foregoing, each Agent (i) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it and in accordance with the advice of such counsel, accountants or experts, (ii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement, (iii) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of this Agreement on the part of the Obligors or the existence at any time of any Default or Prepayment Event or to inspect the property (including the books and records) of the Obligors, (iv) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto, (v) shall incur no liability under or in respect of this Agreement by action upon any notice, consent, certificate or other instrument or writing (which may be by telecopier) believed by it to be genuine and signed or sent by the proper party or parties, and (vi) shall have no responsibility to the Borrower or any Lender on account of (A) the failure of a Lender or the Obligors to perform any of its obligations under this Agreement or any other Loan Document; (B) the financial condition of the Obligors; (C) the completeness or accuracy of any statements, representations or warranties made in or pursuant to this Agreement or any other Loan Document, or in or pursuant to any document delivered pursuant to or in connection with this Agreement or any other Loan Document; or (D) the negotiation, execution, effectiveness, genuineness, validity, enforceability, admissibility in evidence or sufficiency of this Agreement or any other Loan Document or of any document executed or delivered pursuant to or in connection with any Loan Document.

SECTION 10.5. Successor

The Facility Agent may resign as such at any time upon at least 30 days' prior notice to the Borrower, all Lenders and all Residual Risk Guarantors, provided that any such resignation (i) shall be subject to the restrictions in the FEC Supplemental Assignment Agreement and (ii) shall not become effective until a successor Facility Agent has been appointed as provided in this Section 10.5 and such successor Facility Agent has accepted such appointment. If the Facility Agent at any time shall resign, the Majority Lenders shall, subject to the immediately preceding proviso and subject to the consent of the Borrower (such consent not to be unreasonably withheld), appoint another Lender as a successor to the Facility Agent which shall thereupon become such Facility Agent's successor hereunder (provided that the Majority Lenders and the Majority Residual Risk Guarantors shall, subject to the consent of the Borrower unless an Event of Default or a Prepayment Event shall have occurred and be continuing (such consent not to be unreasonably withheld or delayed) offer to each of the other Lenders in turn, in the order of their respective Percentages of the Loan, the right to become successor Facility Agent). If no successor Facility Agent shall have been so appointed by the Majority Lenders and the Majority Residual Risk Guarantors, and shall have accepted such appointment, within 30 days after the Facility Agent's giving notice of resignation, then the Facility Agent may, on behalf of the Lenders and the Majority Residual Risk Guarantors, appoint a successor Facility Agent, which shall be one of the Lenders or a commercial banking institution having a combined capital and surplus of at least $1,000,000,000 (or the equivalent in other currencies), subject, in each case, to the consent of the Borrower (such consent not to be unreasonably withheld). Upon the acceptance of any appointment as Facility Agent hereunder by a successor Facility Agent, such successor Facility Agent shall be entitled to receive from the resigning Facility Agent such documents of transfer and assignment as such successor Facility Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the resigning Facility Agent, and the resigning Facility Agent shall be discharged from its duties and obligations under this Agreement. After any resigning Facility Agent's resignation hereunder as the Facility Agent, the provisions of:

(a)	this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Facility Agent under this Agreement; and

(b)	Section 11.3 and Section 11.4 shall continue to inure to its benefit.

If a Lender acting as the Facility Agent assigns its Loan and, with the prior written consent of Finnvera transfers its Residual Risk Guarantee to one of its Affiliates or, such Affiliate, with the prior written consent of Finnvera issues a replacement Residual Risk Guarantee, such Facility Agent may, subject to the consent of the Borrower (such consent not to be unreasonably withheld or delayed) assign its rights and obligations as Facility Agent to such Affiliate.

SECTION 10.6. Loans by the Facility Agent

The Facility Agent shall have the same rights and powers with respect to the Loan made by it or any of its Affiliates. The Facility Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if the Facility Agent were not the Facility Agent hereunder and without any duty to account therefor to the Lenders. The Facility Agent shall have no duty to disclose information obtained or received by it or any of its Affiliates relating to the Borrower or its Subsidiaries to the extent such information was obtained or received in any capacity other than as the Facility Agent.

SECTION 10.7. Credit Decisions

Each Lender and Residual Risk Guarantor acknowledges that it has, independently of each Agent and each other Lender and Residual Risk Guarantor, and based on such Lender's and Residual Risk Guarantor's review of the financial information of the Obligors, this Agreement, the other Loan Documents (the terms and provisions of which being satisfactory to such Lender and Residual Risk Guarantor) and such other documents, information and investigations as such Lender and Residual Risk Guarantor has deemed appropriate, made its own credit decision to extend its Commitment. Each Lender and Residual Risk Guarantor also acknowledges that it will, independently of each Agent and each other Lender and Residual Risk Guarantor, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.

SECTION 10.8. Copies, etc.

Each Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to such Agent by the Borrower pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Borrower). Each Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by such Agent from the Borrower for distribution to the Lenders by such Agent in accordance with the terms of this Agreement.

SECTION 10.9. The Agents' Rights

Each Agent may (i) assume that all representations or warranties made or deemed repeated by the Obligors in or pursuant to this Agreement or any other Loan Document are true and complete, unless, in its capacity as the Facility Agent, it has acquired actual knowledge to the contrary, (ii) assume that no Default has occurred unless, in its capacity as an Agent, it has acquired actual knowledge to the contrary, (iii) rely on any document or notice believed by it to be genuine, (iv) rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it, (v) rely as to any factual matters which might reasonably be expected to be within the knowledge of the Borrower on a certificate signed by or on behalf of the Borrower and (vi) refrain from exercising any right, power, discretion or remedy unless and until instructed to exercise that right, power, discretion or remedy and as to the manner of its exercise by the Lenders (or, where applicable, by the Majority Lenders) and the Residual Risk Guarantors (or, where applicable, by the Majority Residual Risk Guarantor) and unless and until such Agent has received from the Lenders and the Residual Risk Guarantors any payment which such Agent may require on account of, or any security which such Agent may require for, any costs, claims, expenses (including legal and other professional fees) and liabilities which it considers it may incur or sustain in complying with those instructions.

SECTION 10.10. The Facility Agent's Duties

The Facility Agent shall (i) if requested in writing to do so by a Lender, make enquiry and advise the Lenders as to the performance or observance of any of the provisions of this Agreement or any other Loan Document by any Obligor or as to the existence of an Event of Default and (ii) inform the Lenders promptly of any Event of Default of which the Facility Agent has actual knowledge.

The Facility Agent shall not be deemed to have actual knowledge of the falsehood or incompleteness of any representation or warranty made or deemed repeated by the Obligors or actual knowledge of the occurrence of any Default unless a Lender or the Borrower shall have given written notice thereof to the Facility Agent in its capacity as the Facility Agent. Any information acquired by the Facility Agent other than specifically in its capacity as the Facility Agent shall not be deemed to be information acquired by the Facility Agent in its capacity as the Facility Agent.

The Facility Agent may, without any liability to account to the Lenders, generally engage in any kind of banking or trust business with the Borrower or with the Borrower's subsidiaries or associated companies or with a Lender as if it were not the Facility Agent.

SECTION 10.11. Employment of Agents

In performing its duties and exercising its rights, powers, discretions and remedies under or pursuant to this Agreement or the other Loan Documents, each Agent shall be entitled to employ and pay agents to do anything which such Agent is empowered to do under or pursuant to this Agreement or the other Loan Documents (including the receipt of money and documents and the payment of money); provided that, unless otherwise provided herein, including without limitation Section 11.3, the employment of such agents shall be for such Agent's account, and to act or refrain from taking action in reliance on the opinion of, or advice or information obtained from, any lawyer, banker, broker, accountant, valuer or any other person believed by such Agent in good faith to be competent to give such opinion, advice or information.

SECTION 10.12. Distribution of Payments

The Facility Agent shall pay promptly to the order of each Lender and each Residual Risk Guarantor that Lender's Percentage or that Residual Guarantors Residual Risk Guarantee Proportion, as the case may be, of every sum of money received by the Facility Agent pursuant to this Agreement or the other Loan Documents owing to that Lender or Residual Risk Guarantor, as the case may be (with the exception of any amounts payable pursuant to any Fee Letter and any amounts which, by the terms of this Agreement or the other Loan Documents, are paid to the Facility Agent for the account of the Facility Agent alone or specifically for the account of one or more Lenders or Residual Risk Guarantors) and until so paid such amount shall be held by the Facility Agent on trust absolutely for that Lender or that Residual Risk Guarantor (as the case may be).

SECTION 10.13. Reimbursement

The Facility Agent shall have no liability to pay any sum to a Lender or Residual Risk Guarantor until it has itself received payment of that sum. If, however, the Facility Agent does pay any sum to a Lender on account of any amount prospectively due to that Lender or Residual Risk Guarantor pursuant to Section 10.12 before it has itself received payment of that amount, and the Facility Agent does not in fact receive payment within two (2) Business Days after the date on which that payment was required to be made by the terms of this Agreement or any of the other Loan Documents, that Lender or Residual Risk Guarantor will, on demand by the Facility Agent, refund to the Facility Agent an amount equal to the amount received by it, together with an amount sufficient to reimburse the Facility Agent for any amount which the Facility Agent may certify that it has been required to pay by way of interest on money borrowed to fund the amount in question during the period beginning on the date on which that amount was required to be paid by the terms of this Agreement or the other Loan Documents and ending on the date on which the Facility Agent receives reimbursement.

SECTION 10.14. Instructions

Where an Agent is authorised or directed to act or refrain from acting in accordance with the instructions of the Lenders, the Majority Lenders, the Residual Risk Guarantors or the Majority Residual Risk Guarantors (as the case may be) each of the Lenders and the Residual Risk Guarantors shall provide such Agent with instructions within five (5) Business Days (or such longer period as is required in the opinion of Hermes or Finnvera (as the case may be) in order for the Lenders or the Residual Risk Guarantors to receive instructions from Hermes and/or Finnvera (as the case may be)) of such Agent's request (which request may be made orally or in writing). If a Lender or a Residual Risk Guarantor does not provide such Agent with instructions within that period, that Lender or that Residual Risk Guarantor shall be bound by the decision of such Agent. Nothing in this Section 10.14 shall limit the right of such Agent to take, or refrain from taking, any action without obtaining the instructions of the Lenders, the Majority Lenders, the Residual Risk Guarantors or the Majority Residual Risk Guarantors (as the case may be) if such Agent in its discretion considers it necessary or appropriate to take, or refrain from taking, such action in order to preserve the rights of the Lenders or the Residual Risk Guarantors (as the case may be) under or in connection with this Agreement or any of the other Loan Documents. In that event, such Agent will notify the Lenders or the Residual Risk Guarantors (as the case may be) of the action taken by it as soon as reasonably practicable, and the Lenders and the Residual Risk Guarantors agree to ratify any action taken by the Facility Agent pursuant to this Section 10.14.

SECTION 10.15. Payments

All amounts payable to a Lender or a Residual Risk Guarantor under this Section 10 shall be paid to such account at such bank as that Lender or that Residual Risk Guarantor may from time to time direct in writing to the Facility Agent.

SECTION 10.16. "Know your customer" Checks

Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of another Lender) in order for the Facility Agent (or that Lender) to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in this Agreement, the other Loan Documents, any FEC Transfer Certificate, any Transfer Certificates or any Lender Assignment Agreements (as the case may be).

SECTION 10.17. No Fiduciary Relationship

Except as provided in Section 10.12, neither Agent shall have any fiduciary relationship with or be deemed to be a trustee of or for any other person and nothing contained in this Agreement or any other Loan Document shall constitute a partnership between any two or more Lenders or between either Agent and any other person.

SECTION 10.18. Initial Mandated Lead Arranger

(A)            The Initial Mandated Lead Arranger has no obligations of any kind to the Borrower or any other Finance Party under or in connection with this Agreement or the other Loan Documents.

(B)            Nothing in any Loan Document constitutes the Initial Mandated Lead Arranger as a trustee or fiduciary of any other person.

(C)            The Initial Mandated Lead Arranger shall not be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

ARTICLE XI

MISCELLANEOUS PROVISIONS

SECTION 11.1. Waivers, Amendments, etc.

(A)	The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by (a) the Borrower and each of (i) the Majority Lenders (acting with the consent of the Federal Republic of Germany (in accordance with section 9.2 of the Terms and Conditions where such amendments modification or waiver is relevant to the Hermes Loan and, if applicable, the Finnvera Balancing Loan) and (ii) only in the case of (b) and (d) below the Majority Residual Risk Guarantors, and (b) Finnvera and Hermes in respect of any material amendment, modification or waiver; provided that no such amendment, modification or waiver which would:

(a)	modify any requirement hereunder that any particular action be taken by all the Lenders, Hermes or Finnvera shall be effective unless consented to by each Lender;

(b)	modify this Section 11.1 or change the definition of "Majority Lenders" or "Majority Residual Risk Guarantors" shall be made without the consent of each Lender and each Residual Risk Guarantor respectively;

(c)	increase the Commitment of any Lender shall be made without the consent of such Lender;

(d)	reduce any fees described in Article III payable to any Lender or any Residual Risk Guarantor shall be made without the consent of such Lender and such Residual Risk Guarantor respectively;

(e)	extend the Commitment Termination Date of any Lender shall be made without the consent of such Lender;

(f)	extend the due date for, or reduce the amount of, any scheduled repayment or prepayment of principal of or interest on the Loan (or reduce the principal amount of or rate of interest on the Loan) owed to any Lender shall be made without the consent of such Lender; or

(g)	affect adversely the interests, rights or obligations of the Facility Agent in its capacity as such shall be made without consent of the Facility Agent.

(B)	The Facility Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders in relation to the Loan (or, if the relevant Loan Document stipulates the matter is a decision for any other Lender, the Federal Republic of Germany, Hermes, Finnvera or group of Lenders from that Lender, the Federal Republic of Germany, Hermes, Finnvera or group of Lenders) or in relation to any matters concerning the Residual Risk Guarantees. the Majority Residual Risk Guarantors as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Facility Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(C)	The Facility Agent is fully protected if it acts on the instructions of the Majority Lenders in relation to the Loan or the Majority Residual Risk Guarantors in relation to the Residual Risk Guarantees in the exercise of any right, authority, power or discretion or any matter not expressly provided for in the Loan Documents or the Credit Support Documents. Any such instructions given by the Majority Lenders or the Majority Residual Risk Guarantors (as the case may be) will be binding on the relevant Lenders and relevant Residual Risk Guarantor or all the Lenders or all Residual Risk Guarantors (as the case may be). In the absence of instructions, the Facility Agent may act as it considers to be in the best interests of all the Lenders and the Residual Risk Guarantors.

(D)	No failure or delay on the part of the Facility Agent or any Lender or any Residual Risk Guarantor in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Facility Agent or any Lender or any Residual Risk Guarantor under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. The Lenders and the Residual Risk Guarantors hereby agree, at any time and from time to time that the Nordea Agreement or the Bank of Nova Scotia Agreement is amended or refinanced to negotiate in good faith to amend this Agreement (but expressly without obligation to agree on any amendment and only on a basis which is strictly a without prejudice to the rights and benefits of the Finance Parties currently existing under this Agreement) to conform any representations, warranties, covenants or events of default in this Agreement to the amendments made to any substantially comparable provisions in the Nordea Agreement or the Bank of Nova Scotia Agreement or any refinancing thereof.

SECTION 11.2. Notices

(a)	All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by electronic mail and addressed, delivered or transmitted to such party at its address, facsimile number or electronic mail address set forth below its signature hereto or set forth in a Lender Assignment Agreement or Transfer Certificate (as the case may be) or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by electronic mail, shall be deemed given upon acknowledgment of receipt by the recipient.

(b)	So long as KfW IPEX is the Facility Agent, the Borrower may provide to the Facility Agent all information, documents and other materials that it furnishes to the Facility Agent hereunder or any other Loan Document (and any guaranties, security agreements and other agreements relating thereto), including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing advance or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due hereunder or any other Loan Document prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of the Agreement and/or any advance or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as "Communications"), by transmitting the Communications in an electronic/pdf medium in a format acceptable to the Facility Agent at celine.brochard@kfw.de and maritime-industries-administration@kfw.de (or such other email address notified by the Facility Agent to the Borrower).

(c)	The Borrower agrees that the Facility Agent may make such items included in the Communications as the Borrower may specifically agree available to the Lenders by posting such notices, at the option of the Borrower, on Intralinks or any similar such platform (the "Platform") acceptable to the Borrower. Although the primary web portal is secured with a dual firewall and a User ID/Password Authorisation System and the Platform is secured through a single user per deal authorisation method whereby each user may access the Platform only on a deal-by-deal basis, the Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided "as is" and "as available" and (iii) neither the Facility Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Facility Agent or any of its Affiliates in connection with the Platform.

(d)	The Facility Agent agrees that the receipt of Communications by the Facility Agent at its e-mail address set forth above shall constitute effective delivery of such Communications to the Facility Agent for purposes hereunder and any other Loan Document (and any guaranties, security agreements and other agreements relating thereto).

SECTION 11.3. Payment of Costs and Expenses

The Borrower agrees to pay on demand all reasonable expenses of the Finance Parties, KfW, FEC, Finnvera and Hermes (including the reasonable fees and out-of-pocket expenses of counsel to the Facility Agent, KfW and the Lenders (except FEC), and of local counsel, if any, who may be retained by counsel to the Facility Agent and, in the case each of FEC or KfW, counsel retained by each of FEC and KfW with the Borrower's prior approval in connection with the initial syndication of the Loans, any KfW CIRR Agreement, any KfW Refinancing Security Agreements (including legal opinions), the negotiation and execution of this Agreement and any other Loan Document or Credit Support Document, the initial syndication of the Loan and any amendments, waivers, consents, supplements or other modifications to, this Agreement, any other Loan Document or any Credit Support Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated. In addition, the Borrower agrees to pay reasonable fees and out of pocket expenses of counsel to the Facility Agent and of counsel to FEC in connection with the funding under this Agreement. The Borrower further agrees to pay, and to save the Finance Parties harmless from all liability for, any stamp, recording, documentary or other similar taxes payable in connection with the execution, delivery or enforcement of this Agreement or the borrowing hereunder, any other Loan Document or any Credit Support Document. The Borrower also agrees to reimburse the Facility Agent and each Lender upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys' fees and legal expenses) incurred by a Finance Party or Finnvera in connection with (x) the negotiation of any restructuring or "work-out", whether or not consummated, of any Obligations and (y) the enforcement of any Obligations. For the purposes of this Section 11.3, references to "KfW" shall mean KfW only in its capacity as set out in sub-clauses (a) and (b) of the definition of "KfW".

SECTION 11.4. Indemnification

In consideration of the execution and delivery of this Agreement by each Lender and the extension of the Commitments, the Borrower hereby indemnifies and holds harmless the Facility Agent, each Lender and each of their respective Affiliates and their respective officers, advisors, directors and employees (collectively, the "Indemnified Parties") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party (including, without limitation, in connection with any investigation, litigation or proceeding or the preparation of a defence in connection therewith), in each case arising out of or in connection with or by reason of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby or any actual or proposed use of the proceeds of the Loan (collectively, the "Indemnified Liabilities"), except to the extent such claim, damage, loss, liability or expense (i) is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party's gross negligence or wilful misconduct or the material breach by such Indemnified Party of its obligations under this Agreement, any other Loan Document or the Credit Support Documents and which breach is not attributable to the Borrower's own breach of the terms of this Agreement, any other Loan Document or the Credit Support Documents or (ii) relates to taxes other than Covered Taxes. In the case of an investigation, litigation or other proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, any of its directors, security holders or creditors, an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto. Each Indemnified Party shall (a) furnish the Borrower with prompt notice of any action, suit or other claim covered by this Section 11.4, (b) not agree to any settlement or compromise of any such action, suit or claim without the Borrower's prior consent, (c) shall cooperate fully in the Borrower's defence of any such action, suit or other claim (provided that the Borrower shall reimburse such Indemnified Party for its reasonable out-of-pocket expenses incurred pursuant hereto) and (d) at the Borrower's request, permit the Borrower to assume control of the defence of any such claim, other than regulatory, supervisory or similar investigations, provided that (i) the Borrower acknowledges in writing its obligations to indemnify the Indemnified Party in accordance with the terms herein in connection with such claims, (ii) the Borrower shall keep the Indemnified Party fully informed with respect to the conduct of the defence of such claim, (iii) the Borrower shall consult in good faith with the Indemnified Party (from time to time and before taking any material decision) about the conduct of the defence of such claim, (iv) the Borrower shall conduct the defence of such claim properly and diligently taking into account its own interests and those of the Indemnified Party, (v) the Borrower shall employ counsel reasonably acceptable to the Indemnified Party and at the Borrower's expense, and (vi) the Borrower shall not enter into a settlement with respect to such claim unless either (A) such settlement involves only the payment of a monetary sum, does not include any performance by or an admission of liability or responsibility on the part of the Indemnified Party, and contains a provision unconditionally releasing the Indemnified Party and each other indemnified party from, and holding all such persons harmless, against, all liability in respect of claims by any releasing party or (B) the Indemnified Party provides written consent to such settlement (such consent not to be unreasonably withheld or delayed). Notwithstanding the Borrower's election to assume the defence of such action, the Indemnified Party shall have the right to employ separate counsel and to participate in the defence of such action and the Borrower shall bear the fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the Borrower to represent the Indemnified Party would present such counsel with an actual or potential conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the Borrower and the Indemnified Party and the Indemnified Party shall have concluded that there may be legal defences available to it which are different from or additional to those available to the Borrower and determined that it is necessary to employ separate counsel in order to pursue such defences (in which case the Borrower shall not have the right to assume the defence of such action on the Indemnified Party's behalf), (iii) the Borrower shall not have employed counsel reasonably acceptable to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the institution of such action, or (iv) the Borrower authorises the Indemnified Party to employ separate counsel at the Borrower's expense. The Borrower acknowledges that none of the Indemnified Parties shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Borrower or any of its security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnified Party's gross negligence or wilful misconduct. In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

SECTION 11.5. Survival

The obligations of the Borrower under Section 4.3, 4.4, 4.5, 4.6, 11.3 and 11.4 and the obligations of the Lenders under Section 10.1, shall in each case survive any termination of this Agreement and the payment in full of all Obligations. The representations and warranties made by the Borrower in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.

SECTION 11.6. Severability; Independence of Obligations

Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

The Borrower agrees that the Borrower's obligations under this Agreement (including its obligation to repay the Loan) (a) are independent of the Construction Contract and (b) will not be invalidated, suspended or limited in any way by any termination, rescission, cancellation, invalidation, non-performance or non-completion of the Construction Contract or any other contract, agreement or arrangement relating thereto (other than the Loan Documents) or any dispute or claim between the Borrower and/or the Builder and/or any suppliers and/or any other third parties under or in connection with the Construction Contract, or any defence thereto, or any insolvency proceedings relating to the Builder or any other Person.

SECTION 11.7. Headings

The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

SECTION 11.8. Execution in Counterparts

This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

SECTION 11.9. Third Party Rights

(a)	A person who is not a party to this Agreement or a Fee Letter has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement or such Fee Letter except that each of KfW, Finnvera and Hermes may enforce and enjoy any rights specifically conferred upon KfW, Finnvera or Hermes pursuant to this Agreement, each Lender and Residual Risk Guarantor may enforce and enjoy any rights conferred upon it pursuant to a Fee Letter signed on its behalf by the Facility Agent and each Lender acknowledges and agrees to be bound by the terms of the Fees Letters to the extent they relate to the Borrower's right to receive any fee reimbursements due from such Lender to the Borrower.

(b)	Notwithstanding any term of any Loan Document, the consent of any person who is not a party to a Loan Document (other than Finnvera, FEC (until such time as it becomes a party thereto pursuant to the FEC Transfer Certificates) KfW or Hermes) is not required to rescind or vary this Agreement at any time.

SECTION 11.10. Successors and Assigns

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that:

(a)	except to the extent permitted under Section 7.2.6, the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Facility Agent and each Lender; and

(b)	the rights of sale, assignment and transfer of the Lenders are subject to Section 11.11.

SECTION 11.11. Sale and Transfer of the Loan; Participations in the Loan

Each Lender may assign or transfer its Percentage or portion of the Loan to one or more other Persons (a "New Lender"), or sell participations in its Percentage or portion of the Loan to one or more other Persons subject to this Section 11.11; provided that, in the case of assignments or transfers, such New Lender (i) enters into a KfW CIRR Agreement and (ii) where applicable enters into the relevant KfW Refinancing Security Agreements and accedes to the Interaction Agreement; and provided further that, in the case of assignments or transfers, such Lender shall: (a) only assign or transfer to a New Lender that has agreed to (i) enter into an Option A Refinancing Agreement or Option B Interest Make-Up Agreement (as applicable) and (ii) if applicable enter into the relevant KfW Refinancing Security Agreement and accede to the Interaction Agreement; and (b) not assign or transfer any rights, benefits or obligations under this Agreement unless at the same time such New Lender also executes and delivers to Finnvera and FEC (as applicable) a Residual Risk Guarantee and any Additional FEC Transfer Documents.

SECTION 11.11.1. Assignments and transfers

(A) (i) (a) Any Lender with the written consents of the Borrower and the Facility Agent (which consents shall not be unreasonably delayed or withheld and which consent, in the case of the Borrower, shall be deemed to have been given in the absence of a written notice delivered by the Borrower to the Facility Agent, on or before the fifth Business Day after receipt by the Borrower of such Lender's request for consent, stating, in reasonable detail, the reasons why the Borrower proposes to withhold such consent) may at any time (and from time to time) assign or transfer to one or more commercial banks or other financial institutions all or any fraction of such Lender's share of the Loan; provided that in the case of any assignee or transferee, such assignee or transferee (other than in the case of FEC) shall (1) be reasonably acceptable to Hermes (in relation to the Hermes Loan) and Finnvera (in relation to the FEC Loan and, if applicable, the Finnvera Balancing Loan) and (2) meet the criteria set out in section 2.2 of the Terms and Conditions (in relation to the Hermes Loan and, if applicable, the Finnvera Balancing Loan) and (3) in the case of a replacement of an Option A Lender, be reasonably acceptable to KfW, (b) any Lender with notice to the Borrower and, notwithstanding this clause (A)(i), without the consent of the Borrower, may assign or transfer at any time to KfW and (c) in connection with the primary syndication of the Loan, at any time (and from time to time) the Initial Lender may assign or transfer to one or more commercial banks or other financial institutions identified by the Borrower in consultation with KfW IPEX that fraction of the Initial Lender´s Loan or Commitment as agreed between the Borrower and KfW IPEX.

(ii) Any Lender, with notice to the Borrower and the Facility Agent in all cases except in the case of an assignment or transfer to FEC or Finnvera, and, notwithstanding the foregoing (A) clause (i), without the consent of the Borrower, or the Facility Agent may assign or transfer (a) to FEC or Finnvera (including, but not limited to, an assignment and/or transfer by the Initial FEC Lender to FEC under an FEC Transfer Certificate or by FEC to any other FEC Lender pursuant to the FEC Supplemental Assignment Agreement) or following the Disbursement Date, to any of its Affiliates or (b) following the occurrence and during the continuance of an Event of Default under Section 8.1.1, 8.1.4(a) or 8.1.5, to any other Person, in either case, all or any fraction of such Lender's portion of the Loan but on the basis that, in the case of clause (a) and clause (b), any assignee or transferee (other than in the case of FEC or Finnvera) shall (1) be reasonably acceptable to the Facility Agent, Finnvera (in relation to the FEC Loan and, if applicable, the Finnvera Balancing Loan), Hermes (in relation to the Hermes Loan) and (2) meet the criteria set out in section 2.2 of the Terms and Conditions (in relation to the Hermes Loan and, if applicable, the Finnvera Balancing Loan) and (3) in the case of a replacement of an Option A lender, be reasonably acceptable to KfW.

(iii) Any Lender may (notwithstanding the foregoing clauses, and without notice to, or consent from, the Borrower or the Facility Agent) assign or charge all or any fraction of its portion of the Loan to (i) any federal reserve bank or central bank as collateral security in connection with the extension of credit or support by such federal reserve bank or central bank to such Lender or (ii) KfW as collateral security pursuant to the terms of any Option A Refinancing Agreement entered into by such Lender.

(iv) No Lender may (notwithstanding the foregoing clauses) assign or transfer any of its rights under this Agreement if the proposed assignment or transfer would result in a breach of any terms of the Finnvera Guarantee, if applicable, the Second Finnvera Guarantee or the Hermes Insurance Policy.

(v) No Lender may (notwithstanding the foregoing clauses) assign or transfer any of its rights under this Agreement unless it has given prior written notification of the transfer to each of the Finnish Authorities, Hermes and (if it is then funded by KfW) KfW and the Facility Agent and the Facility Agent has obtained a prior written consent from the Finnish Authorities, Hermes and (if it is then funded by KfW) KfW.

(vi) Nothing in this Section 11.11.1 shall prejudice the right of a Lender to assign or transfer its rights under this Agreement to the Finnish Authorities or Hermes, if such assignment or transfer is required to be made by that Lender to the Finnish Authorities and Hermes in accordance with the Finnvera Guarantee, if applicable, the Second Finnvera Guarantee or the Hermes Insurance Policy.

Save in the case of a transfer to FEC pursuant to the FEC Transfer Documents, each Person described in the foregoing clauses as being the Person to whom such assignment or transfer is to be made, is hereinafter referred to as an "Assignee Lender" or "Transferee Lender". Assignments or transfers in a minimum aggregate amount of $25,000,000 (or, if less, all of such Lender's portion of the Loan and Commitment) (which assignment or transfer shall be of a constant, and not a varying, percentage of such Lender's portion of the Loan) are permitted; provided that the Borrower and the Facility Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned or transferred to an Assignee Lender or a Transferee Lender (as the case may be) until:

(a)	written notice of such assignment or transfer, together with payment instructions, addresses and related information with respect to such Assignee Lender or Transferee Lender, shall have been given to the Borrower and the Facility Agent by such Lender and such Assignee Lender or Transferee Lender;

(b)	such Assignee Lender or Transferee Lender shall have executed and delivered to the Borrower and the Facility Agent a Lender Assignment Agreement or a Transfer Certificate as set out in (B) below, accepted by the Facility Agent and if the applicable portion of the Loan is a Fixed Rate Loan, any other agreements required by the Facility Agent, KfW or FEC in connection therewith;

(c)	the Facility Agent on behalf of (i) FEC shall have received the Additional FEC Transfer Documents where required and (ii) Finnvera shall have received a replacement Residual Risk Guarantee; and

(d)	the processing fees described below shall have been paid.

From and after the date that the Facility Agent accepts such Lender Assignment Agreement or Transfer Certificate and receives the Additional FEC Transfer Documents where required and Finnvera receives any replacement Residual Risk Guarantee and the Facility Agent receives a copy of the same, (x) the Assignee Lender or Transferee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned or transferred to such Assignee Lender or Transferee Lender in connection with such Lender Assignment Agreement or Transfer Certificate, shall have the rights and obligations of a Lender hereunder and under the other Loan Documents, and (y) the assignor or transferor Lender, to the extent that rights and obligations hereunder have been assigned or transferred by it, shall be released from its obligations hereunder and under the other Loan Documents, other than any obligations arising prior to the effective date of such assignment or transfer. Except to the extent resulting from a subsequent change in law, in no event shall the Borrower be required to pay to any Assignee Lender or Transferee Lender any amount under Section 4.3, 4.4, 4.5 and 4.6 that is greater than the amount which it would have been required to pay had no such assignment or transfer been made. Such assignor Lender, transferor Lender or such Assignee Lender or Transferee Lender (unless a party to an FEC Transfer Certificate under which FEC is the transferee) must also pay a processing fee to the Facility Agent upon delivery of any Lender Assignment Agreement or Transfer Certificate in the amount of $2,000 (and shall also reimburse the Facility Agent for any reasonable out-of-pocket costs, including reasonable attorneys' fees and expenses, incurred in connection with the assignment or transfer).

(B) Procedure for transfer to (i) FEC under an FEC Transfer Certificate or (ii) a Transferee Lender under a Transfer Certificate

(a)	A novation is effected if:

(i)	the Existing Lender and FEC or Transferee Lender (as the case may be) deliver to the Facility Agent a duly completed FEC Transfer Certificate or Transfer Certificate (as the case may be); and

(ii)	the Facility Agent executes it.

The Facility Agent must execute as soon as reasonably practicable any FEC Transfer Certificate or Transfer Certificate (as the case may be) delivered to it and which appears on its face to be in order.

(b)	The Facility Agent shall only be obliged to execute an FEC Transfer Certificate or Transfer Certificate delivered to it by (i) the Existing Lender and FEC or (ii) the Existing Lender and the Transferee Lender upon its completion of all "know your customer" checks that it is required to carry out in relation to the transfer to FEC or such Transferee Lender and upon receipt of the Additional FEC Transfer Documents where required.

(c)	Each party to this Agreement (other than the Existing Lender and FEC or Transferee Lender (as the case may be)) irrevocably authorises the Facility Agent to execute any duly completed FEC Transfer Certificate or Transfer Certificate, as applicable on its behalf.

(d)	On the Effective Date (as defined in the relevant Transfer Certificate):

(i)	FEC or the Transferring Lender (as applicable) will assume the rights and obligations of the Existing Lender in connection with (i) the FEC Loan in the relevant FEC Transfer Certificate or (ii) any other portion of the Loan in the relevant Transfer Certificate by way of novation in substitution for the Existing Lender; and

(ii)	the Existing Lender will be released from those obligations and cease to have those rights.

(C)            Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary and save in the case of a transfer by the Initial FEC Lender to FEC on the Effective Date (as defined in the initial FEC Transfer Certificate), an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Loan Documents or the Credit Support Documents;

(ii)	the financial condition of the Borrower;

(iii)	the performance and observance by the Borrower of its obligations under the Loan Documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Loan Document or the Credit Support Documents,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Loan Document or Credit Support Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Loan Documents or any Commitment is in force.

(c)	Nothing in any Loan Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Section 11.11.1 except in the case of an FEC Reassignment; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Loan Documents or otherwise, save where Lenders are obliged to reimburse FEC for any Break Costs.

SECTION 11.11.2. Participations

Any Lender may at any time sell to one or more commercial banks or other financial institutions (herein called a "Participant") participating interests in its Loan; provided that:

(a)	no participation contemplated in this Section 11.11.2 shall relieve such Lender from its obligations hereunder;

(b)	such Lender shall remain solely responsible for the performance of its obligations hereunder;

(c)	the Borrower and the Facility Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and each of the other Loan Documents;

(d)	no Participant, unless such Participant is an Affiliate of such Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant's consent, take any actions of the type described in clauses (b) through (f) of Section 11.1(A);

(e)	the Borrower shall not be required to pay any amount under Section 4.3, 4.4, 4.5 and 4.6 that is greater than the amount which it would have been required to pay had no participating interest been sold; and

(f)	each Lender that sells a participation under this Section 11.11.2 that constitutes a sale of its share in the Loan or an interest therein for U.S. federal income tax purposes shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each of the Participant's interest in that Lender's portion of the Loan, Commitments or other interests hereunder (the "Participant Register"). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender may treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes hereunder.

The Borrower acknowledges and agrees that each Participant, for purposes of Section 4.3, 4.4, 4.5, 4.6 and clause (e) of 7.1.1, shall be considered a Lender.

SECTION 11.11.3. Register

The Facility Agent, acting as agent for the Borrower, shall maintain at its address referred to in Section 11.2 a copy of each Lender Assignment Agreement and each Transfer Certificate delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment(s) of, and principal amount of the Loan owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Facility Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

SECTION 11.11.4. Accession of Residual Risk Guarantors

Any New Lender which has become a party to a Residual Risk Guarantee shall, by entering into a Transfer Certificate or a Lender Assignment Agreement and upon execution of such Transfer Certificate or Lender Assignment Agreement by the Facility Agent, become a party to this Agreement as a Residual Risk Guarantor and shall assume the same obligations and become entitled to the same rights as if it had been an original party to this Agreement as a Residual Risk Guarantor.

SECTION 11.12. Other Transactions

Nothing contained herein shall preclude the Facility Agent or any Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

SECTION 11.13. Hermes Insurance Policy

SECTION 11.13.1. Terms of Hermes Insurance Policy

(a)	The Hermes Insurance Policy will cover 95% of the Hermes Loan.

(b)	The Hermes Fee will equal 2.53% of the aggregate principal amount of the Hermes Loan as at the Actual Delivery Date.

(c)	The parties have entered into this Agreement on the basis that the Hermes Insurance Policy shall contain the following terms and should such terms not be included within the Hermes Insurance Policy, then the Borrower may cancel the Commitment(s):

(i)	25% of the Hermes Fee as in effect on the date of issuance of the Hermes Insurance Policy ("First Fee") will be payable to the Hermes Agent or Hermes in Dollars within two (2) Business Days of receipt by the Borrower of demand from the Hermes Agent following the later to occur of (i) the issue of the Hermes Insurance Policy and (ii) the Effective Date;

(ii)	the balance of the Hermes Fee (being the amount thereof under paragraph (b) above less the First Fee) ("Second Fee") will be payable in Dollars to the Hermes Agent or Hermes on the Actual Delivery Date;

(iii)	if the Hermes Commitment is cancelled in full by the Borrower or the Lenders on or prior to the Actual Delivery Date, Hermes shall be required to reimburse the Hermes Agent the amount of the First Fee less an administration fee (such administration fee to be no greater than 5% of the amount refunded but in any event not exceeding EUR2,500);

(iv)	if the Hermes Commitment is cancelled in part by the Borrower on or prior to the Actual Delivery Date, Hermes shall be required to reimburse the Hermes Agent an amount equal to a corresponding proportion of the First Fee, based on the proportion of the aggregate Hermes Commitment prior to such cancellation to the aggregate Hermes Commitment after giving effect to such cancellation, less an administration fee (such administration fee to be no greater than 5% of the amount refunded but in any event not exceeding EUR2,500); and

(v)	if, after the Actual Delivery Date, the Borrower prepays all or part of the Hermes Loan in accordance with this Agreement, Hermes shall be required to reimburse the Hermes Agent an amount equal to a corresponding proportion of the unexpired portion of the Hermes Fee, having regard to the amount of the prepayment and the remaining term of the Hermes Loan less the sum of (x) a break funding fee equal to 20% of the unexpired portion of the Hermes Fee and (y) an administration fee (such fee to be no greater than 5% of the amount refunded but in any event not exceeding EUR2,500).

Where the Hermes Agent receives any reimbursement of any Hermes Fee, other than the First Fee prior to the date the Borrower is reimbursed out of proceeds of the Hermes Loan for that First Fee, such reimbursed amount received from Hermes shall be used in prepayment of the Hermes Loan without any further notice by the Hermes Agent to the Borrower or, where the Hermes Loan has already been prepaid in full, any such amount shall be paid directly to the Borrower or as it may direct. The Hermes Agent shall inform the Borrower as soon as reasonably possible after it becomes aware of any decrease in the Hermes Fee which may result in a reimbursement by Hermes of an excess amount to the Hermes Agent and a consequential prepayment of the Hermes Loan under this Section.

SECTION 11.13.2. Obligations of the Borrower

(a)	Provided that the Hermes Insurance Policy complies with Section 11.13.1, the Borrower shall pay (a) the First Fee to the Hermes Agent in accordance with Section 11.13.1(c)(i) and (b) the Second Fee to the Hermes Agent on the Actual Delivery Date. In each case, if received by the Hermes Agent, the Hermes Agent shall pay such amount to Hermes.

(b)	Provided that the Hermes Insurance Policy complies with Section 11.13.1, the Borrower shall pay to the Hermes Agent an issue fee of EUR12,500 for the issue of the Hermes Insurance Policy at the same time that the First Fee is payable.

SECTION 11.13.3. Obligations of the Hermes Agent and the Lenders

(a)	Promptly upon receipt of the Hermes Insurance Policy from Hermes, the Hermes Agent shall (subject to any confidentiality undertakings given to Hermes by the Hermes Agent pursuant to the terms of the Hermes Insurance Policy) send a copy thereof to the Borrower.

(b)	The Hermes Agent shall perform such acts or provide such information which are, acting reasonably, within its power so to perform or so to provide, as required by Hermes under the Hermes Insurance Policy and as are necessary to ensure that the Lenders obtain the support of Hermes pursuant to the Hermes Insurance Policy.

(c)	The Hermes Agent shall (in the circumstances described in Section 11.13.1(c)(iii), (iv) or (v)):

(i)	make written requests to Hermes seeking a reimbursement of the Hermes Fee promptly after the relevant cancellation or prepayment and (subject to any confidentiality undertakings given to Hermes by the Hermes Agent pursuant to the terms of the Hermes Insurance Policy) provide a copy of the request to the Borrower;

(ii)	use its reasonable endeavours to maximise the amount of any reimbursement of the Hermes Fee to which the Hermes Agent is entitled;

(iii)	pay to the Facility Agent the full amount of any reimbursement of the Hermes Fee that the Hermes Agent receives from Hermes within two (2) Business Days of receipt with same day value for application as a prepayment towards the Hermes Loan in such order as the Hermes Lenders (in consultation with the Borrower) shall require; and

(iv)	relay the good faith concerns of the Borrower to Hermes regarding the amount it is required to pay to Hermes or the amount of any reimbursement to which the Hermes Agent is entitled, it being agreed that the Hermes Agent's obligation shall be no greater than simply to pass on to Hermes the Borrower's concerns.

(d)	Each Hermes Lender will co-operate with the Hermes Agent, the Facility Agent and each other Hermes Lender, and take such action and/or refrain from taking such action as may be reasonably necessary, to ensure that the Hermes Insurance Policy and each KfW CIRR Agreement continues in full force and effect and shall indemnify and hold harmless each other Lender in the event that the Hermes Insurance Policy or such KfW CIRR Agreement (as the case may be) does not continue in full force and effect due to its gross negligence or wilful default.

SECTION 11.14. Finnvera and FEC

SECTION 11.14.1. Finnvera Guarantee and Second Finnvera Guarantee

(a)	Promptly upon receipt of the Finnvera Guarantee and, if applicable, the Second Finnvera Guarantee from Finnvera and provided that the Borrower provides a confidentiality undertaking to Finnvera in respect of the Finnvera Guarantee and, if applicable, the Second Finnvera Guarantee, the Facility Agent shall (subject to any confidentiality undertakings given to Finnvera by the Facility Agent pursuant to the terms of the Finnvera Guarantee and, if applicable, the Second Finnvera Guarantee) send a copy thereof to the Borrower.

(b)	The Facility Agent shall procure that if, after the Disbursement Date, the Borrower prepays the FEC Loan and/or, if applicable, the Finnvera Balancing Loan in part or in full in accordance with Section 3.2.1, the Finnvera Guarantee and, if applicable, the Second Finnvera Guarantee will require Finnvera to reimburse the Guarantee Holder for the account of the Borrower all or a corresponding portion of any Finnvera Premium or the Finnvera Balancing Premium (as the case may be) paid prior to the date of such prepayment in an amount calculated in accordance with the Finnvera Premium Refund Formula.

(c)	Any refund of the Finnvera Premium or the Finnvera Balancing Premium (as the case may be) pursuant to Section 11.14.1(b) above shall be subject to:

(i)	there not having been any claims for indemnification under the Finnvera Guarantee and/or the Second Finnvera Guarantee (as the case may be) up to the date of such refund payment by Finnvera; and

(ii)	the irrevocable release of Finnvera from any liability under (i) the Finnvera Guarantee in respect of the portion of the FEC Loan prepaid and/or (ii) the Second Finnvera Guarantee in respect of the portion of the Finnvera Balancing Loan being prepaid.

(d)	The Facility Agent shall procure that the Guarantee Holder shall:

(i)	make a written request to Finnvera seeking a reimbursement of the Finnvera Premium and/or the Finnvera Balancing Premium (as the case may be) in the circumstances described in Section 11.14.1(b) and (c) above promptly after the relevant prepayment and (subject to any confidentiality undertakings given to Finnvera by the Facility Agent pursuant to the terms of the Finnvera Guarantee and/or the Second Finnvera Guarantee (as the case may be)) provide a copy of the request to the Borrower;

(ii)	use its reasonable endeavours to maximize the amount of any reimbursement of the Finnvera Premium and/or the Finnvera Balancing Premium (as the case may be) from Finnvera to which the Guarantee Holder is entitled;

(iii)	agree to the irrevocable release of Finnvera from any liability under (i) the Finnvera Guarantee in respect of the portion of the FEC Loan prepaid and/or (ii) the Second Finnvera Guarantee in respect of the portion of the Finnvera Balancing Loan prepaid; and

(iv)	pay to the Borrower the full amount of any reimbursement of the Finnvera Premium and/or the Finnvera Balancing Premium (as the case may be) that the Guarantee Holder receives from Finnvera pursuant to the terms of the Finnvera Guarantee and/or the Second Finnvera Guarantee (as the case may be) within five (5) Business Days of receipt with same day value and such amount of any such reimbursement shall be applied as a prepayment against the FEC Loan and the Finnvera Balancing Loan on a pro rata basis provided that the Borrower may direct how such pro rata prepayment shall be applied between the FEC Tranche A Loan and the FEC Tranche B Loan.

(e)	The Borrower acknowledges that the Finnvera Premium and, if applicable, the Finnvera Balancing Premium shall be calculated as provided in Section 3.5.3 and shall be paid to Finnvera from the proceeds of the FEC Tranche B Loan and the Finnvera Balancing Loan respectively on the Disbursement Date and duly authorises (i) FEC to pay the Finnvera Premium to Finnvera on the Disbursement Date by utilising the proceeds of the FEC Tranche B Loan and (ii) the Finnvera Balancing Lenders to pay the Finnvera Balancing Premium to Finnvera on the Disbursement Date by utilising the proceeds of the Finnvera Balancing Loan.

SECTION 11.14.2. Facility Agent, Guarantee Holder and Finnvera dealings

(a)	The parties to this Agreement agree that the Facility Agent and the Guarantee Holder may act on the instructions of Finnvera in relation to this Agreement provided that nothing in this Clause shall permit the Facility Agent to do anything which would alter the rights and/or obligations of any Finance Party or the Borrower as set out in this Agreement.

(b)	Subject to any provision of the FEC Transfer Documents to the contrary, KfW IPEX as the Guarantee Holder under the Finnvera Guarantee and, if applicable, the Second Finnvera Guarantee, agrees with the Lenders to act in compliance with the Finnvera Guarantee and, if applicable, the Second Finnvera Guarantee.

(c)	KfW IPEX as the Guarantee Holder under the Finnvera Guarantee and, if applicable, the Second Finnvera Guarantee, may inform Finnvera of any increase or material change in any risk covered by the Finnvera Guarantee and/or, if applicable, the Second Finnvera Guarantee to the extent it is required to do so under the terms of the Finnvera Guarantee and, if applicable, the Second Finnvera Guarantee and/or related Finnvera General Terms or for the purposes of ensuring the continuing validity of the Finnvera Guarantee and, if applicable, the Second Finnvera Guarantee and shall notify the Borrower in case it so informs Finnvera.

SECTION 11.15. FEC Transfer Documents

(a)	The Borrower acknowledges that:

(i)	the Initial FEC Lender has entered into or will enter into (as applicable) the FEC Transfer Documents pursuant to which Initial FEC Lender will, amongst other things, assign and transfer its respective rights and obligations under this Agreement to FEC in respect of the FEC Loan; and

(ii)	following the assignment and transfer referred to above, the Facility Agent shall act as agent for FEC under the Loan Documents and the Guarantee Holder shall continue to act as holder of the Finnvera Guarantee for and on behalf of the FEC Lender(s).

(b)	The Borrower and each Finance Party shall co-operate and actively assist each other with respect to any obligations such Finance Party may have under or in connection with any Credit Support Document provided however, the Borrower shall not be required to act in a manner that it considers to be contrary or adverse to its own interests or may, directly or indirectly, result in any increased or additional cost or liability to the Borrower whether under the Loan Documents or otherwise (except for costs and expenses which the Borrower has agreed, pursuant to any Loan Document or otherwise, to pay).

(c)	The Finance Parties have obligations under the FEC Transfer Documents (to which they are a party) and the Facility Agent has obligations as holder of the Finnvera Guarantee and, if applicable, the Second Finnvera Guarantee, which they would not have incurred (or in relation to which it would not have had any liability) if they had not entered into the FEC Transfer Documents or become holder of the Finnvera Guarantee and, if applicable, the Second Finnvera Guarantee. Accordingly, the Borrower agrees to indemnify each Finance Party against any cost, loss or liability incurred by such Finance Party in connection with the FEC Transfer Documents (to which such Finance Party is a party and acting in whatever capacity) or as holder of the Finnvera Guarantee and, if applicable, the Second Finnvera Guarantee, and for any cost, loss or liability for which such Finance Party may be liable to FEC or Finnvera or otherwise under any FEC Transfer Document to which it is a party (acting in whatever capacity) or in respect of the Finnvera Guarantee and, if applicable, the Second Finnvera Guarantee, unless caused by the gross negligence or wilful misconduct of that Finance Party or the failure to perform or any default by that Finance Party under the relevant FEC Transfer Document, this Agreement, any other Loan Document or the Finnvera Guarantee and, if applicable, the Second Finnvera Guarantee.

(d)	The FEC Transfer Documents and the Residual Risk Guarantee from the Initial Residual Risk Guarantor shall be executed concurrently with signing this Agreement.

(e)	The Facility Agent shall or (as the case may be) shall procure that the Guarantee Holder shall, provide a copy of each FEC Transfer Document and the Residual Risk Guarantee from the Initial Residual Risk Guarantor to the Borrower promptly following execution of the same.

SECTION 11.16. Application of proceeds under the Finnvera Guarantee, the Second Finnvera Guarantee and the Hermes Insurance Policy

(a)	If any Finance Party receives any proceeds under the Finnvera Guarantee, the Second Finnvera Guarantee or the Hermes Insurance Policy, it shall transfer such moneys to the Facility Agent.

(b)	Any proceeds referred to in (a) above shall be applied by the Facility Agent in favour of (i) an FEC Lender only in relation to monies received under the Finnvera Guarantee (ii) if applicable, the Finnvera Balancing Lenders only in relation to monies received under the Second Finnvera Guarantee and (iii) the Hermes Lenders only in relation to monies received under the Hermes Insurance Policy and, for the avoidance of doubt, no such proceeds shall be made available to the Borrower.

(c)	Such proceeds shall be ignored when calculating the amount owing to the Lenders in respect of the FEC Loan, the Finnvera Balancing Loan (if applicable) or the Hermes Loan (as the case may be) and, for the avoidance of doubt, the obligations of the Borrower under the Loan Documents to which it is a party shall remain in full force and effect, notwithstanding the receipt of any such proceeds under the Finnvera Guarantee, the Second Finnvera Guarantee (if applicable) or the Hermes Insurance Policy (as the case may be).

SECTION 11.17. Waiver of immunity

To the extent that the Borrower or any Finance Party has or hereafter may acquire any immunity from jurisdiction of any court of from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, the Borrower and such Finance Party hereby irrevocably waives, to the fullest extent permitted by law, such immunity in respect of its obligations under this Agreement and the other Loan Documents.

SECTION 11.18. Law and Jurisdiction

SECTION 11.18.1. Governing Law

This Agreement and any non-contractual obligations arising out of or in respect of this Agreement shall in all respects be governed by and interpreted in accordance with English law.

SECTION 11.18.2. Jurisdiction

For the exclusive benefit of the Facility Agent and the other Finance Parties, the parties to this Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that any proceedings may be brought in those courts. The Borrower irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Section, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum.

SECTION 11.18.3. Alternative Jurisdiction

Nothing contained in this Section shall limit the right of the Facility Agent or the other Finance Parties to commence any proceedings against the Borrower in any other court of competent jurisdiction nor shall the commencement of any proceedings against the Borrower in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.

SECTION 11.18.4. Service of Process

Without prejudice to the right of the Facility Agent or the other Finance Parties to use any other method of service permitted by law, the Borrower irrevocably agrees that any writ, notice, judgment or other legal process shall be sufficiently served on it if addressed to it and left at or sent by post to RCL Cruises Ltd., presently at Building 2, Aviator Park, Station Road, Addlestone, Surrey KT15 2PG, Attention: General Counsel, and in that event shall be conclusively deemed to have been served at the time of leaving or, if by international courier, at 9:00 am on the third Business Day after posting by international courier.

SECTION 11.19. Confidentiality

Each of the Facility Agent, the Lenders and the Residual Risk Guarantors agrees to maintain and to cause its Affiliates to maintain the confidentiality of all information provided to it by the Borrower or any Subsidiary of the Borrower, or by the Facility Agent on the Borrower's or such Subsidiary's behalf, under this Agreement, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement or in connection with other business now or hereafter existing or contemplated with the Borrower or any Subsidiary, except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by it or its Affiliates or their respective directors, officers, employees and agents, or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower or any of its Subsidiaries so long as such source is not, to its knowledge, prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Borrower or any of its Affiliates; provided, however, that it may disclose such information (A) at the request or pursuant to any requirement of any self-regulatory body, governmental body, agency or official to which the Facility Agent, any Lender, any Residual Risk Guarantor or any of their respective Affiliates is subject or in connection with an examination of the Facility Agent, such Lender, such Residual Risk Guarantor or any of their respective Affiliates by any such authority or body, including without limitation the Federal Republic of Germany or Finland; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable requirement of law but without limitation including the rules of any relevant stock exchange on which any Lender's, Residual Risk Guarantor's or its Affiliate's shares are listed; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Facility Agent, any Lender, any Residual Risk Guarantor or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder; (F) to the Facility Agent or such Lender's or such Residual Risk Guarantor's independent auditors, counsel, and any other professional advisors of the Facility Agent or such Lender or such Residual Risk Guarantor who are advised of the confidentiality of such information; (G) to any direct participant, assignee or transferee and their representatives and professional advisers, in relation to any Loan Document or the Borrower, provided that such Person agrees to keep such information confidential to the same extent required of the Facility Agent, the Lenders and the Residual Risk Guarantors hereunder; (H) as to the Facility Agent, any Lender, any Residual Risk Guarantor or their respective Affiliates, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Borrower or any Subsidiary is party with the Facility Agent, such Lender or such Residual Risk Guarantor or such Affiliate; (I) to its Affiliates and its Affiliates' directors, officers, employees, professional advisors and agents, provided that each such Affiliate, director, officer, employee, professional advisor or agent shall keep such information confidential to the same extent required of the Facility Agent, the Lenders and the Residual Risk Guarantors hereunder; (J) to each of Finnvera and Hermes provided that Finnvera or Hermes may only discuss such information subject to receiving a confidentiality undertaking from any recipient to whom such information is disclosed (other than in the case of other Export Credit Agencies); (K) to any other party to the Agreement; and (L) to any rating agency (including its professional advisers) such confidential information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Loan Documents and/or the Borrower. Each of the Facility Agent, the Lenders and the Residual Risk Guarantors shall be responsible for any breach of this Section 11.19 by any of its Affiliates or any of its Affiliates' directors, officers, employees, professional advisors and agents.

SECTION 11.20. Mitigation

(a)	If the provisions of Section 3.2.2(b), 3.2.2(c) or 9.1.10(C) apply (and having regard to clause (b) below), the Facility Agent, the Borrower and the Lenders (or, in the case of Section 3.2.2(b) or 3.2.2(c), any affected Lender) shall discuss in good faith (but without obligation) for a period (the "Mitigation Period") of not less than, in the case of Sections 3.2.2(b) and 3.2.2(c), 50 days and, in the case of Section 9.1.10(C), 30 days (and which in the case of Section 3.2.2(b) and 3.2.2(b) shall commence on the first day of the 50-day period referred to in those respective Sections and, in the case of Section 9.1.10(C), shall run concurrently with the 30 day period referred to in that Section or, concurrently with the three (3) month grace period applicable in the case of a suspension of the Hermes Insurance Policy ) after (x) in the case of Section 3.2.2(b) and 3.2.2(c), the date on which the Illegality Notice is given or (y) in the case of Section 9.1.10(C), the date such Section becomes applicable, as the case may be:

(i)	in the case of Section 3.2.2(b) or 3.2.2(c), what steps may be open to the relevant Lender to mitigate or remove such circumstances (including, without limitation, the possibility of assigning the Lender's Commitment to an Affiliate or another Lending Office); and

(ii)	in the case of Section 9.1.10(C), the circumstances in which Section 9.1.10(C) has become applicable and whether there are any steps or actions which can be taken to remove the effect of the circumstances as described in such Section and/or reinstate or replace the Hermes Insurance Policy.

If the provisions of Section 3.2.2(b) or 3.2.2(c) apply, if requested by the Borrower, the affected Lender shall, without limiting such Lender's obligation to enter into discussions as set forth above in this Section 11.20(a), use commercially reasonable efforts to transfer its Affected Commitment or its portion of the Loan, as the case may be, to one or more third parties at par during the Mitigation Period in the manner contemplated by Section 3.2.2(b) or (c) as relevant.

(b)	To the extent required by or considered necessary by any party to this Agreement, the Lenders (and, in the case of Section 3.2.2(b) or 3.2.2(c), any affected Lender) shall use commercially reasonable efforts to include the Finnish Authorities and Hermes in all foregoing discussions.

(c)	If an Illegality Notice shall be given by any Lender during the period falling 20 days prior to the Actual Delivery Date, the affected Lender will use all reasonable efforts to accelerate the mitigation steps of the type described or to be discussed pursuant to this Section to try and enable the Commitment of such Lender to still be available for drawing by the Borrower two (2) Business Days prior to the Actual Delivery Date in the manner contemplated by this Agreement.

SECTION 11.21. CIRR requirements

(A)            The Borrower acknowledges that:

(a)	the government of the Federal Republic of Germany, the Federal Audit Court or any authorised representatives specified by these bodies shall be authorised at any time to inspect and make or demand copies of the records, accounts, documents and other deeds of any or all of the Lenders relating to this Agreement;

(b)	in the course of its activity as the Facility Agent, the Facility Agent may:

(i)	provide the government of the Federal Republic of Germany with information concerning the transactions to be handled by it under this Agreement; and

(ii)	disclose information concerning the subsidised transaction contemplated by this Agreement in the context of internationally agreed consultation/notification proceedings and statutory specifications, including information received from the lenders relating to this Agreement;

(c)	the Facility Agent and (to the extent the Lenders have entered into an Option A Refinancing Agreement with KfW) the Hermes Lenders and the Finnvera Balancing Lenders are entitled to disclose to KfW:

(i)	circumstances pertaining to the Hermes Loan and, if applicable, the Finnvera Balancing Loan, proper repayment and collaterisation;

(ii)	extraordinary events which may jeopardise the proper servicing of the Hermes Loan and, if applicable, the Finnvera Balancing Loan;

(iii)	any information required by KfW with respect to the proper use of any refinancing funds granted to the respective Hermes Lender in respect of the Hermes Loan and, if applicable, the respective Finnvera Balancing Lender in respect of the Finnvera Balancing Loan;

(iv)	the Loan Documents;

provided that KfW agrees to keep such information confidential to the same extent required of Lenders pursuant to Section 11.15.

SECTION 11.22. Modification and/or discontinuation of benchmarks

(a)	If a Screen Rate Replacement Event has occurred then promptly thereafter, the Facility Agent and the Borrower will enter into negotiations with a view to amend this Agreement to replace the LIBO Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving of then existing convention for similar US dollar denominated syndicated credit facilities for such alternative benchmarks where such negotiations will take into account the then current market standards and will be conducted with a view to reducing or eliminating, to the extent reasonably practicable, any transfer of economic value from one party to another party (any such proposed rate, a "Benchmark Successor Rate"), together with any proposed Benchmark Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 PM (New York City time) on the fifth Business Day after the Facility Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, the Required Lenders have delivered to the Facility Agent written notice that such Lenders does not accept such amendment. Such Benchmark Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Facility Agent, such Benchmark Successor Rate shall be applied in a manner as otherwise reasonably determined by the Facility Agent.

(b)	If no Benchmark Successor Rate has been determined and either (x) the circumstances set out in paragraph (a) of the definition of "Screen Rate Replacement Event" in section 1.1 exist or (y) the Scheduled Unavailability Date has occurred, the Facility Agent will promptly so notify the Borrower and each Lender. Thereafter, (i) the obligation of the Lenders to make or maintain the Loan shall be suspended and (ii) Screen Rate shall no longer be utilised in determining the LIBO Rate. Upon receipt of such notice, the Borrower may revoke any pending Loan Request.

(c)	Until such time as a Benchmark Successor Rate and benchmark Successor Rate Conforming Changes have been determined and agreed and without prejudice to the obligation of the parties to enter into negotiations with a view to determining or agreeing a Benchmark Successor Rate pursuant to paragraph (a) above, for any Interest Period starting after the Screen Rate Replacement Event, the LIBO Rate shall be replaced by the weighted average of the rates notified to the Facility Agent by each Lender five Business Days prior to the first day of that Interest Period, to be that which expresses as a percentage rate per annum the cost the relevant Lender would have of funding an amount equal to its participation in the Loan during the relevant Interest Period from whatever source it may reasonably select. If such amount is less than zero, it shall be deemed to be zero.

(d)	Notwithstanding anything else herein, any definition of Benchmark Successor Rate shall provide that in no event shall such Benchmark Successor Rate be less than zero for purposes of this Agreement.

(e)	Section 3.3.6 shall not apply following the occurrence of a Screen Rate Replacement Event.

(f)	Where paragraph (a) above applies, the Borrower shall, within three Business Days of demand, reimburse the Facility Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Facility Agent in responding to, evaluating, negotiating or complying with the requirements set out in that paragraph.

IN WITNESS WHEREOF, the parties hereto have caused this ICON 3 Hull No. 1402 Credit Agreement to be executed by their respective officers thereunto duly authorised as of the day and year first above written.

KFW IPEX-BANK GMBH, as Facility Agent, Documentation Agent, Hermes Agent, Initial Mandated Lead Arranger, Sole Bookrunner, Initial Lender and Initial Residual Risk Guarantor

By
Name:
Title:

Address: Palmengartenstrasse 5-9
D-60325 Frankfurt am Main

Germany

Facsimile No.: +49 (69) 7431 [3768]
Email: celine.brochard@kfw.de
Attention: Maritime Industries

With a copy to: Credit Operations
Facsimile No.: +49 (69) 7431 2944

ROYAL CARIBBEAN CRUISES LTD.

By
Name:
Title:

Address: 1050 Caribbean Way
Miami, Florida 33132, United States of America
Facsimile No.: +1 (305) 539-6400
Email: agibson@rccl.com
bstein@rccl.com
Attention: Vice President, Treasurer
With a copy to: General Counsel

Exhibit A
Principles

Final: 26 March 2020

CRUISE DEBT HOLIDAY PRINCIPLES

This document sets out the key principles for a temporary suspension of repayments and testing of financial covenants (the “Debt Holiday”) for Hermes-covered loan agreements (“Loan Agreement” in connection with the financing of cruise vessels.

1             Preamble

The current Corona-pandemic impacts the global tourism industry including all cruise operators ("Companies" or if related to a individual operator "Company"). All cruise ship operation will be ceased or is already ceased globally mainly due to government order directly or indirectly by port or border closures. The shutdown of cruise operations may have substantial negative impact on European cruise related jobs as well as on the cruise yards with its vast supplier and subcontractor network.

Since all Companies are effected in the same manner governmental support shall apply to all Companies in a coordinated process with equal treatment of all cruise operators. The intention of the Debt Holiday Initiative is to provide an interim relief to the Companies in its debt service obligations under existing financings. Apart form supporting the Companies, it is the firm understanding of the Lenders together with the respective ECAs that Companies taking advantage of the relief shall use its best endeavors fulfilling their contractual obligations under their existing shipbuilding contracts with the yard, i.e. do not unreasonably, unduly, and without consultation delay instalments and scheduled vessel deliveries and work reasonably together with the yards to resolve any crisis-related construction delays. For the avoidance of doubt, all measures to maintain a sufficient liquidity position of the Company during the crisis and later recovery phase will be considered reasonably by ECA in regards to the below Terms and Conditions.

A support package which is based on the Terms and Conditions below has been coordinated with Hermes applicable to all disbursed and undisbursed Hermes-covered CIRR export financings ("Export Financing") for the cruise sector.

Individual amendments of loan agreements shall be based on the Terms and Conditions outlined below.

2             Effective Date and Term

Debt Holiday Terms and Conditions shall be effective from Wednesday, 01 April 2020. Debt Holiday may be applied to all amortization / principal payments of disbursed Export Financings from 01 April 2020 until 31 March 2021 (“Deferred Payments”).

Final: 26 March 2020

3	Terms and Condition

3.1	Deferred Payments

3.1.1.	Any Deferred Payments must be redeemed within 5 years (latest until 31. March 2025) irrespective of remaining tenor of each individual Export Financing.

3.1.2.	Repayment schedule of Deferred Payments may be determined individually and if remaining tenor of Export Financing is less than 5 years, prolongation of original final maturity of Export Financing is possible.

3.1.3.	Deferred Payments shall be accounted for as a new loan tranche ("Debt Holiday Tranche") priced on a floating basis according to the underlying Loan Agreement and with a separate repayment schedule. For Export Financing with a remaining tenor of more than 5 years, the Debt Holiday Tranche should be repaid in 8 equal instalments beginning on the first regular repayment date after 1 April 2021 (other arrangements possible) if no other repayment scheduled has been agreed and approved by the ECA. Voluntary prepayments of the Debt Holiday Tranche are permitted at any time, if during interest period breakage cost may apply.

3.1.4.	Additional imputed/calculative funding cost incurred by funding provider (CIRR Provider or Lender) due to Deferred Payments shall be borne by the borrower (or Company). Each funding provider shall quote and charge its individual imputed/calculative funding cost.

3.2	Suspension of Financial Covenant Testing

Testing of all agreed Financial Covenants on all existing Export Financings (disbursed and undisbursed) may be suspended from 01 April 2020 until 31 March 2021 ("Testing Suspension"), Financial Covenants undertakings according to the Loan Documentation remain in place but noncompliance shall not trigger an Event of Default as defined under the corresponding Loan Agreement unless the Company has entered into all-lender restructuring or moratorium, customary bankruptcy or insolvency proceedings.

3.3	Interest

3.3.1.	Interest (floating or fixed), (or commitment fee on undisbursed amounts) and any scheduled ECA premium payments shall continue to be payable.

3.3.2.	Agreed interest margin and fixed interest rate on amounts outstanding including Deferred Payments shall not be increased due to Debt Holiday, however any agreed margin grid terms according to the Loan Agreement shall remain effective and will apply.

3.4	Hermes Insurance Policy

Hermes cover remains effective also in respect of the Debt Holiday Tranche, no additional premium payable.

Final: 26 March 2020

3.5	Conditions / Liquidity measures

3.5.1.	Any dividend payment, any other distribution or payment to share capital or shareholders (including repayment of shareholder loans) and/or any regular debt or equity issue (such as bond or new equity emission) shall trigger mandatory and immediate prepayment of any outstanding Debt Holiday Tranche and immediate cessation of Testing Suspension.

3.5.2.	Utilisation of Debt Holiday Tranche shall be subject to proof of evidence of sufficient crisis-related liquidity measures by the Companies which shall be documented in the application process based on the Information Package (see 4.2.).

3.5.3.	Debt issue due to financing of any scheduled ship building contract instalments including but not limited to final instalment at delivery shall not trigger mandatory and immediate prepayment of any outstanding Debt Holiday Tranche and cessation of Testing Suspension.

3.5.4.	Crisis and recovery related debt or equity issue during Debt Holiday (until 31th December 2021), thereafter upon request and ECA-consent required, and/or prolongation of existing RCFs shall also not trigger mandatory and immediate prepayment of any outstanding Debt Holiday Tranche and cessation of Testing Suspension.

3.6	Costs and Fees

3.6.1.	Any incurred legal and administrative cost (including legal fees incurred at the CIRR Provider) shall be borne by the borrower (or Company).

3.6.2.	For the implementation of the Debt Holiday Tranche Lenders will charge a reasonable handling fee payable latest at the first utilisation of an advance under the Debt Holiday Tranche.

3.6.3.	Additional imputed/calculative funding cost incurred by funding provider (CIRR or Lender) due to Deferred Payments shall be borne by the borrower (or Company). For the avoidance of doubt funding provider shall only charge the difference between interest paid according to Loan Agreement on outstanding Debt Holiday Tranche (which borrower continues to pay, see 3.3) and actual applied cost on Debt Holiday Tranche.

Final: 26 March 2020

4	Procedure Debt Holiday Application

4.1	Company Level Approach

Each Company may apply for Debt Holiday with Hermes for all its disbursed and undisbursed Export Financings in one application via ECA-Agent Lender.

4.2	Information Package

The Company shall provide a comprehensive information package of the current situation of the Company and its crisis-related countermeasures, including but not limited to (i) description of the current situation of the cruise line company, (ii) overview of core financial figures, (iii) preliminary liquidity estimation of the cruise line (including shut down period and recovery phase). For details please note the attachment 1 “Debt Holiday Test Scheme – Section A-E”.

4.3	Reporting Requirements

4.3.1.	During Debt Holiday the Company shall report regularly on parameters defined in the Debt Holiday Test Scheme – Section F (see attachment 1).

4.3.2.	Although testing of Financial Covenants is suspended during Debt Holiday reporting on Financial Covenants shall be reported according to Loan Agreement.

4.4	CIRR Requirements

4.4.1.	Each Company shall apply Debt Holiday also with CIRR Mandatary for all of its disbursed Export Financings in one application via CIRR Agent.

4.4.2.	Company shall provide to CIRR Agent agreed repayment schedule of Debt Holiday Tranches for all affected Export Financings.

4.5	Lenders’ Consent

Facility Agent in coordination with ECA- and CIRR-Agent shall coordinate Lenders' consent immediately after Company launched Debt Holiday application.

4.6	Timing Hermes and CIRR

4.6.1.	Hermes and CIRR-approval shall be decided quickly based on prior approval in principle from Hermes on Debt Holiday Initiative.

4.6.2.	CIRR-approval and preliminary Hermes approval will be given for the respective cruise operator (Company) prior to finalization of repayment schedule of Deferred Payment if Company accepts above Terms and Conditions of Debt Holiday. For the avoidance of doubt, at this point in time the instalment can be deferred.

4.6.3.	The Final Hermes approval for each individual loan agreement will be provided after receipt of the respective repayment schedule of Deferred Payment.

Exhibit B
Form of Information Package

Exhibit C
Form of First Priority Guarantee

[FORM OF] FIRST PRIORITY GUARANTEE

dated as of

[•], 2020

between

CELEBRITY CRUISE LINES INC., as the Guarantor,

and

[INSERT], as the Agent

This FIRST PRIORITY GUARANTEE (this “Guarantee”), dated as of [•], 2020, is made by CELEBRITY CRUISE LINES INC., a company organized under the laws of the Cayman Islands, in favor of [INSERT], in its capacity as facility agent under the Agreement (as defined below) (the “Agent”), for the benefit of the Lenders (as defined in the Agreement).

WHEREAS, reference is made to the [ECA AGREEMENT], dated as of [DATE] (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Agreement”), among Royal Caribbean Cruises Ltd., a Liberian corporation (the “Borrower”), the Agent and the other parties thereto.

WHEREAS, the Guarantor is a wholly-owned subsidiary of the Borrower and derives substantial direct and indirect benefits from the Agreement and is willing to execute and deliver this Guarantee.

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Agreement Definitions.

Capitalized terms used in this Guarantee, including the preamble and introductory paragraphs hereto, and not otherwise defined herein have the meanings specified in the Agreement.

Section 1.02. Other Defined Terms.

As used in this Guarantee, in addition to the terms defined in the preliminary statements above, the following terms have the meanings specified below:

“Article” means a numbered article of this Guarantee, unless another document is specifically referenced.

“Date of Full Satisfaction” means the date of payment and performance in full of the Guaranteed Obligations and the termination of the Agreement.

“Guaranteed Obligations” means the Obligations of the Borrower, including without limitation, interest and other amounts that would accrue but for the commencement of bankruptcy, reorganization or insolvency proceedings (or other similar proceedings), whether or not allowed in such proceedings.

“Other Guarantor” means any guarantor of the Guaranteed Obligations (other than the Guarantor).

“Section” means a numbered section of this Guarantee, unless another document is specifically referenced.

“UFCA” has the meaning assigned to such term in Section

2.07. “UFTA” has the meaning assigned to such term in Section

 2.07. Section 1.03. Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Guarantee in its entirety and not to any particular provision hereof, (c) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Guarantee, (d) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

GUARANTEE

Section 2.01. Guarantee.

The Guarantor irrevocably, absolutely and unconditionally guarantees, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Guaranteed Obligations, whether such Guaranteed Obligations are now existing or hereafter incurred, and whether at maturity, by acceleration, after notice of prepayment, early termination or otherwise. The Guarantor further agrees that the Guaranteed Obligations may be extended, increased or renewed, amended or modified, in whole or in part, without notice to, or further assent from, the Guarantor and that the Guarantor will remain bound upon its guarantee hereunder notwithstanding any such extension, increase, renewal, amendment or modification of any Guaranteed Obligation. To the fullest extent permitted by applicable law, the Guarantor (a) waives promptness, diligence, presentment to, demand of payment from, and protest to, the Guarantor or the Borrower of any of the Guaranteed Obligations, and (b) also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

Section 2.02. Guarantee of Payment.

The Guarantor further agrees, to the fullest extent permitted by applicable law, that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual of collection of any of the Guaranteed Obligations or operated as a discharge thereof) and not of collection, and waives any right to require that any resort be had by the Agent or any other Person to any balance of any deposit account or credit on the books of the Agent or any other Person in favor of any Other Guarantor or any other Person or any collateral security or other credit support. The obligations of the Guarantor hereunder are independent of the obligations of any Other Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against the Guarantor whether or not action is brought against any Other Guarantor or the Borrower and whether or not any Other Guarantor or the Borrower is joined in any such action or actions. Any payment required to be made by the Guarantor hereunder may be required by the Agent on any number of occasions.

Section 2.03. No Limitations.

(a)            Except for termination or release of the Guarantor’s obligations hereunder as expressly provided in Section 4.10 (but without prejudice to Section 2.04), to the fullest extent permitted by applicable law, the obligations of the Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations, any impossibility in the performance of any of the Guaranteed Obligations, or otherwise. Without limiting the generality of the foregoing, to the fullest extent permitted by applicable law and except for termination or release of the Guarantor’s obligations hereunder in accordance with the terms of Section 4.10 (but without prejudice to Section 2.04), the obligations of the Guarantor hereunder shall not be discharged impaired or otherwise affected by (i) the failure of the Agent or any other Person to assert any claim or demand or to enforce any right or remedy under the provisions of any [Loan] Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Guaranteed Obligation, any [Loan] Document or any other agreement or non-perfection or release of collateral; (iii) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; (iv) any change in the corporate existence, structure or ownership of the Borrower or any Other Guarantor, the lack of legal existence of the Borrower or any Other Guarantor or legal obligation to discharge any of the Guaranteed Obligations by the Borrower or any Other Guarantor for any reason whatsoever, including, without limitation, in any insolvency, bankruptcy or reorganization of the Borrower or any Other Guarantor; (v) the existence of any claim, set-off or other rights that the Guarantor may have at any time against the Borrower, the Agent or any other Person, whether in connection with the Agreement, the other [Loan] Documents or any unrelated transaction; (vi) this Guarantee having been determined (on whatsoever grounds) to be invalid, non-binding or unenforceable against any Other Guarantor ab initio or at any time after the date hereof; or (vii) any other circumstance (including statute of limitations), any act or omission that may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a defense to, or discharge of, the Borrower, the Guarantor or any Other Guarantor or any other surety as a matter of law or equity (in each case, other than the occurrence of the Date of Full Satisfaction). Anything contained in this Guarantee to the contrary notwithstanding, the obligations of the Guarantor under this Guarantee shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under this Guarantee subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any similar federal, state or foreign law.

(b)            To the fullest extent permitted by applicable law and except for termination or release of the Guarantor’s obligations hereunder in accordance with the terms of Section 4.10 (but without prejudice to Section 2.04), the Guarantor waives any defense based on or arising out of any defense of the Borrower or any Other Guarantor or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any Other Guarantor, other than the occurrence of the Date of Full Satisfaction. To the fullest extent permitted by applicable law, the Guarantor waives any and all suretyship defenses.

(c)            The Guarantor acknowledges that it will receive indirect benefits from the arrangements contemplated by the [Loan] Documents and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.

Section 2.04. Reinstatement.

Notwithstanding anything to contrary contained in this Guarantee, the Guarantor agrees that (a) its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by the Agent or any other Person upon the bankruptcy, insolvency or reorganization (or any analogous proceeding in any jurisdiction) of the Borrower or otherwise and (b) the provisions of this Section 2.04 shall survive the termination of this Guarantee.

Section 2.05. Agreement To Pay; Subrogation.

In furtherance of the foregoing and not in limitation of any other right that the Agent or any other Person has at law or in equity against the Guarantor by virtue hereof, upon the failure of the Borrower to pay any Guaranteed Obligation when and as the same shall become due (after giving effect to any applicable grace periods), whether at maturity, by acceleration, after notice of prepayment or otherwise, the Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Agent for distribution to the applicable beneficiaries in cash the amount of such unpaid Guaranteed Obligation. Upon payment by the Guarantor of any sums to the Agent as provided above, all rights of the Guarantor against the Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Section 3.01.

Section 2.06. Information.

The Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that the Guarantor assumes and incurs hereunder, and agrees that none of the Agent or any other Person will have any duty to advise the Guarantor of information known to it or any of them regarding such circumstances or risks.

Section 2.07. Limitation on Obligations Guaranteed.

(a)            Notwithstanding any other provision hereof, the right of recovery against the Guarantor under Article II hereof shall be limited to the maximum amount that can be guaranteed by the Guarantor without rendering the Guarantor’s obligations under Article II hereof void or voidable under applicable law, including, without limitation, the Uniform Fraudulent Conveyance Act (“UFCA”), Uniform Fraudulent Transfer Act (“UFTA”) or any similar foreign, federal or state law, in each case after giving full effect to the liability under such guarantee set forth in Article II hereof and its related contribution rights but before taking into account any liabilities under any other guarantee by the Guarantor. For purposes of the foregoing, all guarantees of the Guarantor other than the guarantee under Article II hereof will be deemed to be enforceable and payable after the guaranty under Article II hereof. To the fullest extent permitted by applicable law, this Section 2.07 shall be for the benefit solely of creditors and representatives of creditors of the Guarantor and not for the benefit of the Guarantor or the holders of any Equity Interest in the Guarantor.

(b)            The Guarantor agrees that Obligations may at any time and from time to time be incurred or permitted in an amount exceeding the maximum liability of the Guarantor under Section 2.07(a) without impairing the guarantee contained in this Article II or affecting the rights and remedies of the Agent or any other Person hereunder.

ARTICLE III

INDEMNITY, SUBROGATION AND SUBORDINATION

Section 3.01. Indemnity, Subrogation and Subordination.

Upon payment by the Guarantor of any Guaranteed Obligations, all rights of the Guarantor against the Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise (whether at law or in equity) shall in all respects be subordinate and junior in right of payment to the prior payment in full of the Obligations until the Date of Full Satisfaction. If any amount shall erroneously be paid to the Borrower on account of (a) such subrogation, contribution, reimbursement, indemnity or similar right or (b) any such indebtedness of the Borrower, such amount shall be held in trust for the benefit of the Agent and shall promptly be paid to the Agent to be credited against the payment of the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Agreement and the other [Loan] Documents. No failure on the part of the Borrower to make the payments required by this Section 3.01 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of the Guarantor with respect to its obligations under this Guarantee, and the Guarantor shall remain liable for the full amount of the obligations of the Guarantor hereunder.

ARTICLE IV

MISCELLANEOUS

Section 4.01. Notices.

All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 11.2 of the Agreement. All communications and notice hereunder to the Guarantor shall be given in care of the Borrower.

Section 4.02. Waivers; Amendment.

(a)           No failure by the Agent or any other Person to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other [Loan] Document shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other [Loan] Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision of this Guarantee or consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be permitted by Section 4.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b)            Neither this Guarantee nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Agent and the Guarantor, subject to any consent required in accordance with Section 11.1 of the Agreement.

Section 4.03. Agent’s Fees and Expenses; Indemnification.

(a)          The Guarantor agrees to reimburse the Agent for its reasonable and documented out-of-pocket fees and expenses incurred hereunder in accordance with Section 11.3 of the Agreement; provided that each reference therein to “the Borrower” shall be deemed to be a reference to “the Guarantor.”

(b)            The Guarantor shall indemnify the Indemnified Parties as set forth in Section 11.4 of the Agreement.

Section 4.04. Successors and Assigns.

Whenever in this Guarantee any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements by or on behalf of the Guarantor, the Agent or any other Person that are contained in this Guarantee shall bind and inure to the benefit of their respective successors and permitted assigns. Except as provided in Section 11.10 of the Agreement, no party hereto may assign any of its rights or obligations hereunder.

Section 4.05. Representations and Warranties.

All representations and warranties made hereunder shall survive the execution and delivery hereof. Such representations and warranties have been or will be relied upon by the Agent, regardless of any investigation made by the Agent or on its behalf, and shall continue in full force and effect until this Guarantee is terminated as provided in Section 4.10 hereof, or with respect to the Guarantor, until the Guarantor is otherwise released from its obligations under this Guarantee in accordance with the terms hereof.

Section 4.06. Counterparts; Effectiveness; Several Agreement.

This Guarantee may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Guarantee shall become effective when it shall have been executed by the Guarantor and the Agent and thereafter shall be binding upon and inure to the benefit of the Guarantor, the Agent and their respective successors and permitted assigns, subject to Section 4.04. Delivery of an executed counterpart of a signature page of this Guarantee by email or other electronic (including in “.pdf” or “.tif” format) means shall be effective as delivery of a manually executed counterpart of this Guarantee. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Guarantee and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Agent pursuant to procedures approved by it.

Section 4.07. Severability.

If any provision of this Guarantee is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guarantee shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 4.08. Governing Law; Jurisdiction; Consent to Service of Process.

(a)            Governing Law. This Guarantee shall be construed in accordance with and governed by the law of the State of New York without regard to conflicts of laws principles thereof that would result in the application of the law of any other jurisdiction.

(b)            Jurisdiction. Each of the Guarantor and the Agent hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any federal or state court located in the borough of Manhattan in the City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guarantee, or for recognition or enforcement of any judgment, and each of such parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of such parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)            Venue. Each of the Guarantor and the Agent hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guarantee in any court referred to in Section 4.08(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Service of Process. Each of the Guarantor and the Agent irrevocably consents to service of process in the manner provided for notices in Section 11.14.4 of the Agreement to the extent permitted by applicable law. Nothing in this Guarantee or any other [Loan] Document will affect the right of any party to this Guarantee to serve process in any other manner permitted by law. As an alternative method of service, the Guarantor also irrevocably appoints the Borrower (the “Process Agent”) with an office on the date hereof at 1050 Caribbean Way, Miami, Florida 33132, United States of America, as its agent to receive on behalf of the Guarantor and its property service of copies of any process, summons, notice or document in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Guarantor in care of the Process Agent, and the Guarantor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Nothing herein will affect the right of Agent to serve legal process in any other manner permitted by law or affect Agent’s right to bring any action or proceeding against the Guarantor or its property in the courts of other jurisdictions.

(e)            WAIVER OF JURY TRIAL. EACH OF THE GUARANTOR AND THE AGENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH OF THE GUARANTOR AND THE AGENT (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.08(e).

Section 4.09. Obligations Absolute.

To the fullest extent permitted by applicable law, all rights of the Agent hereunder and all obligations of the Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Agreement, any other [Loan] Document, any agreement with respect to any of the Guaranteed Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to any departure from the Agreement, any other [Loan] Document or any other agreement or instrument, (c) any release or amendment or waiver of or consent under or departure from any guarantee guaranteeing all or any of the Guaranteed Obligations or (d) subject only to termination or release of the Guarantor’s obligations hereunder in accordance with the terms of Section 4.10, but without prejudice to reinstatement rights under Section 2.04, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Guarantor in respect of the Guaranteed Obligations or this Guarantee.

Section 4.10. Termination or Release.

(a)            This Guarantee and the guarantees made herein shall remain in full force and effect until the earlier of (i) the Date of Full Satisfaction and (ii) the occurrence of a First Priority Release Event, at which time they shall automatically terminate with respect to all Guaranteed Obligations.

(b)            In connection with any termination or release pursuant to clause (a) above, the Agent shall promptly execute and deliver to the Guarantor, at the Guarantor’s expense, all documents or other instruments that the Guarantor shall reasonably request to evidence such termination or release and shall perform such other actions reasonably requested by the Guarantor to effect such release, including return of certificates, securities and instruments. Any execution and delivery of documents pursuant to this Section 4.10 shall be without recourse to or warranty by the Agent.

Section 4.11. Recourse; Limited Obligations.

This Guarantee is made with full recourse to the Guarantor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of the Guarantor contained herein, in the Agreement and the other [Loan] Documents and otherwise in writing in connection herewith or therewith. It is the desire and intent of the Guarantor and the Agent that this Guarantee shall be enforced against the Guarantor to the fullest extent permissible under applicable law applied in each jurisdiction in which enforcement is sought.

Section 4.12. Judgment. If for the purposes of obtaining judgment in any court it is necessary to convert a sum payable hereunder (the “Guaranty Currency”) into another currency (the “Other Currency”), the Guarantor agrees that the rate of exchange used will be that at which, in accordance with normal banking procedures, the Agent could purchase the Guaranty Currency with the Other Currency on the business day preceding that on which final judgment is given. The obligation of the Guarantor in respect of any sum due hereunder will, notwithstanding any judgment in the Other Currency, be discharged only to the extent that, on the date the Guarantor makes payment to the Agent of any sum adjudged to be so due in the Other Currency, the Agent may, in accordance with normal banking procedures, purchase the Guaranty Currency with the Other Currency; if the amount of the Guaranty Currency so purchased is less than the sum originally due to the Agent in the Guaranty Currency, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent against such loss, and if the amount of the Guaranty Currency so purchased exceeds the amount originally due to the Agent in the Guaranty Currency, the Agent agrees to remit to the Guarantor such excess.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Guarantee to be duly executed by their respective authorized officers as of the day and year first above written.

CELEBRITY CRUISE LINES INC., as the Guarantor

By:
Name:
Title:

[INSERT],
as the Agent

By:
Name:
Title:

Exhibit D
Form of Second Priority Guarantee

Notwithstanding anything contained herein to the contrary, the obligations of the Guarantors (as defined herein) under this Guarantee shall not become due or be paid or payable by any Guarantor pursuant hereto, except to the extent permitted under each Subordination Agreement that has been or may be executed, among [AGENT], [AGENT], RCL Cruise Holdings LLC, Torcatt Enterprises Limitada, RCL Holdings Cooperatief UA, RCL Cruises Ltd., and RCL Investments Ltd., RCI Holdings LLC, and the applicable agent or other representative in respect of obligations of Royal Caribbean Cruises Ltd., and each such Subordination Agreement is incorporated herein with the same effect as if fully set forth herein. For the avoidance of doubt, restrictions imposed by the aforementioned Subordination Agreement on the rights of the beneficiary hereof to enforce the obligations of the Guarantors under this Guarantee shall not affect the rights of the beneficiary to enforce the obligations of the Guarantors under this Guarantee on and following such time as the aforementioned Subordination Agreement permits and those rights shall be fully preserved.

[FORM OF] SECOND PRIORITY GUARANTEE

dated as of

[•], 2020

between

THE GUARANTORS LISTED ON SCHEDULE I HERETO,

and

[INSERT], as Agent

This SECOND PRIORITY GUARANTEE (this “Guarantee”), dated as of [•], 2020, is made by the Guarantors set forth on Schedule I hereto (the “Guarantors”) in favor of [INSERT], in its capacity as facility agent under the Agreement (as defined below) (the “Agent”), for the benefit of the Lenders (as defined in the Agreement).

WHEREAS, reference is made to the [ECA AGREEMENT], dated as of [DATE] (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Agreement”), among Royal Caribbean Cruises Ltd., a Liberian corporation (the “Borrower”), the Agent and the other parties thereto.

WHEREAS, each Guarantor is a wholly-owned subsidiary of the Borrower and derives substantial direct and indirect benefits from the Agreement and is willing to execute and deliver this Guarantee.

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Agreement Definitions.

Capitalized terms used in this Guarantee, including the preamble and introductory paragraphs hereto, and not otherwise defined herein have the meanings specified in the Agreement.

Section 1.02. Other Defined Terms.

As used in this Guarantee, in addition to the terms defined in the preliminary statements above, the following terms have the meanings specified below:

“Accommodation Payment” has the meaning assigned to such term in Section 3.01.

“Allocable Amount” has the meaning assigned to such term in Section 3.01.

“Article” means a numbered article of this Guarantee, unless another document is specifically referenced.

“Date of Full Satisfaction” means the date of payment and performance in full of the Guaranteed Obligations and the termination of the Agreement.

“Guaranteed Obligations” means the Obligations of the Borrower and the other Guarantors, including without limitation, interest and other amounts that would accrue but for the commencement of bankruptcy, reorganization or insolvency proceedings (or other similar proceedings), whether or not allowed in such proceedings.

“Other Guarantor” means any guarantor of the Guaranteed Obligations (other than the Guarantors).

“Section” means a numbered section of this Guarantee, unless another document is specifically referenced.

“UFCA” has the meaning assigned to such term in Section 2.07.

“UFTA” has the meaning assigned to such term in Section 2.07.

Section 1.03. Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Guarantee in its entirety and not to any particular provision hereof, (c) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Guarantee, (d) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

GUARANTEE

Section 2.01. Guarantee.

Each Guarantor irrevocably, absolutely and unconditionally guarantees, jointly with the other Guarantors party hereto and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Guaranteed Obligations, whether such Guaranteed Obligations are now existing or hereafter incurred, and whether at maturity, by acceleration, after notice of prepayment, early termination or otherwise. Each of the Guarantors further agrees that the Guaranteed Obligations may be extended, increased or renewed, amended or modified, in whole or in part, without notice to, or further assent from, such Guarantor and that such Guarantor will remain bound upon its guarantee hereunder notwithstanding any such extension, increase, renewal, amendment or modification of any Guaranteed Obligation. To the fullest extent permitted by applicable law, each of the Guarantors (a) waives promptness, diligence, presentment to, demand of payment from, and protest to, such Guarantor, any other Guarantor or the Borrower of any of the Guaranteed Obligations, and (b) also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

Section 2.02. Guarantee of Payment.

Each of the Guarantors further agrees, to the fullest extent permitted by applicable law, that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual of collection of any of the Guaranteed Obligations or operated as a discharge thereof) and not of collection, and waives any right to require that any resort be had by the Agent or any other Person to any balance of any deposit account or credit on the books of the Agent or any other Person in favor of any other Guarantor party hereto, any Other Guarantor or any other Person or any collateral security or other credit support. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor party hereto, any Other Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor party hereto, any Other Guarantor or the Borrower and whether or not any other Guarantor party hereto, any Other Guarantor or the Borrower is joined in any such action or actions. Any payment required to be made by a Guarantor hereunder may be required by the Agent on any number of occasions.

Section 2.03. No Limitations.

(a)            Except for termination or release of a Guarantor’s obligations hereunder as expressly provided in Section 4.10 (but without prejudice to Section 2.04), to the fullest extent permitted by applicable law, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations, any impossibility in the performance of any of the Guaranteed Obligations, or otherwise. Without limiting the generality of the foregoing, to the fullest extent permitted by applicable law and except for termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 4.10 (but without prejudice to Section 2.04), the obligations of each Guarantor hereunder shall not be discharged impaired or otherwise affected by (i) the failure of the Agent or any other Person to assert any claim or demand or to enforce any right or remedy under the provisions of any [Loan] Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Guaranteed Obligation, any [Loan] Document or any other agreement, including with respect to any other Guarantor under this Guarantee or non-perfection or release of collateral; (iii) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; (iv) any change in the corporate existence, structure or ownership of the Borrower, any other Guarantor party hereto or any Other Guarantor, the lack of legal existence of the Borrower, any other Guarantor party hereto or any Other Guarantor or legal obligation to discharge any of the Guaranteed Obligations by the Borrower, any other Guarantor party hereto or any Other Guarantor for any reason whatsoever, including, without limitation, in any insolvency, bankruptcy or reorganization of the Borrower, any other Guarantor party hereto or any Other Guarantor; (v) the existence of any claim, set-off or other rights that any Guarantor may have at any time against the Borrower, the Agent or any other Person, whether in connection with the Agreement, the other [Loan] Documents or any unrelated transaction; (vi) this Guarantee having been determined (on whatsoever grounds) to be invalid, non-binding or unenforceable against any other Guarantor party hereto or any Other Guarantor ab initio or at any time after the date hereof; or (vii) any other circumstance (including statute of limitations), any act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a defense to, or discharge of, the Borrower, such Guarantor, any other Guarantor party hereto or any Other Guarantor or other surety as a matter of law or equity (in each case, other than the occurrence of the Date of Full Satisfaction). Anything contained in this Guarantee to the contrary notwithstanding, the obligations of each Guarantor under this Guarantee shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under this Guarantee subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any similar federal, state or foreign law.

(b)            To the fullest extent permitted by applicable law and except for termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 4.10 (but without prejudice to Section 2.04), each Guarantor waives any defense based on or arising out of any defense of the Borrower, any other Guarantor party hereto or any Other Guarantor or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower, any other Guarantor party hereto or any Other Guarantor, other than the occurrence of the Date of Full Satisfaction. To the fullest extent permitted by applicable law, each Guarantor waives any and all suretyship defenses.

(c)            Each Guarantor acknowledges that it will receive indirect benefits from the arrangements contemplated by the [Loan] Documents and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.

Section 2.04. Reinstatement.

Notwithstanding anything to contrary contained in this Guarantee, each of the Guarantors agrees that (a) its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by the Agent or any other Person upon the bankruptcy, insolvency or reorganization (or any analogous proceeding in any jurisdiction) of the Borrower or any other Guarantor or otherwise and (b) the provisions of this Section 2.04 shall survive the termination of this Guarantee.

Section 2.05. Agreement To Pay; Subrogation.

In furtherance of the foregoing and not in limitation of any other right that the Agent or any other Person has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Guarantor to pay any Guaranteed Obligation when and as the same shall become due (after giving effect to any applicable grace periods), whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Agent for distribution to the applicable beneficiaries in cash the amount of such unpaid Guaranteed Obligation. Upon payment by any Guarantor of any sums to the Agent as provided above, all rights of such Guarantor against the Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Section 3.01.

Section 2.06. Information.

Each Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s and each other Guarantor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Agent or any other Person will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

Section 2.07. Limitation on Obligations Guaranteed.

(a)            Notwithstanding any other provision hereof, the right of recovery against each Guarantor under Article II hereof shall be limited to the maximum amount that can be guaranteed by such Guarantor without rendering such Guarantor’s obligations under Article II hereof void or voidable under applicable law, including, without limitation, the Uniform Fraudulent Conveyance Act (“UFCA”), Uniform Fraudulent Transfer Act (“UFTA”) or any similar foreign, federal or state law, in each case after giving full effect to the liability under such guarantee set forth in Article II hereof and its related contribution rights but before taking into account any liabilities under any other guarantee by such Guarantor. For purposes of the foregoing, all guarantees of such Guarantor other than the guarantee under Article II hereof will be deemed to be enforceable and payable after the guaranty under Article II hereof. If any payment shall be required to be made to the Agent under this Guarantee, each Guarantor hereby unconditionally and irrevocably agrees it will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and the Borrower so as to maximize the aggregate amount paid to the Agent under or in connection with this Guarantee and the Agreement. To the fullest extent permitted by applicable law, this Section 2.07 shall be for the benefit solely of creditors and representatives of creditors of each Guarantor and not for the benefit of such Guarantor or the holders of any Equity Interest in such Guarantor.

(b)            Each Guarantor agrees that Obligations may at any time and from time to time be incurred or permitted in an amount exceeding the maximum liability of such Guarantor under Section 2.07(a) without impairing the guarantee contained in this Article II or affecting the rights and remedies of the Agent or any other Person hereunder.

ARTICLE III

INDEMNITY, SUBROGATION AND SUBORDINATION

Section 3.01. Indemnity, Subrogation and Subordination.

Upon payment by any Guarantor of any Guaranteed Obligations, all rights of such Guarantor against the Borrower or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise (whether at law or in equity) shall in all respects be subordinate and junior in right of payment to the prior payment in full of the Obligations until the Date of Full Satisfaction. If any amount shall erroneously be paid to the Borrower or any other Guarantor on account of (a) such subrogation, contribution, reimbursement, indemnity or similar right or (b) any such indebtedness of the Borrower or any other Guarantor, such amount shall be held in trust for the benefit of the Agent and shall promptly be paid to the Agent to be credited against the payment of the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Agreement and the other [Loan] Documents. Subject to the foregoing, to the extent that any Guarantor shall, under this Guarantee or the Agreement as a joint and several obligor, repay any of the Obligations (an “Accommodation Payment”), then the Guarantor making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Guarantors in an amount equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Guarantor’s Allocable Amount (as defined below) and the denominator of which is the sum of the Allocable Amounts of all of the Guarantors (including the other Guarantors); provided that such rights of contribution, subrogation, reimbursement and indemnification shall be subordinated to the prior payment of the Obligations until the Date of Full Satisfaction. As of any date of determination, the “Allocable Amount” of each Guarantor or any other Guarantor shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Guarantor hereunder and under the Agreement or any other guarantee to which such other Guarantor is a party in connection therewith without (i) rendering such Guarantor or other Guarantor “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code of the United States, Section 2 of the UFTA or Section 2 of the UFCA, (ii) leaving such Guarantor or other Guarantor with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code of the United States, Section 4 of the UFTA, or Section 5 of the UFCA, or (iii) leaving such Guarantor or other Guarantor unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code of the United States or Section 4 of the UFTA, or Section 5 of the UFCA. No failure on the part of the Borrower, any Guarantor or any other Guarantor to make the payments required by this Section 3.01 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations under this Guarantee, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.

ARTICLE IV

MISCELLANEOUS

Section 4.01. Notices.

All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 11.2 of the Agreement. All communications and notice hereunder to a Guarantor shall be given in care of the Borrower.

Section 4.02. Waivers; Amendment.

(a)            No failure by the Agent or any other Person to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other [Loan] Document shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other [Loan] Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision of this Guarantee or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by Section 4.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b)            Neither this Guarantee nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Agent and the Guarantor or Guarantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 11.1 of the Agreement.

Section 4.03. Agent’s Fees and Expenses; Indemnification.

(a)            Each Guarantor, jointly with the other Guarantors and severally, agrees to reimburse the Agent for its reasonable and documented out-of-pocket fees and expenses incurred hereunder in accordance with Section 11.3 of the Agreement; provided that each reference therein to “the Borrower” shall be deemed to be a reference to “each Guarantor.”

(b)            Each Guarantor shall indemnify the Indemnified Parties as set forth in Section 11.4 of the Agreement.

Section 4.04. Successors and Assigns.

Whenever in this Guarantee any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor, the Agent or any other Person that are contained in this Guarantee shall bind and inure to the benefit of their respective successors and permitted assigns. Except as provided in Section 11.10 of the Agreement, no party hereto may assign any of its rights or obligations hereunder.

Section 4.05. Representations and Warranties.

All representations and warranties made hereunder shall survive the execution and delivery hereof. Such representations and warranties have been or will be relied upon by the Agent, regardless of any investigation made by the Agent or on its behalf, and shall continue in full force and effect until this Guarantee is terminated as provided in Section 4.10 hereof, or with respect to any individual Guarantor, until such Guarantor is otherwise released from its obligations under this Guarantee in accordance with the terms hereof.

Section 4.06. Counterparts; Effectiveness; Several Agreement.

This Guarantee may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Guarantee shall become effective when it shall have been executed by the Guarantors and the Agent and thereafter shall be binding upon and inure to the benefit of each Guarantor, the Agent and their respective successors and permitted assigns, subject to Section 4.04. Delivery of an executed counterpart of a signature page of this Guarantee by email or other electronic (including in “.pdf” or “.tif” format) means shall be effective as delivery of a manually executed counterpart of this Guarantee. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Guarantee and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Agent pursuant to procedures approved by it. This Guarantee shall be construed as a separate agreement with respect to each Guarantor and may be amended, restated, modified, supplemented, waived or released with respect to any Guarantor without the approval of any other Guarantor and without affecting the obligations of any other Guarantor hereunder.

Section 4.07. Severability.

If any provision of this Guarantee is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guarantee shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 4.08. Governing Law; Jurisdiction; Consent to Service of Process.

(a)            Governing Law. This Guarantee shall be construed in accordance with and governed by the law of the State of New York without regard to conflicts of laws principles thereof that would result in the application of the law of any other jurisdiction.

(b)            Jurisdiction.      Each      Guarantor and the Agent hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any federal or state court located in the borough of Manhattan in the City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guarantee, or for recognition or enforcement of any judgment, and each of such parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of such parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)            Venue. Each Guarantor and the Agent hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guarantee in any court referred to in Section 4.08(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Service of Process. Each Guarantor and the Agent irrevocably consents to service of process in the manner provided for notices in Section 11.14.4 of the Agreement to the extent permitted by applicable law. Nothing in this Guarantee or any other [Loan] Document will affect the right of any party to this Guarantee to serve process in any other manner permitted by law. As an alternative method of service, each Guarantor also irrevocably appoints the Borrower (the “Process Agent”) with an office on the date hereof at 1050 Caribbean Way, Miami, Florida 33132, United States of America, as its agent to receive on behalf of such Guarantor and its property service of copies of any process, summons, notice or document in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to such Guarantor in care of the Process Agent, and each Guarantor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Nothing herein will affect the right of Agent to serve legal process in any other manner permitted by law or affect Agent’s right to bring any action or proceeding against each Guarantor or its property in the courts of other jurisdictions.

(e)            WAIVER OF JURY TRIAL. EACH GUARANTOR AND THE AGENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH GUARANTOR AND THE AGENT (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.08(E).

Section 4.09. Obligations Absolute.

To the fullest extent permitted by applicable law, all rights of the Agent hereunder and all obligations of each Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Agreement, any other [Loan] Document, any agreement with respect to any of the Guaranteed Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to any departure from the Agreement, any other [Loan] Document or any other agreement or instrument, (c) any release or amendment or waiver of or consent under or departure from any guarantee guaranteeing all or any of the Guaranteed Obligations or (d) subject only to termination or release of a Guarantor’s obligations hereunder in accordance with the terms of Section 4.10, but without prejudice to reinstatement rights under Section 2.04, any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Guarantor in respect of the Guaranteed Obligations or this Guarantee.

Section 4.10. Termination or Release.

(a)            This Guarantee and the guarantees made herein shall remain in full force and effect until the earlier of (i) the Date of Full Satisfaction and (ii) the occurrence of a Second Priority Release Event, at which time they shall automatically terminate with respect to all Guaranteed Obligations.

(b)            In connection with any termination or release pursuant to clause (a) above, the Agent shall promptly execute and deliver to any Guarantor, at such Guarantor’s expense, all documents or other instruments that such Guarantor shall reasonably request to evidence such termination or release and shall perform such other actions reasonably requested by such Guarantor to effect such release, including return of certificates, securities and instruments. Any execution and delivery of documents pursuant to this Section 4.10 shall be without recourse to or warranty by the Agent.

Section 4.11. Recourse; Limited Obligations.

This Guarantee is made with full recourse to each Guarantor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Guarantor contained herein, in the Agreement and the other [Loan] Documents and otherwise in writing in connection herewith or therewith. It is the desire and intent of each Guarantor and the Agent that this Guarantee shall be enforced against each Guarantor to the fullest extent permissible under applicable law applied in each jurisdiction in which enforcement is sought.

Section 4.12. Judgment. If for the purposes of obtaining judgment in any court it is necessary to convert a sum payable hereunder (the “Guaranty Currency”) into another currency (the “Other Currency”), each Guarantor agrees that the rate of exchange used will be that at which, in accordance with normal banking procedures, the Agent could purchase the Guaranty Currency with the Other Currency on the business day preceding that on which final judgment is given. The obligation of each Guarantor in respect of any sum due hereunder will, notwithstanding any judgment in the Other Currency, be discharged only to the extent that, on the date such Guarantor makes payment to the Agent of any sum adjudged to be so due in the Other Currency, the Agent may, in accordance with normal banking procedures, purchase the Guaranty Currency with the Other Currency; if the amount of the Guaranty Currency so purchased is less than the sum originally due to the Agent in the Guaranty Currency, each Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent against such loss, and if the amount of the Guaranty Currency so purchased exceeds the amount originally due to the Agent in the Guaranty Currency, the Agent agrees to remit to such Guarantor such excess.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Guarantee to be duly executed by their respective authorized officers as of the day and year first above written.

RCL CRUISE HOLDINGS LLC, as a Guarantor

By:
Name:
Title:

TORCATT ENTERPRISES LIMITADA as a Guarantor

By:
Name:
Title:

RCL HOLDINGS COOPERATIEF UA, as a Guarantor

By:
Name:
Title: Director A

By:	Intertrust (Netherlands) B.V.,
as Director B

By:
Name:
Title:

By:
Name:
Title:

RCL CRUISES LTD.,
as a Guarantor

By:
Name:
Title:

RCL INVESTMENTS LTD.,
as a Guarantor

By:
Name:
Title:

[INSERT],
as the Agent

By:
Name:
Title:

SCHEDULE I TO GUARANTEE

GUARANTORS

Entity Name	Jurisdiction of Organization	Type of Entity

. RCL Cruise Holdings LLC	Liberia	Limited Liability Company
. Torcatt Enterprises Limitada	Costa Rica	Sociedad de Responsabilidad Limitada
. RCL Holdings Cooperatief UA	Netherlands	Excluded Liability Company
. RCL Cruises Ltd.	England & Wales	Corporation
. RCL Investments Ltd.	England & Wales	Limited Company

Exhibit E
Form of Third Priority Guarantee

Notwithstanding anything contained herein to the contrary, the obligations of the Guarantor (as defined herein) under this Guarantee shall not become due or be paid or payable by the Guarantor pursuant hereto, except to the extent permitted under (A) the Subordination Agreement dated as of [•], 2020, among [AGENT], [AGENT], RCI Holdings LLC, The Bank of New York Mellon Trust Company, N.A., in its capacity as Trustee, and Morgan Stanley Senior Funding Inc., in its capacity as Administrative Agent, and (B) each Subordination Agreement that has been or may be executed, among [AGENT], [AGENT], RCL Cruise Holdings LLC, Torcatt Enterprises Limitada, RCL Holdings Cooperatief UA, RCL Cruises Ltd., and RCL Investments Ltd., RCI Holdings LLC, and the applicable agent or other representative in respect of obligations of Royal Caribbean Cruises Ltd., and each such Subordination Agreement is incorporated herein with the same effect as if fully set forth herein. For the avoidance of doubt, restrictions imposed by the aforementioned Subordination Agreement on the rights of the beneficiary hereof to enforce the obligations of the Guarantor under this Guarantee shall not affect the rights of the beneficiary to enforce the obligations of the Guarantors under this Guarantee on and following such time as the aforementioned Subordination Agreement permits and those rights shall be fully preserved.

[FORM OF] THIRD PRIORITY GUARANTEE

dated as of

[•], 2020

among

RCI HOLDINGS LLC, as the Guarantor,

and

[INSERT], as the Agent

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS

Section 1.01. Agreement Definitions	1
Section 1.02. Other Defined Terms	1
Section 1.03. Terms Generally	2
ARTICLE II

GUARANTEE

ARTICLE III

INDEMNITY, SUBROGATION AND SUBORDINATION

Section 3.01. Indemnity, Subrogation and Subordination.	5
ARTICLE IV

MISCELLANEOUS

This THIRD PRIORITY GUARANTEE (this “Guarantee”), dated as of [•], 2020, is made by RCI HOLDINGS LLC, a limited liability company formed and existing under the laws of the Republic of Liberia, in favor of [INSERT], in its capacity as facility agent under the Agreement (as defined below) (the “Agent”), for the benefit of the Lenders (as defined in the Agreement).

WHEREAS, reference is made to the [ECA AGREEMENT], dated as of [DATE] (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the “Agreement”), among Royal Caribbean Cruises Ltd., a Liberian corporation (the “Borrower”), the Agent and the other parties thereto.

WHEREAS, the Guarantor is a wholly-owned subsidiary of the Borrower and derives substantial direct and indirect benefits from the Agreement and is willing to execute and deliver this Guarantee.

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Agreement Definitions.

Capitalized terms used in this Guarantee, including the preamble and introductory paragraphs hereto, and not otherwise defined herein have the meanings specified in the Agreement.

Section 1.02. Other Defined Terms.

As used in this Guarantee, in addition to the terms defined in the preliminary statements above, the following terms have the meanings specified below:

“Article” means a numbered article of this Guarantee, unless another document is specifically referenced.

“Date of Full Satisfaction” means the date of payment and performance in full of the Guaranteed Obligations and the termination of the Agreement.

“Guaranteed Obligations” means the Obligations of the Borrower, including without limitation, interest and other amounts that would accrue but for the commencement of bankruptcy, reorganization or insolvency proceedings (or other similar proceedings), whether or not allowed in such proceedings.

“Other Guarantor” means any guarantor of the Guaranteed Obligations (other than the Guarantor).

“Section” means a numbered section of this Guarantee, unless another document is specifically referenced.

“UFCA” has the meaning assigned to such term in Section 2.07.

“UFTA” has the meaning assigned to such term in Section 2.07.

Section 1.03. Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Guarantee in its entirety and not to any particular provision hereof, (c) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Guarantee, (d) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

ARTICLE II

GUARANTEE

Section 2.01. Guarantee.

The Guarantor irrevocably, absolutely and unconditionally guarantees, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Guaranteed Obligations, whether such Guaranteed Obligations are now existing or hereafter incurred, and whether at maturity, by acceleration, after notice of prepayment, early termination or otherwise. The Guarantor further agrees that the Guaranteed Obligations may be extended, increased or renewed, amended or modified, in whole or in part, without notice to, or further assent from, the Guarantor and that the Guarantor will remain bound upon its guarantee hereunder notwithstanding any such extension, increase, renewal, amendment or modification of any Guaranteed Obligation. To the fullest extent permitted by applicable law, the Guarantor (a) waives promptness, diligence, presentment to, demand of payment from, and protest to, the Guarantor or the Borrower of any of the Guaranteed Obligations, and (b) also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

Section 2.02. Guarantee of Payment.

The Guarantor further agrees, to the fullest extent permitted by applicable law, that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual of collection of any of the Guaranteed Obligations or operated as a discharge thereof) and not of collection, and waives any right to require that any resort be had by the Agent or any other Person to any balance of any deposit account or credit on the books of the Agent or any other Person in favor of any Other Guarantor or any other Person or any collateral security or other credit support. The obligations of the Guarantor hereunder are independent of the obligations of any Other Guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against the Guarantor whether or not action is brought against any Other Guarantor or the Borrower and whether or not any Other Guarantor or the Borrower is joined in any such action or actions. Any payment required to be made by the Guarantor hereunder may be required by the Agent on any number of occasions.

Section 2.03. No Limitations.

(a)            Except for termination or release of the Guarantor’s obligations hereunder as expressly provided in Section 4.10 (but without prejudice to Section 2.04), to the fullest extent permitted by applicable law, the obligations of the Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations, any impossibility in the performance of any of the Guaranteed Obligations, or otherwise. Without limiting the generality of the foregoing, to the fullest extent permitted by applicable law and except for termination or release of the Guarantor’s obligations hereunder in accordance with the terms of Section 4.10 (but without prejudice to Section 2.04), the obligations of the Guarantor hereunder shall not be discharged impaired or otherwise affected by (i) the failure of the Agent or any other Person to assert any claim or demand or to enforce any right or remedy under the provisions of any [Loan] Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Guaranteed Obligation, any [Loan] Document or any other agreement or non-perfection or release of collateral; (iii) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; (iv) any change in the corporate existence, structure or ownership of the Borrower or any Other Guarantor, the lack of legal existence of the Borrower or any Other Guarantor or legal obligation to discharge any of the Guaranteed Obligations by the Borrower or any Other Guarantor for any reason whatsoever, including, without limitation, in any insolvency, bankruptcy or reorganization of the Borrower or any Other Guarantor; (v) the existence of any claim, set-off or other rights that the Guarantor may have at any time against the Borrower, the Agent or any other Person, whether in connection with the Agreement, the other [Loan] Documents or any unrelated transaction; (vi) this Guarantee having been determined (on whatsoever grounds) to be invalid, non-binding or unenforceable against any Other Guarantor ab initio or at any time after the date hereof; or (vii) any other circumstance (including statute of limitations), any act or omission that may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a defense to, or discharge of, the Borrower, the Guarantor or any Other Guarantor or any other surety as a matter of law or equity (in each case, other than the occurrence of the Date of Full Satisfaction). Anything contained in this Guarantee to the contrary notwithstanding, the obligations of the Guarantor under this Guarantee shall be limited to an aggregate amount equal to the largest amount that would not render its obligations under this Guarantee subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code of the United States or any comparable provisions of any similar federal, state or foreign law.

(b)           To the fullest extent permitted by applicable law and except for termination or release of the Guarantor’s obligations hereunder in accordance with the terms of Section 4.10 (but without prejudice to Section 2.04), the Guarantor waives any defense based on or arising out of any defense of the Borrower or any Other Guarantor or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any Other Guarantor, other than the occurrence of the Date of Full Satisfaction. To the fullest extent permitted by applicable law, the Guarantor waives any and all suretyship defenses.

(c)           The Guarantor acknowledges that it will receive indirect benefits from the arrangements contemplated by the [Loan] Documents and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.

Section 2.04. Reinstatement.

Notwithstanding anything to contrary contained in this Guarantee, the Guarantor agrees that (a) its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by the Agent or any other Person upon the bankruptcy, insolvency or reorganization (or any analogous proceeding in any jurisdiction) of the Borrower or otherwise and (b) the provisions of this Section 2.04 shall survive the termination of this Guarantee.

Section 2.05. Agreement To Pay; Subrogation.

In furtherance of the foregoing and not in limitation of any other right that the Agent or any other Person has at law or in equity against the Guarantor by virtue hereof, upon the failure of the Borrower to pay any Guaranteed Obligation when and as the same shall become due (after giving effect to any applicable grace periods), whether at maturity, by acceleration, after notice of prepayment or otherwise, the Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Agent for distribution to the applicable beneficiaries in cash the amount of such unpaid Guaranteed Obligation. Upon payment by the Guarantor of any sums to the Agent as provided above, all rights of the Guarantor against the Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Section 3.01.

Section 2.06. Information.

The Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that the Guarantor assumes and incurs hereunder, and agrees that none of the Agent or any other Person will have any duty to advise the Guarantor of information known to it or any of them regarding such circumstances or risks.

Section 2.07. Limitation on Obligations Guaranteed.

(a)            Notwithstanding any other provision hereof, the right of recovery against the Guarantor under Article II hereof shall be limited to the maximum amount that can be guaranteed by the Guarantor without rendering the Guarantor’s obligations under Article II hereof void or voidable under applicable law, including, without limitation, the Uniform Fraudulent Conveyance Act (“UFCA”), Uniform Fraudulent Transfer Act (“UFTA”) or any similar foreign, federal or state law, in each case after giving full effect to the liability under such guarantee set forth in Article II hereof and its related contribution rights but before taking into account any liabilities under any other guarantee by the Guarantor. For purposes of the foregoing, all guarantees of the Guarantor other than the guarantee under Article II hereof will be deemed to be enforceable and payable after the guaranty under Article II hereof. To the fullest extent permitted by applicable law, this Section 2.07 shall be for the benefit solely of creditors and representatives of creditors of the Guarantor and not for the benefit of the Guarantor or the holders of any Equity Interest in the Guarantor.

(b)            The Guarantor agrees that Obligations may at any time and from time to time be incurred or permitted in an amount exceeding the maximum liability of the Guarantor under Section 2.07(a) without impairing the guarantee contained in this Article II or affecting the rights and remedies of the Agent or any other Person hereunder.

ARTICLE III

INDEMNITY, SUBROGATION AND SUBORDINATION

Section 3.01. Indemnity, Subrogation and Subordination.

Upon payment by the Guarantor of any Guaranteed Obligations, all rights of the Guarantor against the Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise (whether at law or in equity) shall in all respects be subordinate and junior in right of payment to the prior payment in full of the Obligations until the Date of Full Satisfaction. If any amount shall erroneously be paid to the Borrower on account of (a) such subrogation, contribution, reimbursement, indemnity or similar right or (b) any such indebtedness of the Borrower, such amount shall be held in trust for the benefit of the Agent and shall promptly be paid to the Agent to be credited against the payment of the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Agreement and the other [Loan] Documents. No failure on the part of the Borrower to make the payments required by this Section 3.01 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of the Guarantor with respect to its obligations under this Guarantee, and the Guarantor shall remain liable for the full amount of the obligations of the Guarantor hereunder.

ARTICLE IV

MISCELLANEOUS

Section 4.01. Notices.

All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 11.2 of the Agreement. All communications and notice hereunder to the Guarantor shall be given in care of the Borrower.

Section 4.02. Waivers; Amendment.

(a)            No failure by the Agent or any other Person to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other [Loan] Document shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other [Loan] Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. No waiver of any provision of this Guarantee or consent to any departure by the Guarantor therefrom shall in any event be effective unless the same shall be permitted by Section 4.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b)            Neither this Guarantee nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Agent and the Guarantor, subject to any consent required in accordance with Section 11.1 of the Agreement.

Section 4.03. Agent’s Fees and Expenses; Indemnification.

(a)            The Guarantor agrees to reimburse the Agent for its reasonable and documented out-of-pocket fees and expenses incurred hereunder in accordance with Section 11.3 of the Agreement; provided that each reference therein to “the Borrower” shall be deemed to be a reference to “the Guarantor.”

(b)            The Guarantor shall indemnify the Indemnified Parties as set forth in Section 11.4 of the Agreement.

Section 4.04. Successors and Assigns.

Whenever in this Guarantee any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements by or on behalf of the Guarantor, the Agent or any other Person that are contained in this Guarantee shall bind and inure to the benefit of their respective successors and permitted assigns. Except as provided in Section 11.10 of the Agreement, no party hereto may assign any of its rights or obligations hereunder.

Section 4.05. Representations and Warranties.

All representations and warranties made hereunder shall survive the execution and delivery hereof. Such representations and warranties have been or will be relied upon by the Agent, regardless of any investigation made by the Agent or on its behalf, and shall continue in full force and effect until this Guarantee is terminated as provided in Section 4.10 hereof, or with respect to the Guarantor, until the Guarantor is otherwise released from its obligations under this Guarantee in accordance with the terms hereof.

Section 4.06. Counterparts; Effectiveness; Several Agreement.

This Guarantee may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Guarantee shall become effective when it shall have been executed by the Guarantor and the Agent and thereafter shall be binding upon and inure to the benefit of the Guarantor, the Agent and their respective successors and permitted assigns, subject to Section 4.04. Delivery of an executed counterpart of a signature page of this Guarantee by email or other electronic (including in “.pdf” or “.tif” format) means shall be effective as delivery of a manually executed counterpart of this Guarantee. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Guarantee and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Agent pursuant to procedures approved by it.

Section 4.07. Severability.

If any provision of this Guarantee is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guarantee shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 4.08. Governing Law; Jurisdiction; Consent to Service of Process.

(a)            Governing Law. This Guarantee shall be construed in accordance with and governed by the law of the State of New York without regard to conflicts of laws principles thereof that would result in the application of the law of any other jurisdiction.

(b)            Jurisdiction. Each of the Guarantor and the Agent hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any federal or state court located in the borough of Manhattan in the City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guarantee, or for recognition or enforcement of any judgment, and each of such parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of such parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c)            Venue. Each of the Guarantor and the Agent hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guarantee in any court referred to in Section 4.08(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Service of Process. Each of the Guarantor and the Agent irrevocably consents to service of process in the manner provided for notices in Section 11.14.4 of the Agreement to the extent permitted by applicable law. Nothing in this Guarantee or any other [Loan] Document will affect the right of any party to this Guarantee to serve process in any other manner permitted by law. As an alternative method of service, the Guarantor also irrevocably appoints the Borrower (the “Process Agent”) with an office on the date hereof at 1050 Caribbean Way, Miami, Florida 33132, United States of America, as its agent to receive on behalf of the Guarantor and its property service of copies of any process, summons, notice or document in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Guarantor in care of the Process Agent, and the Guarantor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Nothing herein will affect the right of Agent to serve legal process in any other manner permitted by law or affect Agent’s right to bring any action or proceeding against the Guarantor or its property in the courts of other jurisdictions.

(e)            WAIVER OF JURY TRIAL. EACH OF THE GUARANTOR AND THE AGENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH OF THE GUARANTOR AND THE AGENT (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.08(E).

Section 4.09. Obligations Absolute.

To the fullest extent permitted by applicable law, all rights of the Agent hereunder and all obligations of the Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Agreement, any other [Loan] Document, any agreement with respect to any of the Guaranteed Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to any departure from the Agreement, any other [Loan] Document or any other agreement or instrument, (c) any release or amendment or waiver of or consent under or departure from any guarantee guaranteeing all or any of the Guaranteed Obligations or (d) subject only to termination or release of the Guarantor’s obligations hereunder in accordance with the terms of Section 4.10, but without prejudice to reinstatement rights under Section 2.04, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Guarantor in respect of the Guaranteed Obligations or this Guarantee.

Section 4.10. Termination or Release.

(a)            This Guarantee and the guarantees made herein shall remain in full force and effect until the earlier of (i) the Date of Full Satisfaction and (ii) the occurrence of a Third Priority Release Event, at which time they shall automatically terminate with respect to all Guaranteed Obligations.

(b)            In connection with any termination or release pursuant to clause (a) above, the Agent shall promptly execute and deliver to the Guarantor, at the Guarantor’s expense, all documents or other instruments that the Guarantor shall reasonably request to evidence such termination or release and shall perform such other actions reasonably requested by the Guarantor to effect such release, including return of certificates, securities and instruments. Any execution and delivery of documents pursuant to this Section 4.10 shall be without recourse to or warranty by the Agent.

Section 4.11. Recourse; Limited Obligations.

This Guarantee is made with full recourse to the Guarantor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of the Guarantor contained herein, in the Agreement and the other [Loan] Documents and otherwise in writing in connection herewith or therewith. It is the desire and intent of the Guarantor and the Agent that this Guarantee shall be enforced against the Guarantor to the fullest extent permissible under applicable law applied in each jurisdiction in which enforcement is sought.

Section 4.12. Judgment. If for the purposes of obtaining judgment in any court it is necessary to convert a sum payable hereunder (the “Guaranty Currency”) into another currency (the “Other Currency”), the Guarantor agrees that the rate of exchange used will be that at which, in accordance with normal banking procedures, the Agent could purchase the Guaranty Currency with the Other Currency on the business day preceding that on which final judgment is given. The obligation of the Guarantor in respect of any sum due hereunder will, notwithstanding any judgment in the Other Currency, be discharged only to the extent that, on the date the Guarantor makes payment to the Agent of any sum adjudged to be so due in the Other Currency, the Agent may, in accordance with normal banking procedures, purchase the Guaranty Currency with the Other Currency; if the amount of the Guaranty Currency so purchased is less than the sum originally due to the Agent in the Guaranty Currency, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent against such loss, and if the amount of the Guaranty Currency so purchased exceeds the amount originally due to the Agent in the Guaranty Currency, the Agent agrees to remit to the Guarantor such excess.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Guarantee to be duly executed by their respective authorized officers as of the day and year first above written.

RCI HOLDINGS LLC,
as the Guarantor

By:
Name:
Title:

[INSERT],
as the Agent

By:
Name:
Title:

Exhibit F
Form of Senior Parties Subordination Agreement

SUBORDINATION AGREEMENT

SUBORDINATION AGREEMENT, dated as of [•], 2020 (this “Agreement”), by and among each Agent (as defined below), in its capacity as facility agent under the applicable ECA Agreement (as defined below), RCI HOLDINGS LLC, a limited liability company formed and existing under the laws of Liberia (the “Guarantor”), ROYAL CARIBBEAN CRUISES LTD., a corporation incorporated and existing under the laws of Liberia (the “Company”), THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., in its capacity as trustee under the Indenture (as defined below) (the “Trustee”), for the benefit of the Holders (as defined in the Indenture) and, on and after the Joinder Date (as defined below), MORGAN STANLEY SENIOR FUNDING INC. (“MSSF”), in its capacity as administrative agent under the Credit Agreement (as defined below) (the “Administrative Agent”), for the benefit of the Lenders (as defined below).

Pursuant to that certain Indenture, dated as of June 9, 2020 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Indenture”), by and among the Company, as issuer, the Guarantor and the Trustee, the Company has issued $1,000,000,000 aggregate principal amount of its 9.125% Senior Notes due 2023 (collectively, the “Notes”).

Pursuant to that certain Commitment Letter, dated as of August 12, 2020, between the Company, and MSSF (the “Commitment Letter”), which attaches a form of 364-Day Term Loan Agreement (the “Draft Credit Agreement”), the Company may obtain Advances in a maximum aggregate principal amount not to exceed $1,000,000,000 pursuant to a definitive 364-Day Term Loan Agreement, which will be substantially consistent with the Draft Credit Agreement, with such changes as are agreed between the Company and MSSF (such definitive agreement, as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

Pursuant to each agreement listed in Schedule I hereto (collectively, the “ECA Agreements”, and each, an “ECA Agreement”), the Guarantor is required to execute and deliver to each facility agent listed (as listed in Schedule I hereto, the “Agents”, and each an “Agent”) for the benefit of the lenders under reach of the ECA Agreements to which that Agent is a party (the agent and the lenders under the ECA Agreements being the “ECA Parties”) a guarantee of the obligations of the Company under each such ECA Agreement, each of which guarantees are dated as of [•], 2020, but each such guarantee must be subordinated to the Senior Obligations (as defined below) (collectively, the “Subordinated Guarantees”, and each, a “Subordinated Guarantee”).

The Guarantor’s execution and delivery of each Subordinated Guarantee in favor of an Agent, for the benefit of the applicable ECA Parties, is conditioned upon the execution and delivery by the Company, the Guarantor and that Agent, for the benefit of the applicable ECA Parties, of this Agreement pursuant to which each of the Agents and the ECA Parties (each such Agent and all such ECA Parties, together with each of their respective successors and assigns, collectively, the “Subordinated Parties”) agree, and with respect to each ECA Agreement on a several basis, to subordinate their respective rights with respect to the Subordinated Obligations (as defined below) to the rights of the Trustee, the Holders and, on and after the Joinder Date, the Administrative Agent and the lenders from time to time party to the Credit Agreement (the “Lenders”) with respect to the Senior Obligations, all on the terms set forth herein. For purposes hereof, “Senior Parties” means (a) prior to the Joinder Date, the Trustee and the Holders, and (b) on and after the Joinder Date, the Trustee, the Holders, the Administrative Agent and the Lenders.

Accordingly, each Agent (on behalf of its Relevant Subordinated Parties (as defined below)), the Company, the Guarantor, the Trustee, on behalf of the Holders (and each of their respective successors or assigns), and, on and after the Joinder Date, the Administrative Agent, on behalf of the Lenders (and each of their respective successors or assigns), hereby agrees as follows:

SECTION 1. Subordination.

(a)            Each Agent (on behalf of itself and its other Relevant Subordinated Parties) hereby agrees, on a several basis, that all of their respective right, title and interest in and to the Subordinated Obligations shall be subordinate and junior in right of payment to the rights of the Senior Parties in respect of the obligations of the Guarantor (whether now existing or from time to time after the date hereof incurred, assumed, created or arising) arising under the Senior Debt Documents (as defined below), including the payment of principal, premium (if any), interest (including, without limitation, interest accruing on or after the filing of any Insolvency Proceeding (as defined below) relating to the Company or the Guarantor pursuant to the terms of the Senior Debt Documents, whether or not a claim for post-filing interest is allowed or allowable in any such Insolvency Proceeding), fees, charges, expenses, indemnities, reimbursement obligations and all other amounts payable thereunder or in respect thereof, in each case whether or not any of the foregoing is allowed or allowable as a claim in any Insolvency Proceeding (collectively, the “Senior Obligations”). For the avoidance of doubt, (1) “payment in full” (or similar term used herein) of the Senior Obligations will not be deemed to have occurred so long as any Obligations under and as defined in the Senior Debt Documents remain outstanding (other than any inchoate obligations for which no claim has been asserted) and (2) nothing herein shall or shall be deemed to affect, alter or impair the rights of the Subordinated Parties under the relevant ECA Agreement and the Loan Documents (as defined in the relevant ECA Agreement) other than with respect to the Subordinated Guarantees entered into in connection with that ECA Agreement.

For purposes hereof:

(i)            “Relevant Subordinated Parties” means, in respect of an Agent, the Subordinated Parties under or in connection with the ECA Agreement pursuant to which that Agent has been appointed in such capacity.

(ii)            “Senior Debt Documents” means the Indenture, the Notes, the Note Guarantee (as defined in the Indenture), the Credit Agreement and any related promissory notes and that certain Limited Guaranty, to be dated the date of the Credit Agreement, made by the Guarantor in favor of the Administrative Agent on behalf of the Lenders.

(iii)          “Subordinated Obligations” means, in respect of an ECA Agreement and the Relevant Subordinated Parties thereunder, all obligations of the Guarantor to those Relevant Subordinated Parties (whether now existing or from time to time after the date hereof incurred, assumed, created or arising) under each Subordinated Guarantee in respect of that ECA Agreement.

(b)            Except to the extent expressly permitted hereunder, the Company, the Guarantor and each Agent (on behalf of its Relevant the applicable Subordinated Parties) agrees that no payment (whether directly, by purchase, redemption or exercise of any right of setoff or otherwise) in respect of the Subordinated Obligations, whether as principal, interest or otherwise, and whether in cash, securities or other property, shall be made by or on behalf of the Guarantor under the applicable Subordinated Guarantee to which that Agent is a party or received or accepted, directly or indirectly, by or on behalf of any Subordinated Party under that Subordinated Guarantee, until the payment in full in cash of all Senior Obligations (other than any inchoate obligations for which no claim has been asserted). In the event that any payment by, or on behalf of, or distribution of the assets or other property of, or any equity securities or debt securities issued by, the Guarantor of any kind or character, whether in cash, securities or other property, and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise, including without limitation, in connection with a plan of reorganization or other Insolvency Proceeding with respect to the Guarantor, shall be received on account of any Subordinated Obligations by or on behalf of any Subordinated Party or any Affiliate thereof at a time when such payment or distribution is prohibited by this Agreement, until the payment in full in cash of all Senior Obligations (other than any inchoate obligations for which no claim has been asserted), then such payment or distribution that has been received by a Subordinated Party shall be held by that Subordinated Party or Affiliate in trust (segregated from other property of such Subordinated Party or Affiliate) for the benefit of, and shall forthwith be paid over to, the Trustee, for the benefit of itself and the Holders, and, on and after the Joinder Date, to the Administrative Agent, for the benefit of itself and the Lenders, in each case, according to the pro rata share of the Senior Obligations held by the Trustee and the Holders, on the one hand, and the Administrative Agent and the Lenders, on the other hand. If the Trustee or the Administrative Agent receives more than the pro rata share to which it is entitled pursuant to the foregoing sentence, then the Trustee or the Administrative Agent shall pay the excess over to the Administrative Agent, for the benefit of itself and the Lenders, or to the Trustee, for the benefit of itself and the Holders, as the case may be; provided that such payment shall not be payable until the Trustee or the Administrative Agent, as applicable, has been able to determine the outstanding amount of the respective pro rata share of the Trustee or the Administrative agent, as applicable (such determination to be made in reliance on either the information provided by the Company pursuant to the penultimate sentence of this clause 1(b) or such other evidence as the Administrative Agent reasonably deems satisfactory). For the avoidance of doubt, the subordination of the Subordinated Obligations to the Senior Obligations pursuant to the provisions of this Section 1 does not, and nothing contained in this Section 1 or elsewhere in this Subordination Agreement shall, limit or be deemed to limit the liability of the Company to make payments of principal, premium (if any), interest, fees, charges, expenses, indemnities, reimbursement obligations and other amounts payable in respect of any ECA Agreement as and when due. For purposes hereof, the “pro rata share” of any Person as of any time shall be determined based upon the share of the sum of the total Senior Obligations held by such Person at such time. The Company agrees to advise the Trustee, the Administrative Agent or any Subordinated Party, as the case may be, promptly upon request as to the outstanding amount of all Senior Obligations and the respective pro rata share of Senior Obligations held by the Holders and the Lenders, in order to facilitate the Trustee, the Administrative Agent, or the relevant Subordinated Party receiving the pro rata payment to which it is entitled or making the payment required to be paid in accordance with the foregoing (as applicable). Each Subordinated Party may conclusively rely on the aforementioned advice from the Company in complying with its obligations under this clause 1(b).

(c)            The provisions of this Agreement shall continue in full force and effect notwithstanding the occurrence of an Insolvency Proceeding against the Guarantor or any of its properties or assets until the payment in full in cash of all Senior Obligations (other than any inchoate obligations for which no claim has been asserted). Upon any distribution of the assets of the Guarantor or upon any dissolution, winding up, liquidation or reorganization of the Guarantor, whether in bankruptcy, insolvency, reorganization, arrangement or receivership proceedings or otherwise, or upon any assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Guarantor, or otherwise (any of the foregoing, an “Insolvency Proceeding”):

(i)              the Senior Parties shall first be entitled to receive payment in full in cash of the Senior Obligations (whenever arising, and including, without limitation, interest accruing after the commencement of any Insolvency Proceeding at the rate set forth in the applicable Senior Debt Documents, whether or not allowed or allowable as a claim in any such Insolvency Proceeding) (other than any inchoate obligations for which no claim has been asserted) before any Subordinated Party shall be entitled to receive any payment or distribution on account of the Subordinated Obligations, whether of principal, interest or otherwise; and

(ii)            until the payment in full of all Senior Obligations (other than any inchoate obligations for which no claim has been asserted), any payment by, or on behalf of, or distribution of the assets of, or any debt or equity securities issued by, the Guarantor of any kind or character, whether in cash, securities or other property, to which any Subordinated Party would be entitled except for the provisions of this Section 1 shall be paid or delivered by the Person making such payment or distribution (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to the Trustee, for the benefit of itself and the Holders, and, on and after the Joinder Date, the Administrative Agent, for the benefit of itself and the Lenders, according to the pro rata share of the Senior Obligations held by the Trustee and the Holders, on the one hand, and the Administrative Agent and the Lenders, on the other hand. If the Trustee or the Administrative Agent receives more than the pro rata share to which it is entitled pursuant to the foregoing sentence, then the Trustee or the Administrative Agent shall pay the excess over to the Administrative Agent, for the benefit of itself and the Lenders, or to the Trustee, for the benefit of itself and the Holders, as the case may be; provided that such payment shall not be payable until the Trustee or the Administrative Agent, as applicable, has been able to determine the outstanding amount of all Senior Obligations and the respective pro rata share of Senior Obligations represented by the Trustee or the Administrative Agent, as applicable (such determination to be made in reliance on either the information provided by the Company pursuant to the last sentence of this clause 1(c)(ii) or such other evidence as the Administrative Agent reasonably deems satisfactory). The Company agrees to advise the Trustee, the Administrative Agent or any Person making a payment or distribution pursuant to this clause, as the case may be, reasonably promptly upon request as to the outstanding amount of all Senior Obligations and the respective pro rata share of Senior Obligations held by the Holders and the Lenders, in order to facilitate the Trustee or the Administrative Agent receiving the pro rata payment to which it is entitled or making the payment required to be paid in accordance with the foregoing (as applicable).

In addition, each Agent (in respect of its Relevant Subordinated Parties) agrees that in connection with any Insolvency Proceeding (i) each of the Trustee, on behalf of the Holders, and, on and after the Joinder Date, the Administrative Agent, on behalf of the Lenders, is irrevocably authorized and empowered (in its own name or in the name of the Relevant Subordinated Parties or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in the preceding sentence and give acquittance therefor and to file claims and proofs of claim and take such other action as the Trustee or the Administrative Agent, as applicable, may deem necessary or advisable for the exercise or enforcement of any of the rights or interest of the Trustee, the Holders, the Administrative Agent or the Lenders and (ii) to the extent that a claim has been, or is, made under a Subordinated Guarantee, each of the Relevant Subordinated Parties in respect of that Subordinated Guarantee shall duly and promptly take such action as the Trustee, on behalf of the Holders, or, on and after the Joinder Date, the Administrative Agent, on behalf of the Lenders, may reasonably request to (A) collect amounts in respect of the applicable Subordinated Obligations for the account of the Senior Parties and to file appropriate claims or proofs of claim in respect of such Subordinated Obligations, (B) execute and deliver to the Trustee or the Administrative Agent, as applicable, such documents as the Trustee, on behalf of the Holders, or the Administrative Agent, on behalf of the Lenders, may reasonably request in order to enable the Trustee or the Administrative Agent, as applicable, to enforce any and all claims with respect to the applicable Subordinated Obligations for the account of the Senior Parties and (C) collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the applicable Subordinated Obligations for the account of the Senior Parties (provided that the Company hereby agrees that it shall pay on demand all reasonable and documented out-of-pocket costs and expenses of each Relevant Subordinated Party in connection with any of the foregoing actions (including the reasonable and documented fees and expenses of counsel for each such Subordinated Party)). A copy of this Agreement may be filed with any court as evidence of the Senior Parties’ right, power and authority hereunder.

(d)            The Guarantor and each Agent (on behalf of its Relevant Subordinated Parties) agree that, prior to the payment in full in cash of all Senior Obligations (other than any inchoate obligations for which no claim has been asserted), no Relevant Subordinated Party may take any Enforcement Action against the Guarantor (it being understood that this Agreement shall not affect any Subordinated Party’s rights or remedies against any other obligor under or with respect to the applicable ECA Agreement and/or the other Loan Documents (as defined therein)) without the prior written consent of the Trustee (acting upon the direction of the Required Holders) and, on and after the Joinder Date, the Administrative Agent (acting upon the direction of the Required Lenders (as defined in the Credit Agreement)), unless any of the following apply in which case each Agent (on behalf of its Relevant Subordinated Parties) shall be permitted to take any such Enforcement Action without any requirement to obtain consent from the Trustee or the Administrative Agent:

(i) the occurrence of, with respect to the Guarantor, an Insolvency Proceeding; or

(ii) the holders of Senior Obligations have taken any Enforcement Action in relation to the Guarantor; or

(iii) a default has occurred under the applicable ECA Agreement (a “Subordinated Debt Default”); and

(A)      the Relevant Subordinated Parties have provided notice of the Subordinated Debt Default to the Senior Parties in accordance with Section 10 hereof; and

(B)       a period of not less than (i) 90 days (in the case of a payment default) or (ii) 179 days (in the case of a non-payment default) has passed from the date the Senior Parties were first notified of the Subordinated Debt Default (a “Standstill Period”); and

(C)       at the end of the Standstill Period, the Subordinated Debt Default is continuing and has not been waived.

For the purposes hereof, “Enforcement Action” means, any action taken by any Subordinated Party in relation to or with respect to the Guarantor under or in connection with the relevant Subordinated Guarantee granted in favor of that Subordinated Party (whether taken by the relevant creditor or creditors or an agent or trustee on its or their behalf) to: (i) demand payment under that Subordinated Guarantee of all or any part of the applicable Subordinated Obligations, (ii) recover all or any part of the applicable Subordinated Obligations (including, by exercising any rights of set-off or combination of accounts), (iii) exercise or enforce any rights under or pursuant to that Subordinated Guarantee, (iv) commence legal proceedings against the Guarantor or (v) commence, or take any other steps which could lead to the commencement of, an Insolvency Proceeding concerning Guarantor. Notwithstanding the foregoing, each Agent (on behalf of its Relevant Subordinated Parties) agrees that no Relevant Subordinated Party may in any Insolvency Proceeding concerning Guarantor: (i) oppose any sale of assets (including bidding procedures relating thereto) with respect to the Guarantor, (ii) propose any debtor in possession financing or oppose any debtor in possession financing or use of cash collateral with respect to the Guarantor, in each case without the consent of the Trustee, acting on behalf of itself and the Holders, and, on and after the Joinder Date, the Administrative Agent, acting on behalf of itself and the Lenders, (iii) seek appointment of a trustee or examiner with respect to the Guarantor or (iv) propose, sponsor, vote in favor of, or otherwise support any plan of reorganization or liquidation with respect to the Guarantor unless such plan (a) provides for the payment in full in cash of all Senior Obligations on or before the effective date of such plan or (b) each of the Trustee, on behalf of the Holders, and, on and after the Joinder Date, the Administrative Agent, on behalf of the Lenders, has provided its prior written consent with respect to such plan.

(e)            Each Agent (on behalf of its Relevant Subordinated Parties) waives all rights of subrogation it may have with respect to the Senior Parties on account of payments made to the Senior Parties by virtue of this Agreement that would otherwise have been made to the applicable Subordinated Obligations until all amounts owing on the Senior Obligations shall be paid in full in cash (other than any inchoate obligations for which no claim has been asserted). For the avoidance of doubt, upon the payment in cash of the Senior Obligations (other than any inchoate obligations for which no claim has been asserted), the Relevant Subordinated Parties shall be subrogated to the rights of the Senior Parties with respect to such payments. As between and among the Guarantor, its creditors (other than the Senior Parties) and the Subordinated Parties, no such payment or distribution made to the Senior Parties by virtue of this Agreement that otherwise would have been made to the Relevant Subordinated Parties shall be deemed to be a payment by the Guarantor on account of the applicable Subordinated Obligations, it being understood that the provisions of this paragraph (e) are intended solely for the purpose of defining the relative rights of the Relevant Subordinated Parties and the Senior Parties.

(f)             Each Agent (on behalf of its Relevant Subordinated Parties) and the Guarantor agree that any and all instruments or records (other than book entry records or other internal records) now or hereafter directly creating or evidencing the Subordinated Obligations, whether upon refunding, extension, renewal, refinancing, replacement or otherwise, shall contain the following legend:

“Notwithstanding anything contained herein to the contrary, the obligations of the Guarantor (as defined herein) under this Guarantee shall not become due or be paid or payable by the Guarantor pursuant hereto, except to the extent permitted under the Subordination Agreement, dated as of [•], 2020, among KfW IPEX-Bank GmbH, RCI Holdings LLC, The Bank of New York Mellon Trust Company, N.A., in its capacity as Trustee, and, on and after the Joinder Date (as defined therein), Morgan Stanley Senior Funding Inc., in its capacity as Administrative Agent, which Subordination Agreement is incorporated herein with the same effect as if fully set forth herein. For the avoidance of doubt, restrictions imposed by the aforementioned Subordination Agreement on the rights of the beneficiary hereof to enforce the obligations of the Guarantor under this Guarantee shall not affect the rights of the beneficiary to enforce the obligations of the Guarantor under this Guarantee on and following such time as the aforementioned Subordination Agreement permits and those rights shall be fully preserved”;

or shall otherwise refer to and be subject in all respects to the terms of this Agreement.

(g)            Notwithstanding anything to the contrary set forth herein, if for any reason (including, without limitation, in connection with any Insolvency Proceedings against any Guarantor or any of its properties or assets (or any similar proceedings against any other person)), any payment received by any Senior Party in respect of the Senior Obligations is rescinded or avoided or must otherwise be restored or returned by such Senior Party, that payment (including, without limitation, if that payment had constituted payment in full (or similar term used herein) for the purposes hereof) will not be considered to have been made for the purposes of this Agreement, and this Agreement will continue to be effective or will be reinstated (if necessary), as if that payment had not been made.

SECTION 2. Waivers and Consents. (a) Each Agent (on behalf of its Relevant Subordinated Parties) waives the right to compel that any assets or property of the Guarantor be applied in any particular order to discharge the Senior Obligations. Each Agent (on behalf of its Relevant Subordinated Parties) expressly waives the right to require the Senior Parties to proceed against the Guarantor, or to pursue any other remedy in any Senior Party’s power which such Relevant Subordinated Parties cannot pursue and which would lighten the burden of those Relevant Subordinated Parties, notwithstanding that the failure of any Senior Party to do so may thereby prejudice each such Relevant Subordinated Party. Each Agent (on behalf of its Relevant Subordinated Parties) agrees that it shall not be discharged, exonerated or have its obligations hereunder to the Senior Parties reduced by any Senior Party’s delay in proceeding against or enforcing any remedy against the Guarantor, by any Senior Party releasing the Guarantor from any part (but not all) of the Senior Obligations, or by the discharge of the Guarantor by operation of law or otherwise, with or without the intervention or omission of a Senior Party. A Senior Party’s vote to accept or reject any plan of reorganization relating to the Guarantor, or a Senior Party’s receipt on account of the Senior Obligations other than the payment in full in cash thereof (other than any inchoate obligations for which no claim has been asserted) of any cash, securities or other property distributed in any bankruptcy, reorganization, or insolvency case, shall not discharge, exonerate, or reduce the obligations of any Subordinated Party hereunder to the Senior Parties.

(b)            Each Agent (on behalf of its Relevant Subordinated Parties) waives all rights and defenses arising out of an election of remedies by the Senior Parties, even though that election of remedies, including any nonjudicial foreclosure with respect to security for the Senior Obligations, has impaired the value of each such Relevant Subordinated Party’s rights of subrogation, reimbursement or contribution against the Guarantor. Each Agent (on behalf of its Relevant Subordinated Parties) expressly waives any rights or defenses it may have by reason of protection afforded to the Guarantor with respect to the Senior Obligations pursuant to any anti-deficiency laws or other laws of similar import which limit or discharge the principal debtor’s indebtedness upon judicial or nonjudicial foreclosure of real property or personal property securing the Senior Obligations.

(c)            Each Agent (on behalf of its Relevant Subordinated Parties) agrees that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of any Senior Obligations made by a Senior Party may be rescinded in whole or in part by such Senior Party, and any Senior Obligation may be continued, and the Senior Obligations, or the liability of the Guarantor or any other guarantor or any other party upon or for any part thereof or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered, or released by the Senior Parties, in each case without notice to or further assent by any Relevant Subordinated Party (to the extent contemplated by the Subordinated Guarantee to which that Agent is a party), which will remain bound under this Agreement and without impairing, abridging, releasing or affecting the subordination and other agreements provided for herein.

(d)            Each Agent (on behalf of its Relevant Subordinated Parties) waives any and all notice of the creation, renewal, extension or accrual of any of the Senior Obligations and notice of or proof of reliance by the Senior Parties upon this Agreement. The Senior Obligations, and any of them, shall be deemed conclusively to have been created, contracted or incurred and the consent given to create the obligations of the Guarantor in respect of the Subordinated Obligations in reliance upon this Agreement, and all dealings between the Guarantor and the Senior Parties shall be deemed to have been consummated in reliance upon this Agreement. Each Agent (on behalf of its Relevant Subordinated Parties) acknowledges and agrees that the Senior Parties have relied upon the subordination and other agreements provided for herein in consenting to the applicable Subordinated Obligations. Each Agent (on behalf of its Relevant Subordinated Parties) waives notice of or proof of reliance on this Agreement and protest, demand for payment and notice of default.

SECTION 3. Senior Obligations Unconditional. All rights and interests of the Senior Parties hereunder, and all agreements and obligations of each Subordinated Party and the Guarantor hereunder, shall remain in full force and effect irrespective of:

(a)            any lack of validity or enforceability of the Senior Debt Documents;

(b)            any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Obligations, or any amendment or waiver or other modification, whether by course of conduct or otherwise, of, or consent to departure from, the Senior Debt Documents; or

(c)            any other circumstances that might otherwise constitute a defense available to, or a discharge of, the Guarantor in respect of the Senior Obligations, or of any Subordinated Party or the Guarantor in respect of this Agreement.

SECTION 4. Representations and Warranties. Each Agent represents and warrants on a several basis to the Administrative Agent and the Trustee for the benefit of the applicable Senior Parties that:

(a)            It has the power and authority to execute and deliver and to perform its obligations under this Agreement and has taken all necessary action to authorize its execution, delivery and performance of this Agreement.

(b)            This Agreement has been duly executed and delivered by such Agent and constitutes a legal, valid and binding obligation of such Agent, enforceable against such Agent and its Relevant Subordinated Parties in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)            No consent or authorization of filing with, or other act by or in respect of, any Governmental Authority, is required to be obtained or made by it in connection with the execution, delivery or performance of this Agreement.

SECTION 5. Waiver of Claims. (a) To the maximum extent permitted by law, each Agent (on behalf of its Relevant Subordinated Parties) waives any claim it might have against the Senior Parties with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of the Senior Parties or their directors, officers, employees, agents or Affiliates with respect to any exercise of rights or remedies under the Senior Debt Documents. Neither the Senior Parties nor any of their respective directors, officers, employees, agents or Affiliates shall be liable for failure to demand, collect or realize upon the Senior Debt Documents or for any delay in doing so.

(b)            Each Agent (on behalf of the applicable Subordinated Parties), for itself and on behalf of its successors and assigns, hereby waives any and all now existing or hereafter arising rights it may have to require the Senior Parties to marshal assets for the benefit of each such Relevant Subordinated Party, or to otherwise direct the timing, order or manner of any sale, collection or other enforcement of the Senior Obligations. The Senior Parties are under no duty or obligation, and each Agent (on behalf of the Relevant Subordinated Parties) hereby waives any right it may have to compel the Senior Parties, to pursue the Company or other Person who may be liable for the Obligations (as defined in the Indenture) or the Obligations (as defined in the Credit Agreement).

SECTION 6. Further Assurances. Each Agent and the Guarantor shall, at the expense of the Company and at any time from time to time, upon the written request of the Trustee or, on and after the Joinder Date, the Administrative Agent, promptly and duly execute and deliver such further instruments and documents and take such further actions as the Trustee or, on and after the Joinder Date, the Administrative Agent, as applicable, reasonably may request for the purposes of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted. Upon the written request of any other party hereto, the Company shall reasonably cooperate and provide such information as may be reasonably necessary to give full effect the provisions set forth in Section 1 of this Agreement.

SECTION 7. [Reserved].

SECTION 8. Provisions Define Relative Rights. This Agreement is intended solely for the purpose of defining the relative rights of the Senior Parties on the one hand and the Subordinated Parties and the Guarantor on the other, and neither the Company nor any other Person shall have any right, benefit or other interest under this Agreement.

SECTION 9. Powers Coupled with an Interest. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until the Senior Obligations are paid in full in cash.

SECTION 10. Notices. Any notice or communication shall be in writing and delivered in person or mailed by first class mail addressed as follows:

if to the Company or the Guarantor:

Royal Caribbean Cruises Ltd.

1050 Caribbean Way

Miami, Florida 33132

Attn: Jason T. Liberty, Executive Vice President and Chief Financial Officer

Antje M. Gibson, Vice President and Treasurer

with a copy to:

Royal Caribbean Cruises Ltd.

1050 Caribbean Way

Miami, Florida 33132

Attn: General Counsel

if to the Trustee:

The Bank of New York Mellon Trust Company,

N.A. 10161 Centurion Parkway North, 2nd Floor

Jacksonville, Florida 32256

Attn: Corporate Trust Administration

if to the Administrative Agent:

Morgan Stanley Senior Funding, Inc.

1300 Thames Street Wharf, 4th Floor

Baltimore, MD 21231

Attention: Documentation Team

Telephone: 443-627-5900

Email: doc4secportfolio@morganstanley.com

if to the Agent, to the applicable address indicated in Schedule I hereto.

The Company, the Guarantor, the Trustee, the Administrative Agent or any Agent by notice to the other parties hereto may designate additional or different addresses for subsequent notices or communications.

Notices given by first-class mail shall be deemed given five calendar days after mailing and notices given by publication shall be deemed given on the first date on which publication is made. If a notice or communication is delivered in the manner provided above, it is duly given, whether or not the addressee receives it.

SECTION 11. Counterparts. This Agreement may be executed by one or more of the parties on any number of separate counterparts, each of which shall constitute an original, but all of which taken together shall be deemed to constitute but one instrument. Delivery of an executed signature page to this Agreement by facsimile transmission or electronic .pdf delivery shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 12. Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 13. Integration. This Agreement represents the agreement of the Guarantor, the Company, the Subordinated Parties and the Senior Parties with respect to the subject matter hereof and there are no promises or representations by the Guarantor, the Company, the Subordinated Parties or the Senior Parties relative to the subject matter hereof not reflected herein.

SECTION 14. Amendments in Writing; No Waiver; Cumulative Remedies. (a) None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Trustee, the Administrative Agent (but only on and after the Joinder Date), the Guarantor, the Company and each Agent (on behalf of its Relevant Subordinated Parties).

(b)            No failure to exercise, nor any delay in exercising, on the part of the Senior Parties, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)            The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

SECTION 15. Section Headings. The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

SECTION 16. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of the Guarantor, the Company and the Subordinated Parties and shall inure to the benefit of the Senior Parties and their respective successors and assigns.

SECTION 17. Governing Law; Jurisdiction; Consent to Service of Process. (a) THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)            EACH PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR THE TRANSACTIONS RELATING HERETO IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c)            EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 17. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

SECTION 18. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE INDENTURE AND THE CREDIT AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18.

SECTION 19. Termination; Survival. This Agreement and all of the covenants and other obligations of each of the parties hereto shall, except as otherwise expressly provided by the following sentence, terminate upon, and be of no further force or effect whatsoever after, the payment in full of all of the Senior Obligations. The agreements and obligations of each party hereto under Sections 17 and 18 hereof shall survive the termination of this Agreement and the payment in full of all Senior Obligations.

SECTION 20. Trustee’s Rights; Administrative Agent’s Rights; Agent’s Rights. In addition to its rights, protections, immunities reliances and indemnities set forth herein, (a) as between the Trustee, the Company and the Guarantor, the Trustee shall have all the rights, protections, immunities, reliances and indemnities as are provided to the Trustee under the Indenture and (b) on and after the Joinder Date, as between the Administrative Agent, the Company and the Guarantor, the Administrative Agent shall have all the rights, protections, immunities, reliances and indemnities as are provided to the Administrative Agent under the Credit Agreement and the other Loan Documents (as defined therein) (and this Agreement shall be deemed to be a Loan Document for the purposes therefore). In addition to any rights, protections, immunities, reliances and indemnities set forth herein, as between each Agent (and its Relevant Subordinated Parties), the Company and the Guarantor, each such Agent and its Relevant Subordinated Parties shall have all the rights, protections, immunities, reliances and indemnities (as the case may be) as are provided to such parties under the relevant ECA Agreement and the other Loan Documents (as defined therein) (and this Agreement shall be deemed to be a Loan Document for the purposes of each such ECA Agreement).

SECTION 21. Several Nature of Agent’s Rights and Obligations. The obligations of each Agent under this Agreement are several and apply only in respect of itself and its Relevant Subordinated Parties. Failure by an Agent or its Relevant Subordinated Parties does not affect the obligations of any other Agent or their respective Relevant Subordinated Parties under this Agreement. Accordingly, no Agent or its Relevant Subordinated Parties shall be responsible for the obligations, actions or omissions of any other Agent or their respective Relevant Subordinated Parties.

The rights of each Agent (and its Relevant Subordinated Parties) under or in connection with this Agreement are separate and independent rights. An Agent (on behalf of its Relevant Subordinated Parties) shall be entitled to enforce its rights independently and without any action of any of the other Agents or their respective Relevant Subordinated Parties.

SECTION 22. Subordination Agreement. This Agreement constitutes a “subordination agreement” within the meaning of such term as used in section 510(a) of Title 11 of the United States Code, as amended from time to time.

SECTION 23. Joinder. Upon the execution and delivery of a joinder agreement substantially in the form attached hereto as Exhibit A with such changes, or otherwise in form and substance, reasonably satisfactory to the Company, the Guarantor, each Agent and the Trustee (the “Joinder Agreement”) by the Administrative Agent on or prior to the date the Credit Agreement becomes effective (such date of delivery, the “Joinder Date”), the Administrative Agent shall automatically become a party to this Agreement and be subject to the terms and conditions hereof and receive the benefits hereunder as if originally a party to this Agreement. If requested by the Administrative Agent, each of the Company, the Guarantor, each Agent and the Trustee will acknowledge the Administrative Agent’s execution and delivery of the Joinder Agreement by its signature thereon. On and after the Joinder Date, each of the Administrative Agent and the Lenders shall be deemed a Senior Party and subject to all the rights and obligations of a Senior Party under this Agreement with the same rights as if each of the Administrative Agent and the Lenders were party to this Agreement on the date of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

KFW IPEX-BANK GMBH, as Agent

By:
Name:
Title:

RCI HOLDINGS LLC, as the Guarantor

By:
Name:
Title:

ROYAL CARIBBEAN CRUISES LTD., as the Company

By:
Name:
Title:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., not in its individual capacity, but solely in its capacity as Trustee

By:
Name:
Title:

[Signature Page to Subordination Agreement]

Schedule I

ECA AGREEMENTS

ECA Facility	Agent	Address
A facility agreement dated 15 April 2009 (as amended from time to time) in respect of m.v. "Celebrity Equinox" (builder's hull no. S-676) entered into between, amongst others, Royal Caribbean Cruises Ltd. as borrower, KfW IPEX-Bank GmbH as Hermes agent, KfW IPEX-Bank GmbH as administrative agent, and the banks and financial institutions listed therein as Lenders.	KfW IPEX-Bank GmbH

Palmengartenstrasse 5-9 D-60325

Frankfurt am Main Germany

Facsimile No.: +49 (69) 7431 3768

Email: maritime-industries-administration@kfw.de Attention: Maritime Industries

With a copy to: Credit Operations

Facsimile No.: +49 (69) 7431 2944

A facility agreement dated 26 November 2009 (as amended from time to time) in respect of m.v. "Celebrity Eclipse" (builder's hull no. S-677) entered into between, amongst others, Royal Caribbean Cruises Ltd. as borrower, KfW IPEX-Bank GmbH as Hermes agent, KfW IPEX-Bank GmbH as administrative agent, and the banks and financial institutions listed therein as Lenders.

KfW IPEX-Bank GmbH

Palmengartenstrasse 5-9 D-60325

Frankfurt am Main Germany

Facsimile No.: +49 (69) 7431 3768

Email: maritime-industries-administration@kfw.de Attention: Maritime Industries

With a copy to: Credit Operations

Facsimile No.: +49 (69) 7431 2944

ECA Facility	Agent	Address
A facility agreement dated 7 August 2008 (as amended from time to time including by an amendment agreement dated 23 April 2020) in respect of m.v. "Celebrity Solstice" (builder's hull no. S-675) entered into between, amongst others, Royal Caribbean Cruises Ltd. as borrower, KfW IPEX-Bank GmbH as Hermes agent, KfW IPEX-Bank GmbH as administrative agent, and the banks and financial institutions listed therein as Lenders.	KfW IPEX-Bank GmbH

Palmengartenstrasse 5-9 D-60325

Frankfurt am Main Germany

Facsimile No.: +49 (69) 7431 3768

Email: maritime-industries-administration@kfw.de

Attention: Maritime Industries

With a copy to: Credit Operations

Facsimile No.: +49 (69) 7431 2944

A facility agreement dated 27 February 2009 (as amended from time to time) in respect of m.v. "Celebrity Silhouette" (builder's hull no. S-679) entered into between, amongst others, Royal Caribbean Cruises Ltd. as borrower, KfW IPEX-Bank GmbH as Hermes agent, KfW IPEX-Bank GmbH as administrative agent, and the banks and financial institutions listed therein as Lenders.	KfW IPEX-Bank GmbH

Palmengartenstrasse 5-9 D-60325

Frankfurt am Main Germany

Facsimile No.: +49 (69) 7431 3768

Email: maritime-industries-administration@kfw.de Attention: Maritime Industries

With a copy to: Credit Operations

Facsimile No.: +49 (69) 7431 2944

A facility agreement dated 19 December 2008 (as amended from time to time) in respect of m.v. "Celebrity Reflection" (builder's hull no. S-691) entered into between, amongst others, Royal Caribbean Cruises Ltd. as borrower, KfW IPEX-Bank GmbH as Hermes agent, KfW IPEX-Bank GmbH as administrative agent, and the banks and financial institutions listed therein as Lenders.	KfW IPEX-Bank GmbH

Palmengartenstrasse 5-9 D-60325

Frankfurt am Main Germany

Facsimile No.: +49 (69) 7431 3768

Email: maritime-industries-administration@kfw.de

Attention: Maritime Industries With a copy to: Credit Operations Facsimile No.: +49 (69) 7431 2944

ECA Facility	Agent	Address
A facility agreement dated 8 June 2011 (as amended from time to time) in respect of m.v. "Quantum of the Seas" (builder's hull no. S-697) entered into between, amongst others, Royal Caribbean Cruises Ltd. as borrower, the Hermes Agent, KfW IPEX-Bank GmbH as facility agent (in this capacity, the "Facility Agent") and the banks and financial institutions listed therein as Lenders.	KfW IPEX-Bank GmbH

Palmengartenstrasse 5-9 D-60325

Frankfurt am Main Germany

Facsimile No.: +49 (69) 7431 3768

Email: maritime-industries-administration@kfw.de Attention: Maritime Industries

With a copy to: Credit Operations

Facsimile No.: +49 (69) 7431 2944

A facility agreement dated 8 June 2011 (as amended from time to time) in respect of m.v. "Anthem of the Seas" (builder's hull no. S-698) entered into between, amongst others, Royal Caribbean Cruises Ltd. as borrower, KfW IPEX-Bank GmbH as Hermes agent, KfW IPEX-Bank GmbH as administrative agent, and the banks and financial institutions listed therein as Lenders.	KfW IPEX-Bank GmbH

Palmengartenstrasse 5-9 D-60325

Frankfurt am Main Germany

Facsimile No.: +49 (69) 7431 3768

Email: maritime-industries-administration@kfw.de Attention: Maritime Industries

With a copy to: Credit Operations

Facsimile No.: +49 (69) 7431 2944

ECA Facility	Agent	Address
A facility agreement dated 27 November 2013 (as amended from time to time) in respect of m.v. "Ovation of the Seas" (builder's hull no. S-699) entered into between, amongst others, Royal Caribbean Cruises Ltd. as borrower, KfW IPEX-Bank GmbH as Hermes agent, KfW IPEX-Bank GmbH as administrative agent, and the banks and financial institutions listed therein as Lenders.	KfW IPEX-Bank GmbH

Palmengartenstrasse 5-9 D-60325

Frankfurt am Main Germany

Facsimile No.: +49 (69) 7431 3768

Email: maritime-industries-administration@kfw.de Attention: Maritime Industries

With a copy to: Credit Operations

Facsimile No.: +49 (69) 7431 2944

A facility agreement dated 13 November 2015 (as amended from time to time) in respect of m.v. "Spectrum of the Seas" (builder's hull no. S-700) entered into between, amongst others, Royal Caribbean Cruises Ltd. as borrower, KfW IPEX-Bank GmbH as Hermes agent, KfW IPEX-Bank GmbH as administrative agent, and the banks and financial institutions listed therein as Lenders.	KfW IPEX-Bank GmbH

Palmengartenstrasse 5-9 D-60325

Frankfurt am Main Germany

Facsimile No.: +49 (69) 7431 3768

Email: maritime-industries-administration@kfw.de Attention: Maritime Industries

With a copy to: Credit Operations

Facsimile No.: +49 (69) 7431 2944

A facility agreement dated 13 November 2015 (as amended from time to time) in respect of m.v. "Odyssey of the Seas" (builder's hull no. S-713) entered into between, amongst others, Royal Caribbean Cruises Ltd. as borrower, KfW IPEX-Bank GmbH as Hermes agent, KfW IPEX-Bank GmbH as administrative agent, and the banks and financial institutions listed therein as Lenders.	KfW IPEX-Bank GmbH

Palmengartenstrasse 5-9 D-60325

Frankfurt am Main Germany

Facsimile No.: +49 (69) 7431 3768

Email: maritime-industries-administration@kfw.de Attention: Maritime Industries

With a copy to: Credit Operations

Facsimile No.: +49 (69) 7431 2944

ECA Facility	Agent	Address
A facility agreement dated as of 19 September 2019 (as amended from time to time) in respect of the passenger cruise vessel with builder's hull no. S-719 entered into between, amongst others, Silversea Cruise Holding Ltd. borrower, Royal Caribbean Cruises Ltd. as guarantor, KfW IPEX-Bank GmbH as Hermes agent, KfW IPEX-Bank GmbH as administrative agent, and the banks and financial institutions listed therein as Lenders.	KfW IPEX-Bank GmbH

Palmengartenstrasse 5-9 D-60325

Frankfurt am Main Germany

Facsimile No.: +49 (69) 7431 3768

Email: maritime-industries-administration@kfw.de Attention: Maritime Industries

With a copy to: Credit Operations

Facsimile No.: +49 (69) 7431 2944

A facility agreement dated as of 19 September 2019 (as amended from time to time) in respect of the passenger cruise vessel with builder's hull no. S-720 entered into between, amongst others, Silversea Cruise Holding Ltd. as borrower, Royal Caribbean Cruises Ltd. as guarantor, KfW IPEX-Bank GmbH as Hermes agent, KfW IPEX-Bank GmbH as administrative agent, and the banks and financial institutions listed therein as Lenders.	KfW IPEX-Bank GmbH

Palmengartenstrasse 5-9 D-60325

Frankfurt am Main Germany

Facsimile No.: +49 (69) 7431 3768

Email: maritime-industries-administration@kfw.de Attention: Maritime Industries

With a copy to: Credit Operations

Facsimile No.: +49 (69) 7431 2944

ECA Facility	Agent	Address
A facility agreement dated 11 October 2017 (as amended from time to time) in respect of the passenger cruise vessel with builder's hull no. 1400 entered into between, amongst others, Royal Caribbean Cruises Ltd. as borrower, KfW IPEX-Bank GmbH as Hermes agent, KfW IPEX-Bank GmbH as facility agent, and the banks and financial institutions listed therein as Lenders.	KfW IPEX-Bank GmbH

Palmengartenstrasse 5-9 D-60325

Frankfurt am Main Germany

Facsimile No.: +49 (69) 7431 3768

Email: maritime-industries-administration@kfw.de Attention: Maritime Industries

With a copy to: Credit Operations

Facsimile No.: +49 (69) 7431 2944

A facility agreement dated 11 October 2017 (as amended from time to time) in respect of the passenger cruise vessel with builder's hull no. 1401 entered into between, amongst others, Royal Caribbean Cruises Ltd. as borrower, KfW IPEX-Bank GmbH as Hermes agent, KfW IPEX-Bank GmbH as administrative agent, and the banks and financial institutions listed therein as Lenders.	KfW IPEX-Bank GmbH

Palmengartenstrasse 5-9 D-60325

Frankfurt am Main Germany

Facsimile No.: +49 (69) 7431 3768

Email: maritime-industries-administration@kfw.de Attention: Maritime Industries

With a copy to: Credit Operations

Facsimile No.: +49 (69) 7431 2944

ECA Facility	Agent	Address
A facility agreement dated 18 December 2019 (as amended from time to time) in respect of the passenger cruise vessel with builder's hull no. 1402 entered into between, amongst others, Royal Caribbean Cruises Ltd. as borrower, KfW IPEX- Bank GmbH as Hermes agent, KfW IPEX-Bank GmbH as administrative agent, and the banks and financial institutions
listed therein as Lenders.	KfW IPEX-Bank GmbH

Palmengartenstrasse 5-9 D-60325

Frankfurt am Main Germany

Facsimile No.: +49 (69) 7431 3768
Email:maritime-industries-administration@kfw.de
Attention: Maritime Industries
With a copy to: Credit Operations
Facsimile No.: +49 (69) 7431 2944

Exhibit A

[FORM OF] JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of [•], 202[•] (this “Joinder”), to that certain SUBORDINATION AGREEMENT, dated as of [•], 2020 (the “Subordination Agreement”), by and KfW IPEX-Bank GmbH, in its capacity as agent under the applicable ECA Agreement, RCI HOLDINGS LLC, a limited liability company formed and existing under the laws of Liberia, ROYAL CARIBBEAN CRUISES LTD., a corporation incorporated and existing under the laws of Liberia, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., in its capacity as trustee under the Indenture, for the benefit of the Holders (as defined in the Indenture), is being executed and delivered by MORGAN STANLEY SENIOR FUNDING INC., in its capacity as administrative agent under the Credit Agreement (the “Administrative Agent”), for the benefit of the Lenders, in accordance with the provisions of the Subordination Agreement.

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Subordination Agreement.

The Administrative Agent hereby agrees to become a party to the Subordination Agreement and be subject to the terms and conditions thereof and receive the benefits thereunder as if originally a party to the Subordination Agreement. On and after the Joinder Date, each of the Administrative Agent and the Lenders shall be deemed a Senior Party and subject to all the rights and obligations of a Senior Party under the Subordination Agreement.

The provisions of Sections 11, 17 and 18 of the Subordination Agreement are hereby incorporated mutatis mutandis as if fully set forth in this Joinder.

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed and delivered as of___________________ (the “Joinder Date”).

MORGAN STANLEY SENIOR FUNDING, INC., as the Administrative Agent

By:
Name:
Title:

Exhibit A

ACKNOWLEDGED BY:

KfW IPEX-Bank GmbH, as Agent

By:
Name:
Title:

Exhibit A

ACKNOWLEDGED BY:

RCI HOLDINGS LLC, as the Guarantor

By:
Name:
Title:

ROYAL CARIBBEAN CRUISES LTD., as the Company

By:
Name:
Title:

Exhibit A

ACKNOWLEDGED BY:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., not in its individual capacity, but solely in its capacity as Trustee

By:
Name:
Title:

Exhibit G
Form of Other Senior Parties Subordination Agreement

[FORM OF] SUBORDINATION AGREEMENT

SUBORDINATION AGREEMENT, dated as of [•], 2020 (this “Agreement”), by and among each Agent (as defined below), in its capacity as facility agent under the applicable ECA Agreement (as defined below), ROYAL CARIBBEAN CRUISES LTD., a corporation incorporated and existing under the laws of Liberia (the “Company”), the subsidiaries of the Company listed in Schedule I hereto (each, a “Guarantor”, and collectively, the “Guarantors”) and [ADMINISTRATIVE AGENT], in its capacity as [administrative agent] under the Credit Agreement (as defined below) (the “Administrative Agent”), for the benefit of the Lenders (as defined below).

The Company, the Administrative Agent and certain lenders from time to time thereunder (the “Lenders” and referred to herein, collectively with the Administrative Agent, as the “Senior Parties”) are party to that certain [CREDIT AGREEMENT], dated as of [•] (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).

Pursuant to each agreement listed in Schedule III hereto (collectively, the “ECA Agreements”, and each an “ECA Agreement”), (a) RCL Cruise Holdings LLC, Torcatt Enterprises Limitada, RCL Holdings Cooperatief UA, RCL Cruises Ltd., and RCL Investments Ltd. are required to execute and deliver to each facility agent (as listed in Schedule III hereto, the “Agents”, and each an “Agent”) for the benefit of the lenders under each of the ECA Agreements to which that Agent is a party (the Agents and the lenders under the ECA Agreements being the “ECA Parties”) a guarantee of the obligations of the Company under each such ECA Agreement, each of which guarantees are dated as of [•], 2020, but each such guarantee must be subordinated to the Senior Obligations (as defined below) and (b) RCI Holdings LLC (“RCI”) is required to execute and deliver to each Agent for the benefit of the relevant ECA Parties a guarantee of the obligations of the Company under each relevant ECA Agreement, each of which guarantees are dated as of [•], 2020, but each such guarantee must be subordinated to the Senior Obligations (collectively, the “Subordinated Guarantees”, and each a “Subordinated Guarantee”).

The Guarantors’ execution and delivery of each Subordinated Guarantee in favor of an Agent, for the benefit of the applicable ECA Parties, is conditioned upon the execution and delivery by the Company, each Guarantor and that Agent, for the benefit of the applicable ECA Parties, of this Agreement pursuant to which each of the Agents and the ECA Parties (each such Agent and all such ECA Parties, together with each of their respective successors and assigns, collectively, the “Subordinated Parties”) agree, and with respect to each ECA Agreement on a several basis, to subordinate their respective rights with respect to the Subordinated Obligations (as defined below) to the rights of the Senior Parties with respect to the Senior Obligations, all on the terms set forth herein.

Accordingly, each Agent (on behalf of its Relevant Subordinated Parties (as defined below)), the Company, each Guarantor and the Administrative Agent, on behalf of the Senior Parties (and each of their respective successors or assigns), hereby agrees as follows:

SECTION 1. Subordination.

(a)          Each Agent (on behalf of itself and its other Relevant Subordinated Parties) hereby agrees, on a several basis, that all of their respective right, title and interest in and to the Subordinated Obligations shall be subordinate and junior in right of payment to the rights of the Senior Parties in respect of the obligations of each Guarantor (whether now existing or from time to time after the date hereof incurred, assumed, created or arising) arising under the Senior Debt Documents (as defined below), including the payment of principal, premium (if any), interest (including, without limitation, interest accruing on or after the filing of any Insolvency Proceeding (as defined below) relating to the Company or any Guarantor pursuant to the terms of the Senior Debt Documents, whether or not a claim for post-filing interest is allowed or allowable in any such Insolvency Proceeding), fees, charges, expenses, indemnities, reimbursement obligations and all other amounts payable thereunder or in respect thereof, in each case whether or not any of the foregoing is allowed or allowable as a claim in any Insolvency Proceeding (collectively, the “Senior Obligations”). For the avoidance of doubt, (1) “payment in full” (or similar term used herein) of the Senior Obligations will not be deemed to have occurred so long as any Obligations under and as defined in the Senior Debt Documents remain outstanding (other than any inchoate obligations for which no claim has been asserted) and (2) nothing herein shall or shall be deemed to affect, alter or impair the rights of the Subordinated Parties under the relevant ECA Agreement and the [Loan] Documents (as defined in the relevant ECA Agreement) other than with respect to the Subordinated Guarantees entered into in connection with that ECA Agreement.

For purposes hereof:

(i) “Relevant Subordinated Parties” means, in respect of an Agent, the Subordinated Parties under or in connection with the ECA Agreement pursuant to which that Agent has been appointed in such capacity.

(ii)“Senior Debt Documents” means the Credit Agreement, that certain Guaranty, dated as of [•], made by RCL Cruise Holdings LLC, Torcatt Enterprises Limitada, RCL Holdings Cooperatief UA, RCL Cruises Ltd., and RCL Investments Ltd. in favor of the Administrative Agent on behalf of the Lenders, and that certain Guaranty, dated as of [•], made by RCI in favor of the Administrative Agent on behalf of the Lenders, and any related promissory notes.

(iii) “Subordinated Obligations” means, in respect of an ECA Agreement and the Relevant Subordinated Parties thereunder, all obligations of the Guarantors to those Relevant Subordinated Parties (whether now existing or from time to time after the date hereof incurred, assumed, created or arising) under each Subordinated Guarantee in respect of that ECA Agreement.

(b)          Except to the extent expressly permitted hereunder, the Company, each Guarantor and each Agent (on behalf of its Relevant Subordinated Parties) agrees that no payment (whether directly, by purchase, redemption or exercise of any right of setoff or otherwise) in respect of the Subordinated Obligations, whether as principal, interest or otherwise, and whether in cash, securities or other property, shall be made by or on behalf of any Guarantor under the applicable Subordinated Guarantee or received or accepted, directly or indirectly, by or on behalf of any Subordinated Party under that Subordinated Guarantee, until the payment in full in cash of all Senior Obligations (other than any inchoate obligations for which no claim has been asserted). In the event that any payment by, or on behalf of, or distribution of the assets or other property of, or any equity securities or debt securities issued by, any Guarantor of any kind or character, whether in cash, securities or other property, and whether directly, by purchase, redemption, exercise of any right of setoff or otherwise, including without limitation, in connection with a plan of reorganization or other Insolvency Proceeding with respect to any Guarantor, shall be received on account of any Subordinated Obligations by or on behalf of any Subordinated Party or any Affiliate thereof at a time when such payment or distribution is prohibited by this Agreement, then such payment or distribution that has been received by a Subordinated Party shall be held by that Subordinated Party or Affiliate in trust (segregated from other property of such Subordinated Party or Affiliate) for the benefit of, and shall forthwith be paid over to the Administrative Agent as representative for the Senior Obligations and each agent, trustee or other representative for the Pari Passu Obligations, according to the pro rata share of the Senior Obligations represented by the Administrative Agent and the Pari Passu Obligations held by such agent, trustee or other representative and the other obligees under the applicable agreement until the payment in full in cash of all Senior Obligations (other than any inchoate obligations for which no claim has been asserted); provided, if the applicable Guarantor is RCI and RCI continues to guarantee any obligations outstanding under any of the Unsecured Note Indebtedness, the DDTL Indebtedness or any Permitted Refinancing (as each such term is defined in the ECA Agreement as in effect on the date hereof) in respect thereof (collectively, the “Senior RCI Obligations”), then such payment or distribution shall be held by such Subordinated Party or Affiliate in trust (segregated from other property of such Subordinated Party or Affiliate) for the benefit of, and shall forthwith be paid over to, the relevant agent, trustee or other representative for the Senior RCI Obligations to the extent required under any other subordination agreement to which RCI is a party at such time. If the Administrative Agent receives more than the pro rata share to which it is entitled pursuant to the foregoing sentence, then the Administrative Agent shall pay the excess over to the applicable agent, trustee or other representative for the Pari Passu Obligations; provided that such payment shall not be payable until the Administrative Agent has been able to determine the outstanding amount of all Pari Passu Obligations and the respective pro rata share of Senior Obligations represented by the Administrative Agent and Pari Passu Obligations held by each agent, trustee or other representative for the Pari Passu Obligations (such determination to be made in reliance on either the information provided by the Company pursuant to the penultimate sentence of this clause 1(b) or such other evidence as the Administrative Agent reasonably deems satisfactory). For the avoidance of doubt, the subordination of the Subordinated Obligations to the Senior Obligations pursuant to the provisions of this Section 1 does not, and nothing contained in this Section 1 or elsewhere in this Subordination Agreement shall, limit or be deemed to limit the liability of the Company to make payments of principal, premium (if any), interest, fees, charges, expenses, indemnities, reimbursement obligations and other amounts payable in respect of any ECA Agreement as and when due. The Company agrees to advise the Administrative Agent or any Subordinated Party, as the case may be, promptly upon request as to the outstanding amount of all Pari Passu Obligations and the respective pro rata share of Senior Obligations represented by the Administrative Agent and Pari Passu Obligations held (or represented) by each agent, trustee or other representative for the Pari Passu Obligations, in order to facilitate the Administrative Agent, each agent, trustee or other representative for the Pari Passu Obligations or the relevant Subordinated Party receiving the pro rata payment to which it is entitled or making the payment required to be paid in accordance with the foregoing (as applicable). Each Subordinated Party may conclusively rely on the aforementioned advice from the Company in complying with its obligations under this clause 1(b).

For purposes hereof:

(i)            “Pari Passu Obligations” means the obligations of the Company listed in Schedule II hereto (each such agreement, as it may be amended, amended and restated, supplemented or otherwise modified from time to time) and under credit card processing arrangements or other similar payment processing arrangements.

(ii)          the “pro rata share” of any Person as of any time shall be determined based upon the share of the sum of the total Pari Passu Obligations held by such Person at such time.

(c)          The provisions of this Agreement shall continue in full force and effect notwithstanding the occurrence of an Insolvency Proceeding against any Guarantor or any of its properties or assets until the payment in full in cash of all Senior Obligations (other than any inchoate obligations for which no claim has been asserted). Upon any distribution of the assets of any Guarantor or upon any dissolution, winding up, liquidation or reorganization of any Guarantor, whether in bankruptcy, insolvency, reorganization, arrangement or receivership proceedings or otherwise, or upon any assignment for the benefit of creditors or any other marshalling of the assets and liabilities of any Guarantor, or otherwise (any of the foregoing, an “Insolvency Proceeding”):

(i)	the Senior Parties shall first be entitled to receive payment in full in cash of the Senior Obligations (whenever arising, and including, without limitation, interest accruing after the commencement of any Insolvency Proceeding at the rate set forth in the applicable Senior Debt Documents whether or not allowed or allowable as a claim in any such Insolvency Proceeding) (other than any inchoate obligations for which no claim has been asserted) before any Subordinated Party shall be entitled to receive any payment or distribution on account of the Subordinated Obligations, whether of principal, interest or otherwise; and

(ii)	until the payment in full of all Senior Obligations (other than any inchoate obligations for which no claim has been asserted), any payment by, or on behalf of, or distribution of the assets of, or any debt or equity securities issued by, such Guarantor of any kind or character, whether in cash, securities or other property, to which any Subordinated Party would be entitled except for the provisions of this Section 1 shall be paid or delivered by the Person making such payment or distribution (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to the Administrative Agent representing the Senior Obligations and each agent, trustee or other representative for the Pari Passu Obligations, according to the pro rata share of the Senior Obligations represented by the Administrative Agent and the Pari Passu Obligations held by such agent, trustee or other representative and the other obligees under the applicable agreement; provided, if the applicable Guarantor is RCI and RCI continues to guarantee any obligations outstanding under any of the Senior RCI Obligations, then such payment or distribution shall be paid or delivered by the Person making such payment or distribution (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to, the relevant agent, trustee or other representative for the Senior RCI Obligations to the extent required under any other subordination agreement to which RCI is a party at such time. If the Administrative Agent receives more than the pro rata share to which it is entitled pursuant to the foregoing sentence, then the Administrative Agent shall pay the excess over to the applicable agent, trustee or other representative for the Pari Passu Obligations; provided that such payment shall not be payable until the Administrative Agent has been able to determine the outstanding amount of all Pari Passu Obligations and the respective pro rata share of Senior Obligations represented by the Administrative Agent and Pari Passu Obligations held by each agent, trustee or other representative for the Pari Passu Obligations (such determination to be made in reliance on either the information provided by the Company pursuant to the last sentence of this clause 1(c)(ii) or such other evidence as the Administrative Agent reasonably deems satisfactory). The Company agrees to advise the Administrative Agent or any Person making a payment or distribution pursuant to this clause, as the case may be, reasonably promptly upon request as to the outstanding amount of all Pari Passu Obligations and the respective pro rata share of Senior Obligations represented by the Administrative Agent and Pari Passu Obligations held (or represented) by each agent, trustee or other representative for the Pari Passu Obligations, in order to facilitate the Administrative Agent, each agent, trustee or other representative for the Pari Passu Obligations receiving the pro rata payment to which it is entitled or making the payment required to be paid in accordance with the foregoing (as applicable).

In addition, each Agent (in respect of its Relevant Subordinated Parties) agrees that in connection with any Insolvency Proceeding (i) the Administrative Agent, on behalf of the Senior Parties, is irrevocably authorized and empowered (in its own name or in the name of the Relevant Subordinated Parties or otherwise), but shall have no obligation, to demand, sue for, collect and receive every payment or distribution referred to in the preceding sentence and give acquittance therefor and to file claims and proofs of claim and take such other action as the Administrative Agent may deem necessary or advisable for the exercise or enforcement of any of the rights or interest of the Senior Parties and (ii) to the extent that a claim has been, or is, made under a Subordinated Guarantee, each of the Relevant Subordinated Parties in respect of that Subordinated Guarantee shall duly and promptly take such action as the Administrative Agent, on behalf of the Senior Parties, may reasonably request to (A) collect amounts in respect of the applicable Subordinated Obligations for the account of the Senior Parties and to file appropriate claims or proofs of claim in respect of such Subordinated Obligations, (B) execute and deliver to the Administrative Agent such documents as the Administrative Agent, on behalf of the Senior Parties, may reasonably request in order to enable the Administrative Agent to enforce any and all claims with respect to the applicable Subordinated Obligations for the account of the Senior Parties and (C) collect and receive any and all payments or distributions which may be payable or deliverable upon or with respect to the applicable Subordinated Obligations for the account of the Senior Parties (provided that the Company hereby agrees that it shall pay on demand all reasonable and documented out-of-pocket costs and expenses of each Relevant Subordinated Party in connection with any of the foregoing actions (including the reasonable and documented fees and expenses of counsel for each such Subordinated Party)). A copy of this Agreement may be filed with any court as evidence of the Senior Parties’ right, power and authority hereunder.

(d)          Each Guarantor and each Agent (on behalf of its Relevant Subordinated Parties) agrees that, prior to the payment in full in cash of all Senior Obligations (other than any inchoate obligations for which no claim has been asserted), no Relevant Subordinated Party may take any Enforcement Action against any Guarantor (it being understood that this Agreement shall not affect any Subordinated Party’s rights or remedies against any other obligor under or with respect to the applicable ECA Agreement and/or the other [Loan] Documents (as defined therein) without the prior written consent of the Administrative Agent (acting upon the direction of the Required Lenders (as defined in the Credit Agreement)), unless any of the following apply in which case each Agent (on behalf of its Relevant Subordinated Parties) shall be permitted to take any such Enforcement Action without any requirement to obtain consent from the Administrative Agent:

(i)	the occurrence of, with respect to such Guarantor, an Insolvency Proceeding; or

(ii)	the holders of Senior Obligations have taken any Enforcement Action in relation to such Guarantor; or

(iii)	a default has occurred under the applicable ECA Agreement (a “Subordinated Debt Default”); and

(A)	the Relevant Subordinated Parties have provided notice of the Subordinated Debt Default to the Senior Parties in accordance with Section 10 hereof; and

(B)	a period of not less than (i) 90 days (in the case of a payment default) or (ii) 179 days (in the case of a non-payment default) has passed from the date the Senior Parties were first notified of the Subordinated Debt Default (a “Standstill Period”); and

(C)	at the end of the Standstill Period, the Subordinated Debt Default is continuing and has not been waived.

For the purposes hereof, “Enforcement Action” means, any action taken by any Subordinated Party in relation to or with respect to any Guarantor under or in connection with the relevant Subordinated Guarantee granted in favor of that Subordinated Party (whether taken by the relevant creditor or creditors or an agent or trustee on its or their behalf) to: (i) demand payment under that Subordinated Guarantee of all or any part of the applicable Subordinated Obligations, (ii) recover all or any part of the applicable Subordinated Obligations (including, by exercising any rights of set-off or combination of accounts), (iii) exercise or enforce any rights under or pursuant to that Subordinated Guarantee, (iv) commence legal proceedings against such Guarantor or (v) commence, or take any other steps which could lead to the commencement of, an Insolvency Proceeding concerning such Guarantor. Notwithstanding the foregoing, each Agent (on behalf of its Relevant Subordinated Parties) agrees that it will not and no Relevant Subordinated Party may in any Insolvency Proceeding concerning any Guarantor: (i) oppose any sale of assets (including bidding procedures relating thereto) with respect to such Guarantor, (ii) propose any debtor in possession financing or oppose any debtor in possession financing or use of cash collateral with respect to such Guarantor, in each case without the consent of the Administrative Agent, acting on behalf of the Senior Parties, (iii) seek appointment of a trustee or examiner with respect to such Guarantor or (iv) propose, sponsor, vote in favor of, or otherwise support any plan of reorganization or liquidation with respect to such Guarantor unless such plan (a) provides for the payment in full in cash of all Senior Obligations on or before the effective date of such plan or (b) the Administrative Agent, on behalf of the Lenders, has provided its prior written consent with respect to such plan.

(e)	Each Agent (on behalf of its Relevant Subordinated Parties) waives all rights of subrogation it may have with respect to the Senior Parties on account of payments made to the Senior Parties by virtue of this Agreement that would otherwise have been made to the applicable Subordinated Obligations until all amounts owing on the Senior Obligations shall be paid in full in cash (other than any inchoate obligations for which no claim has been asserted). For the avoidance of doubt, upon the payment in cash of the Senior Obligations (other than any inchoate obligations for which no claim has been asserted), the Relevant Subordinated Parties shall be subrogated to the rights of the Senior Parties with respect to such payments. As between and among any Guarantor, its creditors (other than the Senior Parties) and the Subordinated Parties, no such payment or distribution made to the Senior Parties by virtue of this Agreement that otherwise would have been made to the Relevant Subordinated Parties shall be deemed to be a payment by such Guarantor on account of the applicable Subordinated Obligations, it being understood that the provisions of this paragraph (e) are intended solely for the purpose of defining the relative rights of the Relevant Subordinated Parties and the Senior Parties.

(f)	Each Agent (on behalf of its Relevant Subordinated Parties) and each Guarantor agree that any and all instruments or records (other than book entry records or other internal records) now or hereafter directly creating or evidencing the Subordinated Obligations, whether upon refunding, extension, renewal, refinancing, replacement or otherwise, shall contain the following legend:

“Notwithstanding anything contained herein to the contrary, the obligations of the Guarantors (as defined herein) under this Guarantee shall not become due or be paid or payable by any Guarantor pursuant hereto, except to the extent permitted under the Subordination Agreement, dated as of [•], 2020, among [AGENT], RCL Cruise Holdings LLC, Torcatt Enterprises Limitada, RCL Holdings Cooperatief UA, RCL Cruises Ltd., RCL Investments Ltd., RCI Holdings LLC, and [ADMINISTRATIVE AGENT], in its capacity as Administrative Agent, which Subordination Agreement is incorporated herein with the same effect as if fully set forth herein.      For the avoidance of doubt, restrictions imposed by the aforementioned Subordination Agreement on the rights of the beneficiary hereof to enforce the obligations of the Guarantors under this Guarantee shall not affect the rights of the beneficiary to enforce the obligations of the Guarantors under this Guarantee on and following such time as the aforementioned Subordination Agreement permits and those rights shall be fully preserved”;

or shall otherwise refer to and be subject in all respects to the terms of this Agreement.

SECTION 2. Waivers and Consents. (a) Each Agent (on behalf of its Relevant Subordinated Parties) waives the right to compel that any assets or property of any Guarantor be applied in any particular order to discharge the Senior Obligations. Each Agent (on behalf of its Relevant Subordinated Parties) expressly waives the right to require the Senior Parties to proceed against any Guarantor, or to pursue any other remedy in any Senior Party’s power which such Relevant Subordinated Parties cannot pursue and which would lighten the burden of those Relevant Subordinated Parties, notwithstanding that the failure of any Senior Party to do so may thereby prejudice each such Relevant Subordinated Party. Each Agent (on behalf of its Relevant Subordinated Parties) agrees that it shall not be discharged, exonerated or have its obligations hereunder to the Senior Parties reduced by any Senior Party’s delay in proceeding against or enforcing any remedy against any Guarantor, by any Senior Party releasing any Guarantor from any part (but not all) of the Senior Obligations, or by the discharge of any Guarantor by operation of law or otherwise, with or without the intervention or omission of a Senior Party. A Senior Party’s vote to accept or reject any plan of reorganization relating to any Guarantor, or a Senior Party’s receipt on account of the Senior Obligations other than the payment in full in cash thereof (other than any inchoate obligations for which no claim has been asserted) of any cash, securities or other property distributed in any bankruptcy, reorganization, or insolvency case, shall not discharge, exonerate, or reduce the obligations of any Subordinated Party hereunder to the Senior Parties.

(b)	Each Agent (on behalf of its Relevant Subordinated Parties) waives all rights and defenses arising out of an election of remedies by the Senior Parties, even though that election of remedies, including any nonjudicial foreclosure with respect to security for the Senior Obligations, has impaired the value of each such Relevant Subordinated Party’s rights of subrogation, reimbursement or contribution against any Guarantor. Each Agent (on behalf of its Relevant Subordinated Parties) expressly waives any rights or defenses it may have by reason of protection afforded to any Guarantor with respect to the Senior Obligations pursuant to any anti-deficiency laws or other laws of similar import which limit or discharge the principal debtor’s indebtedness upon judicial or nonjudicial foreclosure of real property or personal property securing the Senior Obligations.

(c)	Each Agent (on behalf of the Relevant Subordinated Parties) agrees that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of any Senior Obligations made by a Senior Party may be rescinded in whole or in part by such Senior Party, and any Senior Obligation may be continued, and the Senior Obligations, or the liability of any Guarantor or any other guarantor or any other party upon or for any part thereof or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered, or released by the Senior Parties, in each case without notice to or further assent by any Relevant Subordinated Party (to the extent contemplated by the Subordinated Guarantee to which that Agent is a party), which will remain bound under this Agreement and without impairing, abridging, releasing or affecting the subordination and other agreements provided for herein.

(d)          Each Agent (on behalf of its Relevant Subordinated Parties) waives any and all notice of the creation, renewal, extension or accrual of any of the Senior Obligations and notice of or proof of reliance by the Senior Parties upon this Agreement. The Senior Obligations, and any of them, shall be deemed conclusively to have been created, contracted or incurred and the consent given to create the obligations of each Guarantor in respect of the Subordinated Obligations in reliance upon this Agreement, and all dealings between each Guarantor and the Senior Parties shall be deemed to have been consummated in reliance upon this Agreement. Each Agent (on behalf of its Relevant Subordinated Parties) acknowledges and agrees that the Senior Parties have relied upon the subordination and other agreements provided for herein in consenting to the applicable Subordinated Obligations. Each Agent (on behalf of its Relevant Subordinated Parties) waives notice of or proof of reliance on this Agreement and protest, demand for payment and notice of default.

SECTION 3.         Senior Obligations Unconditional. All rights and interests of the Senior Parties hereunder, and all agreements and obligations of each Subordinated Party and each Guarantor hereunder, shall remain in full force and effect irrespective of:

(a)	any lack of validity or enforceability of the Senior Debt Documents;

(b)	any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Obligations, or any amendment or waiver or other modification, whether by course of conduct or otherwise, of, or consent to departure from, the Senior Debt Documents; or

(c)	any other circumstances that might otherwise constitute a defense available to, or a discharge of, any Guarantor in respect of the Senior Obligations, or of any Subordinated Party or any Guarantor in respect of this Agreement.

SECTION 4. Representations and Warranties. Each Agent represents and warrants on a several basis to the Administrative Agent for the benefit of the Senior Parties that:

(a)	It has the power and authority to execute and deliver and to perform its obligations under this Agreement and has taken all necessary action to authorize its execution, delivery and performance of this Agreement.

(b)	This Agreement has been duly executed and delivered by such Agent and constitutes a legal, valid and binding obligation of such Agent, enforceable against such Agent and its Relevant Subordinated Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(c)	No consent or authorization of filing with, or other act by or in respect of, any Governmental Authority, is required to be obtained or made by it in connection with the execution, delivery or performance of this Agreement.

SECTION 5. Waiver of Claims. (a) To the maximum extent permitted by law, each Agent (on behalf of its Relevant Subordinated Parties) waives any claim it might have against the Senior Parties with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of the Senior Parties or their directors, officers, employees, agents or Affiliates with respect to any exercise of rights or remedies under the Senior Debt Documents. Neither the Senior Parties nor any of their respective directors, officers, employees, agents or Affiliates shall be liable for failure to demand, collect or realize upon the Senior Debt Documents or for any delay in doing so.

(b)          Each Agent (on behalf of its Relevant Subordinated Parties), for itself and on behalf of its successors and assigns, hereby waives any and all now existing or hereafter arising rights it may have to require the Senior Parties to marshal assets for the benefit of each such Relevant Subordinated Party, or to otherwise direct the timing, order or manner of any sale, collection or other enforcement of the Senior Obligations. The Senior Parties are under no duty or obligation, and each Agent (on behalf of the Relevant Subordinated Parties) hereby waives any right it may have to compel the Senior Parties, to pursue the Company or other Person who may be liable for the Obligations (as defined in the Credit Agreement).

SECTION 6. Further Assurances. Each Agent and each Guarantor shall, at the expense of the Company and at any time from time to time, upon the written request of the Administrative Agent, promptly and duly execute and deliver such further instruments and documents and take such further actions as the Administrative Agent reasonably may request for the purposes of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted. Upon the written request of any other party hereto, the Company shall reasonably cooperate and provide such information as may be reasonably necessary to give full effect the provisions set forth in Section 1 of this Agreement.

SECTION 7. [Reserved].

SECTION 8. Provisions Define Relative Rights. This Agreement is intended solely for the purpose of defining the relative rights of the Senior Parties on the one hand and the Subordinated Parties and each Guarantor on the other, and neither the Company nor any other Person shall have any right, benefit or other interest under this Agreement.

SECTION 9. Powers Coupled with an Interest. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until the Senior Obligations are paid in full in cash.

SECTION 10. Notices. Any notice or communication shall be in writing and delivered in person or mailed by first class mail addressed as follows:

if to the Company or any Guarantor:

Royal Caribbean Cruises Ltd.

1050 Caribbean Way

Miami, Florida 33132

Attn: Jason T. Liberty, Executive Vice President and Chief Financial Officer

Antje M. Gibson, Vice President and Treasurer

with a copy to:

Royal Caribbean Cruises Ltd.

1050 Caribbean Way

Miami, Florida 33132

Attn: General Counsel

if to the Administrative Agent:

[ADMINISTRATIVE AGENT NOTICE INFORMATION]

if to the Agent, to the applicable address indicated in Schedule III hereto.

The Company, any Guarantor, the Administrative Agent or any Agent by notice to the other parties hereto may designate additional or different addresses for subsequent notices or communications.

Notices given by first-class mail shall be deemed given five calendar days after mailing and notices given by publication shall be deemed given on the first date on which publication is made. If a notice or communication is delivered in the manner provided above, it is duly given, whether or not the addressee receives it.

SECTION 11. Counterparts. This Agreement may be executed by one or more of the parties on any number of separate counterparts, each of which shall constitute an original, but all of which taken together shall be deemed to constitute but one instrument. Delivery of an executed signature page to this Agreement by facsimile transmission or electronic .pdf delivery shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 12. Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 13. Integration. This Agreement represents the agreement of each Guarantor, the Company, the Subordinated Parties and the Senior Parties with respect to the subject matter hereof and there are no promises or representations by any Guarantor, the Company, the Subordinated Parties or the Senior Parties relative to the subject matter hereof not reflected herein.

SECTION 14. Amendments in Writing; No Waiver; Cumulative Remedies. (a) None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Administrative Agent, each Guarantor, the Company and each Agent (on behalf of its Relevant Subordinated Parties).

(b)	No failure to exercise, nor any delay in exercising, on the part of the Senior Parties, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)	The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

SECTION 15. Section Headings. The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

SECTION 16. Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Guarantor, the Company and the Subordinated Parties and shall inure to the benefit of the Senior Parties and their respective successors and assigns.

SECTION 17. Governing Law; Jurisdiction; Consent to Service of Process. (a) THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)	EACH PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT
IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY OTHER PARTY OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR THE TRANSACTIONS RELATING HERETO IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c)	EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 17. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

SECTION 18. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE CREDIT AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18.

SECTION 19. Termination; Survival. This Agreement and all of the covenants and other obligations of each of the parties hereto shall, except as otherwise expressly provided by the following sentence, terminate upon, and be of no further force or effect whatsoever after, the payment in full of all of the Senior Obligations. The agreements and obligations of each party hereto under Sections 17 and 18 hereof shall survive the termination of this Agreement and the payment in full of all Senior Obligations.

SECTION 20. Administrative Agent’s Rights; Agent’s Rights. In addition to its rights, protections, immunities reliances and indemnities set forth herein, as between the Administrative Agent, the Company and each Guarantor, the Administrative Agent shall have all the rights, protections, immunities, reliances and indemnities as are provided to the Administrative Agent under the Credit Agreement and the other Loan Documents (as defined therein) (and this Agreement shall be deemed to be a Loan Document for the purposes therefor). In addition to any rights, protections, immunities, reliances and indemnities set forth herein, as between each Agent (and its Relevant Subordinated Parties), the Company and each Guarantor, each such Agent and its Relevant Subordinated Parties shall have all the rights, protections, immunities, reliances and indemnities (as the case may be) as are provided to that Agent (and its Relevant Subordinated Parties) under the relevant ECA Agreement and the other Loan Documents (as defined therein) (and this Agreement shall be deemed to be a [Loan] Document for the purposes of each such ECA Agreement).

SECTION 21. Several Nature of Agent’s Rights and Obligations. The obligations of each Agent under this Agreement are several and apply only in respect of itself and its Relevant Subordinated Parties. Failure by an Agent or its Relevant Subordinated Parties does not affect the obligations of any other Agent or their respective Relevant Subordinated Parties under this Agreement. Accordingly, no Agent or its Relevant Subordinated Parties shall be responsible for the obligations, actions or omissions of any other Agent or their respective Relevant Subordinated Parties.

The rights of each Agent (and its Relevant Subordinated Parties) under or in connection with this Agreement are separate and independent rights. An Agent (on behalf of its Relevant Subordinated Parties) shall be entitled to enforce its rights independently and without any action of any of the other Agents or their respective Relevant Subordinated Parties.

SECTION 22. Subordination Agreement. This Agreement constitutes a “subordination agreement” within the meaning of such term as used in section 510(a) of Title 11 of the United States Code, as amended from time to time.

[Remainder of page intentionally left blank]

SCHEDULE I
GUARANTORS

Entity Name	Jurisdiction of Organization	Type of Entity

. RCI Holdings LLC	Liberia	Limited Liability Company
. RCL Cruise Holdings LLC	Liberia	Limited Liability Company
. Torcatt Enterprises Limitada	Costa Rica	Sociedad de Responsabilidad Limitada
. RCL Holdings Cooperatief UA	Netherlands	Excluded Liability Company
. RCL Cruises Ltd.	England & Wales	Corporation
. RCL Investments Ltd.	England & Wales	Limited Company

SCHEDULE II

OTHER OBLIGATIONS OF THE COMPANY

1.	Term Loan Agreement, dated as of April 5, 2019, among ROYAL CARIBBEAN CRUISES LTD., a Liberian corporation, the various financial institutions party thereto, as lenders, and BANK OF AMERICA, N.A., as administrative agent

2.	Credit Agreement, as amended and restated on October 12, 2017, among ROYAL CARIBBEAN CRUISES LTD., a Liberian corporation, the various financial institutions party thereto, as lenders, and NORDEA BANK ABP, NEW YORK BRANCH, as administrative agent

3.	Amended and Restated Credit Agreement, dated as of April 5, 2019, among ROYAL CARIBBEAN CRUISES LTD., a Liberian corporation, the various financial institutions party thereto, as lenders, and THE BANK OF NOVA SCOTIA, as administrative agent

4.	Credit Agreement, dated as of May 11, 2010, among FALMOUTH JAMAICA LAND COMPANY LIMITED, a Jamaican corporation, ROYAL CARIBBEAN CRUISES LTD., a Liberian corporation, and THE BANK OF NOVA SCOTIA, as lender

5.	Credit Agreement, dated as of February 2, 2018, among ROYAL CARIBBEAN CRUISES LTD., a Liberian corporation, the various financial institutions party thereto, as lenders, and INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED NEW YORK BRANCH, as administrative agent

6.	Credit Agreement, dated as of November 16, 2017, among ROYAL CARIBBEAN CRUISES LTD., a Liberian corporation, the various financial institutions party thereto, as lenders, and SKANDINAVISKA ENSKILDA BANKEN AB (PUBL), as administrative agent

7.	Term Loan Agreement, as amended and restated on December 3, 2019, among ROYAL CARIBBEAN CRUISES LTD., a Liberian corporation, the various financial institutions party thereto, as lenders, and SUMITOMO MITSUI BANKING CORPORATION, as administrative agent

8.	Credit Agreement, dated as of June 7, 2019, among SILVERSEA CRUISE HOLDING LTD., a private limited liability company incorporated under the laws of the Commonwealth of the Bahamas, ROYAL CARIBBEAN CRUISES LTD., a Liberian corporation, the various financial institutions party thereto, as lenders, and NORDEA BANK ABP, NEW YORK BRANCH, as administrative agent

9.	Guarantee, dated as of July 18, 2016, by ROYAL CARIBBEAN CRUISES LTD., a Liberian corporation, in favor of the Beneficiaries (as defined therein)

SCHEDULE III

ECA AGREEMENTS

Exhibit B
Form of Information Package

145

Exhibit C
Form of First Priority Guarantee

146

Exhibit D
Form of Second Priority Guarantee

147

Exhibit E
Form of Third Priority Guarantee

148

Exhibit F
Form of Senior Parties Subordination Agreement

149

Exhibit G
Form of Other Senior Parties Subordination Agreement

150

Exhibit H
Silversea Liens and Indebtedness

SECTION 1: Existing Indebtedness of Silversea

(a)	The obligations of Silversea or its Subsidiaries in connection with those certain Bareboat Charterparties with respect to (i) the vessel SILVER EXPLORER dated July 22, 2011 between Silversea Cruises Ltd. and Hammonia Adventure and Cruise Shipping Company Ltd. and (ii) the vessel SILVER WHISPER dated March 15, 2012 between Whisper S.p.A. and various lessors, and the replacement, extension, renewal or amendment of each of the foregoing without increase in the amount or change in any direct or contingent obligor of such obligations, (the "Existing Silversea Leases");

(b)	Indebtedness arising pursuant to that certain Bareboat Charterparty dated May 17, 2018 by and between Hai Xing 1702 Limited and Silversea New Build Eight Ltd., as such agreement may be amended from time to time; and

(c)	Indebtedness secured by Liens of the type described in Section 2 of this Schedule.

SECTION 2: Existing Liens of Silversea

(a)	Liens securing the $620,000,000 in principal amount of 7.25% senior secured notes due 2025 issued by Silversea Cruise Finance Ltd. pursuant that certain Indenture dated as of January 30, 2017;

(b)	Liens on the vessels SILVER WHISPER and SILVER EXPLORER (the "Silversea Vessels") existing as of the Effective Date and securing the Existing Silversea Leases (and any Lien on a Silversea Vessel securing any refinancing of the Existing Silversea Leases, so long as such Silversea Vessel was subject to a Lien securing the Indebtedness being refinanced immediately prior to such refinancing);

(c)	Liens on the vessel with Hull 6280 built or to being built at Fincantieri S.p.A. and arising pursuant to that certain Bareboat Charterparty dated May 17, 2018 by and between Hai Xing 1702 Limited and Silversea New Build Eight Ltd., as such agreement may be amended from time to time (and any Lien on such vessel securing any refinancing of such bareboat charterparty); and

(d)	Liens securing Indebtedness of the type described in Section 1 of this Schedule.

151

SIGNATORIES

Amendment No. 1 in respect of Hull 1402

Borrower

Royal Caribbean Cruises Ltd.	)
Name: Jason Liberty	)	/s/ Jason Liberty
Title: Chief Financial Officer	)

[Signature Page to Amendment No. 2 - Hull 1402]

Facility Agent

KfW IPEX-Bank GmbH	)
Name: Joannes Tuft	)	/s/ Joannes Tuft
Title: Attorney-in-fact	)

Name:	)
Title:	)

Hermes Agent

KfW IPEX-Bank GmbH	)
Name: Joannes Tuft	)	/s/ Joannes Tuft
Title: Attorney-in-fact	)

Name:	)
Title:	)

Mandated Lead Arranger

KfW IPEX-Bank GmbH	)
Name: Joannes Tuft	)	/s/ Joannes Tuft
Title: Attorney-in-fact	)

Name:	)
Title:	)

Lenders

KfW IPEX-Bank GmbH	)
Name: Joannes Tuft	)	/s/ Joannes Tuft
Title: Attorney-in-fact	)

Name:	)
Title:	)

Finnish Export Credit Ltd	)
Name: Anita Muona	)	/s/ Anita Muona
Title: Managing Director	)

Name:	)
Title:	)

[Signature Page to Amendment No. 2 - Hull 1402]